Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-161805
PROSPECTUS

(Proposed Holding Company for Northwest Savings Bank)
Up to 73,025,000 Shares of Common Stock
(Subject to Increase to up to 83,978,750 Shares)

Northwest Bancshares, Inc., a Maryland corporation, is offering up to 73,025,000 shares of common stock for sale at $10.00 per share in connection with the conversion of Northwest Bancorp, MHC from the mutual to the stock form of organization. We may sell up to 83,978,750 shares of common stock because of demand for the shares of common stock, as a result of regulatory considerations or changes in the market for financial institutions stock, without resoliciting purchasers. The shares of common stock we are offering represent the ownership interest in Northwest Bancorp, Inc. currently owned by Northwest Bancorp, MHC. In addition, at the conclusion of the offering, existing shares of Northwest Bancorp, Inc. common stock currently held by the public will be exchanged for up to 42,925,093 shares of Northwest Bancshares, Inc. common stock. The number of shares to be issued in the exchange may be increased to up to 49,363,857 shares of common stock, if we sell 83,978,750 shares of common stock in the offering. Northwest Bancshares, Inc. also intends to establish a charitable foundation in connection with the conversion and contribute to it $1.0 million in cash and a number of shares of common stock with an aggregate value of cash and stock equal to 2% of the shares sold in the offering. Northwest Bancorp, Inc.’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “NWSB.” We expect that Northwest Bancshares, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol “NWBI” following the completion of this stock offering.

Northwest Bancshares, Inc. is offering the shares for sale to eligible depositors of Northwest Savings Bank and Keystone State Savings Bank in a subscription offering and to the general public through a syndicate of selected dealers. Eligible depositors of Northwest Savings Bank and Keystone State Savings Bank have a priority right to purchase shares of Northwest Bancshares, Inc. common stock in the subscription offering, and accordingly, the number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription offering. In order to complete the subscription offering and the syndicated community offering we must sell, in the aggregate, a minimum of 53,975,000 shares. The minimum purchase is 25 shares. The syndicated community offering is expected to expire on or about December 15, 2009. However, we may extend this expiration date without notice to you to up to January 17, 2010, or such later date as the Office of Thrift Supervision may approve, which will not be beyond December 15, 2011. The offering must be completed no later than 24 months after Northwest Savings Bank’s depositors approve the plan of conversion. After that, the offering may not be extended by us or by the Office of Thrift Supervision. The members of the syndicate will deposit any funds they receive from interested investors prior to closing of the syndicated community offering into one or more separate non-interest bearing accounts.

Stifel, Nicolaus & Company, Incorporated is acting as the sole book running manager, and Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. are acting as joint lead managers, for the syndicated community offering, which is being conducted on a best efforts basis. None of Stifel, Nicolaus & Company, Incorporated, Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P., Sterne, Agee & Leach, Inc., or any other member of the syndicate is required to purchase any shares in the subscription or syndicated community offering.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	53,975,000	63,500,000	73,025,000	83,978,750
Gross offering proceeds	$539,750,000	$635,000,000	$730,250,000	$839,787,500
Estimated offering expenses excluding selling agent commissions and expenses	$4,323,500	$4,323,500	$4,323,500	$4,323,500
Estimated selling agent commissions and expenses(1)	$19,890,515	$23,344,153	$26,797,791	$30,769,475
Net proceeds	$515,535,985	$607,332,347	$699,128,709	$804,694,525
Net proceeds per share	$9.55	$9.56	$9.57	$9.58

(1)	Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock in the subscription and community offerings (net of insider purchases, shares purchased by our ESOP and shares issued to the charitable foundation), or approximately $2.45 million, at the adjusted maximum of the offering range, assuming that one-third of the offering is sold in the subscription and community offerings and the remaining two-thirds of the offering will be sold by a syndicate of broker-dealers in a syndicated community offering; (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other broker-dealers participating in the syndicated offering equal to 5% of the aggregate amount of common stock sold in the syndicated community offering, or approximately $27.99 million at the adjusted maximum of the offering; and (iii) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated as selling agent estimated to be $325,000. For information regarding compensation to be received by Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in the syndicated community offering, including the assumptions regarding the number of shares that may be sold in the subscription and community offerings and the syndicated community offering to determine the estimated offering expenses, see “Pro Forma Data” on page 58 and “The Conversion and Offering — Marketing Arrangements” on page 180.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 26.
These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Stifel Nicolaus

Co-Managers
Janney Montgomery Scott   RBC Capital Markets   Sandler O’Neill + Partners, L.P.   Sterne Agee

The date of this prospectus is November 9, 2009.

NORTHWEST BANCSHARES, INC.

Corporate Headquarters
Northwest Savings Bank and Northwest Consumer Discount Company
Northwest Savings Bank
Northwest Consumer Discount Company
New York
Monroe
Erie
Chautauqua
Cattaraugus
Pennsylvania
Ohio
Lake
Ashtabula
Erie
Crawford
Warren
McKean
Potter
Tioga
Forest
Elk
Cameron
Venango
Mercer
Clarion
Jefferson
Clinton
Lycoming
Luzerne
Columbia
Northumberland
Lawrence
Butler
Clearfield
Centre
Armstrong
Schuylkill
Beaver
Indiana
Allegheny
Cambria
Blair
Huntingdon
Mifflin
Dauphin
Lebanon
Berks
Westmoreland
Washington
Cumberland
Lancaster
Fayette
Bedford
York

Florida
Broward

Maryland
Baltimore
Howard
Anne Arundel

	Northwest Savings Bank Locations	Northwest Consumer Discount Company Locations
Pennsylvania	142	50
New York	17	0
Ohio	4	0
Maryland	5	0
Florida	3	0
TOTAL	171	50

i

SUMMARY
          The following summary explains the material aspects of the conversion, the offering and the exchange of existing shares of Northwest Bancorp, Inc. common stock for new shares of Northwest Bancshares, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements, and the section entitled “Risk Factors.”
The Companies
          Northwest Bancshares, Inc.
          Northwest Bancshares, Inc. is a newly-formed Maryland corporation that was incorporated in September 2009 to be the successor corporation to Northwest Bancorp, Inc. upon completion of the conversion. Northwest Bancshares, Inc. will own all of the outstanding shares of common stock of Northwest Savings Bank upon completion of the conversion.
          Northwest Bancshares, Inc.’s executive offices are located at 100 Liberty Street, Warren, Pennsylvania 16365. Our telephone number at this address is (814) 726-2140.
          Northwest Bancorp, MHC
          Northwest Bancorp, MHC is the federally chartered mutual holding company of Northwest Bancorp, Inc. Northwest Bancorp, MHC’s principal business activity is the ownership of 30,612,563 shares of common stock of Northwest Bancorp, Inc., or 63.0% of the issued and outstanding shares as of the date of this prospectus. The remaining 17,994,483 shares of Northwest Bancorp, Inc. common stock outstanding as of the date of this prospectus were held by the public. After the completion of the conversion, Northwest Bancorp, MHC will cease to exist.
          Northwest Bancorp, Inc.
          Northwest Bancorp, Inc. is a federally chartered stock holding company that owns all of the outstanding common stock of Northwest Savings Bank. At June 30, 2009, Northwest Bancorp, Inc. had consolidated assets of $7.1 billion, deposits of $5.3 billion and stockholders’ equity of $632.5 million. After the completion of the conversion, Northwest Bancorp, Inc. will cease to exist, and will be succeeded by Northwest Bancshares, Inc., a new Maryland corporation. As of the date of this prospectus, Northwest Bancorp, Inc. had 48,607,046 shares of common stock issued and outstanding, of which 30,612,563 shares were owned by Northwest Bancorp, MHC.
          Northwest Savings Bank
          Northwest Savings Bank is a Pennsylvania chartered stock savings bank headquartered in Warren, Pennsylvania, and the wholly-owned subsidiary of Northwest Bancorp, Inc., a federal corporation. Northwest Savings Bank was originally founded in 1896 as a mutual (meaning no stockholders) organization and converted to stock form in 1994 as part of Northwest Savings Bank’s mutual holding company reorganization. Northwest Savings Bank became the wholly-owned subsidiary of Northwest Bancorp, Inc. in 1998.

Recent Acquisition
          On October 23, 2009, Northwest Savings Bank completed the acquisition of Keystone State Savings Bank, located in Sharpsburg, Pennsylvania. At June 30, 2009, Keystone State Savings Bank had one branch and approximately $25.0 million in assets and approximately $3.2 million of retained earnings. Eligible former depositors of Keystone State Savings Bank will be entitled to participate in the subscription offering. As part of the transaction, Northwest Bancorp, Inc. issued 76,106 shares of common stock to Northwest Bancorp, MHC.
Our Business
          We are a full service retail banking institution. Our primary business lines involve generating funds from deposits or borrowings and investing such funds in loans and investment securities. We currently operate 170 retail banking locations and 267 automated teller machines in Pennsylvania, northeastern Ohio, western New York, northern Maryland and southern Florida.
     Our primary lines of business are:
•	Retail Lending. The Retail Lending Division is responsible for originating residential mortgage loans, home equity loans, and consumer loans primarily through our community banking office network. We also offer our customers the choice of obtaining loans through our telephone banking center or online.

•	Commercial Lending. The Commercial Lending Division is focused on developing long-term relationships with our business customers. We offer a comprehensive array of financial services and loan products for businesses. We provide exceptional service with local decision-making and personal attention. 63% of our commercial loans are to borrowers located in, or adjacent to, Pennsylvania, 19% in New York, 13% in Maryland, 1% in Ohio and 4% in Florida.

•	Deposit Products and Services. We offer a full range of traditional deposit products such as checking accounts, savings accounts, money market accounts, retirement accounts, and certificates of deposit. These products can have additional features such as direct deposit, ATM and check card services, overdraft protection, telephone banking, Internet banking and mobile banking, thereby providing our customers multiple channels to access their accounts.

•	Business Services. The Business Services Division is a team of experienced bankers who are focused on building stronger, more enduring commercial deposit relationships by offering a full array of cash management services.

•	Investment, Employee Benefits and Trust Services. We offer an expanded range of products and services that encompass full-service and discount brokerage, estate planning services, pension and 401(k) services, and investment management and trust services.

•	Consumer Finance. We operate a consumer finance company, Northwest Consumer Discount Company, with offices in 49 locations in, or adjacent to, Pennsylvania. NCDC specializes in assisting individuals with their consumer credit needs. As of June 30, 2009, NCDC had loans outstanding of $130.0 million. Although loans originated through NCDC have higher average rates of delinquency and charge-offs than similar loans originated directly by Northwest Savings Bank, management believes that the higher yields of loans originated through NCDC compensate for the incremental credit risk exposure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk—Overview” for additional information regarding loans originated by NCDC.

Market Area and Our Customer Base
          We are headquartered in Warren, Pennsylvania, which is located in northwestern Pennsylvania, and have our highest concentration of deposits and loans in this area. As of June 30, 2009, we operate 141 community banking offices and 49 consumer finance offices located in Pennsylvania. Pennsylvania is a stable banking market with a total population of approximately 12.6 million and total households of approximately 4.9 million. The median household income in Pennsylvania was stable at $53,225 as of June 30, 2009, compared to the nationwide median income level of $54,719 according to estimates from SNL Securities. While Pennsylvania is our primary market area, we also operate 14 community banking offices in New York, five community banking offices in Maryland, three community banking offices in Broward County, Florida and five community banking offices in Ohio. The market areas in which we operate have fairly stable and diverse economies. While Pennsylvania and western New York markets have had and are projected to have limited or negative population growth, our Florida, Maryland and Ohio markets are projected to have population and household income growth levels above state and national averages. We compete for deposits, loans and other services with commercial banks, brokerage houses, other savings banks and credit unions in our market areas.
Our Competitive Strengths
     Since our initial public offering in 1994 we have grown from a savings bank operating primarily in Northwestern Pennsylvania to a regional community banking organization with branch offices in Ohio, New York, Maryland, Florida and throughout Pennsylvania. We believe that our growth and success have largely been due to the following strengths that have given us a competitive advantage in our markets:
•	Maintaining a strong and experienced management team, and attracting and retaining dedicated and qualified personnel to support the growth of our franchise. Achieving our strategic objectives requires an experienced and dedicated management team, which we have developed and maintained over the years. Our management team has been an integral part of the continued growth and success of Northwest Savings Bank.

•	Being recognized as an employer of choice in all of our markets by providing employees with exceptional opportunities for advancement and growth in an attractive business environment. A strong management team requires the support of dedicated and experienced employees. Our commitment to our employees, as well as the career opportunities offered by our sustained growth, has made Northwest Savings Bank a preferred employer in the markets we serve.

•	Our ability and our reputation as an experienced and successful acquirer. Since 1994, we have completed 25 acquisition transactions. During this period, our total banking offices have increased from 41 to 170, and our assets have increased from $1.4 billion to $7.1 billion at June 30, 2009.

•	Our track record of creating value for our stockholders. As a publicly traded mutual holding company, we have strived to create value for our stockholders while meeting the needs of our banking customers. Common stock purchased in our initial offering in 1994 has appreciated 410% in value as of August 31, 2009 (excluding dividends paid). We will continue to focus on enhancing shareholder value as we transition to a fully converted stock holding company.
Our Business Strategy
     Our strategy is to focus on those banking activities and services that have proven to be successful and that have generated favorable returns for our stockholders. We believe that this focus will enable us to continue to grow our franchise, while maintaining our commitment to customer service, high asset quality, and sustained net earnings. The following are the key elements of our business strategy:
     Expand Our Geographic Reach
•	Complementary acquisitions. We believe that acquisition opportunities exist both within and beyond our current market area. We will consider pursuing acquisition opportunities on a selective basis in contiguous or near contiguous market areas that will afford us the opportunity to add complementary products to our existing business or expand our franchise geographically.

•	De novo branching. We have opened de novo branches to provide better service for our customers and to add to or fill in gaps in our geographic footprint. For example, we recently opened three new branches in Rochester, New York, and plan to open a fourth new branch in Rochester during the fourth quarter of 2009.
     Continue to Improve Our Earnings
•	Asset mix diversification. Historically, we have emphasized the origination of single family residential mortgage loans, and we will continue to emphasize these loans in the future. However, loan diversification improves our net interest margin because consumer loans and commercial business loans generally have shorter terms and higher interest rates than residential mortgage loans. While such loans typically have higher credit risk than single family residential mortgage loans, management believes that the higher yields and shorter terms of consumer and commercial business loans compensate for the incremental credit risk exposure.

•	Managing interest rate risk. Diversifying our asset mix not only improves our margin but also reduces the exposure of our net interest income and earnings to interest rate risk. We will continue to manage our interest rate risk by diversifying the type and maturity of assets in our loan and investment portfolios.

•	Fee income. We have been focusing on increasing our fee income by offering new products and services. For example, we offer business deposits, which is a source of low-cost funds and fee income, as well as investment management, brokerage and trust services with almost $1.0 billion of managed assets.

•	Investment in our infrastructure. Over the past five years, we have significantly upgraded our technology capabilities by offering internet and mobile banking, an expanded ATM network, debit cards, surcharge-free ATM capabilities and electronic check clearing. We intend to capitalize on our technology strength to improve operating efficiencies and enhance customer service.

     Continue to Improve Our Funding Mix
•	Reducing our cost of funds and our exposure to interest rate risk by offering and attracting more checking accounts, transaction accounts and other low cost deposits. Transaction accounts generally are our least costly source of funds and, therefore, improve our interest rate spread and the interest rate risk associated with deposits repricing more quickly than loans and investments in a rising interest rate environment.
     Increase Lending While Maintaining Asset Quality
•	Maintaining a quality loan portfolio while exercising prudent loan underwriting and administration standards. While the delinquencies in our loan portfolio have increased during the current economic recession, we intend to continue to maintain conservative loan underwriting and administration standards in the future.
     Increase Our Capital to Support Future Growth
•	Using the capital raised in the offering to take advantage of strategic growth and acquisition opportunities. Management believes that the current economic recession will increase the rate of consolidation in the banking industry. After raising additional capital from the offering, we will be better positioned to take advantage of growth and acquisition opportunities that arise.

•	Using the capital raised in the offering to increase our capital levels that may be required by the federal banking regulators in the current economic environment. The current severe economic recession has underscored the importance of capital strength. It is expected that existing minimum regulatory capital ratios will be increased by the bank regulatory agencies in response to market conditions and the recession.
     Continue Our Community-Oriented Focus
•	Operating as a regional community banking organization offering a broad range of financial products and services. As a community bank, we are uniquely positioned to understand the financial needs of our local customers. Our Community Banking Division has implemented a new sales process that emphasizes the building and fostering of customer relationships. Our new fully-integrated service and sales system will improve customer service and our operating performance.

•	Our newly established charitable foundation will strengthen our commitment to the communities we serve. Northwest Bancshares, Inc. will fund the charitable foundation with $9.8 million to $15.8 million of stock and $1.0 million in cash, and the foundation is intended to provide ongoing support to the communities we serve.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
NORTHWEST BANCORP, INC. AND SUBSIDIARIES
     The summary financial information presented below is derived in part from the consolidated financial statements of Northwest Bancorp, Inc. and subsidiaries. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements of Northwest Bancorp, Inc. that appear in this prospectus. The information at December 31, 2006 and 2005, at June 30, 2005 and 2004, for the six months ended December 31, 2005 and for the years ended June 30, 2005 and 2004, is derived in part from audited consolidated financial statements that do not appear in this prospectus. We changed our fiscal year end from June 30 to December 31, effective December 31, 2005. The operating data for the six months ended June 30, 2009 and 2008 and the financial condition data at June 30, 2009 were not audited. However, in the opinion of management of Northwest Bancorp, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At
	June 30,	At December 31,				At June 30,
	2009	2008	2007	2006	2005	2005	2004
	(In Thousands)
Selected Consolidated Financial Data:
Total assets	$7,092,291	$6,930,241	$6,663,516	$6,527,815	$6,447,307	$6,330,482	$6,343,248
Investment securities held-to-maturity (1)	—	—	—	465,312	444,407	467,303	209,241
Investment securities available-for-sale	334,293	393,531	601,620	388,546	289,871	290,702	444,676
Mortgage-backed securities held-to-maturity (1)	—	—	—	251,655	189,851	235,676	392,301
Mortgage-backed securities available-for-sale	675,089	745,639	531,747	378,968	323,965	384,481	411,003
Loans receivable net:
Real estate (2)	4,460,338	4,508,393	4,172,850	3,926,859	4,100,754	3,888,287	3,583,302
Consumer	250,544	261,398	261,598	253,490	366,488	348,672	324,897
Commercial	380,636	372,101	361,174	232,092	155,027	139,925	145,742
Total loans receivable, net	5,091,518	5,141,892	4,795,622	4,412,441	4,622,269	4,376,884	4,053,941
Deposits	5,345,739	5,038,211	5,542,334	5,366,750	5,228,479	5,187,946	5,191,621
Advances from Federal Home Loan Bank and other borrowed funds	897,063	1,067,945	339,115	392,814	417,356	410,344	449,147
Shareholders’ equity	632,535	613,784	612,878	604,561	585,658	582,190	550,472

(1)	In 2007 we divested investment securities that we deemed to have a deteriorating risk profile, including several classified as held-to-maturity, which required us to reclassify all investment securities as available-for-sale.

(2)	Includes one- to four-family residential mortgage loans, home equity loans and commercial real estate loans.

For the Six
Months
For the Six Months Ended	Ended	For the Year Ended
June 30,	For the Year Ended December 31,	December 31,	June 30,
2009	2008	2008	2007	2006	2005	2005	2004
(Dollars in Thousands, except per share amounts)
Selected Consolidated Operating Data:
Total interest income	$183,759	$193,686	$388,659	$396,031	$368,573	$170,449	$321,824	$300,230
Total interest expense	69,387	91,810	169,293	211,015	191,109	79,414	138,047	134,466

Net interest income	114,372	101,876	219,366	185,016	177,464	91,035	183,777	165,764
Provision for loan losses	17,517	5,689	22,851	8,743	8,480	4,722	9,566	6,860

Net interest income after provision for loan losses	96,855	96,187	196,515	176,273	168,984	86,313	174,211	158,904
Noninterest income	21,456	24,822	38,752	43,022	46,026	19,851	32,004	31,862
Noninterest expense	91,270	83,915	170,128	152,742	143,682	66,317	128,659	128,805

Income before income tax expense	27,041	37,094	65,139	66,553	71,328	39,847	77,556	61,961
Income tax expense	7,448	10,030	16,968	17,456	19,792	10,998	22,741	19,829

Net income	$19,593	$27,064	$48,171	$49,097	$51,536	$28,849	$54,815	$42,132

Earnings per share:
Basic	$0.40	$0.56	$1.00	$1.00	$1.03	$0.57	$1.10	$0.88

Diluted	$0.40	$0.56	$0.99	$0.99	$1.03	$0.56	$1.09	$0.87

At or for the
At or For the Six	Six Months
Months Ended	At or For the Year Ended	Ended	At or for the Year
June 30, (1)	December 31,	December 31,	Ended June 30,
2009	2008	2008	2007	2006	2005 (1)	2005	2004
Selected Financial Ratios and Other Data:
Return on average assets (2)	0.56%	0.79%	0.70%	0.73%	0.79%	0.91%	0.86%	0.68%
Return on average equity (3)	6.26%	8.72%	7.75%	8.18%	8.60%	9.81%	9.74%	8.17%
Average capital to average assets	8.93%	9.10%	9.04%	8.96%	9.19%	9.23%	8.87%	8.27%
Capital to total assets	8.92%	9.00%	8.86%	9.20%	9.26%	9.04%	9.20%	8.68%
Tangible equity to tangible assets	6.48%	6.44%	6.36%	6.50%	6.79%	6.66%	6.93%	6.34%
Net interest rate spread (4)	3.36%	3.02%	3.25%	2.74%	2.77%	2.99%	3.07%	2.83%
Net interest margin (5)	3.63%	3.36%	3.57%	3.10%	3.06%	3.21%	3.24%	2.98%
Noninterest expense to average assets	2.60%	2.46%	2.48%	2.28%	2.20%	2.08%	2.03%	2.06%
Efficiency ratio	67.20%	66.23%	65.91%	66.98%	64.29%	59.81%	59.62%	65.18%
Noninterest income to average assets	0.61%	0.73%	0.56%	0.64%	0.71%	0.63%	0.50%	0.51%
Net interest income to noninterest expense	1.25	x	1.21	x	1.29	x	1.21	x	1.24	x	1.37	x	1.43	x	1.29	x
Dividend payout ratio (6)	110.00%	78.57%	88.89%	84.85%	67.96%	53.57%	44.04%	45.98%
Nonperforming loans to net loans receivable	2.41%	1.38%	1.93%	1.03%	0.92%	0.93%	0.77%	0.80%
Nonperforming assets to total assets	1.95%	1.12%	1.67%	0.87%	0.72%	0.74%	0.64%	0.57%
Allowance for loan losses to nonperforming loans	54.49%	62.72%	55.37%	84.22%	92.92%	77.67%	93.91%	94.35%
Allowance for loan losses to net loans receivable	1.31%	0.87%	1.07%	0.87%	0.85%	0.72%	0.72%	0.76%
Average interest-earning assets to average interest-bearing liabilities	1.11	x	1.10	x	1.10	x	1.10	x	1.09	x	1.09	x	1.08	x	1.06	x
Number of full-service offices	168	166	167	166	160	153	153	152
Number of consumer finance offices	49	51	51	51	51	50	49	49

(1)	Ratios are annualized where appropriate.

(2)	Represents net income divided by average total assets.

(3)	Represents net income divided by average equity.

(4)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities.

(5)	Represents net interest income as a percentage of average interest-earning assets.

(6)	The dividend payout ratio represents dividends declared per share divided by net income per share. The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

						For the Six
						Months
	For the Six Months Ended					Ended	For the Year Ended
	June 30,		For the Year Ended December 31,			December	June 30,
	2009	2008	2008	2007	2006	31, 2005	2005	2004
	(In Thousands)
Dividends paid to public stockholders	$7,903	$7,880	$15,771	$15,696	$13,727	$6,119	$9,600	$7,151
Dividends paid to Northwest Bancorp, MHC	—	—	—	—	—	—	10,571	2,812

Total dividends paid	7,903	7,880	15,771	15,696	13,727	6,119	20,171	9,963

Our Current Organizational Structure
     In 1994 Northwest Savings Bank, a Pennsylvania savings bank, conducted an initial public offering by selling a minority of its common stock to the public. The remaining majority of its shares were retained by Northwest Bancorp, MHC. In February 1998, Northwest Bancorp, Inc., a Pennsylvania corporation, became the mid-tier stock holding company of Northwest Savings Bank and all shares of Northwest Savings Bank were exchanged for the same number of shares of Northwest Bancorp, Inc. In 2001, Northwest Bancorp, Inc., a federal corporation, succeeded to the operations of Northwest Bancorp, Inc., a Pennsylvania corporation, and owns 100% of the outstanding shares of common stock of Northwest Savings Bank. The majority of the outstanding shares of common stock of Northwest Bancorp, Inc. are owned by Northwest Bancorp, MHC, which is a federally-chartered mutual holding company with no stockholders.
     Pursuant to the terms of Northwest Bancorp, MHC’s plan of conversion and reorganization, Northwest Bancorp, MHC will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, a community and possibly a syndicated community offering, the majority ownership interest of Northwest Bancorp, Inc. that is currently owned by Northwest Bancorp, MHC. In addition, we intend to contribute cash and shares of common stock to a charitable foundation we will establish in connection with the conversion. Upon the completion of the conversion, Northwest Bancorp, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. In addition, as part of the conversion existing public stockholders of Northwest Bancorp, Inc. will receive shares of common stock of Northwest Bancshares, Inc. in exchange for their shares of Northwest Bancorp, Inc. common stock pursuant to an exchange ratio that maintains the same percentage ownership in Northwest Bancshares, Inc. (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and the effect of shares issued to the charitable foundation) that existing stockholders had in Northwest Bancorp, Inc. immediately prior to the completion of the conversion and offering.
     The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion
     After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:
Reasons for the Conversion and the Offering
     Our primary reasons for converting and raising additional capital through the offering are:
•	to finance the acquisition of financial institutions or other financial service companies primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although we do not currently have any understandings or agreements regarding any specific acquisition transaction except for an executed letter of intent with respect to the acquisition of an insurance agency with annual revenue of approximately $2.0 million;

•	to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of June 30, 2009, Northwest Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to any directive or recommendation from the Federal Deposit Insurance Corporation or the Pennsylvania Department of Banking to raise capital);

•	to support internal growth through lending in the communities we serve;

•	to finance the acquisition of branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to enhance existing products and services, and support the development of new products and services by investing, for example, in technology to support growth and enhanced customer service;

•	to improve the liquidity of our shares of common stock and stockholder returns through higher earnings and more flexible capital management strategies;

•	to form a charitable foundation to benefit the communities we serve; and

•	to use the additional capital for other general corporate purposes.
Terms of the Offering
     Pursuant to Northwest Bancorp, MHC’s plan of conversion and reorganization, our organization will convert from the partially public mutual holding company form to the fully public stock holding company structure. In connection with the conversion, we are selling shares of common stock that represent the ownership interest in Northwest Bancorp, Inc. currently held by Northwest Bancorp, MHC.
     We are offering between 53,975,000 and 73,025,000 shares of common stock to eligible depositors of Northwest Savings Bank and Keystone State Savings Bank (which was recently merged with Northwest Savings Bank), to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan and, to the extent shares remain available, to natural persons residing in Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula; to our existing public stockholders and to the general public. The number of shares of common stock to be sold may be increased to up to 83,978,750 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 83,978,750 shares or decreased to fewer than 53,975,000 shares, or the offering is extended beyond January 17, 2010, purchasers will not have the opportunity to modify or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 83,978,750 shares or decreased to fewer than 53,975,000 shares, or if the offering is extended beyond January 17, 2010, purchasers will have the opportunity to maintain, cancel or change their orders for shares of common stock during a designated resolicitation period or have their funds returned promptly with interest. If you do not provide us with written indication of your intent, your stock order will be canceled, your funds will be returned to you with interest calculated at Northwest Savings Bank’s passbook savings rate and any deposit account withdrawal authorizations will be canceled.
     The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.
     We are also offering for sale to the general public in a syndicated offering through a syndicate of selected dealers shares of our common stock not purchased in the subscription offering or the community offering. We may begin the syndicated community offering at any time following the commencement of the subscription offering. Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager and Janney Montgomery Scott, LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P., and Sterne Agee & Leach, Inc. are acting as co-managers for the syndicated community offering, which is also being conducted on a best efforts basis. Neither Stifel, Nicolaus & Company, Incorporated nor any other member of the syndicate is required to purchase any shares in the syndicated community offering. Alternatively, we may sell remaining shares in an underwritten public offering, which would be conducted on a firm commitment basis.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price
     The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Northwest Bancshares, Inc., assuming the conversion, the exchange and the offering are completed and the charitable foundation is funded with a contribution of cash and common stock. RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of August 28, 2009, this estimated pro forma market value ranged from $866.8 million to a maximum of $1,173.1 million, with a midpoint of $1,020.0 million and an adjusted maximum of $1,349.2 million. Based on this valuation, the 63% ownership interest of Northwest Bancorp, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Northwest Bancshares, Inc. will range from 53,975,000 shares to 73,025,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio will range from 1.7632 shares at the minimum of the offering range to 2.3855 shares at the maximum of the offering range in order to approximately preserve the existing percentage ownership of public stockholders of Northwest Bancorp, Inc. (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and the effect of shares issued to the charitable foundation). If demand for shares or market conditions warrant, the appraisal can be increased by 15%. At this adjusted maximum of the offering range, the estimated pro forma market value is $1,349.2 million, the number of shares of common stock offered for sale will be 83,978,750 and the exchange ratio will be 2.7433 shares.
     The independent appraisal is based in part on Northwest Bancorp, Inc.’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Northwest Bancorp, Inc.
     The appraisal peer group consists of the following companies. Total assets are as of June 30, 2009.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in thousands)
Brookline Bancorp, Inc. (BRKL)	NASDAQ	Brookline, MA	$2,641,113
ESB Financial Corp (ESBF)	NASDAQ	Ellwood City, PA	$1,963,389
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	$1,052,942
First Defiance Financial Corp. (FDEF)	NASDAQ	Defiance, OH	$2,023,563
First Niagara Financial Group (FNFG)	NASDAQ	Lockport, NY	$11,577,171
NewAlliance Bancshares (NAL)	NYSE	New Haven, CT	$8,581,440
Peoples United Financial (PBCT)	NASDAQ	Bridgeport, CT	$20,811,500
Provident New York Bancorp (PBNY)	NASDAQ	Montebello, NY	$2,824,356
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	$6,668,844
TrustCo Bank Corp NY (TRST)	NASDAQ	Glenville, NY	$3,584,717
     The independent appraisal does not indicate actual market value. Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price.
     The following table presents a summary of selected pricing ratios for the peer group companies and Northwest Bancshares, Inc. (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the twelve months ended June 30, 2009, stock price information as of August 28, 2009, as reflected in RP Financial, LC.’s appraisal report, dated August 28, 2009, and the number of shares outstanding as described in “Pro Forma Data” including the effect of the Keystone State Savings

Bank acquisition. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 14.9% on a price-to-book value basis, a discount of 27.3% on a price-to-tangible book value basis, and a discount of 22.1% on a price-to-core earnings basis.

	Price-to-core earnings	Price-to-book	Price-to-tangible
	multiple (1)	value ratio	book value ratio
Northwest Bancshares, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	15.58x	78.13%	92.94%
Midpoint	18.11x	85.40%	100.30%
Maximum	20.57x	91.74%	106.50%
Maximum, as adjusted	23.33x	98.04%	112.49%

Valuation of peer group companies, as of August 28, 2009
Averages	26.42x	108.41%	146.94%
Medians	28.48x	105.21%	147.87%

(1)	Information is derived from the RP Financial appraisal report and are based upon estimated core earnings for the twelve months ended June 30, 2009. These ratios are different from the ratios in “Pro Forma Data.”
     Our board of directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other. Instead, in approving the independent appraisal, the board of directors concluded that these ranges represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions. Specifically, in approving the independent appraisal, the board of directors believed that we would not be able to sell our shares at a price-to-book value and price-to-tangible book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the offering as well as the trading price of Northwest Bancorp, Inc. common stock, which decreased from $20.74 per share on August 26, 2009, the closing price on the last trading day immediately preceding the announcement of the conversion, to $20.70 per share, the closing price on August 28, 2009, the effective date of the independent appraisal.
     The independent appraisal also reflects the contribution of cash and shares of common stock to the charitable foundation we are organizing in connection with the conversion. The contribution of cash and shares of our common stock to the charitable foundation will reduce our estimated pro forma market value. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
     RP Financial, LC. will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value, including offering shares, exchange shares and shares contributed to the charitable foundation, changes to either below $866.8 million or above $1,349.2 million, we will resolicit persons who submitted stock orders. See “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”
The Exchange of Existing Shares of Northwest Bancorp, Inc. Common Stock
     At the conclusion of the conversion, shares held by existing stockholders of Northwest Bancorp, Inc. will be canceled and exchanged for shares of common stock of Northwest Bancshares, Inc. The number of shares of common stock received will be based on an exchange ratio determined as of the conclusion of the conversion and offering, which will depend upon our final appraised value. The number of shares received will not be based on the market price of our currently outstanding shares. Instead, the exchange ratio will ensure that existing public stockholders of Northwest Bancorp, Inc. will retain the same percentage ownership of our organization after the offering, exclusive of their purchase of any additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the effect of shares issued to the charitable foundation. In addition, if options to purchase shares of Northwest Bancorp, Inc. common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Northwest Bancorp, Inc. held by public stockholders, an increase in the number of shares of common stock issued to public stockholders in the share exchange and a decrease in the exchange ratio.
     The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of common stock issued and outstanding on the date of this prospectus. The table also shows the number of whole shares of Northwest Bancshares, Inc. common stock a hypothetical owner of Northwest Bancorp, Inc. common stock would receive in exchange for 100 shares of Northwest Bancorp, Inc. common stock owned at the completion of the conversion, depending on the number of shares of common stock sold in the offering.

										New
										Shares
										That
							Total Shares			Would
							of Common		Equivalent	be
			New Shares to be				Stock to be		Per Share	Received
			Exchanged for Existing				Outstanding		Current	for 100
	New Shares to be Sold		Shares of Northwest		Shares to be issued to the		After the	Exchange	Market	Existing
	in This Offering		Bancorp, Inc.		Foundation		Offering	Ratio	Value (1)	Shares
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	53,975,000	62.27%	31,727,243	36.60%	979,500	1.13%	86,681,743	1.7632	$17.63	176
Midpoint	63,500,000	62.25%	37,326,168	36.60%	1,170,000	1.15%	101,996,168	2.0743	$20.74	207
Maximum	73,025,000	62.25%	42,925,093	36.59%	1,360,500	1.16%	117,310,593	2.3855	$23.85	238
Adjusted Maximum	83,978,750	62.24%	49,363,857	36.59%	1,579,575	1.17%	134,922,182	2.7433	$27.43	274

(1)	Represents the value of shares of Northwest Bancshares, Inc. common stock received in the conversion by a holder of one share of Northwest Bancorp, Inc. at the exchange ratio, assuming the market price of $10.00 per share.
     No fractional shares of Northwest Bancshares, Inc. common stock will be issued to any public stockholder of Northwest Bancorp, Inc. For each fractional share that would otherwise be issued, Northwest Bancshares, Inc. will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.
     Outstanding options to purchase shares of Northwest Bancorp, Inc. common stock also will convert into and become options to purchase new shares of Northwest Bancshares, Inc. common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2009, there were 1,802,052 outstanding options to purchase shares of Northwest Bancorp, Inc. common stock, 986,002 of which have vested. Such options will be converted into options to purchase 3,177,378 shares of common stock at the minimum of the offering range and 4,298,795 shares of common stock at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 3.54% at the minimum of the offering range and 3.53% at the maximum of the offering range.
How We Intend to Use the Proceeds From the Offering
     Assuming we sell 63,500,000 shares of common stock in the stock offering, and we have net proceeds of $607.3 million, we intend to distribute the net proceeds as follows:
•	$303.7 million (50.0% of the net proceeds) will be invested in Northwest Savings Bank;

•	$25.9 million (4.3% of the net proceeds) will be loaned by Northwest Bancshares, Inc. to the employee stock ownership plan to fund its purchase of our shares of common stock;

•	$1.0 million (0.2% of the net proceeds) will be contributed by Northwest Bancshares, Inc. to the Northwest Charitable Foundation; and

•	$276.8 million (45.5% of the net proceeds) will be retained by Northwest Bancshares, Inc.
     We may use the remaining funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Northwest Savings Bank may use the proceeds it receives to support increased lending and other products and services. The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions, except for a letter of intent with respect to the acquisition of an insurance agency with annual revenue of approximately $2.0 million. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.
     Please see “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.
Our Dividend Policy
     As of June 30, 2009, Northwest Bancorp, Inc. paid a quarterly cash dividend of $0.22 per share, which equals $0.88 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. Northwest Bancshares, Inc. expects the annual dividends to equal $0.50, $0.42, $0.37 and $0.32 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 5.0%, 4.2%, 3.7% and 3.2%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Northwest Bancorp, Inc. stockholders currently receive, as adjusted to reflect the exchange ratio. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.
     See “Selected Consolidated Financial and Other Data of Northwest Bancorp, Inc. and Subsidiaries” and “Market for the Common Stock” for information regarding our historical dividend payments.

Purchases and Ownership by our Officers and Directors
     We expect our directors, executive officers and their associates, to purchase 55,500 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. After the conversion, as a result of purchases in the offering and the shares they will receive in exchange for shares of Northwest Bancorp, Inc. that they currently own, our directors and executive officers, together with their associates, are expected to beneficially own approximately 1,470,646 and 1,970,105 shares of common stock, or 1.7% and 1.7% of our total outstanding shares of common stock, at the minimum and the maximum of the offering range, respectively.
Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion
     Employee Stock Ownership Plan. Our tax-qualified employee stock ownership plan expects to purchase up to 4% of the shares of common stock we sell in the offering and issue to the charitable foundation, or 3,422,333 shares of common stock, assuming we sell the maximum, as adjusted, number of shares proposed to be sold which, when combined with the existing employee stock ownership plan, will be less than 8% of the shares outstanding following the conversion. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 4% of the shares of common stock sold in the offering and issued to the charitable foundation. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. Assuming the employee stock ownership plan purchases 2,586,800 shares in the offering, the midpoint of the offering range, we will recognize additional compensation expense of approximately $1.3 million annually (or approximately $0.8 million after tax) over a 20-year period, assuming the loan to the employee stock ownership plan has a 20-year term and an interest rate equal to the prime rate as published in The Wall Street Journal, and the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly. We also reserve the right to have the employee stock ownership plan purchase more than 4% of the shares of common stock sold in the offering and issued to the charitable foundation if necessary to complete the offering at the minimum of the offering range.
     Stock-Based Incentive Plan. We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required. If implemented within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares up to 4% of the shares of common stock sold in the offering and issued to the charitable foundation, or up to 3,422,333 shares of common stock at the maximum as adjusted of the offering range (reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the stock offering), for awards of restricted stock to key employees and directors, at no cost to the recipients, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards previously made by Northwest Bancorp, Inc. or Northwest Savings Bank. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.47% in their ownership interest in Northwest Bancshares, Inc. If implemented within 12 months following the completion of the conversion, the stock-based incentive plan will also reserve a number of shares up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation, or up to 8,555,833 shares of common stock at the maximum as adjusted of the offering range, for issuance pursuant to grants of stock options to key employees and directors, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options previously granted by Northwest Bancorp, Inc. or Northwest

Savings Bank. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 5.96% in their ownership interest in Northwest Bancshares, Inc. Restricted stock awards and stock option grants made pursuant to a plan implemented within twelve months following the completion of the conversion and the offering would be subject to Office of Thrift Supervision regulations, including a requirement that stock awards and stock options vest over a period of not less than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan may exceed the percentage limitations set forth above. For a description of our current stock-based incentive plans, see “Management—Compensation Discussion and Analysis—Long-Term Stock-Based Compensation.”
     The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)
			As a
			Percentage	Dilution
			of Common	Resulting
			Stock to be	From	Value of Grants (2)
		At	Sold in the	Issuance of		At
	At	Maximum	Offering and	Shares for	At	Maximum
	Minimum of	as adjusted	Issued to the	Stock-Based	Minimum	as adjusted
	Offering	of Offering	Charitable	Incentive	of Offering	of Offering
	Range	Range	Foundation	Plans (3)	Range	Range
Employee stock ownership plan	2,198,180	3,422,333	4.0%	0.00%	$21,982	$34,223
Restricted stock awards	2,198,180	3,422,333	4.0	2.47%	21,982	34,223
Stock options	5,495,450	8,555,833	10.0	5.96%	11,156	17,368

Total	9,891,810	15,400,499	18.0%	8.15%	$55,120	$85,814

(1)	The table assumes that the stock-based incentive plan awards a number of options and restricted stock equal to 10% and 4% of the shares of common stock sold in the offering and issued to the foundation, respectively, as if the plan is implemented within one year after the completion of the conversion and offering. If the stock-based incentive plan is implemented more than 12 months after the completion of the conversion and offering, grants of options and restricted stock may exceed these percentage limitations.

(2)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.03 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of eight years; a dividend yield of 4.56%; an interest rate of 2.16%; and a volatility rate of 20.37% based on an index of publicly traded thrift institutions. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee ownership because such shares are assumed to be purchased in the offering.
     We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our existing stock option plans are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.
     The following table presents information as of June 30, 2009 regarding our existing employee stock ownership plan, our existing stock option plans, our existing recognition and retention plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan. The table below assumes that 117,310,593 shares are outstanding after the offering, which includes the sale of 73,025,000 shares in the offering at the maximum of the offering range, the issuance of 1,360,500 shares of common stock to the charitable foundation and the issuance of 42,925,093 shares in exchange for shares of Northwest Bancorp, Inc. using an exchange ratio of 2.3855. It also assumes that the value of the stock is $10.00 per share.

						Percentage of
						Shares
						Outstanding
Existing and New Stock-Based				Estimated Value of		After the
Incentive Plans	Participants	Shares		Shares		Conversion
Existing employee stock ownership plan	Employees	2,633,592	(1)	$26,335,920		2.24%
New employee stock ownership plan	Employees	2,975,420		29,754,200		2.54

Total employee stock ownership plan	Employees	5,609,012		56,090,120

Existing shares of restricted stock	Directors, Officers and Employees	692,320	(2)	6,923,200	(3)	0.59
New shares of restricted stock	Directors, Officers and Employees	2,975,420		29,754,200		2.54

Total shares of restricted stock	Directors, Officers and Employees	3,667,740		36,677,400
Existing stock options	Directors, Officers and Employees	7,813,829	(4)	15,862,073		6.66
New stock options (6)	Directors, Officers and Employees	7,438,550		15,100,257	(5)	6.34

Total stock options	Directors, Officers and Employees	15,252,379		30,962,329

Total of stock-based incentive plans		25,153,607		$129,974,609		20.91%

(1)	As of June 30, 2009, Northwest Bancorp, Inc.’s existing employee stock ownership plan held 1,104,000 shares, all of which have been allocated.

(2)	Represents shares of restricted stock authorized for grant under our existing recognition and retention plans, excluding the 1995 plan, for which OTS has granted us a waiver to exclude.

(3)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents shares authorized for grant under our existing stock option plans, excluding the 1995, for which OTS has granted us a waiver to exclude.

(5)	The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.03 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 4.56%; expected life, eight years; expected volatility, 20.37%; and interest rate, 2.16%.

(6)	The number of stock options set forth in the table would exceed regulatory limits if the stock option plan were adopted within one year of the completion of the conversion. Accordingly, the number of new stock options set forth in the table would have to be reduced such that the aggregate amount of outstanding stock options would be 10% or less, unless we obtain a waiver from the OTS.
     The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of our common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the offering. The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

	2,198,180 Shares	2,586,800 Shares	2,975,420 Shares	3,422,333 Shares
	Awarded at Minimum of	Awarded at Midpoint of	Awarded at Maximum of	Awarded at Maximum of
Share Price	Range	Range	Range	Range, As Adjusted
$8.00	$17,585,440	$20,694,400	$23,803,360	$27,386,664
10.00	21,981,800	25,868,000	29,754,200	34,233,330
12.00	26,378,160	31,041,600	35,705,040	41,079,996
14.00	30,774,520	36,215,200	41,655,880	47,926,662

     The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Northwest Bancshares, Inc. at the time the options are granted. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

		5,495,450 Options	6,467,000 Options	7,438,550 Options	8,555,833 Options
	Grant-Date Fair	at Minimum of	at Midpoint of	at Maximum of	at Maximum of
Exercise Price	Value Per Option	Range	Range	Range	Range, As Adjusted
$8.00	$1.62	$8,902,629	$10,476,540	$12,050,451	$13,860,449
10.00	2.03	11,155,764	13,128,010	15,100,257	17,368,341
12.00	2.44	13,408,898	15,779,480	18,150,062	20,876,233
14.00	2.84	15,607,078	18,366,280	21,125,482	24,298,566
     The tables presented above are provided for informational purposes only. Our shares of common stock may trade below $10.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 26.
Limits on How Much Common Stock You May Purchase
     The minimum number of shares of common stock that may be purchased in the offering is 25.
     The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 150,000 shares. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $6.0 million (600,000 shares) of common stock:
•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.
     Unless we determine otherwise, persons and persons exercising subscription rights through a single qualifying deposit account held jointly will be subject to the overall purchase limitation of $6.0 million (600,000 shares) in all categories of the offering combined.
     In addition to the above purchase limitations, there is an ownership limitation for stockholders other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Northwest Bancorp, Inc. common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.
     Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for Northwest Bancshares, Inc. common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

     See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”
Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares
     If we do not receive orders for at least 53,975,000 shares of common stock in the subscription, community and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:
•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond January 17, 2010, provided that any such extension will require us to resolicit subscriptions received in the offering.
Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.
Conditions to Completion of the Conversion
     The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization and the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking have conditionally approved the merger of interim federal savings banks into Northwest Federal Savings Bank as part of the conversion; however, such approvals do not constitute recommendations or endorsements of the plan of conversion and reorganization by those agencies.
     We cannot complete the conversion unless:
•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Northwest Bancorp, MHC (depositors of Northwest Savings Bank) as of October 26, 2009;

•	The plan of conversion and reorganization is approved by a vote of at least two-thirds of the outstanding shares of common stock of Northwest Bancorp, Inc. as of October 30, 2009, including shares held by Northwest Bancorp, MHC. (Because Northwest Bancorp, MHC owns 63.0% of the outstanding shares of Northwest Bancorp, Inc. common stock, we expect that Northwest Bancorp, MHC and our directors and executive officers will control the outcome of this vote.);

•	The plan of conversion and reorganization is approved by a vote of at least a majority of the outstanding shares of common stock of Northwest Bancorp, Inc. as of October 30, 2009, excluding those shares held by Northwest Bancorp, MHC;

•	We sell at least the minimum number of shares of common stock offered;

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency; and

•	We receive the final approval of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation for the merger of interim federal savings banks into Northwest Savings Bank as part of the conversion; however, such approvals do not constitute recommendations or endorsements of the plan of conversion and reorganization by those agencies.

     Subject to member, stockholder and regulatory approvals, we intend to establish and fund the charitable foundation in connection with the conversion. However, member and stockholder approval of the charitable foundation is not a condition to the completion of the conversion and offering.
     Northwest Bancorp, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization and in favor of the establishment and funding of the charitable foundation. At October 30, 2009, Northwest Bancorp, MHC owned 63.0% of the outstanding shares of common stock of Northwest Bancorp, Inc. The directors and executive officers of Northwest Bancorp, Inc. and their affiliates owned 802,601 shares of Northwest Bancorp, Inc., or 1.6% of the outstanding shares of common stock as of October 30, 2009. They have indicated their intention to vote those shares in favor of the plan of conversion and reorganization and in favor of the establishment and funding of the charitable foundation.
Market for the Common Stock
     Shares of Northwest Bancorp, Inc.’s common stock currently trade on the Nasdaq Global Select Market under the symbol “NWSB.” Upon completion of the conversion, the shares of common stock of Northwest Bancshares, Inc. will replace Northwest Bancorp, Inc.’s existing shares. We expect that Northwest Bancshares, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol “NWBI” after the completion of the offering. In order to list our common stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. Northwest Bancorp, Inc. currently has 20 registered market makers. Persons purchasing shares of common stock in the offering may not be able to sell their shares at or above the $10.00 price per share.
Our Issuance of Shares of Common Stock and Cash to the Charitable Foundation
     To further our commitment to the communities we serve and may serve in the future, we intend, subject to our members’ and stockholders’ approval, to establish and fund a new charitable foundation as part of the conversion. Northwest Bancshares, Inc. intends to contribute to the charitable foundation $1.0 million in cash and shares of common stock with an aggregate value of cash and stock equal to 2% of the shares sold in the stock offering. These shares and cash will have a value of $10.8 million at the minimum of the valuation range and $14.6 million at the maximum of the valuation range, subject to adjustment to $16.8 million. As a result of the issuance of shares to the charitable foundation and the cash contribution, we expect to record an after-tax expense of approximately $6.6 million at the minimum of the valuation range and approximately $10.2 million at the adjusted maximum of the valuation range, during the quarter in which the conversion is completed.
     Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.
     The new charitable foundation will be governed by a board of directors, initially consisting of William J. Wagner, Philip M. Tredway and Richard E. McDowell and one individual who is not affiliated with us. None of these individuals will receive compensation for their service as a director of the charitable foundation. In addition, some of our employees will serve as executive officers of the charitable foundation. None of these individuals will receive compensation for their service as an executive officer of the charitable foundation.
     The new charitable foundation will be dedicated to supporting charitable causes and community development activities in the communities in which we operate or may operate. In addition to traditional community contributions and community reinvestment initiatives, the charitable foundation is expected to emphasize grants or donations to support housing assistance, local education and other types of organizations or civic-minded projects. During the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, our existing charitable foundation made charitable contributions of $84,000, $88,000 and $76,000, respectively. It is possible that the new foundation and our existing foundation will merge at some point in the future but no decision on this matter has been made as of this time.
     Issuing shares of common stock to the charitable foundation will:
•	dilute the ownership interests of purchasers of shares of our common stock in the stock offering;

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in our earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit equal to 39% of such contribution.
     The establishment and funding of the charitable foundation has been approved by the board of trustees of Northwest Bancorp, MHC, and must be approved by the members of Northwest Bancorp, MHC and the stockholders of Northwest Bancorp, Inc. at their special meetings being held to consider and vote upon the plan of conversion and reorganization. If members or stockholders do not approve the establishment and funding of the charitable foundation, we will proceed with the conversion and offering without the foundation and subscribers for common stock will not be resolicited (unless required by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the Pennsylvania Department of Banking). Without the charitable foundation, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering.
     RP Financial, LC. will update its appraisal of our estimated pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions, as well as whether the charitable foundation is formed and funded with shares of our common stock.
     See “Risk Factors—The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income,” “Risk Factors—Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Northwest Charitable Foundation.”

Tax Consequences
     As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank, Northwest Bancshares, Inc., persons eligible to subscribe in the subscription offering, or existing stockholders of Northwest Bancorp, Inc. Existing stockholders of Northwest Bancorp, Inc. who receive cash in lieu of fractional share interests in shares of Northwest Bancshares, Inc. common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.
Persons Who May Order Shares of Common Stock in the Offering
     Subscription rights to purchase shares of common stock in a “subscription offering” have been granted in the following descending order of priority:
(i)	First, to depositors with accounts at Northwest Savings Bank or Keystone State Savings Bank (which was recently merged with Northwest Savings Bank) with aggregate balances of at least $50.00 at the close of business on June 30, 2008.

(ii)	Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation. We expect our employee stock ownership plan to purchase up to 4% of the shares of common stock sold in the offering and contributed to the charitable foundation.

(iii)	Third, to depositors with accounts at Northwest Savings Bank or Keystone State Savings Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2009.

(iv)	Fourth, to depositors of Northwest Savings Bank at the close of business on October 26, 2009.
     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula; and then to Northwest Bancorp, Inc. public stockholders as of October 30, 2009. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering, as we may determine at any time.
     If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering in accordance with Northwest Bancorp, MHC’s plan of conversion and reorganization. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”
     We are also offering any shares of our common stock not purchased in the subscription offering or community offering for sale to the general public in a syndicated community offering through a syndicate of selected dealers. We may begin the syndicated community offering at any time following the commencement of the subscription offering. Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager and Janney Montgomery Scott, LLC, RBC Capital Markets Corporation, Sandler

O’Neill & Partners, L.P., and Sterne Agee & Leach, Inc. are acting as co-managers for the syndicated community offering, which is also being conducted on a best efforts basis. The syndicated community offering will terminate no later than 45 days after the expiration of the subscription offering, unless extended by us with approval of the Office of Thrift Supervision. Neither Stifel, Nicolaus & Company, Incorporated nor any other member of the syndicate is required to purchase any shares in the syndicated community offering. Alternatively, we may sell any remaining shares in an underwritten public offering, which would be conducted on a firm commitment basis. See “The Conversion and Offering—Syndicated Community Offering.”
How You May Purchase Shares of Common Stock
     In the subscription offering and community offerings, you may pay for your shares only by:
(i)	personal check, bank check or money order made payable directly to Northwest Bancshares, Inc.; or

(ii)	authorizing us to withdraw funds from the types of Northwest Savings Bank deposit accounts designated on the stock order form.
     Northwest Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Northwest Savings Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock. Please do not submit cash.
     You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Northwest Bancshares, Inc. or authorization to withdraw funds from one or more of your Northwest Savings Bank deposit accounts, provided that we receive the stock order form before 4:00 p.m., Eastern Time, on December 3, 2009, which is the end of the offering period. Checks and money orders will be immediately deposited in a segregated account with Northwest Savings Bank or another insured depository institution upon receipt. We will pay interest calculated at Northwest Savings Bank’s passbook savings rate from the date funds are processed until completion of the conversion, at which time a subscriber will be issued a check for interest earned. On your stock order form, you may not authorize direct withdrawal from a Northwest Savings Bank, Northwest Financial Services or Northwest Savings Bank Trust Department retirement account. If you wish to use funds in an individual or other retirement account to purchase shares of our common stock, please see “—Using Retirement Account Funds to Purchase Shares” below. You also may not designate on your stock order form a withdrawal from Northwest Savings Bank accounts with check-writing privileges. Please provide a check instead.
     Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at Northwest Savings Bank must be available in the accounts at the time the stock order is received. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you during the offering period. Funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

     We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging both the receipt of this prospectus and that the shares of common stock are not federally insured deposits or savings accounts or otherwise guaranteed by Northwest Savings Bank, Northwest Bancshares, Inc. or the federal or state governments.
Submitting Your Order in the Subscription and Community Offerings
     You may submit your stock order form by mail using the stock order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Stock Information Center, which is located at 100 Liberty Street, Warren, Pennsylvania 16365. Stock order forms may not be delivered to Northwest Savings Bank offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond January 17, 2010, or the number of shares of common stock to be sold is increased to more than 83,978,750 shares or decreased to fewer than 53,975,000 shares.
Deadline for Orders of Common Stock in the Subscription or Community Offerings
     If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Northwest Bancorp, Inc. Stock Information Center no later than 4:00 p.m., Eastern Time, on December 3, 2009.
     Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 83,978,750 shares or decreases to less than 53,975,000 shares. We may extend the December 3, 2009 expiration date, without notice to you, until January 17, 2010. If the offering is extended beyond January 17, 2010 or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering. In either of these cases, purchasers will have the right to maintain, change or cancel their orders. If we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be canceled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be canceled. No extension may last longer than 90 days. All extensions, in the aggregate, may not last beyond December 15, 2011.
     Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on December 3, 2009, whether or not we have been able to locate each person entitled to subscription rights.
     TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF THE OFFERING IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO THE OFFERING EXPIRATION DATE OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO THE OFFERING EXPIRATION DATE.
Using Retirement Account Funds to Purchase Shares
     Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through Northwest Savings Bank or elsewhere, should contact our Stock Information Center for guidance. Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the December 3, 2009 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held.

Additionally, if such funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.
     If you wish to use some or all of your funds that are currently held in a Northwest Savings Bank, Northwest Financial Services or Northwest Savings Bank Trust Department IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock. Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.
Delivery of Stock Certificates
     Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. If you are currently a stockholder of Northwest Bancorp, Inc., see “The Conversion and Offering—Exchange of Existing Stockholders’ Stock Certificates.”
You May Not Sell or Transfer Your Subscription Rights
     Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.
How You Can Obtain Additional Information — Stock Information Center
     Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at 100 Liberty Street, Warren, Pennsylvania 16365. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays. Northwest Savings Bank offices will not have offering materials and will not accept stock order forms or proxy cards. The Stock Information Center’s toll-free telephone number is 1-800-697-2126.

RISK FACTORS
     You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.
Risks Related to Our Business
Changes in interest rates could adversely affect our results of operations and financial condition.
     Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits, borrowings and trust preferred securities. Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would tend to result in a decrease in net interest income.
     Changes in interest rates may also affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. Also, increases in interest rates may extend the life of fixed rate assets, which would restrict our ability to reinvest in higher yielding alternatives, and may result in customers withdrawing certificates of deposit early so long as the early withdrawal penalty is less than the interest they could receive as a result of the higher interest rates.
     Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At June 30, 2009, the fair value of our investment and mortgage-backed securities portfolio totaled $1.009 billion. Net unrealized losses on these securities totaled $6.4 million at June 30, 2009.
     At June 30, 2009, our interest rate risk analysis indicated that the market value of our equity would decrease by 10.2% if there was an instantaneous parallel 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”
If the allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.
     Our customers may not repay their loans according to the original terms, and the collateral, if any, securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which may have a material adverse effect on operating results. We make various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. If the assumptions prove to be incorrect, the allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Material additions to the allowance would materially decrease net income.

     Our emphasis on originating commercial real estate and commercial loans is one of the more significant factors in evaluating the allowance for loan losses. As we continue to increase the amount of such loans, increased provisions for loan losses may be necessary which would decrease our earnings.
     Bank regulators periodically review our allowance for loan losses and may require an increase to the provision for loan losses or further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations or financial condition.
We could record future losses on our securities portfolio.
     During the six months ended June 30, 2009, we recognized $8.7 million of impairment losses on securities, of which $4.4 million was recognized as other comprehensive loss in the equity section of our balance sheet, and $4.3 million was recognized as noninterest expense in our income statement. At June 30, 2009, we held corporate debt securities, non-government agency collateralized mortgage obligations and municipal securities with unrealized holding losses of $13.4 million, $6.0 million and $6.0 million, respectively.
     A number of factors or combinations of factors could require us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an impairment that is other than temporary, which could result in material losses to us. These factors include, but are not limited to, continued failure by the issuer to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of securities could decline if the overall economy and the financial condition of some of the issuers continues to deteriorate and there remains limited liquidity for these securities.
     See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis—Securities” for a discussion of our securities portfolio and the unrealized losses related to the portfolio.
Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.
     The Internal Revenue Service may not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. The total value of the contribution would be $16.8 million at the adjusted maximum of the offering range, which would result in after-tax expense of approximately $10.2 million. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize after-tax expense up to the value of the entire contribution, or $16.8 million at the adjusted maximum of the offering range.
     In addition, even if the contribution is tax deductible, we may not have sufficient taxable income to be able to use the deduction fully. Under the Internal Revenue Code, a corporate entity is generally permitted to deduct charitable contributions in an amount of up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity could, if necessary, be deducted for federal income tax purposes over a six-year period. Our taxable income over this period may not be sufficient to fully use this deduction.

Any future Federal Deposit Insurance Corporation insurance premiums or special assessments will adversely impact our earnings.
     On May 22, 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $3.3 million during the quarter ended June 30, 2009, to reflect the special assessment. The final rule permits the Federal Deposit Insurance Corporation to levy up to two additional special assessments of up to five basis points each during 2009 if the Federal Deposit Insurance Corporation estimates that the Deposit Insurance Fund reserve ratio will fall to a level that the Federal Deposit Insurance Corporation believes would adversely affect public confidence or to a level that will be close to or below zero. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation increased the general assessment rate and, therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase compared to prior periods.
     On September 29, 2009, the Federal Deposit Insurance Corporation issued a proposed rule pursuant to which all insured depository institutions would be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the proposed rule, this pre-payment would be due on December 30, 2009. Under the proposed rule, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. If the proposed rule is passed, we would be required to make a payment of approximately $32.0 million to the Federal Deposit Insurance Corporation on December 30, 2009, and to record the payment as a prepaid expense, which will be amortized to expense over three years.
We hold certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, our earnings and the book values of these assets would decrease.
     Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, we are required to test our goodwill and core deposit intangible assets for impairment on a periodic basis. The impairment testing process considers a variety of factors, including the current market price of our common shares, the estimated net present value of our assets and liabilities and information concerning the terminal valuation of similarly situated insured depository institutions. Future impairment testing may result in a partial or full impairment of the value of our goodwill or core deposit intangible assets, or both. If an impairment determination is made in a future reporting period, our earnings and the book value of these intangible assets will be reduced by the amount of the impairment. If an impairment loss is recorded, it will have little or no impact on the tangible book value of our shares of common stock or our regulatory capital levels.
Strong competition may limit growth and profitability.
     Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have and may offer certain services that we do not or cannot provide. Our profitability depends upon our ability to successfully compete in our market areas.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.
     We are subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and the Office of Thrift Supervision. laws and regulations govern the activities in which we may engage, primarily for the protection of depositors and the Deposit Insurance Fund at the Federal Deposit Insurance Corporation. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations. Because our business is highly regulated, the laws and applicable regulations are subject to frequent change. Any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.
A legislative proposal has been introduced that would eliminate the Office of Thrift Supervision, Northwest Bancorp, Inc.’s primary federal regulator and the primary federal regulator that Northwest Bancshares, Inc. intends to elect, which would require Northwest Bancshares, Inc. to become a bank holding company.
     Legislation has been proposed that would implement sweeping changes to the current bank regulatory structure. The proposal would, among other things, merge the Office of Thrift Supervision into the Office of the Comptroller of the Currency . As discussed further under “Supervision and Regulation—Holding Company Regulation,” federal law allows a state savings bank that qualifies as a Qualified Thrift Lender, such as Northwest Savings Bank, to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Home Owners’ Loan Act of 1933, as amended. Such election results in the state savings bank’s holding company being regulated as a savings and loan holding company by the Office of Thrift Supervision rather than as a bank holding company regulated by the Board of Governors of the Federal Reserve System. Pursuant to such an election, Northwest Bancorp, Inc. and Northwest Bancorp, MHC are currently regulated by the Office of Thrift Supervision, and we intend for Northwest Bancshares, Inc. to be regulated by the Office of Thrift Supervision following the conversion. If the Office of Thrift Supervision is eliminated, Northwest Bancshares, Inc. would become a bank holding company subject to regulation and supervision under the Bank Holding Company Act of 1956, and the supervision and regulation of the Board of Governors of the Federal Reserve System, including holding company regulatory capital requirements to which Northwest Bancshares, Inc. is not currently subject.
The United States economy is in a deep recession. A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.
     The United States and many industrial nations are experiencing a severe economic recession which is expected to continue through the remainder of 2009 and into 2010. Loan portfolio quality has deteriorated at many institutions, reflecting in part, the deteriorating U.S. economy and rising unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. The continuing real estate downturn also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans. Bank and bank holding company stock prices have declined substantially, and it is significantly more difficult for banks and bank holding companies to raise capital or borrow in the debt markets.

     The Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that noncurrent assets plus other real estate owned as a percentage of assets for FDIC insured financial institutions rose to 2.77% as of June 30, 2009, compared to 0.95% as of December 31, 2007. For the six months ended June 30, 2009, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that annualized return on average assets was 0.04% for FDIC insured financial institutions compared to 0.81% for the year ended December 31, 2007. The NASDAQ Bank Index declined 41.97% between December 31, 2007 and June 30, 2009. At June 30, 2009, our noncurrent assets plus other real estate owned as a percentage of assets was 1.95%, and our annualized return on average assets was 0.56% for the six months ended June 30, 2009.
     Continued negative developments in the financial services industry and the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability. Moreover, continued declines in the stock market in general, or stock values of financial institutions and their holding companies, could adversely affect our stock performance.
Continued government action in response to the economic downturn may negatively affect our operations.
     In response to the severe economic recession, Congress adopted the Emergency Economic Stabilization Act of 2008, under which the U.S. Department of the Treasury has the authority to expend up to $700 billion to assist in stabilizing and providing liquidity to the U.S. financial system. Although it was originally contemplated that these funds would be used primarily to purchase troubled assets under the Troubled Asset Relief Program, in October 2008 the U.S. Department of the Treasury announced the Capital Purchase Program, pursuant to which it intended to purchase up to $250 billion of non-voting senior preferred shares of qualifying financial institutions to encourage financial institutions to build capital to increase the flow of financing to businesses and consumers and to support the economy. In addition, Congress temporarily increased Federal Deposit Insurance Corporation deposit insurance from $100,000 to $250,000 per depositor through December 31, 2013. The Federal Deposit Insurance Corporation also announced the creation of the Temporary Liquidity Guarantee Program which is intended to strengthen confidence and encourage liquidity in financial institutions by temporarily guaranteeing newly issued senior unsecured debt of participating organizations and providing full insurance coverage for noninterest-bearing transaction deposit accounts (such as business checking accounts, interest-bearing transaction accounts paying 50 basis points or less and lawyers’ trust accounts), regardless of dollar amount until December 31, 2009. The increased insurance coverage may not be extended beyond 2009, which could negatively affect consumer confidence in financial institutions.
     The potential exists for additional federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies have responded aggressively in responding to concerns and trends identified in examinations, and have issued many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended. In addition, new laws, regulations, and other regulatory changes may increase our Federal Deposit Insurance Corporation insurance premiums and may also increase our costs of regulatory compliance and of doing business, and otherwise adversely affect our operations. New laws, regulations, and other regulatory changes may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our ability to foreclose on collateral.
     There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor. In addition, there have been legislative proposals to create a federal consumer protection agency that may, among other powers, have the ability to limit our rights as a creditor.
If our investment in the Federal Home Loan Bank of Pittsburgh becomes impaired, our earnings and stockholders’ equity could decrease.
     We are required to own common stock of the Federal Home Loan Bank of Pittsburgh to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank’s advance program. The aggregate cost of our Federal Home Loan Bank common stock as of June 30, 2009 was $63.1 million. Federal Home Loan Bank common stock is not a marketable security and can only be redeemed by the Federal Home Loan Bank.
     Federal Home Loan Banks may be subject to accounting rules and asset quality risks that could materially lower their regulatory capital. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Pittsburgh, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Pittsburgh common stock could be deemed impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the amount of the impairment charge.
The Federal Home Loan Bank of Pittsburgh has not paid a dividend since the fourth quarter of 2008. This will negatively affect our earnings.
     The Federal Home Loan Bank of Pittsburgh has not paid a dividend since the fourth quarter of 2008, and we may not receive dividends from the Federal Home Loan Bank of Pittsburgh in the near future. We received $1.1 million in total dividends from the Federal Home Loan Bank of Pittsburgh during the three quarters ended September 30, 2008, and the failure of the Federal Home Loan Bank of Pittsburgh to pay dividends for any quarter will reduce our earnings during that quarter. In addition, the Federal Home Loan Bank of Pittsburgh is an important source of liquidity for us, and any restrictions on their operations may hinder our ability to use it as a liquidity source.
Risks Related to the Offering
The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.
     If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Northwest Bancshares, Inc. and the outlook for the financial services industry in general. Price fluctuations may be unrelated to the operating performance of particular companies.
We have broad discretion to deploy our net proceeds and our failure to effectively deploy the net proceeds may have an adverse impact on our financial performance and the value of our common stock.
     Northwest Bancshares, Inc. intends to contribute between $257.8 million and $349.6 million of the net proceeds of the offering (or $402.3 million at the adjusted maximum of the offering range) to Northwest Savings Bank. Northwest Bancshares, Inc. may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes. Northwest Bancshares, Inc. also expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. Northwest Savings Bank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches, or for other general corporate purposes. With the exception of the loan to the employee stock ownership plan and some of our branching initiatives, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for reinvesting of the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds.
Our return on equity initially will be low compared to our historical performance. A lower return on equity may negatively impact the trading price of our common stock.
     Net income divided by average stockholders’ equity, known as “return on average equity” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity ratios for the six months ended June 30, 2009 and for the year ended December 31, 2008 were 6.26% and 7.75%, respectively, compared to an average negative return on equity of 1.23% based on trailing twelve-month earnings for all publicly traded fully converted savings institutions as of August 28, 2009. Although we expect that our net income will increase following the offering, we expect that our return on average equity will decrease as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the six months ended June 30, 2009 is 3.47%, assuming the sale of shares at the maximum of the offering range. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is comparable to our historical performance. This goal may take a number of years to achieve, and we cannot assure you that we will be able to achieve it. Consequently, you should not expect a return on equity similar to our current return on equity in the near future. Failure to achieve a competitive return on equity may make an investment in our common stock unattractive to some investors and may cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.
The ownership interest of management and employees could enable insiders to prevent a merger that may provide stockholders a premium for their shares.
     The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in the exchange for their existing shares of

Northwest Bancorp, Inc. common stock are expected to result in management and the board controlling approximately 5.0% of our outstanding shares of common stock at the midpoint of the offering range. In addition, our employee stock ownership plan is expected to purchase 4.0% of the shares of common stock sold in the stock offering and issued to the charitable foundation, and additional stock options and shares of common stock would be granted to our directors and employees if a stock-based incentive plan is adopted in the future. This would result in management and employees controlling a significant percentage of our shares of common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of Northwest Bancshares, Inc. that our stockholders may desire.
The implementation of the stock-based incentive plan may dilute your ownership interest.
     We intend to adopt a new stock-based incentive plan following the offering, subject to receipt of stockholder approval. This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Northwest Bancshares, Inc. While our intention is to fund this plan through open market purchases, stockholders would experience an 8.15% reduction in ownership interest at the adjusted maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options or shares of restricted common stock under the plan in an amount equal to up to 10.0% and 4.0%, respectively, of the shares sold in the offering and issued to the charitable foundation. In the event we adopt the plan within one year following the conversion, shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under the stock-based incentive plan would be limited to 4.0% and 10.0%, respectively, of the total shares sold in the offering and issued to the charitable foundation, subject to adjustment as may be required by Office of thrift Supervision regulations or policy to reflect stock options or restricted stock previously granted by Northwest Bancorp, Inc. or Northwest Savings Bank. In the event we adopt the plan more than one year following the conversion, the plan will not be subject to these limitations.
     Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.
Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based incentive benefit plan will adversely affect our profitability.
     We intend to adopt a new stock-based incentive plan after the offering, subject to stockholder approval, pursuant to which plan participants would be awarded restricted shares of our common stock (at no cost to them) and options to purchase shares of our common stock. If the stock-based incentive plan is implemented within one year of the completion of the offering, the number of shares of common stock reserved for issuance for awards of restricted stock or grants of options under such stock-based incentive plan may not exceed 4.0% and 10.0%, respectively, of the shares sold in the offering and issued to the charitable foundation, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options or restricted stock previously granted by Northwest Bancorp, Inc. or Northwest Savings Bank. If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the offering, our costs would increase further.
     Following the offering, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses related to the shares granted to employees and executives under our stock-based incentive plan. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. In addition, we would recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid), and we would recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering has been estimated to be approximately $10.3 million ($7.5 million after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Compensation Discussion and Analysis—Long-Term Stock-Based Compensation.”
We have not determined whether we will implement stock-based incentive plans more than one year following the stock offering. Stock-based incentive plans implemented more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based incentive plans adopted within one year, which would increase our costs.
     If we implement stock-based incentive plans within one year following the completion of the stock offering, then we may reserve shares of common stock for awards of restricted stock or grants of stock options under our stock-based incentive plans for up to 4.0% and 10.0%, respectively, of the shares of stock sold in the stock offering and issued to the charitable foundation, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options or restricted stock previously granted by Northwest Bancorp, Inc. or Northwest Savings Bank. The amount of stock awards and stock options available for grant under the stock-based incentive plans may exceed these amounts, provided the stock-based incentive plans are implemented more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors. Stock-based incentive plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based incentive benefit plan will adversely affect our profitability.” Stock-based incentive plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of the stock-based incentive plan may dilute your ownership interest.”
The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income.
     Subject to member and stockholder approval, we intend to establish a charitable foundation in connection with the conversion. We will make a contribution to the charitable foundation in the form of shares of common stock and $1.0 million in cash. The contribution of cash and shares of common stock will total $10.8 million at the minimum of the offering range, and up to $16.8 million at the adjusted maximum of the offering range. The aggregate contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income by approximately $10.2 million at the adjusted maximum of the offering range. We had net income of $19.6 million for the six months ended June 30, 2009 and $48.2 million for the year ended December 31, 2008, respectively. Persons purchasing shares in the stock offering will have their ownership and voting interests diluted by up to 1.16% due to the issuance of shares of common stock to the charitable foundation.

Various factors may make takeover attempts more difficult to achieve.
     Our board of directors has no current intention to sell control of Northwest Bancshares, Inc. Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Northwest Bancshares, Inc. without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:
•	Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a savings institution or holding company regulated by the Office of Thrift Supervision regulated holding company of a converted institution without the prior approval of the Office of Thrift Supervision.

•	Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Northwest Bancshares, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, under Maryland law, any person who acquires more than 10% of the common stock of Northwest Bancshares, Inc. without the prior approval of its board of directors would be prohibited from engaging in any type of business combination with Northwest Bancshares, Inc. for a five-year period. Any business combination after the five year prohibition would be subject to super-majority shareholder approval or minimum price requirements. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•	Articles of incorporation of Northwest Savings Bank. The articles of incorporation of Northwest Savings Bank provide that for a period of five years from the closing of the conversion and offering, no person other than Northwest Bancshares, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Northwest Savings Bank. This provision does not apply to any tax-qualified employee benefit plan of Northwest Savings Bank or Northwest Bancshares, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Northwest Bancshares, Inc. or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Northwest Savings Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

•	Issuance of stock options and restricted stock. We also intend to issue stock options and shares of restricted stock to key employees and directors that will require payments to these persons in the event of a change in control of Northwest Bancshares, Inc. These payments may have the effect of increasing the costs of acquiring Northwest Bancshares, Inc., thereby discouraging future takeover attempts.

•	Employment agreements. Northwest Bancorp, Inc. has employment agreements with each of its executive officers which will remain in effect following the stock offering. These agreements may have the effect of increasing the costs of acquiring Northwest Bancshares, Inc., thereby discouraging future takeover attempts.
There may be a decrease in stockholders’ rights for existing stockholders of Northwest Bancorp, Inc.
     As a result of the conversion, existing stockholders of Northwest Bancorp, Inc. will become stockholders of Northwest Bancshares, Inc. Some rights of stockholders of Northwest Bancshares, Inc. will be reduced compared to the rights stockholders currently have in Northwest Bancorp, Inc. The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of Northwest Bancshares, Inc. are not mandated by Maryland law but have been chosen by management as being in the best interests of Northwest Bancshares, Inc. and its stockholders. The articles of incorporation and bylaws of Northwest Bancshares, Inc. include the following provisions: (i) approval by at least a majority of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or to nominate directors; and (iii) approval by at least 80% of outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation. See “Comparison of Stockholders’ Rights For Existing Stockholders of Northwest Bancorp, Inc.” for a discussion of these differences.
You may not revoke your decision to purchase Northwest Bancshares, Inc. common stock in the subscription offering after you send us your subscription.
     Funds submitted or automatic withdrawals authorized in the connection with a purchase of shares of common stock in the subscription offering will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in the completion of the conversion and offering. Orders submitted in the subscription offering are irrevocable, and subscribers will have no access to subscription funds unless the offering is terminated, or extended beyond January 17, 2010, or the number of shares to be sold in the offering is increased to more than 83,978,750 shares or decreased to less than 53,975,000 shares.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
NORTHWEST BANCORP, INC. AND SUBSIDIARIES
     The summary financial information presented below is derived in part from the consolidated financial statements of Northwest Bancorp, Inc. and subsidiaries. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements of Northwest Bancorp, Inc. that appear in this prospectus. The information at December 31, 2006 and 2005, at June 30, 2005 and 2004, for the six months ended December 31, 2005 and for the years ended June 30, 2005 and 2004, is derived in part from audited consolidated financial statements that do not appear in this prospectus. We changed our fiscal year end from June 30 to December 31, effective December 31, 2005. The operating data for the six months ended June 30, 2009 and 2008 and the financial condition data at June 30, 2009 were not audited. However, in the opinion of management of Northwest Bancorp, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At
	June 30,	At December 31,				At June 30,
	2009	2008	2007	2006	2005	2005	2004
	(In Thousands)
Selected Consolidated Financial Data:
Total assets	$7,092,291	$6,930,241	$6,663,516	$6,527,815	$6,447,307	$6,330,482	$6,343,248
Investment securities held-to-maturity (1)	—	—	—	465,312	444,407	467,303	209,241
Investment securities available-for-sale	334,293	393,531	601,620	388,546	289,871	290,702	444,676
Mortgage-backed securities held-to-maturity (1)	—	—	—	251,655	189,851	235,676	392,301
Mortgage-backed securities available-for-sale	675,089	745,639	531,747	378,968	323,965	384,481	411,003
Loans receivable net:
Real estate (2)	4,460,338	4,508,393	4,172,850	3,926,859	4,100,754	3,888,287	3,583,302
Consumer	250,544	261,398	261,598	253,490	366,488	348,672	324,897
Commercial	380,636	372,101	361,174	232,092	155,027	139,925	145,742
Total loans receivable, net	5,091,518	5,141,892	4,795,622	4,412,441	4,622,269	4,376,884	4,053,941
Deposits	5,345,739	5,038,211	5,542,334	5,366,750	5,228,479	5,187,946	5,191,621
Advances from Federal Home Loan Bank and other borrowed funds	897,063	1,067,945	339,115	392,814	417,356	410,344	449,147
Shareholders’ equity	632,535	613,784	612,878	604,561	585,658	582,190	550,472

(1)	In 2007 we divested investment securities that we deemed to have a deteriorating risk profile, including several classified as held-to-maturity, which required us to reclassify all investment securities as available-for-sale.

(2)	Includes one- to four-family residential mortgage loans, home equity loans and commercial real estate loans.

						For the Six
						Months
	For the Six Months Ended					Ended	For the Year Ended
	June 30,		For the Year Ended December 31,			December 31,	June 30,
	2009	2008	2008	2007	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)
Selected Consolidated Operating Data:
Total interest income	$183,759	$193,686	$388,659	$396,031	$368,573	$170,449	$321,824	$300,230
Total interest expense	69,387	91,810	169,293	211,015	191,109	79,414	138,047	134,466

Net interest income	114,372	101,876	219,366	185,016	177,464	91,035	183,777	165,764
Provision for loan losses	17,517	5,689	22,851	8,743	8,480	4,722	9,566	6,860

Net interest income after provision for loan losses	96,855	96,187	196,515	176,273	168,984	86,313	174,211	158,904
Noninterest income	21,456	24,822	38,752	43,022	46,026	19,851	32,004	31,862
Noninterest expense	91,270	83,915	170,128	152,742	143,682	66,317	128,659	128,805

Income before income tax expense	27,041	37,094	65,139	66,553	71,328	39,847	77,556	61,961
Income tax expense	7,448	10,030	16,968	17,456	19,792	10,998	22,741	19,829

Net income	$19,593	$27,064	$48,171	$49,097	$51,536	$28,849	$54,815	$42,132

Earnings per share:
Basic	$0.40	$0.56	$1.00	$1.00	$1.03	$0.57	$1.10	$0.88

Diluted	$0.40	$0.56	$0.99	$0.99	$1.03	$0.56	$1.09	$0.87

At or for
the Six
Months
At or For the Six	Ended
Months Ended	At or For the Year Ended	December	At or for the Year
June 30, (1)	December 31,	31,	Ended June 30,
2009	2008	2008	2007	2006	2005 (1)	2005	2004
Selected Financial Ratios and Other Data:
Return on average assets (2)	0.56%	0.79%	0.70%	0.73%	0.79%	0.91%	0.86%	0.68%
Return on average equity (3)	6.26%	8.72%	7.75%	8.18%	8.60%	9.81%	9.74%	8.17%
Average capital to average assets	8.93%	9.10%	9.04%	8.96%	9.19%	9.23%	8.87%	8.27%
Capital to total assets	8.92%	9.00%	8.86%	9.20%	9.26%	9.04%	9.20%	8.68%
Tangible equity to tangible assets	6.48%	6.44%	6.36%	6.50%	6.79%	6.66%	6.93%	6.34%
Net interest rate spread (4)	3.36%	3.02%	3.25%	2.74%	2.77%	2.99%	3.07%	2.83%
Net interest margin (5)	3.63%	3.36%	3.57%	3.10%	3.06%	3.21%	3.24%	2.98%
Noninterest expense to average assets	2.60%	2.46%	2.48%	2.28%	2.20%	2.08%	2.03%	2.06%
Efficiency ratio	67.20%	66.23%	65.91%	66.98%	64.29%	59.81%	59.62%	65.18%
Noninterest income to average assets	0.61%	0.73%	0.56%	0.64%	0.71%	0.63%	0.50%	0.51%
Net interest income to noninterest expense	1.25	x	1.21	x	1.29	x	1.21	x	1.24	x	1.37	x	1.43	x	1.29	x
Dividend payout ratio (6)	110.00%	78.57%	88.89%	84.85%	67.96%	53.57%	44.04%	45.98%
Nonperforming loans to net loans receivable	2.41%	1.38%	1.93%	1.03%	0.92%	0.93%	0.77%	0.80%
Nonperforming assets to total assets	1.95%	1.12%	1.67%	0.87%	0.72%	0.74%	0.64%	0.57%
Allowance for loan losses to nonperforming loans	54.49%	62.72%	55.37%	84.22%	92.92%	77.67%	93.91%	94.35%
Allowance for loan losses to net loans receivable	1.31%	0.87%	1.07%	0.87%	0.85%	0.72%	0.72%	0.76%
Average interest-earning assets to average interest-bearing liabilities	1.11	x	1.10	x	1.10	x	1.10	x	1.09	x	1.09	x	1.08	x	1.06	x
Number of full-service offices	168	166	167	166	160	153	153	152
Number of consumer finance offices	49	51	51	51	51	50	49	49

(1)	Ratios are annualized where appropriate.

(2)	Represents net income divided by average total assets.

(3)	Represents net income divided by average equity.

(4)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities.

(5)	Represents net interest income as a percentage of average interest-earning assets.
(footnotes continued on following page)

(continued from previous page)
(6)	The dividend payout ratio represents dividends declared per share divided by net income per share. The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

						For the Six
						Months
	For the Six Months Ended					Ended	For the Year Ended
	June 30,		For the Year Ended December 31,			December	June 30,
	2009	2008	2008	2007	2006	31, 2005	2005	2004
	(In Thousands)
Dividends paid to public stockholders	$7,903	$7,880	$15,771	$15,696	$13,727	$6,119	$9,600	$7,151
Dividends paid to Northwest Bancorp, MHC	—	—	—	—	—	—	10,571	2,812

Total dividends paid	7,903	7,880	15,771	15,696	13,727	6,119	20,171	9,963

RECENT DEVELOPMENTS OF NORTHWEST BANCORP, INC. AND SUBSIDIARIES
     The following tables set forth certain financial and other data of Northwest Bancorp, Inc. at and for the periods indicated. The information at December 31, 2008 was derived from the audited consolidated financial statements of Northwest Bancorp, Inc. and subsidiaries and should be read in conjunction with the audited consolidated financial statements of Northwest Bancorp, Inc. and subsidiaries and notes thereto presented elsewhere in this prospectus. The information at and for the three and nine months ended September 30, 2009 and 2008 was derived from the unaudited consolidated financial statements of Northwest Bancorp, Inc. and subsidiaries which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations and ratios and other data presented for the three and nine months ended September 30, 2009 are not necessarily indicative of the results of operations for the year ending December 31, 2009.

	(Unaudited)
	At September 30,	At December 31,
	2009	2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$7,132,041	$6,930,241
Cash and cash equivalents	280,166	79,922
Investment securities available for sale, at fair value	1,126,430	1,139,170
Loans receivable, net	5,149,821	5,141,892
Deposits	5,387,832	5,038,211
Advances from Federal Home Loan Bank and other borrowed funds	896,644	1,067,945
Shareholders’ equity	652,920	613,784

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Selected Operating Data:
Total interest income	$90,428	$97,361	$274,187	$291,047
Total interest expense	33,586	39,819	102,973	131,629

Net interest income	56,842	57,542	171,214	159,418
Provision for loan losses	9,830	6,950	27,347	12,639

Net interest income after provision for loan losses	47,012	50,592	143,867	146,779
Noninterest income	13,985	5,110	35,441	29,932
Noninterest expense	44,987	42,739	136,257	126,654

Income before income tax expense	16,010	12,963	43,051	50,057
Income tax expense	3,956	3,140	11,404	13,170

Net income	$12,054	$9,823	$31,647	$36,887

Earnings per share:
Basic	$0.25	$0.20	$0.65	$0.76

Diluted	$0.25	$0.20	$0.65	$0.76

At or For the Three Months	At or For the Nine Months
Ended September 30, (1)	Ended September 30, (1)
2009	2008	2009	2008
Selected Financial Ratios and Other Data:
Return on average assets (2)	0.68%	0.57%	0.60%	0.72%
Return on average equity (3)	7.48%	6.31%	6.68%	7.92%
Average capital to average assets	9.02%	8.98%	8.96%	9.06%
Capital to total assets	9.15%	9.03%	9.15%	9.03%
Tangible equity to tangible assets	6.74%	6.49%	6.74%	6.49%
Net interest rate spread(4)	3.29%	3.42%	3.33%	3.14%
Net interest margin(5)	3.54%	3.71%	3.60%	3.48%
Noninterest expense to average assets	2.52%	2.47%	2.58%	2.46%
Efficiency ratio	63.52%	68.22%	65.93%	66.89%
Noninterest income to average assets	0.78%	0.29%	0.67%	0.58%
Net interest income to noninterest expense	1.26	x	1.35	x	1.26	x	1.26	x
Dividend payout ratio(6)	88.00%	110.00%	101.54%	86.84%
Nonperforming loans to net loans receivable	2.27%	1.87%	2.27%	1.87%
Nonperforming assets to total assets	1.92%	1.50%	1.92%	1.50%
Allowance for loan losses to nonperforming loans	57.86%	50.47%	57.86%	50.47%
Allowance for loan losses to net loans receivable	1.32%	0.94%	1.32%	0.94%
Average interest-earning assets to average interest-bearing liabilities	1.12	x	1.11	x	1.12	x	1.10	x
Number of full-service offices	170	167	170	167
Number of consumer finance offices	49	51	50	51

(1)	Ratios are annualized where appropriate.

(2)	Represents net income divided by average total assets.

(3)	Represents net income divided by average equity.

(4)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities.

(5)	Represents net interest income as a percentage of average interest-earning assets.

(6)	The dividend payout ratio represents dividends declared per share divided by net income per share.
Balance Sheet Analysis
     Total assets at September 30, 2009 were $7.132 billion, an increase of $201.8 million, or 2.9%, from $6.930 billion at December 31, 2008. This increase in assets was primarily attributed to an increase in cash and cash equivalents of $200.2 million and an increase in loans receivable of $20.8 million, which were partially offset by a decrease in investments of $12.7 million and an increase in the allowance for loan losses of $12.8 million. The net increase in total assets was funded by an increase in deposits of $349.6 million, partially offset by a decrease in borrowed funds of $171.3 million.
     Total cash and investments increased by $187.5 million, or 15.4%, to $1.407 billion at September 30, 2009, from $1.219 billion at December 31, 2008. This increase is a result of strong deposit growth while we evaluated investment alternatives and maintained liquidity to repay $46.5 million of long-term borrowings due within a year.
     Loans receivable increased by $20.8 million, or 0.4%, to $5.218 billion at September 30, 2009, from $5.197 billion at December 31, 2008. Loan demand continues to be strong throughout our market area. During the nine months ended September 30, 2009 commercial loans increased by $130.8 million, or 9.2%, and consumer and home equity loans increased by $29.4 million, or 2.3%. Partially offsetting these increases was a decrease of $139.4 million, or 5.7%, in one- to four-family residential loans as we sold most of its current year production in this lower interest rate environment.
     Deposit balances increased across all of our products and all of our regions. Deposits increased by $349.6 million, or 6.9%, to $5.388 billion at September 30, 2009 from $5.038 billion at December 31, 2008. Noninterest-bearing demand deposits increased by $54.9 million, or 13.9%, to $448.9 million at September 30, 2009 from $394.0 million at December 31, 2008. Interest-bearing demand deposits increased by $38.5 million, or 5.4%, to $744.6 million at September 30, 2009 from $706.1 million at

December 31, 2008, savings deposits increased by $128.8 million, or 8.7%, to $1.609 billion at September 30, 2009 from $1.481 billion at December 31, 2008 and time deposits increased by $127.5 million, or 5.2%, to $2.585 billion at September 30, 2009 from $2.457 billion at December 31, 2008.
     Borrowings decreased by $171.3 million, or 16.0%, to $896.6 million at September 30, 2009 from $1.068 billion at December 31, 2008. This decrease is a result of us using funds received from deposit growth to extinguish all short-term borrowings and repay the long-term borrowings that matured during the period.
     Total shareholders’ equity at September 30, 2009 was $652.9 million, or $13.46 per share, an increase of $39.1 million, or 6.4%, from $613.8 million, or $12.65 per share, at December 31, 2008. This increase was primarily attributable to net income of $31.6 million and $16.2 million of other comprehensive income primarily due to the change in fair value of interest rate swaps and an unrealized gain on available-for-sale securities for the nine-month period ended September 30, 2009, which were partially offset by cash dividends of $11.9 million.
     Nonperforming Assets. The following table sets forth information with respect to our nonperforming assets. Nonaccrual loans are those loans on which the accrual of interest has ceased. Loans are automatically placed on nonaccrual status when they are 90 days or more contractually delinquent and may also be placed on nonaccrual status even if not 90 days or more delinquent but other conditions exist. Other nonperforming assets represent property acquired by us through foreclosure or repossession. Foreclosed property is carried at the lower of its fair value less estimated costs to sell, or the principal balance of the related loan.

	At	At
	September 30, 2009	December 31, 2008
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
One- to four-family residential loans	$30,846	$20,435
Multi-family and commercial real estate loans	49,336	43,828
Consumer loans	11,551	9,756
Commercial business loans	25,405	25,184
Total	$117,138	$99,203
Total nonperforming loans as a percentage of loans	2.25%	1.91%
Total real estate acquired through foreclosure and other real estate owned	19,838	16,844

Total nonperforming assets	$136,976	$116,047

Total nonperforming assets as a percentage of total assets	1.92%	1.67%
Comparison of Operating Results for the Quarter Ended September 30, 2009 and 2008
     Net income for the quarter ended September 30, 2009 was $12.1 million, or $0.25 per diluted share, an increase of $2.2 million, or 22.7%, from $9.8 million, or $0.20 per diluted share, for the same quarter last year. The increase in net income resulted primarily from an increase in noninterest income of $8.9 million. This increase was partially offset by an increase in the provision for loan losses of $2.9 million, an increase in noninterest expense of $2.2 million and a decrease in net interest income of $700,000. A discussion of significant changes follows.

     Annualized, net income for the quarter ended September 30, 2009 represents a 7.48% and 0.68% return on average equity and return on average assets, respectively, compared to 6.31% and 0.57% for the same quarter last year.
     Interest Income. Total interest income decreased by $6.9 million, or 7.1%, to $90.4 million for the quarter ended September 30, 2009 due to a decrease in the average yield earned on interest earning assets, which was partially offset by an increase in the average balance of interest earning assets. The average yield on interest earning assets decreased to 5.42% for the quarter ended September 30, 2009 from 6.00% for the quarter ended September 30, 2008. The average yield on all categories of interest earning assets decreased from the previous period, except investment securities which increased slightly. Average interest earning assets increased by $181.1 million, or 2.8%, to $6.626 billion for the quarter ended September 30, 2009 from $6.445 billion for the quarter ended September 30, 2008.
     Interest income on loans decreased by $2.5 million, or 3.0%, to $79.6 million for the quarter ended September 30, 2009, from $82.1 million for the quarter ended September 30, 2008. The average yield on loans receivable decreased to 6.12% for the quarter ended September 30, 2009 from 6.41% for the quarter ended September 30, 2008. The decrease in average yield was primarily attributable to our variable rate loans adjusting downward as prime and short-term interest rates decreased as well as the origination of new loans in a generally lower interest rate environment. This decrease in average yield was partially offset by an increase in the average balance of loans receivable. Average loans receivable increased by $85.9 million, or 1.7%, to $5.168 billion for the quarter ended September 30, 2009 from $5.082 billion for the quarter ended September 30, 2008. This increase was primarily attributable to continued loan demand throughout our market area.
     Interest income on mortgage-backed securities decreased by $2.6 million, or 28.3%, to $6.6 million for the quarter ended September 30, 2009 from $9.2 million for the quarter ended September 30, 2008. This decrease resulted from a $74.6 million, or 9.5% decrease in the average balance, to $714.5 million for the quarter ended September 30, 2009 from $789.1 million for the quarter ended September 30, 2008, and a decrease in the average yield to 3.68% for the quarter ended September 30, 2009 from 4.65% for the quarter ended September 30, 2008. The decrease in average balance is a result of reinvesting the funds received from the principal and interest payments on mortgage-backed securities into loans and other investments. The decrease in average yield resulted from a reduction in interest rates for variable rate securities during this period of generally lower market interest rates.
     Interest income on investment securities decreased by $1.5 million, or 27.5%, to $4.0 million for the quarter ended September 30, 2009 from $5.5 million for the quarter ended September 30, 2008. This decrease was due to a decrease in the average balance which was partially offset by an increase in the average yield. The average balance decreased by $138.4 million, or 28.2%, to $351.7 million for the quarter ended September 30, 2009 from $490.1 million for the quarter ended September 30, 2008. The decrease in average balance resulted primarily from investing cash flows from investment securities into loans and interest-earning deposits. The average yield increased to 4.50% for the quarter ended September 30, 2009 from 4.46% for the quarter ended September 30, 2008.
     Interest income on interest-earning deposits increased by $45,000, or 21.6%, to $253,000 for the quarter ended September 30, 2009 from $208,000 for the quarter ended September 30, 2008. This increase was due to the average balance increasing by $298.2 million, or 986.3%, to $328.4 million for the quarter ended September 30, 2009 from $30.2 million for the quarter ended September 30, 2008. The average balance increased due to our temporarily holding deposit inflows in overnight deposits while we evaluate alternative investment options, including agency mortgage-backed securities and commercial loans, and the scheduled pay down of FHLB borrowings. The increase in average balance was partially offset by a decrease in the average yield, on interest-earning deposits to 0.30% for the quarter ended September 30, 2009 from 2.69% for the quarter ended September 30, 2008.
     Interest Expense. Interest expense decreased by $6.2 million, or 15.7%, to $33.6 million for the quarter ended September 30, 2009 from $39.8 million for the quarter ended September 30, 2008. This decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities to 2.25% from 2.72%, which was partially offset by an increase in the average balance of interest-bearing liabilities. Average interest-bearing liabilities increased by $112.0 million, or 1.9%, to $5.928 billion for the quarter ended September 30, 2009 from $5.816 billion for the quarter ended September 30, 2008. The decrease in the cost of funds resulted primarily from a decrease in the level of market interest rates which enabled us to reduce the rate of interest paid on all deposit products. The increase in liabilities resulted primarily from deposit growth in all of our markets and all types of deposits.
     Net Interest Income. Net interest income decreased by $700,000, or 1.2%, to $56.8 million for the quarter ended September 30, 2009 from $57.5 million for the quarter ended September 30, 2008. This decrease in net interest income was attributable to the factors discussed above. Our net interest rate spread decreased to 3.17% for the quarter ended September 30, 2009 from 3.28% for the quarter ended September 30, 2008, and our net interest margin decreased to 3.43% for the quarter ended September 30, 2009 from 3.57% for the quarter ended September 30, 2008.
     Provision for Loan Losses. The provision for loan losses increased by $2.8 million, or 41.4%, to $9.8 million for the quarter ended September 30, 2009 from $7.0 million for the quarter ended September 30, 2008. This increase was primarily a result of an increase in delinquencies and classified assets, net of current period charge-offs. Charge-offs for the quarter ended September 30, 2009 were $9.3 million compared to $3.1 million for the quarter ended September 30, 2008. Loans with payments 90 days or more delinquent increased to $117.1 million at September 30, 2009 from $85.0 million at September 30, 2008. Also contributing to the increase in the provision for the quarter ended September 30, 2009 was a specific allowance of $1.1 million on a loan to a recycling company. During the quarter ended September 30, 2009, we had three significant charge-offs. We recorded a $2.1 million charge-off related to a marina in Florida, a $1.8 million charge-off related to a moving, storage and automobile sales company in central Pennsylvania and a $1.8 million charge-off related to a land development in Delaware.
     In determining the amount of the current period provision, we considered the deteriorating economic conditions, including increases in unemployment and bankruptcy filings, and declining real estate values. Net loan charge-offs increased by $6.5 million, or 280.1%, to $8.8 million for the quarter ended September 30, 2009 from $2.3 million for the quarter ended September 30, 2008. Annualized net charge-offs to average loans increased to 0.68% for the quarter ended September 30, 2009 from 0.18% for the quarter ended September 30, 2008. Management analyzes the allowance for loan losses as described in the section entitled “Allowance for Loan Losses.” The provision that is recorded is sufficient, in management’s judgment, to bring this reserve to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.
     Noninterest Income. Noninterest income increased by $8.9 million, or 173.7%, to $14.0 million for the quarter ended September 30, 2009 from $5.1 million for the quarter ended September 30, 2008. Gains and losses on the sale of investment securities and impairment losses on the investment portfolio improved by $7.2 million, or 90.0%, with a net loss of $794,000 for the quarter ended September 30, 2009 from a net loss of $8.0 million for the quarter ended September 30, 2008. This increase was primarily attributable to a decrease in other-than-temporary credit related losses recognized in the current quarter compared to the prior year quarter. Also contributing to the increase were increases in mortgage banking income and a recovery of impairment losses previously recorded on mortgage servicing assets.

Mortgage banking income increased by $1.0 million to $1.2 million for the quarter ended September 30, 2009 from $147,000 for the quarter ended September 30, 2008 and we recorded a recovery of $160,000 in the fair value of mortgage servicing assets.
     Noninterest Expense. Noninterest expense increased by $2.3 million, or 5.3%, to $45.0 million for the quarter ended September 30, 2009 from $42.7 million for the same quarter in the prior year. The largest increases were in marketing expense and FDIC insurance premiums, while amortization of intangibles decreased. Marketing expense increased by $926,000, or 78.7%, to $2.1 million for the quarter ended September 30, 2009 from $1.2 million for the quarter ended September 30, 2008. This increase was primarily a result of our marketing campaign focused on the acquisition of checking account relationships. FDIC insurance premiums increased by $1.4 million, or 133.4%, to $2.4 million for the quarter ended September 30, 2009 from $1.0 million for the quarter ended September 30, 2008. This increase was the result of our offsetting additional FDIC insurance premiums with available credits in the prior year.
     Income Taxes. The provision for income taxes for the quarter ended September 30, 2009 increased by $816,000, or 26.0%, compared to the same period last year. This increase in income tax was primarily a result of an increase in income before income taxes of $3.0 million, or 23.5%. Northwest Bancorp, Inc.’s effective tax rate for the quarter ended September 30, 2009 was 24.7% compared to 24.2% experienced in the same quarter last year.
Comparison of Operating Results for the Nine Months Ended September 30, 2009 and 2008
     Net income for the nine months ended September 30, 2009 was $31.6 million, or $0.65 per diluted share, a decrease of $5.3 million, or 14.2%, from $36.9 million, or $0.76 per diluted share, for the same period last year. The decrease in net income resulted primarily from an increase in the provision for loan losses of $14.7 million, an increase in FDIC insurance of $6.6 million, a write-down of an REO property located in Florida of $3.9 million, an increase in compensation and employee benefits of $2.2 million, an increase in marketing expense of $1.5 million and an increase in processing expenses of $1.7 million. These items were partially offset by an increase in net interest income of $11.8 million, a decrease in investment impairment, net of the related gain on sale of investment securities, of $3.7 million, an increase in mortgage banking income of $4.1 million, a recovery of previously written down servicing assets of $1.6 million, a decrease in amortization of intangible assets of $1.2 million, and a decrease in loss on early extinguishment of debt of $705,000. A discussion of each significant change follows.
     Annualized, net income for the nine months ended September 30, 2009 represents a 6.68% and 0.60% return on average equity and return on average assets, respectively, compared to 7.92% and 0.72% for the same period last year.
     Interest Income. Total interest income decreased by $16.9 million, or 5.8%, to $274.2 million due to a decrease in the average yield earned on interest earning assets, which was partially offset by an increase in the average balance of interest earning assets. The average yield on interest earning assets decreased to 5.56% for the nine-month period ended September 30, 2009 from 6.07% for the nine-month period ended September 30, 2008. The average yield on all categories of interest earning assets decreased from the previous period. Average interest earning assets increased by $193.8 million, or 3.0%, to $6.558 billion for the nine-month period ended September 30, 2009 from $6.365 billion for the nine-month period ended September 30, 2008.
     Interest income on loans decreased by $3.1 million, or 1.3%, to $240.4 million for the nine-month period ended September 30, 2009, from $243.5 million for the nine-month period ended September 30,

2008. The average yield on loans receivable decreased to 6.16% for the nine-month period ended September 30, 2009 from 6.50% for the nine-month period ended September 30, 2008. The decrease in average yield was primarily attributable to our variable rate loans adjusting downward as prime and short-term interest rates decreased as well as the origination of new loans in a generally lower interest rate environment. This decrease in average yield was partially offset by an increase in the average balance of loans receivable. Average loans receivable increased by $219.1 million, or 4.4%, to $5.185 billion for the nine-month period ended September 30, 2009 from $4.966 billion for the nine-month period ended September 30, 2008. This increase was primarily attributable to continued strong loan demand throughout our market area.
     Interest income on mortgage-backed securities decreased by $5.0 million, or 19.4%, to $20.9 million for the nine-month period ended September 30, 2009 from $25.9 million for the nine-month period ended September 30, 2008. This decrease was primarily the result of a decrease in the average yield earned, which decreased to 3.90% for the nine-month period ended September 30, 2009 from 4.77% for the nine-month period ended September 30, 2008, as variable rate investments adjusted downward. Also contributing to the decrease in interest income was a slight decline in the average balance, which decreased by $10.0 million, or 1.4%, to $712.6 million for the nine-month period ended September 30, 2009 from $722.6 million for the nine-month period ended September 30, 2008.
     Interest income on investment securities decreased by $5.3 million, or 29.8%, to $12.5 million for the nine-month period ended September 30, 2009 from $17.8 million for the nine-month period ended September 30, 2008. This decrease was due to a decrease in the average balance, which decreased by $133.9 million, or 26.9%, to $364.4 million for the nine-month period ended September 30, 2009 from $498.3 million for the nine-month period ended September 30, 2008 and a decrease in the average yield, which decreased to 4.58% for the nine-month period ended September 30, 2009 from 4.77% for the nine-month period ended September 30, 2008. The average balance and average yield decreased for the same reasons discussed during the quarterly change analysis.
     During the fourth quarter of 2008, the FHLB of Pittsburgh suspended the dividends paid on member owned stock. This suspension was due to concern over the FHLB of Pittsburgh’s capital position as a result of potential impairment on certain non-agency mortgage-backed securities. As a result, dividends on FHLB of Pittsburgh stock decreased to zero for the nine-month period ended September 30, 2009 from $1.1 million for the nine-month period ended September 30, 2008.
     Interest income on interest-earning deposits decreased by $2.3 million, or 84.7%, to $415,000 for the nine-month period ended September 30, 2009 from $2.7 million for the nine-month period ended September 30, 2008. The average yield decreased to 0.24% from 2.68% as a result of decreases in the overnight federal funds rate. The average balance increased by $99.3 million, or 74.3%, to $232.9 million for the nine-month period ended September 30, 2009 from $133.6 million for the nine-month period ended September 30, 2008 as we experienced considerable deposit growth that was invested in overnight deposits until it could be deployed into higher yielding assets.
     Interest Expense. Interest expense decreased by $28.6 million, or 21.8%, to $103.0 million for the nine-month period ended September 30, 2009 from $131.6 million for the nine-month period ended September 30, 2008. This decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities to 2.34% from 3.06%, which was partially offset by an increase in the average balance of interest-bearing liabilities. Average interest-bearing liabilities increased by $99.3 million, or 1.7%, to $5.872 billion for the nine-month period ended September 30, 2009 from $5.773 billion for the nine-month period ended September 30, 2008. The decrease in the cost of funds resulted primarily from a decrease in the level of market interest rates which enabled us to reduce the rate of interest paid on all deposit products. The increase in liabilities resulted primarily from deposit growth in all of our markets.

     Net Interest Income. Net interest income increased by $11.8 million, or 7.4%, to $171.2 million for the nine-month period ended September 30, 2009 from $159.4 million for the nine-month period ended September 30, 2008. This increase in net interest income was attributable to the factors discussed above. Our net interest rate spread increased to 3.21% for the nine-month period ended September 30, 2009 from 3.01% for the nine-month period ended September 30, 2008, and our net interest margin increased to 3.48% for the nine-month period ended September 30, 2009 from 3.34% for the nine-month period ended September 30, 2008.
     Provision for Loan Losses. The provision for loan losses increased by $14.7 million, or 116.4%, to $27.3 million for the nine-month period ended September 30, 2009 from $12.6 million for the nine-month period ended September 30, 2008. The increase in the provision over the previous year was primarily attributed to increasing the allowance percentages used to calculate the provision for losses because of deteriorating economic conditions and the specific allowances on seven loans to different borrowers along with an increase in troubled loans. Increasing the allowance percentages resulted in an increase in the provision for loan losses of $5.2 million. The increases were made based on historical loss history, delinquency trends and geographical loan stratification. A specific allowance was increased by $764,000, resulting in a specific allowance of $951,000 on a loan secured by a strip mall in the state of Indiana. A specific allowance was increased by $855,000, resulting in a specific allowance of $1.8 million on a loan secured by a housing development in Delaware. A specific allowance was increased by $1.8 million, resulting in a specific allowance of $2.4 million on a loan to a moving, storage and automobile sales company in central Pennsylvania. A specific allowance of $1.1 million was established for a loan to a recycling company in northwestern Pennsylvania. A specific allowance was increased by $317,000 resulting in a specific allowance of $477,000 for a property that was subsequently taken into REO located in northern Virginia. Specific allowances of $696,000 were established for two real estate properties located in northern Florida. Loans with payments 90 days or more delinquent have increased to $117.1 million at September 30, 2009 from $85.0 million at September 30, 2008. In determining the amount of the current period provision, we considered the deteriorating economic conditions in our markets, including increases in unemployment and bankruptcy filings, and declines in real estate values. Net loan charge-offs increased by $8.0 million, or 123.1%, to $14.5 million for the nine-month period ended September 30, 2009 from $6.5 million for the nine-month period ended September 30, 2008. Annualized net charge-offs to average loans increased to 0.37% for the nine-month period ended September 30, 2009 from 0.17% for the nine-month period ended September 30, 2008. Management analyzes the allowance for loan losses as described in the section entitled “Allowance for Loan Losses.” The provision that is recorded is sufficient, in management’s judgment, to bring the allowance for loan losses to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.
     Noninterest Income. Noninterest income increased by $5.5 million, or 18.4%, to $35.4 million for the nine-month period ended September 30, 2009 from $29.9 million for the nine-month period ended September 30, 2008. Impairment losses, net of a related gain on the sale of investment securities, decreased by $3.7 million, or 43.6%, to a loss of $4.8 million for the nine-month period ended September 30, 2009 from a loss of $8.5 million for the nine-month period ended September 30, 2008, mortgage banking income increased by $4.1 million, or 498.0%, to $4.9 million for the nine-month period ended September 30, 2009 from $818,000 for the nine-month period ended September 30, 2008 and the non-cash fair value of servicing assets increased by $1.6 million for the nine-month period ended September 30, 2009. Partially offsetting these increases, trust and other financial services income decreased by $878,000, or 16.8%, to $4.3 million for the nine-month period ended September 30, 2009 from $5.2 million for the nine months ended September 30, 2008 and REO write-downs increased by $3.5 million, to $3.9 million for the nine months ended September 30, 2009 from $439,000 for the nine-month period ended September 30, 2008.
     Noninterest Expense. Noninterest expense increased by $9.6 million, or 7.6%, to $136.3 million for the nine-month period ended September 30, 2009 from $126.7 million for the same period in the prior year. The largest increases were in compensation and employee benefits, processing expenses, marketing expense and FDIC insurance premiums, while amortization of intangibles and loss on early extinguishment of debt decreased. Compensation and employee benefits increased by $2.3 million, or 3.3%, to $70.0 million for the nine-month period ended September 30, 2009 from $67.7 million for the nine-month period ended September 30, 2008. This increase was primarily a result of increased pension expense. Processing expenses increased by $1.7 million, or 12.3%, to $15.5 million for the nine-month period ended September 30, 2009 from $13.8 million for the nine-month period ended September 30, 2008. This increase was primarily a result of our continued implementation of new technology, including the deployment of a new customer service platform. Marketing expense increased by $1.4 million, or 40.8%, to $5.0 million for the nine-month period ended September 30, 2009 from $3.6 million for the nine-month period ended September 30, 2008. This increase was a result of publicizing our recognition as one of Forbes.com’s 100 Most Trustworthy Companies and our marketing campaign focused on the acquisition of checking account relationships. FDIC insurance premiums increased by $6.5 million, or 229.9%, to $9.4 million for the nine-month period ended September 30, 2009 from $2.9 million for the nine-month period ended September 30, 2008. This increase was a result of offsetting 2008 FDIC insurance premiums with available credits and the FDIC’s special assessment levied on all banks as of June 30, 2009. Our FDIC’s special assessment was $3.3 million.
     Income Taxes. The provision for income taxes for the nine-month period ended September 30, 2009 decreased by $1.8 million, or 13.4%, compared to the same period last year. This decrease in income tax was primarily a result of a decrease in income before income taxes of $7.0 million, or 14.0%. Northwest Bancorp, Inc.’s effective tax rate for the nine-month period ended September 30, 2009 was 26.5% compared to 26.3% experienced in the same period last year.
Pro Forma Pricing Data as of September 30, 2009:
     The following table presents a summary of selected pricing ratios for Northwest Bancshares, Inc. (on a pro forma basis). The pricing ratios are based on earnings and other information as of and for the nine months ended September 30, 2009. See “Pro Forma Data” on page 58 to review the assumptions utilized in deriving these ratios.

	Price-to-earnings multiple	Price-to-book	Price-to-tangible
	(1)	value ratio	book value ratio
Northwest Bancshares, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	18.29x	76.75%	90.99%
Midpoint	21.43x	83.96%	98.33%
Maximum	24.19x	90.25%	104.49%
Maximum, as adjusted	27.78x	96.62%	110.62%

(1)	For the nine months ending September 30, 2009, annualized.
The independent appraisal does not indicate post-offering market value. Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price.

FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in our organization, compensation and benefit plans;

•	our ability to continue to increase and manage our commercial and residential real estate, multi-family, and commercial and industrial loans;

•	possible impairments of securities held by us, including those issued by government entities and government sponsored enterprises;

•	the level of future deposit premium assessments;

•	the impact of the current recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities;

•	the impact of the current governmental effort to restructure the U.S. financial and regulatory system;

•	changes in the financial performance and/or condition of our borrowers; and

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 26.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
     Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $515.5 million and $699.1 million, or $804.7 million if the offering range is increased by 15%.
     We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	53,975,000 Shares		63,500,000 Shares		73,025,000 Shares		83,978,750 Shares (1)
		Percent		Percent		Percent		Percent of
		of Net		of Net		of Net		Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in Thousands)
Offering proceeds	$539,750		$635,000		$730,250		$839,788
Less: offering expenses	24,214		27,668		31,121		35,093

Net offering proceeds	$515,536	100.0%	$607,332	100.0%	$699,129	100.0%	$804,695	100.0%

Distribution of net proceeds:
To Northwest Savings Bank	$257,768	50.0%	$303,666	50.0%	$349,564	50.0%	$402,347	50.0%
To fund the loan to employee stock ownership plan	$21,982	4.3%	$25,868	4.3%	$29,754	4.3%	$34,223	4.3%
Cash contributed to foundation	$1,000	0.2%	$1,000	0.2%	$1,000	0.1%	$1,000	0.1%
Retained by Northwest Bancshares, Inc.	$234,786	45.5%	$276,798	45.5%	$318,811	45.6%	$367,125	45.6%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market or general financial conditions following the commencement of the offering.
     Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Northwest Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.
Northwest Bancshares, Inc. May Use the Proceeds it Retains From the Offering:
•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•	to finance the acquisition of financial institutions or other financial service companies as opportunities arise, primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although, except for an executed letter of intent with respect to the acquisition of an insurance agency with annual revenue of approximately $2.0 million, we do not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•	to invest in securities; and

•	for other general corporate purposes.
     Northwest Bancshares, Inc. also intends to make a $1.0 million cash contribution to fund the Northwest Charitable Foundation. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.
Northwest Savings Bank May Use the Net Proceeds it Receives From the Offering:
•	to fund new loans, including commercial real estate, commercial and residential construction loans, commercial business loans, one- to four-family residential mortgage loans and consumer loans;

•	to finance the acquisition of financial institutions or other financial service companies primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although, except as previously described, we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	to acquire branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although we do not currently have any agreements or understandings regarding any specific branch acquisition transaction;

•	to enhance existing products and services and to support the development of new products and services by investing, for example, in technology to support growth and enhanced customer service;

•	to invest in securities; and

•	for other general corporate purposes.
     Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions, and overall market conditions. Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”
     Our return on equity may be relatively low until we are able to effectively reinvest the additional capital raised in the offering. Until we can increase our non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Our return on equity will initially be low compared to our historical performance. A lower return on equity may negatively impact the trading price of our common stock.”

OUR POLICY REGARDING DIVIDENDS
     As of June 30, 2009, Northwest Bancorp, Inc. paid a quarterly cash dividend of $0.22 per share, which equals $0.88 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.50, $0.42, $0.37 and $0.32 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 5.0%, 4.2%, 3.7% and 3.2% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of Northwest Bancorp, Inc. common stock. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.
     Under the rules of the Office of Thrift Supervision, Northwest Savings Bank will not be permitted to pay dividends on its capital stock to Northwest Bancshares, Inc., its sole stockholder, if Northwest Savings Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Northwest Savings Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See “The Conversion and Offering—Liquidation Rights.”
     Unlike Northwest Savings Bank, we are not restricted by Office of Thrift Supervision regulations on the payment of dividends to our stockholders, although the source of dividends will depend on the net proceeds retained by us and earnings and dividends from Northwest Savings Bank. However, we will be subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.
     Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.
     See “Selected Consolidated Financial and Other Data of Northwest Bancorp, Inc. and Subsidiaries” and “Market for the Common Stock” for information regarding our historical dividend payments.
MARKET FOR THE COMMON STOCK
     Northwest Bancorp, Inc.’s common stock currently trades on the Nasdaq Global Select Market under the symbol “NWSB.” Upon completion of the offering, the shares of common stock of Northwest Bancshares, Inc. will replace Northwest Bancorp, Inc.’s shares of common stock. We expect that Northwest Bancshares, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol “NWBI” after the completion of the offering. In order to list our common stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock. Northwest Bancorp, Inc. currently has 20 registered market makers.
     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. You may not be able to sell your shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.
     In connection with the conversion and offering, each existing publicly held share of common stock of Northwest Bancorp, Inc. will be converted into a right to receive a number of shares of Northwest Bancshares, Inc. common stock, based upon the exchange ratio that is described in other sections of this prospectus. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of Northwest Bancorp, Inc. common stock which are outstanding immediately prior to the consummation of the conversion will be converted into options to purchase shares of Northwest Bancshares, Inc. common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.
     The following table sets forth the high and low trading prices for shares of Northwest Bancorp, Inc. common stock and cash dividends paid per share for the periods indicated. As of November 6, 2009, there were 48,606,566 shares of Northwest Bancorp, Inc. common stock issued and outstanding (excluding shares held by Northwest Bancorp, MHC).

Year Ending December 31, 2009	High	Low	Dividend Paid Per Share
Fourth quarter (through November 6, 2009)	$23.79	$21.25	$—
Third quarter	24.70	18.21	0.22
Second quarter	20.59	16.02	0.22
First quarter	21.59	13.07	0.22

Year Ended December 31, 2008	High	Low	Dividend Paid Per Share
Fourth quarter	$29.86	$18.80	$0.22
Third quarter	34.34	20.05	0.22
Second quarter	28.10	21.78	0.22
First quarter	30.16	23.50	0.22

Year Ended December 31, 2007	High	Low	Dividend Paid Per Share
Fourth quarter	$30.03	$25.76	$0.22
Third quarter	29.75	25.51	0.22
Second quarter	28.99	26.08	0.20
First quarter	28.31	25.26	0.20
     On August 26, 2009, the business day immediately preceding the public announcement of the conversion, the closing price of Northwest Bancorp, Inc. common stock as reported on the Nasdaq Global Select Market was $20.74 per share. At November 6, 2009, the closing price of Northwest Bancorp, Inc.’s common stock was $21.25, and there were approximately 6,515 stockholders of record.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
     At June 30, 2009, Northwest Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Northwest Savings Bank at June 30, 2009, and the pro forma regulatory capital of Northwest Savings Bank, after giving effect to the sale of Northwest Bancshares, Inc.’s shares of common stock at a $10.00 per share purchase price. Accordingly, the table assumes the receipt by Northwest Savings Bank of at least 50% of the net proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Northwest Savings
	Bank Historical at		Pro Forma at June 30, 2009 Based Upon the Sale at $10.00 Per Share
	June 30, 2009		53,975,000 Shares		63,500,000 Shares		73,025,000 Shares		83,978,750 Shares (1)
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)
	(Dollars in Thousands)
Equity capital	$717,129	10.03%	$932,996	12.59%	$971,121	13.03%	$1,009,247	13.45%	$1,053,092	13.94%

Core (leverage) capital	$562,620	8.15%	$778,487	10.87%	$816,612	11.33%	$854,738	11.78%	$898,583	12.29%
Core (leverage) requirement (3)	276,172	4.00%	286,565	4.00%	288,401	4.00%	290,237	4.00%	292,348	4.00%

Excess	$286,448	4.15%	$491,922	6.87%	$528,212	7.33%	$564,501	7.78%	$606,235	8.29%

Tier 1 risk-based capital (4)	$562,620	12.43%	$778,487	17.01%	$816,612	17.81%	$854,738	18.60%	$898,583	19.51%
Tier 1 requirement (3)	180,996	4.00%	183,075	4.00%	183,442	4.00%	183,809	4.00%	184,231	4.00%

Excess	$381,624	8.43%	$595,412	13.01%	$633,170	13.81%	$670,929	14.60%	$714,352	15.51%

Total risk-based capital (4)	$619,369	13.69%	$835,236	18.25%	$873,361	19.04%	$911,487	19.84%	$955,332	20.74%
Risk-based requirement	452,490	10.00%	457,687	10.00%	458,605	10.00%	459,523	10.00%	460,579	10.00%

Excess	$166,879	3.69%	$377,549	8.25%	$414,756	9.04%	$451,964	9.84%	$494,753	10.74%

Reconciliation of capital infused into Northwest Savings Bank:
Net proceeds			$257,768		$303,666		$349,564		$402,347
Add: Northwest Bancorp, MHC capital contribution			2,062		2,062		2,062		2,062
Less:
Common stock acquired by employee stock ownership plan			(21,982)		(25,868)		(29,754)		(34,223)
Common stock acquired by stock-based incentive plan			(21,982)		(25,868)		(29,754)		(34,223)

Pro forma increase in GAAP and regulatory capital (5)			$215,867		$253,992		$292,118		$335,963

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	Although not adopted in regulation form, the Pennsylvania Department of Banking utilizes capital standards of 6% leverage capital and 10% risk-based capital. In addition, the Federal Deposit Insurance Corporation requires a Tier 1 risk-based capital ratio of 4% or greater.

(4)	Pro forma capital levels assume that we fund the stock-based incentive plans with purchases in the open market equal to 4% of the shares of common stock sold in the stock offering and issued to the charitable foundation at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 4% of the shares of common stock sold in the stock offering and issued to the charitable foundation with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans. See “Management” for a discussion of the stock-based incentive plan and employee stock ownership plan. We may award shares of common stock under one or more stock-based incentive plans in excess of this amount if the stock-based incentive plans are adopted more than one year following the stock offering.

(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION
     The following table presents the historical consolidated capitalization of Northwest Bancorp, Inc. at June 30, 2009 and the pro forma consolidated capitalization of Northwest Bancshares, Inc. after giving effect to the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Northwest
	Bancorp, Inc.	Northwest Bancshares, Inc. $10.00 Per Share Pro Forma Based on the Sale of
	Historical at	53,975,000	63,500,000	73,025,000	83,978,750
	June 30, 2009	Shares	Shares	Shares	Shares (1)
	(Dollars in Thousands)
Deposits (2)	$5,345,739	$5,343,681	$5,343,681	$5,343,681	$5,343,681
Borrowed funds	897,063	897,063	897,063	897,063	897,063
Trust preferred securities	108,249	108,249	108,249	108,249	108,249

Total deposits and borrowed funds	$6,351,051	$6,348,993	$6,348,993	$6,348,993	$6,348,993

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion) (3)	$—	$—	$—	$—	$—
Common stock $0.01 par value, 500,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	5,126	867	1,020	1,173	1,349
Paid-in capital (3)	219,335	748,925	842,474	936,022	1,043,602
Retained earnings (5)	503,692	503,692	503,692	503,692	503,692
Accumulated other comprehensive loss	(26,195)	(26,195)	(26,195)	(26,195)	(26,195)
Plus:
Northwest Bancorp, MHC capital contribution	—	2,062	2,062	2,062	2,062
Less:
Treasury stock	(69,423)	(69,423)	(69,423)	(69,423)	(69,423)
After-tax expense of contribution to charitable foundation (6)	—	(6,585)	(7,747)	(8,909)	(10,246)
Common stock to be acquired by the ESOP (7)	—	(21,982)	(25,868)	(29,754)	(34,223)
Common stock to be acquired by the stock-based incentive plan (8)	—	(21,982)	(25,868)	(29,754)	(34,223)

Total stockholders’ equity	$632,535	$1,109,380	$1,194,147	$1,278,914	$1,376,396

Shares outstanding:
Total shares outstanding	48,607,046	86,681,743	101,996,168	117,310,593	134,922,182
Exchange shares issued	—	31,727,243	37,326,168	42,925,093	49,363,857
Shares offered for sale	—	53,975,000	63,500,000	73,025,000	83,978,750
Shares issued to charitable foundation	—	979,500	1,170,000	1,360,500	1,579,575

Total stockholders’ equity as a percentage of total assets	8.92%	14.66%	15.60%	16.53%	17.56%
Tangible equity ratio	6.59%	12.61%	13.60%	14.57%	15.66%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering other than a deposit of $2.1 million of Northwest Bancorp, MHC held at Northwest Savings Bank. These withdrawals would reduce pro forma deposits by the amount of the withdrawals. On a pro forma basis, it also reflects a transfer to equity of $2.1 million in Northwest Bancorp, MHC deposits held at Northwest Savings Bank.

(3)	Northwest Bancorp, Inc. currently has 50,000,000 authorized shares of preferred stock and 500,000,000 authorized shares of common stock, par value $0.10 per share. On a pro forma basis, Northwest Bancshares, Inc. common stock and additional paid-in capital have been revised to reflect the number of shares of Northwest Bancshares, Inc. common stock to be outstanding, which is 86,681,743 shares, 101,996,168 shares, 117,310,593 shares and 134,922,182 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(Footnotes continued on next page)

(continued from previous page)

(4)	No effect has been given to the issuance of additional shares of Northwest Bancshares, Inc. common stock pursuant to stock options to be granted under a stock-based incentive plan. If this plan is implemented within one year of the completion of the offering, an amount up to 10% of the shares of Northwest Bancshares, Inc. common stock sold in the offering and issued to the charitable foundation will be reserved for issuance upon the exercise of options. We may exceed this limit if the plan is implemented more than one year following the completion of the offering. No effect has been given to the exercise of options currently outstanding. See “Management—Benefits to be Considered Following Completion of the Conversion.”

(5)	The retained earnings of Northwest Savings Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”

(6)	Represents the expense of the contribution to the charitable foundation based on a 39% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of our annual taxable income, subject to our ability to carry forward for Federal or state purposes any unused portion of the deduction for the years following the year in which the contribution is made.

(7)	Assumes that 4% of the shares sold in the offering and issued to the charitable foundation will be acquired by the employee stock ownership plan financed by a loan from Northwest Bancshares, Inc. The loan will have a term of 20 years and an interest rate equal to the prime rate as published in The Wall Street Journal, and be repaid principally from Northwest Savings Bank’s contributions to the employee stock ownership plan. Since Northwest Bancshares, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Northwest Bancshares, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(8)	Assumes at the minimum, midpoint, the maximum and the maximum as adjusted, of the offering range that a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and issued to the charitable foundation will be purchased by the stock-based incentive plan in open market purchases. The stock-based incentive plan will be submitted to a vote of stockholders following the completion of the offering. The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Northwest Bancshares, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Northwest Bancshares, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations. Implementation of the stock-based incentive plan will require stockholder approval. If the shares to fund the plan (restricted stock awards and stock options) are assumed to come from authorized but unissued shares of Northwest Bancshares, Inc., the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 94,375,373, 111,049,968, 127,724,563 and 146,900,348, respectively, total stockholders’ equity would be $1,131 million, $1,220 million, $1,309 million and $1,411 million, respectively, and total stockholders’ ownership in Northwest Bancshares, Inc. would be diluted by approximately 8.15% at the maximum of the offering range.

PRO FORMA DATA
     The following tables summarize historical data of Northwest Bancorp, Inc. and pro forma data at and for the six months ended June 30, 2009 and at and for the year ended December 31, 2008. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Northwest Savings Bank, to the recoverability of intangible assets or the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”
     The net proceeds in the tables are based upon the following assumptions:
(i)	one-third of all shares of common stock will be sold in the subscription and community offerings, including shares purchased by insiders, with the remaining shares to be sold in the syndicated community offering;

(ii)	55,500 shares of common stock will be purchased by our executive officers and directors, and their associates;

(iii)	our employee stock ownership plan will purchase 4% of the shares of common stock sold in the offering, and contributed to the charitable foundation with a loan from Northwest Bancshares, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)	Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1% of all shares of common stock sold in the subscription and community offerings and a fee equal to 5% of all shares sold in the syndicated community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(v)	total expenses of the offering, including the marketing fees to be paid to Stifel, Nicolaus & Company, Incorporated, will be between $24.2 million at the minimum of the offering range and $35.1 million at the maximum of the offering range, as adjusted.
     We calculated pro forma consolidated net income for the six months ended June 30, 2009 and the year ended December 31, 2008 as if the estimated net proceeds we received had been invested at the beginning of each period at an assumed interest rate of 3.25% (1.98% on an after-tax basis). This interest rate was calculated assuming that 60% of the net proceeds are placed into residential mortgage loans (half in 30-year fixed rate loans and half in 15-year fixed rate loans) with the remaining 40% of the net proceeds invested in one-year U.S. Treasury securities, all based on market interest rates prevailing as of June 30, 2009. We consider the resulting rate to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds.
     The pro forma tables give effect to the implementation of one or more stock-based incentive plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based incentive plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering and issued to the charitable foundation at the same price for which they were sold in the stock offering. We assumed that shares of common stock are granted under the plans in awards that vest over a five-year period.
     We have also assumed that the stock-based incentive plans will grant options to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering and issued to the charitable foundation. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.03 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 20.37% for the shares of common stock, a dividend yield of 4.56%, an expected option life of eight years and a risk-free interest rate of 2.16%.
     We may grant options and award shares of common stock under one or more stock-based incentive plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and issued to the charitable foundation if the stock-based incentive plans are adopted more than one year following the stock offering.
     As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Northwest Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.
     The pro forma table does not give effect to:
•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.
     The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Per share figures have been calculated based on shares of Northwest Bancorp, Inc. issued and outstanding as of the date of this prospectus, including the shares issued in connection with the acquisition of Keystone State Savings Bank.

At or for the Six Months Ended June 30, 2009
Based Upon the Sale at $10.00 Per Share of
53,975,000	63,500,000	73,025,000	83,978,750
Shares	Shares	Shares	Shares (1)
(Dollars in Thousands, except per share amounts)
Gross proceeds of offering	$539,750	$635,000	$730,250	$839,788
Market value of shares issued to charitable foundation	9,795	11,700	13,605	15,796
Market value of shares issued in the exchange	317,272	373,262	429,251	493,639

Pro forma market capitalization	$866,817	$1,019,962	$1,173,106	$1,349,222

Gross proceeds of offering	$539,750	$635,000	$730,250	$839,788
Less: Expenses	24,214	27,668	31,121	35,093

Estimated net proceeds	$515,536	$607,332	$699,129	$804,695

Less: Common stock purchased by employee stock ownership plan	(21,982)	(25,868)	(29,754)	(34,223)
Less: Cash contribution to charitable foundation	(1,000)	(1,000)	(1,000)	(1,000)
Less: Common stock purchased by the stock-based incentive plan	(21,982)	(25,868)	(29,754)	(34,223)
Plus: Northwest Bancorp, MHC capital contribution	2,058	2,058	2,058	2,058

Estimated net proceeds, as adjusted	$472,630	$556,654	$640,679	$737,307

For the Six Months Ended June 30, 2009
Consolidated net income:
Historical	$19,593	$19,593	$19,593	$19,593
Pro forma adjustments:
Income on adjusted net proceeds	4,685	5,518	6,351	7,309
Employee stock ownership plan (2)	(335)	(395)	(454)	(522)
Shares granted under the stock-based incentive plan (3)	(1,341)	(1,578)	(1,815)	(2,088)
Options granted under the stock-based incentive plan (4)	(1,072)	(1,262)	(1,451)	(1,669)

Pro forma net income	$21,530	$21,877	$22,224	$22,623

Net income per share (5):
Historical	$0.22	$0.19	$0.16	$0.14
Pro forma adjustments:
Income on adjusted net proceeds	0.06	0.06	0.06	0.06
Employee stock ownership plan (2)	—	—	—	—
Shares granted under the stock-based incentive plan (3)	(0.02)	(0.02)	(0.02)	(0.02)
Options granted under the stock-based incentive plan (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share (5) (6)	$0.25	$0.22	$0.19	$0.17

Offering price to pro forma net income per share (annualized)	20.00	x	22.73	x	26.32	x	29.41	x
Number of shares used in net income per share calculations (5)	84,538,517	99,474,038	114,409,559	131,585,408

At June 30, 2009
Stockholders’ equity:
Historical	$632,535	$632,535	$632,535	$632,535
Estimated net proceeds	515,536	607,332	699,129	804,695
Northwest Bancorp, MHC capital contribution	2,062	2,062	2,062	2,062
Stock contribution to charitable foundation	9,795	11,700	13,605	15,796
Tax benefit of contribution of charitable foundation	4,210	4,953	5,696	6,550
Less: Common stock acquired by employee stock ownership plan (2)	(21,982)	(25,868)	(29,754)	(34,223)
Less: Common stock acquired by the stock-based incentive plan (3)	(21,982)	(25,868)	(29,754)	(34,223)
Less: After-tax effect of contribution to charitable foundation	(10,795)	(12,700)	(14,605)	(16,796)

Pro forma stockholders’ equity	$1,109,380	$1,194,147	$1,278,914	$1,376,396
Less: Intangible assets	(177,088)	(177,088)	(177,088)	(177,088)

Pro forma tangible stockholders’ equity	$932,292	$1,017,059	$1,101,826	$1,199,308

Stockholders’ equity per share (7):
Historical	$7.29	$6.20	$5.37	$4.67
Estimated net proceeds	5.95	5.95	5.96	5.96
Northwest Bancorp, MHC capital contribution	0.02	0.02	0.02	0.02
Stock contribution to charitable foundation	0.11	0.11	0.12	0.12
Tax benefit of contribution to charitable foundation	0.05	0.05	0.05	0.05
Less: Common stock acquired by employee stock ownership plan (2)	(0.25)	(0.25)	(0.25)	(0.25)

	At or for the Six Months Ended June 30, 2009
	Based Upon the Sale at $10.00 Per Share of
	53,975,000	63,500,000	73,025,000	83,978,750
	Shares	Shares	Shares	Shares (1)
	(Dollars in Thousands, except per share amounts)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.25)	(0.25)	(0.25)	(0.25)
Less: After-tax effect of contribution to charitable foundation	(0.12)	(0.12)	(0.12)	(0.12)

Pro forma stockholders’ equity per share (7)	$12.80	$11.71	$10.90	$10.20
Less: Intangible assets	(2.04)	(1.74)	(1.51)	(1.31)

Pro forma tangible stockholders’ equity per share (7)	$10.76	$9.97	$9.39	$8.89

Offering price as percentage of pro forma stockholders’ equity per share	78.13%	85.40%	91.74%	98.04%

Offering price as percentage of pro forma tangible stockholders’ equity per share	92.94%	100.30%	106.50%	112.49%

Number of shares outstanding for pro forma book value per share calculations (8)	86,681,743	101,996,168	117,310,593	134,992,182

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or financial conditions following the commencement of the offering.

(2)	Assumes that 4% of shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Northwest Bancshares, Inc. The loan will have a term of 20 years and an interest rate equal to the prime rate as published in The Wall Street Journal. Northwest Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Northwest Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Northwest Savings Bank, (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 54,955, 64,670, 74,386 and 85,558 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)	Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Northwest Bancshares, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the minimum, midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 4% of the shares sold in the offering and issued to the charitable foundation, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Northwest Bancshares, Inc. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Northwest Bancshares, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 10.0% of the amount contributed was an amortized expense (20.0% annually based upon a five-year vesting period) during the six months ended June 30, 2009. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Northwest Bancshares, Inc., our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 2.47% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share for the six months ended June 30, 2009 and pro forma stockholders’ equity per share at June 30, 2009, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Six Months Ended June 30, 2009	53,975,000	63,500,000	73,025,000	83,978,750
Pro forma net income per share	$0.25	$0.22	$0.19	$0.17
Pro forma stockholders’ equity per share	$12.73	$11.67	$10.88	$10.20

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Northwest Bancshares, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 10% of the shares sold in the offering and issued to the charitable foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.03 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.03 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 4.56%; (iv) expected life of eight years; (v) expected volatility of 20.37%; and (vi) risk-free interest rate of 2.16%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 5.96% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)	The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of the date of this prospectus, including the effect of the shares issued in connection with the acquisition of Keystone State Savings Bank, multiplied by the exchange ratio at the minimum, midpoint, maximum and maximum, as adjusted, plus the shares contributed to the charitable foundation, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with SOP 93-6. See footnote 2, above.

(6)	The retained earnings of Northwest Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”

(7)	Per share figures include publicly held shares of Northwest Bancorp, Inc. common stock that will be exchanged for shares of Northwest Bancshares, Inc. common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering; (ii) shares issued to the charitable foundation and (iii) shares to be issued in exchange for publicly held shares.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

At or for the Year Ended December 31, 2008
Based Upon the Sale at $10.00 Per Share of
53,975,000	63,500,000	73,025,000	83,978,750
Shares	Shares	Shares	Shares (1)
(Dollars in Thousands, except per share amounts)
Gross proceeds of offering	$539,750	$635,000	$730,250	$839,788
Market value of shares issued to charitable foundation	9,795	11,700	13,605	15,796
Market value of shares issued in the exchange	317,272	373,262	429,251	493,639

Pro forma market capitalization	$866,817	$1,019,962	$1,173,106	$1,349,222

Gross proceeds of offering	$539,750	$635,000	$730,250	$839,788
Less: Expenses	24,214	27,668	31,121	35,093

Estimated net proceeds	$515,536	$607,332	$699,129	$804,695

Less: Common stock purchased by employee stock ownership plan	(21,982)	(25,868)	(29,754)	(34,223)
Less: Cash contribution to charitable foundation	(1,000)	(1,000)	(1,000)	(1,000)
Less: Common stock purchased by the stock-based incentive plan	(21,982)	(25,868)	(29,754)	(34,223)
Plus: Northwest Bancorp, MHC capital contribution	2,223	2,223	2,223	2,223

Estimated net proceeds, as adjusted	$472,795	$556,819	$640,844	$737,472

For the Year Ended December 31, 2008
Consolidated net income:
Historical	$48,171	$48,171	$48,171	$48,171
Pro forma adjustments:
Income on adjusted net proceeds	9,373	11,039	12,705	14,620
Employee stock ownership plan (2)	(670)	(789)	(908)	(1,044)
Shares granted under the stock-based incentive plan (3)	(2,682)	(3,156)	(3,630)	(4,175)
Options granted under the stock-based incentive plan (4)	(2,144)	(2,523)	(2,902)	(3,338)

Pro forma net income	$52,048	$52,742	$53,436	$54,234

Net income per share (5):
Historical	$0.58	$0.49	$0.42	$0.37
Pro forma adjustments:
Income on adjusted net proceeds	0.11	0.11	0.11	0.11
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under the stock-based incentive plan (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (5) (6)	$0.62	$0.53	$0.47	$0.41

Offering price to pro forma net income per share	16.13	x	18.87	x	21.28	x	24.39	x
Number of shares used in net income per share calculations (5)	84,593,472	99,538,708	114,483,944	131,670,966

At December 31, 2008
Stockholders’ equity:
Historical	$613,784	$613,784	$613,784	$613,784
Estimated net proceeds	515,536	607,332	699,129	804,695
Northwest Bancorp, MHC capital contribution	2,217	2,217	2,217	2,217
Stock contribution to charitable foundation	9,795	11,700	13,605	15,796
Tax benefit of contribution of charitable foundation	4,210	4,953	5,696	6,550
Less: Common stock acquired by employee stock ownership plan (2)	(21,982)	(25,868)	(29,754)	(34,223)
Less: Common stock acquired by the stock-based incentive plan (3)	(21,982)	(25,868)	(29,754)	(34,223)
Less: After-tax effect of contribution to charitable foundation	(10,795)	(12,700)	(14,605)	(16,796)

Pro forma stockholders’ equity	$1,090,784	$1,175,551	$1,260,318	$1,357,800

Less: Intangible assets	(178,758)	(178,758)	(178,758)	(178,758)

Pro forma tangible stockholders’ equity	$912,026	$996,793	$1,081,560	$1,179,042

Stockholders’ equity per share (7):
Historical	$7.06	$6.02	$5.21	$4.53
Estimated net proceeds	5.95	5.95	5.96	5.96
Northwest Bancorp, MHC capital contribution	0.03	0.02	0.02	0.02
Stock contribution to charitable foundation	0.11	0.11	0.12	0.12
Tax benefit of contribution to charitable foundation	0.05	0.05	0.05	0.05
Less: Common stock acquired by employee stock ownership plan (2)	(0.25)	(0.25)	(0.25)	(0.25)

	At or for the Year Ended December 31, 2008
	Based Upon the Sale at $10.00 Per Share of
	53,975,000	63,500,000	73,025,000	83,978,750
	Shares	Shares	Shares	Shares (1)
	(Dollars in Thousands, except per share amounts)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.25)	(0.25)	(0.25)	(0.25)
Less: After-tax effect of contribution to charitable foundation	(0.12)	(0.12)	(0.12)	(0.12)

Pro forma stockholders’ equity per share (7)	$12.58	$11.53	$10.74	$10.06
Intangible assets	(2.06)	(1.75)	(1.52)	(1.32)

Pro forma tangible stockholders’ equity per share (7)	$10.52	$9.78	$9.22	$8.74

Offering price as percentage of pro forma stockholders’ equity per share	79.49%	86.73%	93.11%	99.40%

Offering price as percentage of pro forma tangible stockholders’ equity per share	95.06%	102.25%	108.46%	114.42%

Number of shares outstanding for pro forma book value per share calculations (8)	86,681,743	101,996,168	117,310,593	134,922,182

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market and financial conditions following the commencement of the offering.

(2)	Assumes that 4% of shares of common stock sold in the offering and issued to the charitable foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Northwest Bancshares, Inc. The loan will have a term of 20 years and an interest rate equal to the prime rate as published in The Wall Street Journal. Northwest Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Northwest Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Northwest Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 109,909, 129,340, 148,771 and 171,117 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the year were considered outstanding for purposes of net income per share calculations.

(3)	Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Northwest Bancshares, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 4% of the shares sold in the stock offering and issued to the charitable foundation, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Northwest Bancshares, Inc. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Northwest Bancshares, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20.0% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2008. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Northwest Bancshares, Inc., our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 2.47% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share for the year ended December 31, 2008 and pro forma stockholders’ equity per share at December 31, 2008, based on the sale of the number of shares as indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2008	53,975,000	63,500,000	73,025,000	83,978,750
Pro forma net income per share	$0.60	$0.52	$0.46	$0.41
Pro forma stockholders’ equity per share	$12.52	$11.49	$10.73	$10.06

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Northwest Bancshares, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 10% of the shares sold in the offering and issued to the charitable foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant date fair value pursuant to the application of the Black-Scholes option pricing model was $2.03 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.03 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 4.56% ; (iv) expected life of eight years; (v) expected volatility of 20.73%; and

(vi) risk-free interest rate of 2.16%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 5.96% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)	The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of October 23, 2009, including the effect of the shares issued in connection with the acquisition of Keystone State Savings Bank, multiplied by the exchange ratio at the minimum, midpoint, maximum and maximum, as adjusted, plus the shares contributed to the charitable foundation, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with SOP 93-6. See footnote 2, above.

(6)	The retained earnings of Northwest Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.”

(7)	Per share figures include publicly held shares of Northwest Bancorp, Inc. common stock that will be exchanged for shares of Northwest Bancshares, Inc. common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering; (ii) shares issued to the charitable foundation; and (iii) shares to be issued in exchange for publicly held shares. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE CHARITABLE FOUNDATION
     As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $866.8 million, $1,020.0 million, $1,173.1 million and $1,349.2 million with the charitable foundation, as compared to $870.5 million, $1,024.1 million, $1,177.8 million and $1,354.4 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.
     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended June 30, 2009 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the six-month period, with and without the charitable foundation.

													Adjusted Maximum of
	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Offering Range
	With		Without		With		Without		With		Without		With		Without
	Foundation		Foundation		Foundation		Foundation		Foundation		Foundation		Foundation		Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$539,750		$548,250		$635,000		$645,000		$730,250		$741,750		$839,788		$853,013
Estimated full value	866,817		870,519		1,019,962		1,024,140		1,173,106		1,177,761		1,349,222		1,354,425
Total assets	7,569,136		7,573,217		7,653,903		7,658,718		7,738,670		7,744,220		7,836,152		7,842,546
Total liabilities	6,459,756		6,459,756		6,459,756		6,459,756		6,459,756		6,459,756		6,459,756		6,459,756
Pro forma stockholders’ equity	1,109,380		1,113,461		1,194,147		1,198,962		1,278,914		1,284,464		1,376,396		1,382,790
Pro forma net income	21,530		21,619		21,877		21,982		22,224		22,346		22,623		22,764
Pro forma stockholders’ equity per share	12.80		12.79		11.71		11.71		10.90		10.91		10.20		10.21
Pro forma tangible stockholders’ equity per share	10.76		10.76		9.97		9.98		9.39		9.41		8.89		8.90
Pro forma net income per share	0.25		0.25		0.22		0.22		0.19		0.19		0.17		0.17
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	78.13%		78.19%		85.40%		85.40%		91.74%		91.66%		98.04%		97.94%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	92.94		92.94		100.30		100.20		106.50		106.27		112.49		112.36
Offering price to pro forma net income per share	20.00	x	20.00	x	22.73	x	22.73	x	26.32	x	26.32	x	29.41	x	29.41	x
Pro forma financial ratios:
Return on assets (annualized)	0.57%		0.57%		0.57%		0.57%		0.57%		0.58%		0.58%		0.58%
Return on equity (annualized)	3.88		3.88		3.66		3.67		3.48		3.48		3.29		3.29
Equity to assets	14.66		14.70		15.60		15.65		16.53		16.59		17.56		17.63
Tangible equity ratio	12.61		12.66		13.60		13.66		14.57		14.63		15.66		15.73

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     This discussion and analysis reflects our consolidated financial statements and other relevant statistical data. The information in this section has been derived from the audited and unaudited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Northwest Bancorp, Inc. provided in this prospectus.
Overview
     Historically, our principal business has consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including real estate and other consumer assets. We are significantly affected by prevailing economic conditions, particularly interest rates, as well as government policies concerning among other things, monetary and fiscal affairs, housing and financial institutions and regulations regarding lending and other operations, privacy and consumer disclosure. Attracting and maintaining deposits is affected by a number of factors, including interest rates paid on competing investments offered by other financial and non-financial institutions, account maturities, fee structures, and levels of personal income and savings. Lending activities are affected by the demand for funds and thus are influenced by interest rates, the number and quality of lenders and regional economic conditions. Sources of funds for lending activities include deposits, borrowings, repayments on loans, cash flows from maturities of investment securities and income provided from operations.
     Our earnings depend primarily on our level of net interest income, which is the difference between interest earned on our interest-earning assets, consisting primarily of loans, mortgage-backed securities and other investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits, borrowed funds, and trust-preferred securities. Net interest income is a function of our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, as well as a function of the average balance of interest-earning assets compared to interest-bearing liabilities. Also contributing to our earnings is noninterest income, which consists primarily of service charges and fees on loan and deposit products and services, fees related to insurance and investment management and trust services, and net gains and losses on sale of assets. Interest income and noninterest income are offset by provisions for loan losses, general administrative and other expenses, including employee compensation and benefits and occupancy and equipment costs, as well as by state and federal income tax expense.
     Our net income has decreased over the past few years, totaling $48.2 million for the year ended December 31, 2008 compared to $49.1 million for the year ended December 31, 2007 and $51.5 million for the year ended December 31, 2006. Our net income was $19.6 million for the six months ended June 30, 2009 compared to $27.1 million for the six months ended June 30, 2008. Much of the reduction in our net income has resulted from increased loan loss reserves and impairment charges on securities caused by deteriorating asset quality, which has affected much of the financial institutions industry in recent years. Our provision for loan losses was $22.9 million for the year ended December 31, 2008 compared to $8.7 million for the year ended December 31, 2007 and $8.5 million for the year ended December 31, 2006. Our provision for loan losses was $17.5 million for the six months ended June 30, 2009 compared to $5.7 million for the year ended June 30, 2008. In addition, we experienced other-than-temporary impairment charges for securities, which were reflected as a reduction of noninterest income, of $4.3 million and $16.0 million during the six months ended June 30, 2009 and the year ended December 31, 2008, respectively.

     We did not significantly change our underwriting standards in the past several years nor did we add controversial residential loan products. Other than our loans for the construction of one- to four-family residential mortgage loans, we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not directly offer “subprime loans” (loans that generally target borrowers with FICO scores of less than 660) or Alt-A loans (traditionally defined as loans having less than full documentation). However, a portion of the loans originated by one of our subsidiaries, Northwest Consumer Discount Company (“NCDC”), consists of loans to persons with credit scores that would cause such loans to be considered subprime. NCDC has been in operation for over 25 years and has 50 offices throughout Pennsylvania. NCDC offers a variety of consumer loans for autos, appliances and furniture as well as one- to four-family residential loans. At June 30, 2009, NCDC’s total loan portfolio was approximately $130.0 million with an average loan size of $4,000, an average FICO score of 610 and an average yield of approximately 16.5%. At June 30, 2009, $93 million, or 83.7%, of the loans originated by NCDC were to borrowers with a credit score of 660 or less. NCDC’s total delinquency has remained steady at approximately 4.0% of outstanding loans, with loans nonperforming for 90 days or more at 2.0% of loans outstanding. Annual charge-offs average approximately $3.0 million, or 2.3% of outstanding loans, and it maintains a separate Allowance for Loan Loss of $4.8 million, or 3.7% of loans. Although loans originated through NCDC have higher average rates of delinquency and charge-offs than similar loans originated directly by Northwest Savings Bank, management believes that the higher yields or loans originated through NCDC compensate for the incremental credit risk exposure.
     As of June 30, 2009, we held $183,000 of preferred stock issued by Freddie Mac, and $28.2 million of private label collateralized mortgage obligations, some of which are collateralized by ALT-A mortgage loans. As of June 30, 2009, our available credit lines and other sources of liquidity had not been reduced compared to levels from December 31, 2008 or 2007.
Recently Completed Acquisition
     On October 23, 2009, we completed the acquisition of Keystone State Savings Bank, located in Sharpsburg, Pennsylvania. At June 30, 2009, Keystone State Savings Bank had one branch and approximately $25.0 million in assets and approximately $3.2 million of retained earnings.
Our Competitive Strengths
     Since our initial public offering in 1994 we have grown from a savings bank operating primarily in Northwestern Pennsylvania to a regional community banking organization with branch offices in Ohio, New York, Maryland, Florida and throughout Pennsylvania. We believe that our growth and success have largely been due to the following strengths that have given us a competitive advantage in our markets:
•	Maintaining a strong and experienced management team, and attracting and retaining dedicated and qualified personnel to support the growth of our franchise. Achieving our strategic objectives requires an experienced and dedicated management team, which we have developed and maintained over the years. Our management team has been an integral part of the continued growth and success of Northwest Savings Bank.

•	Being recognized as an employer of choice in all of our markets by providing employees with exceptional opportunities for advancement and growth in an attractive business environment. A strong management team requires the support of dedicated and experienced employees. Our commitment to our employees, as well as the career opportunities offered by our sustained growth, has made Northwest Savings Bank a preferred employer in the markets we serve.

•	Our ability and our reputation as an experienced and successful acquirer. Since 1994, we have completed 25 acquisition transactions. During this period, our total banking offices have increased from 41 to 170, and our assets have increased from $1.4 billion to $7.1 billion at June 30, 2009.

•	Our track record of creating value for our stockholders. As a publicly traded mutual holding company, we have strived to create value for our stockholders while meeting the needs of our banking customers. Common stock purchased in our initial offering in 1994 has appreciated 410.0% in value as of August 31, 2009. We will continue to focus on creating shareholder value as we transition to a fully converted stock holding company.
Our Business Strategy
     Our strategy is to focus on those banking activities and services that have proven to be successful and that have generated favorable returns for our stockholders. We believe that this focus will enable us to continue to grow our franchise, while maintaining our commitment to customer service, high asset quality, and sustained net earnings. The following are the key elements of our business strategy:
       Expand Our Geographic Reach
•	Complementary acquisitions. We believe that acquisition opportunities exist both within and beyond our current market area. We will consider pursuing acquisition opportunities on a selective basis in contiguous or near contiguous market areas that will afford us the opportunity to add complementary products to our existing business or expand our franchise geographically.

•	De novo branching. We have opened de novo branches to provide better service for our customers and to add to or fill in gaps in our geographic footprint. For example, we recently opened three new branches in Rochester, New York, and plan to open a fourth new branch in Rochester during the fourth quarter of 2009.
       Continue to Improve Our Earnings
•	Asset mix diversification. Historically, we have emphasized the origination of single family residential mortgage loans and we will continue to emphasize these loans in the future. However, loan diversification improves our net interest margin because consumer loans and commercial business loans generally have shorter terms and higher interest rates than residential mortgage loans.

•	Managing interest rate risk. Diversifying our asset mix not only improves our margin but also reduces the exposure of our net interest income and earnings to interest rate risk. We will continue to manage our interest rate risk by diversifying the type and maturity of assets in our loan and investment portfolios.

•	Fee income. We have been focusing on increasing our fee income by offering new products and services. For example, we offer business deposits which are a source of low-cost funds and fee income, as well as investment management, brokerage and trust services with almost $1.0 billion of managed assets.

•	Investment in our infrastructure. Over the past five years, we have significantly upgraded our technology capabilities by offering internet and mobile banking, an expanded ATM network, debit cards, surcharge-free ATM capabilities and electronic check clearing. We intend to capitalize on our technology capabilities to improve operating efficiencies and enhance customer service.
     Continue to Improve Our Funding Mix
•	Reducing our cost of funds and our exposure to interest rate risk by offering and attracting more checking accounts, transaction accounts and other low cost deposits. Transaction accounts generally are our least costly source of funds, and therefore improve our interest rate spread and the interest rate risk associated with deposits repricing more quickly than loans and investments in a rising interest rate environment.
     Increase Lending While Maintaining Asset Quality
•	Maintaining a quality loan portfolio while exercising prudent loan underwriting and administration standards. While the delinquencies in our loan portfolio have increased during the current economic recession, we intend to maintain conservative loan underwriting and administration standards in the future.
     Increase our Capital to Support Our Future Growth
•	Using the capital raised in the stock offering to take advantage of strategic growth and acquisition opportunities. Management believes that the current economic recession will increase the rate of consolidation in the banking industry. After raising additional capital from the conversion and stock offering, we will be better positioned to take advantage of growth and acquisition opportunities that arise.
•	Using the capital raised in the stock offering to increase our capital levels that may be required by the federal banking regulators in the current economic environment. The current severe economic recession has underscored the importance of capital strength. It is expected that existing minimum regulatory capital ratios will be increased by the bank regulatory agencies in response to market conditions and the recession.
     Continue Our Community-Oriented Focus
•	Operating as a regional community banking organization offering a broad range of financial products and services. As a community bank, we are uniquely positioned to understand the financial needs of our local customers. Our Community Banking Division has implemented a new sales process that emphasizes the building and fostering of customer relationships. Our new fully-integrated service and sales system will improve customer service and our operating performance.
•	Our newly established charitable foundation will strengthen our commitment to the communities we serve. The charitable foundation will be initially funded with $9.8 million to $15.8 million of stock and $1.0 million in cash to benefit the communities we serve.

     Our results of operations may be significantly affected by our ability to effectively implement our business strategy including our plans for expansion through strategic acquisitions. If we are unable to effectively integrate and manage acquired or merged businesses or attract significant new business through our branching efforts, our financial performance may be negatively affected.
Expected Increase in Non-Interest Expense Following the Offering
     Following the completion of the conversion and offering, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, the adoption of a new stock-based incentive plan, if approved by our stockholders, and implementation of our business plan, which includes the continued growth of our branch franchise.
     Assuming that 73,025,000 shares are sold in the offering (the maximum of the offering range):
(i)	the employee stock ownership plan will acquire 2,975,420 shares of common stock with a $29.8 million loan from Northwest Bancshares, Inc. that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $1.5 million (assuming that the shares of common stock maintain a value of $10.00 per share);

(ii)	if adopted more than one year following the offering, the new stock-based incentive plan may award a number of shares of restricted stock equal to or in excess of 4% of the shares sold in the offering and issued to the charitable foundation, or 2,975,420 shares, to eligible participants (reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the stock offering), and such awards will be expensed as the awards vest. Assuming all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a minimum of five years, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan will be approximately $6.0 million; and

(iii)	if adopted more than one year following the offering, the new stock-based incentive plan may award options to purchase a number of shares equal to or in excess of 10% of the shares sold in the offering and issued to the charitable foundation, or 7,438,550 shares, to eligible participants, and such options will be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years, we applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.03 per option. We also assumed an estimated volatility rate of 20.37% for the shares of common stock, a dividend yield of 4.56%, an expected option life of eight years and a risk-free interest rate of 2.16%. The corresponding annual expense (pre-tax) associated with options awarded under the stock-based incentive plan will be approximately $3.0 million.
     The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the stock-based incentive plan related to restricted stock will be determined by the fair market value of the common stock on the grant date, which may be less than or greater than $10.00 per share.

Critical Accounting Policies
     Certain accounting policies are important to the understanding of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances, including, but without limitation, changes in interest rates, performance of the economy, financial condition of borrowers and laws and regulations. The following are the accounting policies we believe are critical.
     Allowance for Loan Losses. We recognize that losses will be experienced on loans and that the risk of loss will vary with, among other things, the type of loan, the creditworthiness of the borrower, general economic conditions and the quality of the collateral for the loan. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance for loan losses represents management’s estimate of probable losses based on all available information. The allowance for loan losses is based on management’s evaluation of the collectibility of the loan portfolio, including past loan loss experience, known and inherent losses, information about specific borrower situations and estimated collateral values, and current economic conditions. The loan portfolio and other credit exposures are regularly reviewed by management in its determination of the allowance for loan losses. The methodology for assessing the appropriateness of the allowance includes a review of historical losses, peer group comparisons, industry data and economic conditions. As an integral part of their examination process, regulatory agencies periodically review our allowance for loan losses and may require us to make additional provisions for estimated losses based upon judgments different from those of management. In establishing the allowance for loan losses, loss factors are applied to various pools of outstanding loans. Loss factors are derived using our historical loss experience and may be adjusted for factors that affect the collectibility of the portfolio as of the evaluation date. Commercial loans that are criticized are evaluated individually to determine the required allowance for loan losses and to evaluate the potential impairment of such loans under Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”). Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of loans deteriorate as a result of the factors discussed previously. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations. The allowance is based on information known at the time of the review. Changes in factors underlying the assessment could have a material impact on the amount of the allowance that is necessary and the amount of provision to be charged against earnings. Such changes could impact future results. Management believes that all known losses as of June 30, 2009, December 31, 2008 and December 31, 2007, have been recorded as of those dates.
     Valuation of Investment Securities. All of our investment securities are classified as available for sale and recorded at current fair value. Unrealized gains or losses, net of deferred taxes, are reported in other comprehensive income as a separate component of shareholders’ equity. In general, fair value is based upon quoted market prices of identical assets, when available. If quoted market prices are not available, fair value is based upon valuation models that use cash flow, security structure and other observable information. Where sufficient data is not available to produce a fair valuation, fair value is based on broker quotes for similar assets. Broker quotes may be adjusted to ensure that financial instruments are recorded at fair value. Adjustments may include unobservable parameters, among other things. No adjustments were made to any broker quotes received by us.

     We conduct a quarterly review and evaluation of our investment securities to determine if any declines in fair value are other than temporary. In making this determination, we consider the period of time the securities were in a loss position, the percentage decline in comparison to the securities’ amortized cost, the financial condition of the issuer, if applicable, and the delinquency or default rates of underlying collateral. We consider our intent to sell the investment securities evaluated and the likelihood that we will not have to sell the investment securities before recovery of their cost basis. If impairment exists, credit related impairment losses are recorded in earnings while noncredit related impairment losses are recorded in accumulated other comprehensive income.
     Goodwill. Goodwill is not subject to amortization but must be tested for impairment at least annually, and possibly more frequently if certain events or changes in circumstances arise. Impairment testing requires that the fair value of each reporting unit be compared to its carrying amount, including goodwill. Reporting units are identified based upon analyzing each of our individual operating segments. A reporting unit is defined as any distinct, separately identifiable component of an operating segment for which complete, discrete financial information is available that management regularly reviews. Goodwill is allocated to the carrying value of each reporting unit based on its relative fair value at the time it is acquired. Determining the fair value of a reporting unit requires a high degree of subjective management judgment. We, through the use of an independent third party, evaluate goodwill for possible impairment using four valuation methodologies including a public market peers approach, a comparable transactions approach, a control premium approach and a discounted cash flow approach. Future changes in the economic environment or the operations of the reporting units could cause changes to these variables, which could give rise to declines in the estimated fair value of the reporting unit. Declines in fair value could result in impairment being identified. We have established June 30 of each year as the date for conducting our annual goodwill impairment assessment. The variables are selected as of that date and the valuation model is run to determine the fair value of each reporting unit. At June 30, 2009, we did not identify any individual reporting unit where the fair value was less than the carrying value.
     Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Using this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on an ongoing basis as regulatory and business factors change. A reduction in estimated future taxable income could require us to record a valuation allowance. Changes in levels of valuation allowances could result in increased income tax expense, and could negatively affect earnings.
     Other Intangible Assets. Using the purchase method of accounting for acquisitions, we are required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair values. These fair values often involve estimates based on third-party valuations, including appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques, which are inherently subjective. Core deposit and other intangible assets are recorded in purchase accounting when a premium is paid to acquire other entities or deposits. Other intangible assets, which are determined to have finite lives, are amortized based on the period of estimated economic benefits received, primarily on an accelerated basis.

     Pension Benefits. Pension expense and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, anticipated salary increases, interest costs, expected return on plan assets, mortality rates, and other factors. In accordance with U.S. generally accepted accounting principles, actual results that differ from the assumptions are amortized over average future service and, therefore, generally affect recognized expense. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect our pension obligations and future expense.
     In determining the projected benefit obligations for pension benefits at December 31, 2008, we used a discount rate of 6.00%, which is 50 basis points lower than the discount rate used at December 31, 2007 of 6.50%. We use the Citigroup Pension Liability Index rates matching the duration of our benefit payments as of the measurement date to determine the discount rate. Effective January 1, 2008, we changed the measurement date from October 31 to December 31 concurrent with our adoption of the measurement provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” Our pre-tax pension expense is forecasted to increase from approximately $4.8 million for the year ended December 31, 2008 to approximately $7.9 million for the year ending December 31, 2009.
Balance Sheet Analysis
     Assets. Our total assets at June 30, 2009 were $7.092 billion, an increase of $162.1 million, or 2.3%, from $6.930 billion at December 31, 2008. This increase in assets was primarily attributed to an increase in cash and cash equivalents of $335.1 million, which was partially offset by a decrease in securities of $129.8 million, a decrease in loans of $38.5 million and an increase in the allowance for loan losses of $11.8 million. The net increase in total assets was funded by an increase in deposits of $307.5 million, partially offset by a decrease in borrowed funds of $170.9 million.
     Cash and equivalents. Total cash and investments increased by $205.4 million, or 16.8%, to $1.424 billion at June 30, 2009, from $1.219 billion at December 31, 2008. This increase was a result of deposit growth while we evaluated investment alternatives and maintained liquidity to repay $37.0 million of long-term borrowings due before the end of the year.
     Cash and equivalents decreased by $150.7 million, or 65.3%, to $79.9 million at December 31, 2008 from $230.6 million at December 31, 2007. This decrease was attributable to our using cash to fund loan growth and purchase investment securities.
     Loans receivable. Loans receivable decreased by $38.5 million, or 0.8%, to $5.158 billion at June 30, 2009, from $5.197 billion at December 31, 2008. Loan demand remained strong, with originations of $1.116 billion for the six-month period ended June 30, 2009. However, we sold $388.8 million of one- to four-family residential mortgage loans originated during the same period to assist with maintaining an acceptable liquidity position and lessen interest-rate risk. During the six months ended June 30, 2009 commercial loans increased by $82.8 million, or 5.8%, mortgage loans decreased by $112.9 million, or 4.6%, and consumer and home equity loans decreased by $8.4 million, or 0.6%.
     Net loans receivable increased $346.3 million, or 7.2%, to $5.142 billion at December 31, 2008 from $4.796 billion at December 31, 2007. This increase in loans was primarily attributable to growth in our consumer and commercial loan portfolios. Consumer home equity loans increased $43.6 million, or 4.4%, commercial real estate loans increased $193.6 million, or 21.4%, and commercial business loans increased $19.7 million, or 5.4%.

     Total loans 30 days or more past due decreased by $7.9 million, or 4.1%, to $184.9 million at June 30, 2009 from $192.8 million at December 31, 2008. The June 30, 2009 amount consisted of 2,815 loans, while the December 31, 2008 amount consisted of 3,492 loans. Delinquencies on one- to four-family mortgage and consumer loans decreased by $26.3 million, or 31.0%, and commercial real estate and commercial business loans increased $18.4 million, or 17.1%. Like most financial institutions, we experienced an increase in the amount of delinquencies during the past 18 months due to deteriorating economic conditions. The decrease in mortgage and consumer delinquency is due to comparing a 30-day month to a 31-day month. The largest increases in commercial loan delinquencies have occurred in Florida and Maryland, where economic activity has declined the most.
     Set forth below are selected data relating to the composition of our loan portfolio by type of loan as of the dates included.

	At June 30,		At December 31,
	2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real estate:
One- to four-family	$2,396,623	45.4%	$2,492,940	47.2%	$2,430,117	48.9%	$2,411,024	53.5%
Home equity	1,038,323	19.7	1,035,954	19.6	992,335	20.0	887,352	19.7
Multi-family and commercial	1,191,107	22.5	1,100,218	20.8	906,594	18.3	701,951	15.6

Total real estate loans	4,626,053	87.6	4,629,112	87.6	4,329,046	87.2	4,000,327	88.8
Consumer:
Automobile	102,519	1.9	102,267	2.0	125,298	2.5	138,401	3.1
Education loans	25,807	0.5	38,152	0.7	14,551	0.3	11,973	0.3
Loans on savings accounts	11,576	0.2	11,191	0.2	10,563	0.2	10,313	0.2
Other (1)	116,852	2.2	115,913	2.2	117,831	2.4	109,303	2.4

Total consumer loans	256,754	4.8	267,523	5.1	268,243	5.4	269,990	6.0

Commercial business	400,926	7.6	387,145	7.3	367,459	7.4	235,311	5.2

Total loans receivable, gross	5,283,733	100.0%	5,283,780	100.0%	4,964,748	100.0%	4,505,628	100.0%

Deferred loan fees	(5,978)		(5,041)		(4,179)		(3,027)
Undisbursed loan proceeds	(119,460)		(81,918)		(123,163)		(52,505)
Allowance for loan losses (real estate loans)	(40,277)		(33,760)		(28,854)		(17,936)
Allowance for loan losses (other loans)	(26,500)		(21,169)		(12,930)		(19,719)

Total loans receivable net	$5,091,518		$5,141,892		$4,795,622		$4,412,441

(1)	Consists primarily of secured and unsecured personal loans.

			At June 30
	At December 31, 2005		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real estate:
One- to four-family	$2,805,900	59.5%	$2,693,174	60.3%	$2,615,328	63.1%
Home equity	780,451	16.5	737,619	16.5	588,192	14.2
Multi-family and commercial	594,503	12.6	534,224	11.9	454,606	11.0

Total real estate loans	4,180,854	88.6	3,965,017	88.7	3,658,126	88.3
Consumer:
Automobile	144,519	3.1	138,102	3.1	120,887	2.9
Education loans	120,504	2.5	112,462	2.5	95,599	2.3
Loans on savings accounts	9,066	0.2	8,500	0.2	8,038	0.2
Other (1)	106,390	2.3	102,787	2.3	112,163	2.7

Total consumer loans	380,479	8.1	361,851	8.1	336,687	8.1
Commercial business	157,572	3.3	142,391	3.2	149,509	3.6

Total loans receivable, gross	4,718,905	100.0%	4,469,259	100.0%	4,144,322	100.0%

Deferred loan fees	(3,877)		(4,257)		(6,630)
Undisbursed loan proceeds	(59,348)		(56,555)		(53,081)
Allowance for loan losses (real estate loans)	(16,875)		(15,918)		(15,113)
Allowance for loan losses (other loans)	(16,536)		(15,645)		(15,557)

Total loans receivable net	$4,622,269		$4,376,884		$4,053,941

(1)	Consists primarily of secured and unsecured personal loans.
     The following table sets forth loans by state (based on borrowers’ residence) at June 30, 2009.

					Commercial
					business and
	One- to four-family		Consumer and		commercial
State	mortgage (1)	Percentage	home equity (2)	Percentage	real estate (3)	Percentage	Total (4)	Percentage
	(Dollars in thousands)
Pennsylvania	$2,013,821	85.6%	1,168,682	90.3%	989,493	65.6%	4,171,996	80.8%
New York	132,988	5.6	71,854	5.5	279,683	18.5	484,525	9.4
Ohio	15,670	0.7	13,065	1.0	7,406	0.5	36,141	0.7
Maryland	156,027	6.6	29,712	2.3	174,056	11.5	359,795	7.0
Florida	34,827	1.5	11,765	0.9	59,246	3.9	105,838	2.1

Total	$2,353,333	100.0%	1,295,078	100.0%	1,509,884	100.0%	5,158,295	100.0%

(1)	Percentage of total mortgage loans.

(2)	Percentage of total consumer loans.

(3)	Percentage of total commercial loans.

(4)	Percentage of total loans.

     The following tables set forth the maturity or period of repricing of our loan portfolio at June 30, 2009 and at December 31, 2008. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Adjustable and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

		Due after	Due after	Due after
		one year	two years	three years
	Due in one	through	through	through	Due after
At June 30, 2009:	year or less	two years	three years	five years	five years	Total
	(In Thousands)
Real estate loans:
One-to four-family residential	$190,901	$126,516	$115,058	$229,379	$1,734,769	$2,396,623
Multi-family and commercial	420,091	123,190	131,849	415,076	100,901	1,191,107
Consumer loans	381,021	123,946	113,954	203,888	472,268	1,295,077
Commercial business loans	141,403	41,466	44,380	139,714	33,963	400,926

Total loans	$1,133,416	$415,118	$405,241	$988,057	$2,341,901	$5,283,733

		Due after	Due after	Due after
	Due in one	one year	two years	three years
	year or	through	through	through	Due after
At December 31, 2008:	less	two years	three years	five years	five years	Total
	(In Thousands)
Real estate loans:
One-to four-family residential	$194,953	$128,566	$117,431	$234,006	$1,817,984	$2,492,940
Multi-family and commercial	374,641	131,556	109,381	381,377	103,263	1,100,218
Consumer loans	382,501	129,440	117,265	205,306	468,965	1,303,477
Commercial business loans	131,829	46,292	38,489	134,199	36,336	387,145

Total loans	$1,083,924	$435,854	$382,566	$954,888	$2,426,548	$5,283,780

     The following tables set forth at June 30, 2009, and December 31, 2008, the dollar amount of all fixed-rate and adjustable-rate loans due one year after the date indicated. Adjustable- and floating-rate loans are included in the tables based on the contractual due date of the loan.

At June 30, 2009:	Fixed	Adjustable	Total
	(In Thousands)
Real estate loans:
One-to four-family residential	$2,204,859	$57,446	$2,262,305
Multi-family and commercial	386,471	646,214	1,032,685
Consumer loans	882,884	159,802	1,042,686
Commercial business loans	135,366	212,235	347,601

Total loans	$3,609,580	$1,075,697	$4,685,277

At December 31, 2008:	Fixed	Adjustable	Total
	(In Thousands)
Real estate loans:
One-to four-family residential	$2,296,290	$68,091	$2,364,381
Multi-family and commercial	343,645	608,986	952,631
Consumer loans	879,576	159,992	1,039,568
Commercial business loans	126,324	208,888	335,212

Total loans	$3,645,835	$1,045,957	$4,691,792

     Securities. Securities decreased by $129.8 million, or 11.4%, to $1.009 billion at June 30, 2009 from $1.139 billion at December 31, 2008. This decrease was the result of normal amortization on mortgage-backed securities. These proceeds have been accumulated in interest-earning deposits while we continue to evaluate investment alternatives. During the six months ended June 30, 2009, we recognized other-than-temporary impairment charges of $4.3 million on three private label collateralized mortgage obligations due to a deterioration in credit of the underlying collateral. These collateralized mortgage obligations were purchased in 2005.

     Securities increased by $5.8 million, or 0.5%, to $1.139 billion at December 31, 2008 from $1.133 billion at December 31, 2007. This increase was the result of our investing excess cash in marketable securities in order to earn a higher yield. During 2008 we recognized other-than-temporary impairment charges of $16.0 million. The other-than-temporary impairment charges were $5.5 million for preferred stock of Freddie Mac, $600,000 for a single issuer trust preferred security with a remaining amortized cost of $1.4 million at December 31, 2008 and $9.9 million for multiple pooled-trust preferred securities with remaining amortized cost of $13.7 million as of December 31, 2008.
     The following tables set forth certain information regarding the amortized cost and fair values of our investment securities portfolio and mortgage-backed securities portfolio at the dates indicated.

			At December 31,
	At June 30, 2009		2008		2007		2006
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
				(In Thousands)
Mortgage-backed securities available for sale:
Fixed-rate pass through certificates	$160,821	$166,268	$186,659	$193,099	$73,284	$73,992	$68,720	$67,430
Variable-rate pass through certificates	250,939	257,451	276,121	277,183	306,886	309,054	199,442	198,365
Fixed-rate CMOs	48,165	45,375	60,119	57,480	73,514	71,793	87,946	85,402
Variable-rate CMOs	208,772	205,995	228,917	217,877	76,886	76,908	27,613	27,771

Total mortgage-backed securities available for sale	$668,697	$675,089	$751,816	$745,639	$530,569	$531,747	$383,721	$378,968

Investment securities available for sale:
U.S. Government, agency and GSEs	$77,651	$81,322	$97,884	$108,908	$286,359	$292,546	$214,031	$212,525
Municipal securities	240,258	236,983	268,616	267,548	262,895	267,120	14,553	14,604
Corporate debt issues	28,173	14,904	25,165	15,961	37,225	35,075	63,114	60,577
Equity securities and mutual funds	954	1,084	954	1,114	6,478	6,879	95,548	100,840

Total investment securities available for sale	$347,036	$334,293	$392,619	$393,531	$592,957	$601,620	$387,246	$388,546

			At December 31,
	At June 30, 2009		2008		2007		2006
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
				(In Thousands)
Mortgage-backed securities held to maturity:
Fixed-rate pass through certificates	$—	$—	$—	$—	$—	$—	$9,097	$8,965
Variable-rate pass through certificates	—	—	—	—	—	—	188,700	188,382
Fixed-rate CMOs	—	—	—	—	—	—	4,484	4,249
Variable-rate CMOs	—	—	—	—	—	—	49,374	49,335

Total mortgage-backed securities held to maturity	$—	$—	$—	$—	$—	$—	$251,655	$250,931

     The following table sets forth information regarding the issuers and the carrying value of our mortgage-backed securities.

	At June 30,	At December 31,
	2009	2008	2007	2006
		(In Thousands)
Mortgage-backed securities:
Fannie Mae	$256,344	$288,082	$165,391	$205,127
Ginnie Mae	87,622	99,354	88,428	120,799
Freddie Mac	302,176	320,297	229,960	249,685
Other (non-agency)	28,947	37,906	47,968	55,012

Total mortgage-backed securities	$675,089	$745,639	$531,747	$630,623

     Investment Portfolio Maturities and Yields. The following table sets forth the scheduled maturities, carrying values, amortized cost, market values and weighted average yields for our investment securities and mortgage-backed securities portfolios at June 30, 2009. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	At June 30, 2009
	One Year or Less		One Year to Five Years		Five to Ten Years		More than Ten Years		Total
		Annualized		Annualized		Annualized		Annualized			Annualized
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
	(Dollars in thousands)
Investment securities available for sale
Government sponsored entities	$995	5.34%	$1,972	5.37%	$22,613	5.39%	$51,991	5.26%	$77,571	$81,245	5.30%
U.S. Government and agency obligations	80	1.20%	—	—	—	—	—	—	80	77	1.20%
Municipal securities	—	—	913	4.03%	39,929	4.18%	199,416	4.50%	240,258	236,983	4.44%
Corporate debt issues	—	—	500	2.91%	—	—	27,673	4.33%	28,173	14,904	4.30%
Equity securities and mutual funds	—	—	—	—	—	—	954	5.09%	954	1,084	5.09%

Total investment securities available for sale	1,075	5.03%	3,385	4.64%	62,542	4.62%	280,034	4.62%	347,036	334,293	4.62%
Mortgage-backed securities available for sale:
Pass through certificates	251,059	4.69%	11,925	4.57%	8,536	4.89%	140,240	5.43%	411,760	423,719	4.94%
CMOs	208,772	1.70%	—	—	18,936	4.81%	29,229	4.34%	256,937	251,370	2.23%

Total mortgage-backed securities available for sale	459,831	3.33%	11,925	4.57%	27,472	4.84%	169,469	5.24%	668,697	675,089	3.90%

Total investment securities and mortgage-backed securities	$460,906	3.34%	$15,310	4.59%	$90,014	4.69%	$449,503	4.85%	$1,015,733	$1,009,382	4.15%

     The following table sets forth information with respect to gross unrealized holding gains and losses on our portfolio of investment securities as of June 30, 2009.

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Holding Gains	Holding Losses	Fair Value
		(In thousands)
Debt issued by the U.S. Government and agencies:
Due in one year or less	$80	$—	$(3)	$77

Debt issued by government-sponsored enterprises:
Due in one year or less	995	13	—	1,008
Due in greater than one year to five years	1,972	172	—	2,144
Due in greater than five years to ten years	22,613	1,553	—	24,166
Due after ten years	51,991	2,043	(107)	53,927

Equity securities	954	211	(81)	1,084

Municipal securities:
Due in greater than one year to five years	913	18	—	931
Due in greater than five years to ten years	39,929	739	(1)	40,667
Due after ten years	199,416	1,930	(5,961)	195,385

Corporate debt issues:
Due in greater than one year to five years	500	—	—	500
Due after ten years	27,673	117	(13,386)	14,404

Residential mortgage-backed securities:
Fixed-rate pass-through	160,821	5,458	(11)	166,268
Variable-rate pass-through	250,939	6,651	(139)	257,451
Fixed-rate non-agency CMO	22,329	—	(3,035)	19,294
Fixed-rate agency CMO	25,836	639	(394)	26,081
Variable-rate non-agency CMO	11,833	—	(2,964)	8,869
Variable-rate agency CMO	196,939	985	(798)	197,126

Total residential mortgage-backed securities	668,697	13,733	(7,341)	675,089

Total marketable securities available for sale	$1,015,733	$20,529	$(26,880)	$1,009,382

     The following table sets forth information with respect to gross unrealized holding gains and losses on our portfolio of investment securities as of December 31, 2008.

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Holding Gains	Holding Losses	Fair Value
		(In thousands)
Debt issued by the U.S. Government and agencies:
Due in one year or less	$91	$—	$(3)	$88

Debt issued by government-sponsored enterprises:
Due in one year or less	2,985	50	—	3,035
Due in greater than one year to five years	2,962	208	—	3,170
Due in greater than five years to ten years	30,352	2,066	—	32,418
Due after ten years	61,494	8,712	(9)	70,197

Equity securities	954	160	—	1,114

Municipal securities:
Due in greater than one year to five years	460	1	—	461
Due in greater than five years to ten years	43,160	822	(86)	43,896
Due after ten years	224,996	2,707	(4,512)	223,191

Corporate debt issues:
Due after ten years	25,165	214	(9,418)	15,961

Residential mortgage-backed securities:
Fixed-rate pass-through	186,659	6,447	(7)	193,099
Variable-rate pass-through	276,121	3,136	(2,074)	277,183
Fixed-rate non-agency CMO	25,683	—	(2,938)	22,745
Fixed-rate agency CMO	34,436	445	(146)	34,735
Variable-rate non-agency CMO	17,069	—	(2,710)	14,359
Variable-rate agency CMO	211,848	48	(8,378)	203,518

Total residential mortgage-backed securities	751,816	10,076	(16,253)	745,639

Total marketable securities available for sale	$1,144,435	$25,016	$(30,281)	$1,139,170

     We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and management asserts that it does not have the intent to sell the security and that it is more likely than not we will not have to sell the security before recovery of its cost basis. Other investments are evaluated using our best estimate of future cash flows. If our estimate of cash flow determines that it is expected an adverse change has occurred, other-than-temporary impairment would be recognized for the credit loss.

     The following table shows the fair value and gross unrealized losses on our investment securities, aggregated by investment category and length of time that the individual securities had been in a continuous unrealized loss position at June 30, 2009.

	Less Than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
			(In thousands)
U.S. Government and agencies	$7,967	$(97)	$188	$(10)	$8,155	$(107)
Municipal securities	64,183	(2,339)	52,613	(3,623)	116,796	(5,962)
Corporate issuer	8,073	(7,545)	1,964	(5,841)	10,037	(13,386)
Equity securities	298	(81)	—	—	298	(81)
Residential mortgage-backed securities — non-agency	—	—	28,163	(5,999)	28,163	(5,999)
Residential mortgage-backed securities — agency	42,718	(296)	73,271	(1,049)	115,989	(1,345)

Total temporarily impaired securities	$123,239	$(10,358)	$156,199	$(16,522)	$279,438	$(26,880)

     The following table shows the fair value and gross unrealized losses on our investment securities, aggregated by investment category and length of time that the individual securities had been in a continuous unrealized loss position at December 31, 2008.

	Less Than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
			(In thousands)
U.S. Government and agencies	$—	$—	$1,094	$(12)	$1,094	$(12)
Municipal securities	109,255	(4,598)	—	—	109,255	(4,598)
Corporate issuer	8,618	(7,055)	2,573	(2,363)	11,191	(9,418)
Residential mortgage-backed securities — non-agency	15,256	(2,550)	21,848	(3,098)	37,104	(5,648)
Residential mortgage-backed securities — agency	269,831	(9,075)	58,256	(1,530)	328,087	(10,605)

Total temporarily impaired securities	$402,960	$(23,278)	$83,771	$(7,003)	$486,731	$(30,281)

     As of June 30, 2009, we had seven investments in corporate issues with a total book value of $7.8 million and total fair value of $2.0 million, where the book value exceeded the carrying value for more than 12 months. These investments were three single issuer trust preferred investments and four pooled trust preferred securities. The single issuer trust preferred securities were evaluated for other-than-temporary impairment by determining the strength of the underlying issuer. In each case, the underlying issuer was “well-capitalized” for regulatory purposes and was a participant in the U.S. Treasury’s Capital Purchase Program. None of the issuers of the single issuer trust preferred securities have deferred interest payments or announced the intention to defer interest payments, although three have been downgraded. We believe the decline in fair value is related to the spread over three-month LIBOR, on which the quarterly interest payments are based, as the spread over LIBOR is significantly lower than current market spreads. We concluded the impairment of these investments was considered temporary. In making that determination, we also considered the duration and the severity of the losses. The pooled trust preferred securities were evaluated for other-than-temporary impairment considering duration and severity of the losses, actual cash flows, projected cash flows, performing collateral, the class of securities we owned and the amount of additional defaults the structure could withstand prior to the security experiencing a disruption in cash flows. None of these securities are projecting a cash flow disruption, nor have any of the securities experienced a cash flow disruption. Two pooled trust preferred securities have been downgraded.

     As of June 30, 2009, we had investments in corporate issuers with a total book value of $15.6 million and total fair value of $8.1 million, where the book value exceeded the carrying value for less than 12 months. One investment, a single issuer trust preferred investment, was evaluated for other-than-temporary impairment by determining the strength of the underlying issuer. The underlying issuer was “well-capitalized” for regulatory purposes and was a participant in the government’s TARP program. The issuer has not deferred interest payments or announced the intention to defer interest payments. We concluded that the decline in fair value was related to the spread over three month LIBOR, on which the quarterly interest payments are based. The spread over LIBOR is significantly lower than current market spreads. Two other investments were pooled trust preferred investments. These securities were evaluated for other-than-temporary impairment considering duration and severity of the losses, actual cash flows, projected cash flows, performing collateral, the class of securities we owned and the amount of additional defaults the structure could withstand prior to the security experiencing a disruption in cash flows. Neither of these securities project cash flow disruption, nor have they experienced a cash flow disruption. None of the investments were downgraded during the six-month period ended June 30, 2009.
     We concluded, based on all facts evaluated, the impairment of these investments was considered temporary and management asserts that we do not have the intent to sell these securities and that it is more likely than not we will not have to sell the securities before recovery of their cost basis.
     The following table provides class, book value, fair value and ratings information for our portfolio of corporate securities that had an unrealized loss as of June 30, 2009.

		Total
				Unrealized	Moody’s/Fitch
Description	Class	Book Value	Fair Value	Losses	Ratings
		(In thousands)
North Fork Capital (1)	N/A	$1,009	$416	$(503)	Baa1/BBB+
Bank Boston Capital Trust (2)	N/A	988	484	(504)	A2/BB
Reliance Capital Trust	N/A	1,000	835	(165)	Not rated
Huntington Capital Trust	N/A	1,419	597	(822)	Baa3/BBB
MM Community Funding I	Mezzanine	1,000	74	(926)	Caa2/CCC
MM Community Funding II	Mezzanine	389	42	(347)	Baa2/BBB
I-PreTSL I	Mezzanine	1,500	168	(1,332)	Not rated/A-
I-PreTSL II	Mezzanine	1,500	183	(1,317)	Not rated/A-
PreTSL XIX	Senior A-1	8,954	4,323	(4,631)	A3/AAA
PreTSL XX	Senior A-1	5,664	2,915	(2,749)	Baa1/AAA

		$23,423	$10,037	$(13,386)

(1)	North Fork Bank was acquired by Capital One Financial Corporation

(2)	Bank Boston was acquired by Bank of America
     The following table provides collateral information on pooled trust preferred securities included in the previous table as of June 30, 2009.

				Additional
				Immediate
				Defaults Before
		Current		Causing an
		Deferrals and	Performing	Interest
Description	Total collateral	Defaults	Collateral	Shortfall
		(In thousands)
I-PreTSL I	$211,000	$35,000	$176,000	$50,500
I-PreTSL II	378,000	$—	378,000	137,500
PreTSL XIX	700,535	$96,000	604,535	259,500
PreTSL XX	604,154	$83,000	521,154	243,500

     Mortgage-backed securities include agency (Fannie Mae, Freddie Mac and Ginnie Mae) mortgage-backed securities and non-agency collateralized mortgage obligations. We review our portfolio of agency backed mortgage-backed securities quarterly for impairment. As of June 30, 2009, we believe that the small amount of impairment within our portfolio of agency mortgage-backed securities is temporary. As of June 30, 2009, we had 12 non-agency collateralized mortgage obligations with a total book value of $34.2 million and a total fair value of $28.2 million. During the six months ended June 30, 2009, we recognized other-than-temporary impairment of $4.3 million related to three of these investments. After recognizing the other-than-temporary impairment, our book value on these investments was $12.6 million, with a fair value of $8.2 million. We determined how much of the impairment was credit related and noncredit related by analyzing cash flow estimates, estimated prepayment speeds, loss severity and conditional default rates. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit related other-than-temporary impairment exists. The impairment on the other nine collateralized mortgage obligations, with book value of $21.6 million and fair value of $20.0 million, were also reviewed considering the severity and length of impairment. After this review, we determined that the impairment on these securities was temporary.
     The following table shows issuer specific information, book value, fair value, unrealized losses and other-than-temporary impairment recorded in earnings for our portfolio of non-agency collateralized mortgage obligations as of June 30, 2009.

	Total			Impairment
			Unrealized	Recorded in
Description	Book Value	Fair Value	Losses	Earnings
	(In thousands)
AMAC 2003-6 2A2	$1,194	$1,180	$(14)	$—
AMAC 2003-6 2A8	2,471	2,449	(22)	—
AMAC 2003-7 A3	1,415	1,385	(30)	—
BOAMS 2005-11 1A8	6,497	5,690	(807)	—
CWALT 2005-J14 A3	7,147	5,038	(2,109)	(59)
CFSB 2003-17 2A2	2,008	1,965	(43)	—
WAMU 2003-S2 A4	1,596	1,586	(10)	—
CMLTI 2005-10 1A5B	2,659	1,233	(1,426)	(2,007)
CSFB 2003-21 1A13	250	238	(12)	—
FHASI 2003-8 1A24	4,401	4,022	(379)	—
SARM 2005-21 4A2	2,767	1,901	(866)	(2,224)
WFMBS 2003-B A2	1,757	1,476	(281)	—

	$34,162	$28,163	$(5,999)	$(4,290)

     Deposits. Deposits increased by $307.5 million, or 6.1%, to $5.346 billion at June 30, 2009 from $5.038 billion at December 31, 2008. Deposit balances increased across all of our products and all of our regions as consumer spending continued to decrease and the rate of consumer savings generally increased on a national basis. In addition, we have continued our focus on generating lower cost business deposits. The largest increases were in savings deposits, which increased by $105.4 million, or 7.1%, to $1.586 billion at June 30, 2009 from $1.481 billion at December 31, 2008 and time deposits, which increased by $123.7 million, or 5.0%, to $2.581 billion at June 30, 2009 from $2.457 billion at December 31, 2008.
     Deposits decreased $504.1 million, or 9.1%, to $5.038 billion at December 31, 2008 from $5.542 billion at December 31, 2007. This designed decrease in deposits was attributable to our using Federal Home Loan Bank advances as a less expensive long-term funding alternative, while allowing rate-sensitive certificates of deposit to mature and be invested elsewhere. We allowed $579.2 million of certificates of deposit to run off, reducing the related cost of certificates of deposit from 4.58% as of

December 31, 2007, to 3.93% as of December 31, 2008. This provided a reduction in certificate of deposit interest expense of $34.3 million during the year ended December 31, 2008.
     The following table sets forth the dollar amount of deposits in the various types of accounts we offered at the dates indicated.

	At June 30, 2009			At December 31, 2008
	Balance	Percent (1)	Rate (2)	Balance	Percent (1)	Rate (2)
	(Dollars in thousands)
Savings accounts	$841,868	15.7%	0.76%	$760,245	15.1%	1.14%
Checking accounts	1,178,616	22.1	0.23%	1,100,131	21.8	0.37%
Money market accounts	744,132	13.9	1.25%	720,375	14.3	1.58%
Certificates of deposit:
Maturing within 1 year	1,555,170	29.1	2.71%	1,285,695	25.5	2.88%
Maturing 1 to 3 years	784,113	14.7	3.52%	829,776	16.5	3.74%
Maturing more than 3 years	241,840	4.5	4.13%	341,989	6.8	4.11%

Total certificates	2,581,123	48.3	3.09%	2,457,460	48.8	3.34%

Total deposits	$5,345,739	100.0%	1.81%	$5,038,211	100.0%	2.08%

	At December 31
	2007			2006
	Balance	Percent (1)	Rate (2)	Balance	Percent (1)	Rate (2)
	(Dollars in thousands)
Savings accounts	$745,430	13.4%	1.20%	$807,873	15.1%	1.44%
Checking accounts	1,079,093	19.5	0.85%	994,783	18.5	1.05%
Money market accounts	681,115	12.3	3.63%	594,472	11.1	3.62%
Certificates of deposit:
Maturing within 1 year	2,541,053	45.9	4.70%	2,024,850	37.7	4.47%
Maturing 1 to 3 years	379,183	6.8	4.31%	801,156	14.9	4.50%
Maturing more than 3 years	116,460	2.1	4.62%	143,616	2.7	4.56%

Total certificates	3,036,696	54.8	4.65%	2,969,622	55.3	4.48%

Total deposits	$5,542,334	100.0%	3.29%	$5,366,750	100.0%	3.26%

(1)	Represents percentage of total deposits.

(2)	Represents weighted average nominal rate at fiscal year end.
     The following table sets forth the dollar amount of deposits in each state indicated as of June 30, 2009.

State	Balance	Percent
	(Dollars in thousands)
Pennsylvania	$4,485,447	83.9%
New York	448,739	8.3
Ohio	55,571	1.0
Maryland	307,942	5.8
Florida	48,040	0.9

Total	$5,345,739	100.0%

     The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At June 30,	At December 31,
	2009	2008	2007	2006
	(In thousands)
Interest Rate:
Less than 2.00%	$468,550	$149,140	$9,607	$13,891
2.00% to 2.99%	686,448	855,120	26,063	100,667
3.00% to 3.99%	848,466	771,932	517,064	791,206
4.00% to 4.99%	544,794	640,500	1,362,512	1,191,995
5.00% or higher	32,865	40,768	1,121,450	871,863

Total	$2,581,123	$2,457,460	$3,036,696	$2,969,622

     The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At June 30, 2009
	Period to Maturity
	Less Than or	More Than	More Than
	Equal to	One to	Two to	More Than		Percent of
	One Year	Two Years	Three Years	Three Years	Total	Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$410,999	$52,643	$3,997	$11	$467,650	18.1%
2.00% to 2.99%	550,571	86,119	36,341	14,317	687,348	26.6
3.00% to 3.99%	475,853	32,745	289,920	49,948	848,466	32.9
4.00% to 4.99%	106,370	93,630	171,128	173,666	544,794	21.1
5.00% or higher	11,377	7,820	9,770	3,898	32,865	1.3

Total	$1,555,170	$272,957	$511,156	$241,840	$2,581,123	100.0%

     The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity at June 30, 2009.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$78,178
Over three months through six months	45,323
Over six months through twelve months	217,076
Over twelve months	246,791

Total	$587,368

     Borrowings. Borrowings decreased by $170.9 million, or 16.0%, to $897.1 million at June 30, 2009 from $1.068 billion at December 31, 2008. This decrease resulted from our using deposit growth to repay short-term borrowings. During the third and fourth quarters of 2009, we are scheduled to repay an additional $37.0 million of long-term Federal Home Loan Bank advances.
     Borrowings increased $728.8 million, or 214.9%, to $1.1 billion at December 31, 2008 from $339.1 million at December 31, 2007. The increase resulted from an increase in Federal Home Loan Bank advances of $715.0 million, or 278.2%, to $972.0 million at December 31, 2008 from $257.0 million at December 31, 2007.

     The following table sets forth information concerning our borrowings at the dates and for the periods indicated.

	During the Six Months
	Ended June 30,		During the Years Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in Thousands)
Federal Home Loan Bank of Pittsburgh borrowings:
Average balance outstanding	$893,033	$414,834	$625,707	$305,597	$352,596
Maximum outstanding at end of any month during period	$954,439	$632,758	$972,018	$332,160	$377,592
Balance outstanding at end of period	$817,332	$632,758	$972,018	$257,025	$332,196
Weighted average interest rate during period	3.76%	4.15%	3.89%	4.59%	4.62%
Weighted average interest rate at end of period	4.04%	3.99%	3.49%	4.64%	4.58%

Reverse repurchase agreements:
Average balance outstanding	$82,257	$83,715	$88,349	$70,875	$44,860
Maximum outstanding at end of any month during period	$87,615	$87,447	$98,108	$83,432	$55,705
Balance outstanding at end of period	$79,731	$86,928	$91,436	$77,452	$55,705
Weighted average interest rate during period	1.23%	2.05%	1.75%	4.01%	4.03%
Weighted average interest rate at end of period	1.38%	1.50%	1.02%	3.25%	4.25%

Other borrowings:
Average balance outstanding	$2,566	$4,630	$4,602	$4,790	$5,333
Maximum outstanding at end of any month during period	$4,496	$4,652	$4,652	$4,923	$5,660
Balance outstanding at end of period	$—	$4,619	$4,491	$4,638	$4,913
Weighted average interest rate during period	4.99%	4.99%	4.99%	4.99%	4.99%
Weighted average interest rate at end of period	—	4.99%	4.99%	4.99%	4.99%

Total borrowings:
Average balance outstanding	$977,856	$503,179	$718,657	$381,262	$402,789
Maximum outstanding at end of any month during period	$1,009,586	$724,305	$1,067,945	$408,596	$424,766
Balance outstanding at end of period	$897,063	$724,305	$1,067,945	$339,115	$392,814
Weighted average interest rate during period	3.57%	3.89%	3.74%	4.52%	4.59%
Weighted average interest rate at end of period	3.81%	3.70%	3.29%	4.33%	4.54%
     Shareholders’ equity. Total shareholders’ equity at June 30, 2009 was $632.5 million, or $13.05 per share, an increase of $18.7 million, or 3.1%, from $613.8 million, or $12.65 per share, at December 31, 2008. This increase was primarily attributable to net income of $19.6 million and accumulated other comprehensive income of $6.1 million primarily due to the change in fair value of interest rate swaps for the six-month period ended June 30, 2009, which was partially offset by cash dividends of $7.9 million.
     Shareholders’ equity increased by $906,000, or less than 1.0%, to $613.8 million at December 31, 2008 from $612.9 million at December 31, 2007. This increase in shareholders’ equity was primarily attributable to net income of $48.2 million, which was offset by other comprehensive loss of $30.6 million, the payment of dividends of $15.8 million and stock repurchases of $3.3 million.

Average Balance Sheets
     The following tables set forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

		For the Six Months Ended June 30,
	At June 30,	2009				2008
	2009	Average			Average	Average			Average
	Average	Outstanding			Yield/ Cost	Outstanding			Yield/ Cost
	Yield/Cost	Balance		Interest	(12)	Balance		Interest	(12)
				(Dollars in Thousands)
Interest-earning assets:
Loans receivable (includes FTE adjustments of $834 and $783, respectively) (1)(2)(3)	6.28%	$5,194,221		$161,597	6.21%	$4,907,866		$162,478	6.58%
Mortgage-backed securities (5)	3.92%	711,842		14,278	4.01%	688,911		16,684	4.84%
Investment securities (includes FTE adjustments of $3,047 and $3,241, respectively) (4)(5)(6)	6.21%	370,922		11,603	6.26%	502,370		15,611	6.21%
Federal Home Loan Bank stock (7)	—	63,143		—	—	39,174		717	3.66%
Interest-earning deposits	0.25%	175,431		162	0.18%	185,255		2,506	2.68%

Total interest-earning assets (includes FTE adjustments of $3,881 and $4,204, respectively)	5.64%	6,515,559		187,640	5.75%	6,323,576		197,996	6.23%

Non-interest-earning assets (8)		496,152				497,741

Total assets		$7,011,711				$6,821,317

Interest-bearing liabilities:
Savings deposits	0.76%	$812,396		3,058	0.76%	$767,551		$4,529	1.19%
NOW accounts	0.23%	727,614		1,547	0.43%	737,138		3,714	1.01%
Money market accounts	1.24%	717,288		4,795	1.35%	721,558		8,628	2.40%
Certificate accounts	3.09%	2,504,253		39,683	3.20%	2,913,135		62,410	4.31%
Borrowed funds (9)	3.81%	977,856		17,355	3.57%	503,179		9,740	3.89%
Junior subordinated deferrable interest debentures	5.49%	108,249		2,949	5.42%	108,303		2,789	5.09%
Total interest-bearing liabilities	2.16%	5,847,656		69,387	2.39%	5,750,864		91,810	3.21%

Non-interest-bearing liabilities		538,188				449,991

Total liabilities		6,385,844				6,200,855
Shareholders’ equity		625,867				620,462

Total liabilities and stockholders’ equity		$7,011,711				$6,821,317

Net interest income				$118,253				$106,186

Net interest rate spread (10)					3.36%				3.02%

Net earning assets (6)		$667,903				$572,712

Net interest margin (11)					3.63%				3.36%

Ratio of average interest-earning assets to average interest-bearing liabilities		1.11	x			1.10	x

(Footnotes follow on next page)

	For the Years Ended December 31,
	2008				2007				2006
	Average			Average	Average			Average	Average
	Outstanding			Yield/ Cost	Outstanding			Yield/ Cost	Outstanding			Average
	Balance		Interest	(13)	Balance		Interest	(13)	Balance		Interest	Yield/ Cost
					(Dollars in Thousands)
Interest-earning assets:
Loans receivable (includes FTE adjustments of $1,559, $1,751 and $1,721, respectively) (1)(2)(3)	$5,016,694		$328,687	6.50%	$4,660,693		$317,321	6.78%	$4,395,274		288,037	6.59%
Mortgage-backed securities (5)	732,281		34,694	4.74%	584,053		29,385	5.03%	660,986		31,523	4.77%
Investment securities (includes FTE adjustments of $6,597, $6,798 and $6,992, respectively) (4)(5)(6)	478,933		29,250	6.11%	820,337		47,990	5.85%	861,411		49,450	5.74%
Federal Home Loan Bank stock (7)	48,167		1,428	2.96%	33,348		2,017	6.05%	34,292		1,692	4.93%
Interest-earning deposits	104,895		2,756	2.59%	150,665		7,867	5.15%	133,218		6,584	4.87%

Total interest-earning assets (includes FTE adjustments of $8,156, $8,549 and $8,713, respectively)	6,380,970		396,815	6.18%	6,249,096		404,580	6.45%	6,085,181		377,286	6.20%
Non-interest-earning assets (8)	488,579				453,922				437,607

Total assets	$6,869,549				$6,703,018				$6,522,788

Interest-bearing liabilities:
Savings deposits	$778,341		9,159	1.18%	$793,172		10,909	1.38%	$882,974		12,619	1.43%
NOW accounts	732,097		6,434	0.88%	698,585		11,038	1.58%	663,046		9,396	1.42%
Money market accounts	720,713		14,726	2.04%	637,983		23,551	3.69%	574,820		19,446	3.38%
Certificate accounts	2,716,815		106,742	3.93%	3,076,693		141,042	4.58%	2,850,548		115,524	4.05%
Borrowed funds (9)	718,657		26,893	3.74%	381,262		17,225	4.52%	402,789		18,508	4.59%
Junior subordinated deferrable interest debentures	108,287		5,339	4.86%	105,850		7,250	6.76%	203,413		15,616	7.57%

Total interest-bearing liabilities	5,774,910		169,293	2.93%	5,693,545		211,015	3.71%	5,577,590		191,109	3.43%
Non-interest-bearing liabilities	473,410				409,096				346,016

Total liabilities	6,248,320				6,102,641				5,923,606
Shareholders’ equity	621,229				600,377				599,182

Total liabilities and stockholders’ equity	$6,869,549				$6,703,018				$6,522,788

Net interest income			$227,522				$193,565				$186,177

Net interest rate spread (10)				3.25%				2.74%				2.77%

Net interest earning assets (6)					$555,551				$507,591

Net interest margin (11)	$606,060			3.57%				3.10%				3.06%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.10	x			1.10	x			1.09	x

(1)	Average gross loans receivable includes loans held as available-for-sale and loans placed on nonaccrual status.

(2)	Interest income includes accretion/amortization of deferred loan fees/expenses, which were not material.

(3)	Interest income on tax-free loans is presented on a taxable equivalent basis including adjustments as indicated.

(4)	Interest income on tax-free investment securities is presented on a taxable equivalent basis including adjustments as indicated.

(5)	Average balances do not include the effect of unrealized gains or losses on securities held as available-for-sale. (Footnotes continue on next page)
(Footnotes continue on next page)

(6)	Average balances include Fannie Mae and Freddie Mac stock.

(7)	During the quarter ended December 31, 2008, the Federal Home Loan Bank of Pittsburgh suspended dividends until further notice.

(8)	Average balances include the effect of unrealized gains or losses on securities held as available-for-sale.

(9)	Average balances include Federal Home Loan Bank advances, securities sold under agreements to repurchase and other borrowings.

(10)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(11)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(12)	Annualized. Shown on a fully tax-equivalent basis (“FTE”). The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory rate of 35% for each period presented. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. GAAP basis yields were: Loans — 6.18% and 6.55%; respectively, Investment securities — 4.61% and 4.92%; respectively, interest-earning assets — 5.63% and 6.10%; respectively, GAAP basis net interest rate spreads were 3.24% and 2.89%, respectively and GAAP basis net interest margins were 3.51% and 3.23%, respectively.

(13)	Shown on a FTE basis. GAAP basis yields were: Loans — 6.47%, 6.75% and 6.55%, respectively, Investment securities — 4.73%, 5.02% and 4.93%, respectively, interest-earning assets — 6.05%, 6.32% and 6.06%, respectively, GAAP basis net interest rate spreads were 3.12%, 2.61% and 2.63%, respectively, and GAAP basis net interest margins were 3.44%, 2.97% and 2.92%, respectively.

Rate/Volume Analysis
     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008, for the year ended December 31, 2008 as compared to 2007 and for the year ended December 31, 2007 as compared to 2006. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume multiplied by the old rate; (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes not solely attributable to rate or volume, which have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30,			Years Ended December 31,			Years Ended December 31,
	2009 vs. 2008			2008 vs. 2007			2007 vs. 2006
	Increase (Decrease)		Total	Increase (Decrease)		Total	Increase (Decrease) Due		Total
	Due to		Increase	Due to		Increase	to		Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
					(In Thousands)
Interest-earning assets:
Loans receivable	$(10,302)	$9,421	$(881)	$(12,864)	$24,230	$11,366	$10,072	$19,212	$29,284
Mortgage-backed securities	(2,961)	555	(2,406)	(2,149)	7,458	5,309	1,733	(3,871)	(2,138)
Investment securities	104	(4,112)	(4,008)	2,110	(20,850)	(18,740)	943	(2,403)	(1,460)
Federal Home Loan Bank stock	(717)	—	(717)	(1,485)	896	(589)	382	(57)	325
Interest-earning deposits	(2,266)	(78)	(2,344)	(3,314)	(1,797)	(5,111)	396	887	1,283

Total interest-earning assets	(16,142)	5,786	(10,356)	(17,702)	9,937	(7,765)	13,526	13,768	27,294

Interest-bearing liabilities:
Savings accounts	(1,735)	264	(1,471)	(1,560)	(190)	(1,750)	(451)	(1,259)	(1,710)
Interest-bearing demand accounts	(2,128)	(39)	(2,167)	(5,134)	530	(4,604)	1,109	533	1,642
Money market demand accounts	(3,782)	(51)	(3,833)	(11,879)	3,054	(8,825)	1,870	2,235	4,105
Certificate accounts	(15,033)	(7,694)	(22,727)	(18,981)	(15,319)	(34,300)	15,752	9,766	25,518
Borrowed funds	(1,568)	9,183	7,615	(5,575)	15,243	9,668	(302)	(981)	(1,283)
Junior subordinated deferrable interest debentures	176	(16)	160	(2,078)	167	(1,911)	(1,280)	(7,086)	(8,366)

Total interest-bearing liabilities	(24,070)	1,647	(22,423)	(45,207)	3,485	(41,722)	16,698	3,208	19,906

Net change in net interest income	$7,928	$4,139	$12,067	$27,505	$6,452	$33,957	$(3,172)	$10,560	$7,388

Comparison of Operating Results for the Six Months Ended June 30, 2009 and 2008
     General. Net income for the six months ended June 30, 2009 was $19.6 million, or $0.40 per diluted share, a decrease of $7.5 million, or 27.6%, from $27.1 million, or $0.56 per diluted share, for the six months ended June 30, 2008. The decrease in net income resulted primarily from an increase in the provision for loan losses of $11.8 million, an increase in Federal Deposit Insurance Corporation insurance premiums of $5.2 million, a write-down of a real estate owned property located in Florida of $3.9 million, an increase in investment impairment of $2.8 million, an increase in compensation and employee benefits of $1.7 million and an increase in processing expenses of $1.3 million. These items were partially offset by an increase in net interest income of $12.5 million, an increase in mortgage banking income of $3.1 million, a recovery of previously written down servicing assets of $1.3 million, a decrease in amortization of intangible assets of $916,000 and a decrease in loss on early extinguishment of debt of $705,000. A discussion of each significant change follows.
     Annualized, net income for the six months ended June 30, 2009 represented a 6.26% and 0.56% return on average equity and return on average assets, respectively, compared to 8.72% and 0.79% for the six months ended June 30, 2008.
     Interest income. Total interest income decreased by $9.9 million, or 5.1%, to $183.8 million due to a decrease in the average yield earned on interest earning assets, which was partially offset by an increase in the average balance of interest earning assets. The average yield on interest earning assets decreased to 5.63% for the six-month period ended June 30, 2009 from 6.10% for the six-month period ended June 30, 2008. The average yield on all categories of interest earning assets decreased from the previous period. Average interest earning assets increased by $192.0 million, or 3.0%, to $6.516 billion for the six-month period ended June 30, 2009 from $6.324 billion for the six-month period ended June 30, 2008.
     Interest income on loans decreased by $646,000, or 0.4%, to $160.8 million for the six-month period ended June 30, 2009, from $161.4 million for the six-month period ended June 30, 2008. The average yield on loans receivable decreased to 6.18% for the six-month period ended June 30, 2009 from 6.55% for the six-month period ended June 30, 2008. The decrease in average yield was primarily attributable to our variable rate loans adjusting downward as the prime interest rate and short-term market interest rates decreased as well as the origination of new loans in a generally lower interest rate environment. This decrease in average yield was partially offset by an increase in the average balance of loans receivable. Average loans receivable increased by $286.4 million, or 5.8%, to $5.194 billion for the six-month period ended June 30, 2009 from $4.908 billion for the six-month period ended June 30, 2008. This increase was primarily attributable to continued strong loan demand throughout our market areas. We originated $1.116 billion of loans for the six-month period ended June 30, 2009 compared to $991.7 million for the six-month period ended June 30, 2008.
     Interest income on mortgage-backed securities decreased by $2.4 million, or 14.4%, to $14.3 million for the six-month period ended June 30, 2009 from $16.7 million for the six-month period ended June 30, 2008. This decrease was primarily the result of a decrease in the average yield earned, which decreased to 4.01% for the six-month period ended June 30, 2009 from 4.84% for the six-month period ended June 30, 2008. This decrease in yield was partially offset by an increase in the average balance, which increased by $22.9 million, or 3.3%, to $711.8 million for the six-month period ended June 30, 2009 from $688.9 million for the six-month period ended June 30, 2008.
     Interest income on investment securities decreased by $4.5 million, or 34.6%, to $8.6 million for the six-month period ended June 30, 2009 from $13.1 million for the six-month period ended June 30, 2008. This decrease was due to a decrease in the average balance, which decreased by $131.5 million, or

26.2%, to $370.9 million for the six-month period ended June 30, 2009 from $502.4 million for the six-month period ended June 30, 2008 and a decrease in the average yield, which decreased to 4.61% for the six-month period ended June 30, 2009 from 4.92% for the six month period ended June 30, 2008.
     During the fourth quarter of 2008, the Federal Home Loan Bank of Pittsburgh suspended the dividends paid on member-owned stock. This suspension was due to concern over the Federal Home Loan Bank of Pittsburgh’s capital position as a result of possible impairment of certain non-agency mortgage-backed securities. As a result, dividends on Federal Home Loan Bank of Pittsburgh stock decreased to zero for the six-month period ended June 30, 2009 from $717,000 for the six-month period ended June 30, 2008.
     Interest income on interest-earning deposits decreased by $2.3 million, or 93.5%, to $162,000 for the six-month period ended June 30, 2009 from $2.5 million for the six-month period ended June 30, 2008. The average balance decreased by $9.9 million, or 5.3%, to $175.4 million for the six-month period ended June 30, 2009 from $185.3 million for the six-month period ended June 30, 2008. The average yield decreased to 0.18% from 2.68% as a result of decreases in the overnight federal funds rate.
     Interest expense. Interest expense decreased by $22.4 million, or 24.5%, to $69.4 million for the six-month period ended June 30, 2009 from $91.8 million for the six-month period ended June 30, 2008. This decrease in interest expense was due to a decrease in the average cost of interest-bearing liabilities to 2.39% from 3.21%, which was partially offset by an increase in the average balance of interest-bearing liabilities. Average interest-bearing liabilities increased by $96.8 million, or 1.7%, to $5.848 billion for the six-month period ended June 30, 2009 from $5.751 billion for the six-month period ended June 30, 2008. The decrease in the cost of funds resulted primarily from a decrease in the level of market interest rates which enabled us to reduce the rate of interest paid on all deposit products. We believe the increase in liabilities resulted from an increase in deposits as the national savings rate increased in response to deteriorating economic conditions and a general loss of wealth due to weaknesses in the financial markets.
     Net interest income. Net interest income increased by $12.5 million, or 12.3%, to $114.4 million for the six-month period ended June 30, 2009 from $101.9 million for the six-month period month ended June 30, 2008. This increase in net interest income was attributable to the factors discussed above. Our net interest rate spread increased to 3.24% for the six-month period ended June 30, 2009 from 2.89% for the six-month period ended June 30, 2008, and our net interest margin increased to 3.51% for the six-months ended June 30, 2009 from 3.23% for the six-month period ended June 30, 2008.
     Provision for loan losses. The provision for loan losses increased by $11.8 million, or 207.9%, to $17.5 million for the six-month period ended June 30, 2009 from $5.7 million for the six-month period ended June 30, 2008. This increase was primarily a result of increasing the reserve percentages used to calculate the provision for losses due to deteriorating economic factors and the specific reserves on seven loans to different borrowers along with an increase in troubled loans. Increasing the reserve percentages resulted in an increase in the provision for loan losses of $5.2 million. The increases were made based on historical loss history, delinquency trends and geographical loan stratification. A specific reserve was increased by $764,000, resulting in reserves of $951,000, or 50% of the outstanding loan balance, for a loan secured by a strip mall in the state of Indiana. A specific reserve was increased by $855,000, resulting in reserves of $1.8 million, or 53.3% of the outstanding loan balance, for a loan secured by a housing development in Delaware. A specific reserve was increased by $317,000 resulting in a specific allowance of $477,000 for a property taken into REO located in northern Virginia. Specific reserves of $696,000 were established for two real estate properties located in northern Florida. In addition, specific reserves of $1.8 million were added to existing reserves on a $2.7 million loan to a transportation/automobile sales company, resulting in specific reserves for this loan of $2.4 million.

     Loans with payments 90 days or more delinquent have increased to $122.6 million at June 30, 2009 from $69.0 million at June 30, 2008. In determining the amount of the current period provision, we considered the deteriorating economic conditions in our markets, including increases in unemployment and bankruptcy filings, and declines in real estate values. Net loan charge-offs increased by $1.5 million, or 35.6%, to $5.7 million for the six-month period ended June 30, 2009 from $4.2 million for the six-month period ended June 30, 2008. Annualized net charge-offs to average loans increased to 22 basis points for the six-month period ended June 30, 2009 from 17 basis points for the six-month period ended June 30, 2008. Management analyzes the allowance for loan losses as described in the section entitled “Allowance for Loan Losses.” The provision that was recorded is sufficient, in management’s judgment, to bring this reserve to a level that reflects the losses inherent in our loan portfolio relative to the types of loans in our portfolio, economic conditions and historical loss experience. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.
     Noninterest income. Noninterest income decreased by $3.3 million, or 13.6%, to $21.5 million for the six-month period ended June 30, 2009 from $24.8 million for the six-month period ended June 30, 2008. Net impairment losses increased by $2.8 million, or 191.4%, to $4.3 million for the six-month period ended June 30, 2009 from $1.5 million for the six-month period ended June 30, 2008; net gain on sale of investment securities decreased by $691,000, or 71.2%, to $280,000 for the six-month period ended June 30, 2009 from $971,000 for the six-month period ended June 30, 2008; trust and other financial services income decreased by $678,000, or 19.2%, to $2.9 million for the six-month period ended June 30, 2009 from $3.5 million for the six-month period ended June 30, 2008; write-downs on real estate owned increased by $3.5 million, to $3.9 million for the six-month period ended June 30, 2009 from $341,000 for the six-month period ended June 30, 2008; and other operating income decreased by $448,000, or 20.9%, to $1.7 million for the six-month period ended June 30, 2009 from $2.1 million for the six-month period ended June 30, 2008. Partially offsetting these decreases, mortgage banking income increased by $3.1 million, or 455.0%, to $3.7 million for the six-month period ended June 30, 2009 from $671,000 for the six-month period ended June 30, 2008 and the non-cash fair value of servicing assets increased by $1.4 million for the six-month period ended June 30, 2009.
     Noninterest expense. Noninterest expense increased by $7.4 million, or 8.8%, to $91.3 million for the six-month period ended June 30, 2009 from $83.9 million for the same period in the prior year. The largest increases were in compensation and employee benefits, processing expenses, marketing and Federal Deposit Insurance Corporation insurance premiums, while amortization of intangibles and loss on early extinguishment of debt decreased. Compensation and employee benefits increased by $1.7 million, or 3.8%, to $46.7 million for the six-month period ended June 30, 2009 from $45.0 million for the six-month period ended June 30, 2008. This increase is primarily a result of increased pension expense. Processing expenses increased by $1.3 million, or 15.1%, to $10.3 million for the six-month period ended June 30, 2009 from $8.9 million for the six-month period ended June 30, 2008. This increase is primarily a result of our continued implementation of new technology, including the deployment of a new customer service platform. Marketing expense increased by $535,000, or 22.2%, to $2.9 million for the six-month period ended June 30, 2009 from $2.4 million for the six-month period ended June 30, 2008. This increase is a result of publicizing our recognition as one of Forbes.com’s 100 Most Trustworthy Companies in an effort to strengthen our brand, build confidence and increase market share. Federal Deposit Insurance Corporation insurance premiums increased by $5.3 million, or 283.3%, to $7.1 million for the six-month period ended June 30, 2009 from $1.8 million for the six-month period ended June 30, 2008. This increase is a result of our offsetting 2008 Federal Deposit Insurance Corporation insurance premiums with credits accumulated in previous years and the Federal Deposit Insurance Corporation’s special assessment levied on all banks as of June 30, 2009. Our Federal Deposit Insurance Corporation special assessment was $3.3 million.

     Income taxes. The provision for income taxes for the six-month period ended June 30, 2009 decreased by $2.6 million, or 25.7%, compared to the same period last year. This decrease in income tax is primarily a result of a decrease in income before income taxes of $10.1 million, or 27.1%. Our effective tax rate for the six-month period ended June 30, 2009 was 27.5% compared to 27.0% experienced in the same period last year.
Comparison of Results of Operations for the Years Ended December 31, 2008 and 2007
     General. Net income for the year ended December 31, 2008 was $48.2 million, or $0.99 per diluted share, a decrease of $926,000, or 1.9%, from $49.1 million, or $0.99 per diluted share, for the year ended December 31, 2007. The decrease in net income resulted primarily from an increase in the provision for loan losses of $14.1 million, an increase in noninterest expense of $17.4 million and a decrease of $4.3 million in noninterest income. These items were partially offset by an increase in net interest income of $34.3 million. A discussion of each significant change follows.
     Net income for the year ended December 31, 2008 represents a 7.75% and 0.70% return on average equity and return on average assets, respectively, compared to 8.18% and 0.73% for the year ended December 31, 2007.
     Interest income. Interest income decreased by $7.3 million, or 1.9%, to $388.7 million for the year ended December 31, 2008 from $396.0 million for the year ended December 31, 2007. The decrease in interest income was due to a decrease in the average yield on interest-earning assets, which was partially offset by an increase in the average balance of interest-earning assets. The average rate earned on interest-earnings assets decreased by 27 basis points, to 6.18% for the year ended December 31, 2008 from 6.45% for the year ended December 31, 2007. The average balance of interest-earning assets increased by $131.9 million, or 2.1%, to $6.381 billion for the year ended December 31, 2008 from $6.249 billion for the year ended December 31, 2007. An explanation of the growth in interest-earnings assets is discussed in each category below.
     Interest income on loans receivable increased by $11.5 million, or 3.7%, to $327.1 million for the year ended December 31, 2008 from $315.6 million for the year ended December 31, 2007. This increase was attributable to an increase in the average balance of loans receivable, which was partially offset by a decrease in the average yield on loans receivable. Average loans receivable increased by $356.0 million, or 7.6%, to $5.017 billion for the year ended December 31, 2008 from $4.661 billion for the year ended December 31, 2007. This increase was attributable both to our efforts in attracting and maintaining quality consumer and commercial loan relationships as well as continued strong loan demand throughout our market area. During the year we increased commercial loan balances by $213.3 million, or 16.7%, and consumer home equity loans by $43.6 million, or 4.4%. The average yield on loans receivable decreased by 28 basis points, to 6.50% for the year ended December 31, 2008, from 6.78% for the year ended December 31, 2007. This decrease is primarily due to our variable rate loans repricing in a generally lower interest rate environment.
     Interest income on mortgage-backed securities increased $5.3 million, or 18.1%, to $34.7 million for the year ended December 31, 2008 from $29.4 million for the year ended December 31, 2007. This increase was attributable to an increase in the average balance of mortgage-backed securities, which was partially offset by a decrease in the mortgage-backed securities average yield. The average mortgage-backed securities balance increased by $148.2 million, or 25.4%, to $732.3 million for the year ended December 31, 2008 from $584.1 million for the year ended December 31, 2007. The increase in the average balance was primarily the result of our investing cash flows during the first six months of the year from calls and maturities in the investment portfolio into mortgage-backed securities, many of which were variable rate, in anticipation of interest rates moving higher. The average yield on mortgage-backed securities decreased by 29 basis points, to 4.74% for the year ended December 31, 2008, from 5.03% for the year ended December 31, 2007. This decrease in yield is primarily the result of the generally low interest rate environment throughout 2008.
     Interest income on investment securities decreased by $18.5 million, or 45.0%, to $22.7 million for the year ended December 31, 2008 from $41.2 million for the year ended December 31, 2007. This decrease was attributable to a decrease in the average balance of investment securities, which was partially offset by an increase in the yield on investment securities. The average investment securities balance decreased by $341.4 million, or 41.6%, to $478.9 million for the year ended December 31, 2008 from $820.3 million for the year ended December 31, 2007. This decrease was primarily from the November 2007 sale of $120.0 million of investment securities as well as the ongoing sale of zero coupon treasury strips throughout 2008. The average yield increased by 26 basis points, to 6.11% for the year ended December 31, 2008, from 5.85% for the year ended December 31, 2007. The increase in the average yield is primarily due the 6.75% taxable equivalent yield on municipal securities comprising a larger percentage of the investment securities portfolio.
     Interest expense. Interest expense decreased by $41.7 million, or 19.8%, to $169.3 million for the year ended December 31, 2008 from $211.0 million for the year ended December 31, 2007. This decrease was attributed to a decrease in the interest rate paid on all funding sources, which was partially offset by an increase in the average balance of interest-bearing liabilities. The average rate paid on all deposit accounts decreased during the year ending December 31, 2008 with savings accounts decreasing from 1.38% for the year ended December 31, 2007 to 1.18% for the year ended December 31, 2008; interest-bearing demand deposits decreasing from 1.58% for the year ended December 31, 2007 to 0.88% for the year ended December 31, 2008; money market demand accounts decreasing from 3.69% for the year ended December 31, 2007 to 2.04% for the year ended December 31, 2008 and certificate accounts decreasing from 4.58% for the year ended December 31, 2007 to 3.93% for the year ended December 31, 2008. In addition to the decrease in the rates paid on deposit accounts there was an overall decrease in the average balance of deposit accounts, which decreased by $258.5 million, or 5.0%, to $4.948 billion for the year ended December 31, 2008 from $5.206 billion for the year ended December 31, 2007. The strategic reduction of certificate accounts was offset by an increase in the average balance of borrowed funds, which increased by $337.4 million, or 88.5%, to $718.7 million for the year ended December 31, 2008, from $381.3 million for the year ended December 31, 2007. The average rate paid on borrowed funds also decreased 78 basis points to 3.74% for the year ended December 31, 2008, from 4.52% for the year ended December 31, 2007. Throughout the year, we utilized alternative funding sources, including borrowings from the Federal Home Loan Bank of Pittsburgh, to extend the maturities of our interest-bearing liabilities while continuing our efforts to control our cost of funds.
     Net interest income. Net interest income increased $34.4 million, or 18.6%, on a taxable equivalent basis, to $219.4 million for the year ended December 31, 2008 from $185.0 million for the year ended December 31, 2007. This increase was a result of the factors previously discussed, primarily due to the cost of funds decreasing more than the asset yield, contributing to a 47 basis point increase in net interest margin to 3.57% for the year ended December 31, 2008 from 3.10% for the year ended December 31, 2007.
     Provision for loan losses. Management analyzes the allowance for loan losses as described in the section “Allowance for Loan Losses.” The provision for loan losses increased $14.2 million, or 161.4%, to $22.9 million for the year ended December 31, 2008 from $8.7 million for the year ended December 31, 2007. During the year ended December 31, 2008, we made specific provisions for two large commercial loans located in the Florida region and one large commercial loan located in the Maryland region as well as increasing our provision to reflect deteriorating general economic factors. To the best of management’s knowledge, all known losses as of December 31, 2008 have been recorded.

     Noninterest income. Noninterest income decreased by $4.2 million, or 9.9%, to $38.8 million for the year ended December 31, 2008 from $43.0 million for the year ended December 31, 2007. This decrease in noninterest income was primarily due to an increase in the noncash other-than-temporary impairment of investment securities, which increased by $7.6 million, or 90.3%, to $16.0 million for the year ended December 31, 2008, from $8.4 million for the year ended December 31, 2007 and a noncash impairment of mortgage servicing assets of $2.2 million for the year ended December 31, 2008 compared to a recovery of previous noncash impairment of mortgage servicing assets of $65,000 in the year ended December 31, 2007. In addition, insurance commission income decreased $329,000, or 12.2%, and mortgage banking income decreased $913,000, or 57.9%. Partially offsetting the decreases were increases in service charges and fees, which increased by $4.7 million, or 16.9%, to $32.4 million for the year ended December 31, 2008, from $27.8 million for the year ended December 31, 2007; increases in trust and other financial services income of $495,000, or 8.0%; income from bank owned life insurance of $337,000, or 7.6%; and other operating income of $1.3 million, or 42.0%.
     Noninterest expense. Noninterest expense increased by $17.4 million, or 11.4%, to $170.1 million for the year ended December 31, 2008 from $152.7 million for the year ended December 31, 2007. This increase was primarily due to an increase in compensation and employee benefits of $6.9 million, an increase in processing expenses of $3.6 million, an increase in advertising of $1.8 million, an increase in federal deposit insurance premiums of $3.2 million, an increase in the penalty for early repayment of debt of $705,000 and an increase in other expenses of $467,000. The increases in operating expenses were a result of our continued upgrading of personnel and systems to build customer loyalty and improve our loan mix.
     Income taxes. Income tax expense decreased $488,000, or 2.8%, to $17.0 million for the year ended December 31, 2008 from $17.5 million for the year ended December 31, 2007. This decrease is due to a decrease in income before income taxes of $1.4 million and a decrease in the effective tax rate from 26.2% to 26.0%. The decrease in the effective tax rate was primarily due to a higher percentage of earnings on tax-free assets during the current year.
Comparison of Results of Operations for the Years Ended December 31, 2007 and 2006
     General. Net income for the year ended December 31, 2007 was $49.1 million, or $0.99 per diluted share, a decrease of $2.4 million, or 4.7%, from $51.5 million, or $1.03 per diluted share, for the year ended December 31, 2006. The decrease in net income resulted primarily from an increase in noninterest expense of $9.1 million and a decrease of $3.0 million in noninterest income. These items were partially offset by an increase in net interest income of $7.6 million. A discussion of each significant change follows.
     Net income for the year ended December 31, 2007 represents an 8.18% and 0.73% return on average equity and return on average assets, respectively, compared to 8.60% and 0.79% for the year ended December 31, 2006.
     Interest income. Interest income increased $27.4 million, or 7.4%, to $396.0 million for the year ended December 31, 2007 from $368.6 million for the year ended December 31, 2006. The increase in interest income was due to both an increase in the average balance of interest-earning assets and an increase in the average yield on interest-earning assets. The average balance of interest-earning assets increased $163.9 million, or 2.7%, to $6.249 billion for the year ended December 31, 2007 from $6.085 billion for the year ended December 31, 2006. The average rate earned on interest-earnings assets increased by 25 basis points, to 6.45% for the year ended December 31, 2007 from 6.20% for the year ended December 31, 2006. The growth in average interest-earning assets was primarily attributable to the acquisition of CSB Bank and the increase in average rate was primarily attributable to the continued change in mix of our loan portfolio, with an emphasis on increasing the percentage of consumer and commercial loans while decreasing the percentage of one- to four-family mortgage loans.
     Interest income on loans receivable increased $29.3 million, or 10.2%, to $315.6 million for the year ended December 31, 2007 from $286.3 million for the year ended December 31, 2006. This increase was attributable to increases in both the average balance of loans receivable and the average yield on those loans. Average loans receivable increased $265.4 million, or 6.0%, to $4.661 billion for the year ended December 31, 2007 from $4.395 billion for the year ended December 31, 2006. This increase was attributable both to our efforts in attracting and maintaining quality consumer and commercial loan relationships as well as the acquisition of CSB Bank. During the year ended December 31, 2007 we increased commercial loan balances by $336.8 million, or 35.9%, and consumer home equity loans by $105.0 million, or 11.8%. The average yield on loans receivable increased 19 basis points for the year ended December 31, 2007 to 6.78% from 6.59% for the year ended December 31, 2006. This increase was primarily attributable to the significant growth in consumer and commercial loans which generally carry higher rates of interest than residential mortgage loans.
     Interest income on mortgage-backed securities decreased $2.1 million, or 6.8%, to $29.4 million for the year ended December 31, 2007 from $31.5 million for the year ended December 31, 2006. This decrease was primarily attributable to a decrease in the average balance of $76.9 million, or 11.6%, to $584.1 million for the year ended December 31, 2007 from $661.0 million for the year ended December 31, 2006. This decrease was attributable to our effort to use cash flows from these securities to fund loan growth. The decrease in average balance was partially offset by an increase in the average yield of 26 basis points to 5.03% for the year ended December 31, 2007 from 4.77% for the year ended December 31, 2006 as the yield on floating rate bonds increased over the 18-month period from June 30, 2005 through December 31, 2007 with the general movement of short-term interest rates.
     Interest income on investment securities decreased $1.3 million, or 3.0%, to $41.2 million for the year ended December 31, 2007 from $42.5 million for the year ended December 31, 2006. This decrease was primarily attributable to a decrease in the average balance of $41.1 million, or 4.8%, to $820.3 million for the year ended December 31, 2007 from $861.4 million for the year ended December 31, 2006. This decrease was attributable to our effort to use cash flows from these securities to fund loan growth. The decrease in average balance was partially offset by an increase in the average yield of 11 basis points to 5.85% for the year ended December 31, 2007 from 5.74% for the year ended December 31, 2006. This increase in average yield was primarily attributable to our purchasing securities during the year yielding higher interest rates than those in the existing investment portfolio.
     Interest expense. Interest expense increased $19.9 million, or 10.4%, to $211.0 million for the year ended December 31, 2007 from $191.1 million for the year ended December 31, 2006. This increase was attributed to increases in both the average balance and the average rate paid on deposits. The average balance increased $235.0 million, or 4.7%, to $5.206 billion for the year ended December 31, 2007 from $4.971 billion for the year ended December 31, 2006. This increase was primarily due to the acquisition of CSB Bank, which contributed approximately $82.9 million to the average balance of deposits. The average rate paid on deposits increased 42 basis points to 3.58% for the year ended December 31, 2007 from 3.16% for the year ended December 31, 2006. This increase in the average rate was due to both a general increase in average short-term rates during the year and the change in mix of deposits with an increase in higher cost certificates of deposit and a decrease in low-cost passbook and statement savings accounts. Partially offsetting the increase in the cost of deposits was a decrease in interest expense on trust preferred debentures of $8.4 million, as we redeemed approximately $99.0 million of trust preferred securities in December 2006.

     Net interest income. Net interest income increased $7.5 million, or 4.3%, to $185.0 million for the year ended December 31, 2007 from $177.5 million for the year ended December 31, 2006. This increase was a result of the factors previously discussed, primarily due to a larger increase in interest earning assets than in interest bearing liabilities contributing to a four basis point increase in net interest margin to 3.10% for the year ended December 31, 2007 from 3.06% for the year ended December 31, 2006.
     Provision for loan losses. Management analyzes the allowance for loan losses as described in the section “Allowance for Loan Losses.” The provision recorded adjusts this allowance to a level that reflects the loss inherent in our loan portfolio as of the reporting date. The provision for loan losses increased $263,000, or 3.1%, to $8.7 million for the year ended December 31, 2007 from $8.5 million for the year ended December 31, 2006. To the best of management’s knowledge, all known losses as of December 31, 2007 were recorded as of December 31, 2007.
     Noninterest income. Noninterest income decreased $3.0 million, or 6.5%, to $43.0 million for the year ended December 31, 2007 from $46.0 million for the year ended December 31, 2006. This decrease in noninterest income was primarily due to the loss on sale of investment securities in the amount of $1.6 million and a noncash other-than-temporary impairment of Freddie Mac preferred stock of $1.9 million. The decrease was also impacted by a $4.1 million gain on the sale of education loans in the previous year. The negative effect of the prior year gain on sale of education loans and the current year losses on securities were partially offset by increases in service charges and fees of $3.3 million; trust and other financial services income of $902,000; insurance commission income of $155,000 and mortgage banking income of $1.2 million.
     Noninterest expense. Noninterest expense increased $9.0 million, or 6.3%, to $152.7 million for the year ended December 31, 2007 from $143.7 million for the year ended December 31, 2006. This increase was primarily due to an increase in compensation and employee benefits of $5.6 million, an increase in processing expenses of $3.0 million, an increase in premises and occupancy costs of $1.0 million, an increase in marketing of $924,000 and an increase in amortization of intangible assets of $623,000, all of which are partially offset by a decrease in the loss on early extinguishment of debt of $3.1 million. These increases in operating expenses were a result of our continued expansion of our existing retail office network, both de novo and through the CSB acquisition, as well as the addition of commercial lending and investment management and trust personnel.
     Income taxes. Income tax expense decreased $2.3 million, or 11.8%, to $17.5 million for the year ended December 31, 2007 from $19.8 million for the year ended December 31, 2006. This decrease was due to a decrease in income before income taxes of $4.8 million and a decrease in the effective tax rate from 27.7% to 26.2%. The decrease in the effective tax rate was primarily due to lower state incomes taxes and a higher percentage of earnings on tax free assets during the year.
Asset Quality
     We actively manage asset quality through our underwriting practices and collection procedures. Our underwriting practices tend to focus on optimizing the return of a greater risk classification while collection operatives focus on minimizing losses in the event an account becomes delinquent.
     Collection procedures. Our collection procedures generally provide that when a loan is five days past due, a computer-generated late notice is sent to the borrower requesting payment. If delinquency continues, at 15 days a delinquent notice, plus a notice of a late charge, is sent and personal contact efforts are attempted, either in person or by telephone, to strengthen the collection process and obtain reasons for the delinquency. Also, plans to arrange a repayment plan are made. Personal contact efforts are continued throughout the collection process, as necessary. Generally, if a loan becomes 60 days past due, a collection letter is sent and the loan becomes subject to possible legal action if suitable arrangements to repay have not been made. In addition, the borrower is given information, which provides access to consumer counseling services, to the extent required by regulations of the Department of Housing and Urban Development. When a loan continues in a delinquent status for 90 days or more, and a repayment schedule has not been made or kept by the borrower, we may send to the borrower a notice of intent to foreclose, giving 30 days to cure the delinquency. If not cured, foreclosure proceedings are initiated.
     Nonperforming assets. Loans are reviewed on a regular basis and are placed on a nonaccrual status when, in the opinion of management, the collection of additional principal and/or interest is doubtful. Loans are automatically placed on nonaccrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on a nonaccrual status is reversed and charged against interest income.
     Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at the lower of the related loan balance or its fair value as determined by an appraisal, less estimated costs of disposal. If the value of the property is less than the loan, less any related specific loan loss reserve allocations, the difference is charged against the allowance for loan losses. Any subsequent write-down of real estate owned or loss at the time of disposition is charged against earnings.

     Loans Past Due and Nonperforming Assets. The following table sets forth information regarding our loans 30 days or more past due, nonaccrual loans 90 days or more past due, and real estate acquired or deemed acquired by foreclosure at the dates indicated. When a loan is delinquent 90 days or more, we fully reserve all accrued interest thereon and cease to accrue interest thereafter. For all the dates indicated, we did not have any material restructured loans within the meaning of Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” A large number of one- to four-family residential real estate loans are due on the first day of the month. Effective December 31, 2005, we changed our fiscal year-end from June 30 (a 30-day month) to December 31 (a 31-day month) causing the loans that are 30 to 59 days delinquent to increase dramatically compared to prior fiscal year ends because of the additional day.

	At June 30, 2009		At December 31				At June 30,
	Number	Balance	2008	2007	2006	2005	2005	2004
	(Dollars in thousands)
Loans past due 30 days to 59 days:
One- to four-family residential loans	71	$3,206	$32,988	$27,270	$24,078	$26,290	$3,941	$5,765
Multi-family and commercial real estate loans	99	19,977	18,901	11,331	7,975	4,924	5,198	2,201
Consumer loans	822	7,987	11,295	10,550	9,096	12,053	5,611	4,877
Commercial business loans	48	3,847	7,770	9,947	4,325	2,450	1,000	782

Total loans past due 30 days to 59 days	1,040	35,017	70,884	59,098	45,474	45,717	15,750	13,625

Loans past due 60 days to 89 days:
One- to four-family residential loans	78	6,307	7,599	6,077	5,970	9,156	4,687	4,925
Multi-family and commercial real estate loans	54	9,152	8,432	4,984	3,846	3,399	8,156	1,023
Consumer loans	311	2,858	2,836	2,676	2,833	3,773	3,134	2,032
Commercial business loans	40	8,995	3,801	2,550	501	263	279	309

Total loans past due 60 days to 89 days	483	27,312	22,668	16,287	13,150	16,591	16,256	8,289

Loans past due 90 days or more: (1)
One- to four-family residential loans	263	27,670	20,435	12,542	10,334	12,179	11,507	11,322
Multi-family and commercial real estate loans	198	52,601	43,828	24,323	18,982	21,013	15,610	13,823
Consumer loans	692	10,569	9,756	7,582	4,578	8,322	5,514	4,536
Commercial business loans	139	31,717	25,184	5,163	6,631	1,502	979	2,824

Total loans past due 90 days or more	1,292	122,557	99,203	49,610	40,525	43,016	33,610	32,505

Total loans 30 days or more past due	2,815	$184,886	$192,755	$124,995	$99,149	$105,324	$65,616	$54,419

Total real estate owned	125	$15,890	$16,844	$8,667	$6,653	$4,872	$6,685	$3,951
Total loans 90 days or more past due and real estate owned	1,417	$138,447	$116,047	$58,277	$47,178	47,888	$40,295	$36,456
Total loans 90 days or more past due to net loans receivable		2.41%	1.93%	1.03%	0.92%	0.93%	0.77%	0.80%
Total loans 90 days or more past due and real estate owned to total assets		1.95%	1.67%	0.87%	0.72%	0.74%	0.64%	0.57%

(1)	We classify as nonperforming all loans 90 days or more delinquent.

     During the six months ended June 30, 2009 and the year ended December 31, 2008, gross interest income of approximately $3.9 million and $2.8 million, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current during the periods. No interest income on nonaccrual loans was included in income during either period.
     The following table sets forth loans 90 or more days past due by state (based on borrowers’ residence) at June 30, 2009.

					Commercial
	One- to four-		Consumer		business and
	family mortgage		and home		commercial real
State	(1)	Percentage	equity (2)	Percentage	estate (3)	Percentage	Total (4)	Percentage
	(Dollars in thousands)
Pennsylvania	$19,863	1.0%	$8,128	0.7%	$54,775	5.5%	$82,766	2.0%
New York	102	0.1	412	0.6%	1,230	0.4	1,744	0.4
Ohio	108	0.7	72	0.6%	180	2.4	360	1.0
Maryland	595	0.4	555	1.9%	9,389	5.4	10,539	2.9
Florida	7,003	20.1	1,401	11.9%	18,744	31.6	27,148	25.7

Total	$27,671	1.2%	$10,568	0.8%	$84,318	5.6%	$122,557	2.4%

(1)	Percentage of mortgage loans in specified geographic area.

(2)	Percentage of consumer loans in specified geographic area.

(3)	Percentage of commercial loans in specified geographic area.

(4)	Percentage of total loans in specified geographic area.
     Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans considered to be of lesser quality as “substandard,” “doubtful,” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the savings institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” so that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated “special mention.” At June 30, 2009, we had 259 loans, with an aggregate principal balance of $53.8 million, designated as special mention.
     We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. Our largest classified assets generally are also our largest nonperforming assets.
     The following table sets forth the aggregate amount of our classified assets at the dates indicated.

	At June 30,	At December 31,
	2009	2008	2007
	(In Thousands)
Substandard assets	$176,963	$155,245	$85,526
Doubtful assets	4,248	3,596	4,374
Loss assets	62	64	388

Total classified assets	$181,273	$158,905	$90,288

     Allowance for Loan Losses. Our board of directors has adopted an Allowance for Loan Losses Policy designed to provide management with a systematic methodology for determining and documenting the allowance for loan losses each reporting period. This methodology was developed to provide a consistent process and review procedure to ensure that the allowance for loan losses is in conformity with GAAP, our policies and procedures and other supervisory and regulatory guidelines.
     On an ongoing basis, the Credit Review department, as well as loan officers, branch managers and department heads, review and monitor the loan portfolio for problem loans. This portfolio monitoring includes a review of the monthly delinquency reports as well as historical comparisons and trend analysis. On an on-going basis the loan officer along with the Credit Review department grades or classifies problem loans or potential problem loans based upon their knowledge of the lending relationship and other information previously accumulated. Loans that have been classified as substandard or doubtful are reviewed by the Risk Management department for possible impairment under the provisions of Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”). A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement including both contractual principal and interest payments. Our loan grading system for problem loans is described above in “—Classification of Assets.”
     If an individual loan is deemed to be impaired, we determine the proper measurement of impairment for each loan based on one of three methods as prescribed by SFAS No. 114: (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is more or less than the recorded investment in the loan, we adjust the specific allowance associated with that individual loan accordingly.
     If a substandard or doubtful loan is not considered to be individually impaired, it is grouped with other loans that possess common characteristics for impairment evaluation and analysis under the provisions of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” This segmentation is accomplished by grouping loans of similar product types, risk characteristics and industry concentration into homogeneous pools. Each pool is then analyzed based on the historical delinquency, charge-off and recovery trends over the past three years which are then extended to include the loss realization period during which the event of default occurs, additional consideration is also given to the current economic, political, regulatory and interest rate environment. This adjusted historical net charge-off amount as a percentage of loans outstanding for each group is used to estimate the measure of impairment.
     The individual impairment measures along with the estimated losses for each homogeneous pool are consolidated into one summary document. This summary schedule along with the supporting documentation used to establish this schedule is prepared monthly and presented to the Credit Committee on a quarterly basis. The Credit Committee is comprised of members of Senior Management from our various departments, including mortgage, consumer and commercial lending, appraising, administration and finance as well as our President and Chief Executive Officer. The Credit Committee reviews the processes and documentation presented, reviews the concentration of credit by industry and customer, discusses lending products, activity, competition and collateral values, as well as economic conditions in general and in each of our market areas. Based on this review and discussion, the appropriate allowance for loan losses is estimated and any adjustments necessary to reconcile the actual allowance for loan losses with this estimate are determined. In addition, the Credit Committee considers whether any changes to the methodology are needed. The Credit Committee also compares our delinquency trends, nonperforming asset amounts and allowance for loan loss levels to its peer group and to state and national statistics. A similar review is also performed by the Risk Management Committee of the board of directors.
     In addition to the reviews by the Credit Committee and the Risk Management Committee, regulators from either the Federal Deposit Insurance Corporation or Pennsylvania State Department of Banking perform an extensive review on an annual basis of the adequacy of the allowance for loan losses and its conformity with regulatory guidelines and pronouncements. The internal audit department also performs a regular review of the detailed supporting schedules for accuracy and reports their findings to the Audit Committee of the board of directors. Any recommendations or enhancements from these independent parties are considered by management and the Credit Committee and implemented accordingly.
     Management acknowledges that this is a dynamic process and consists of factors, many of which are external and beyond management’s control, that can change. The adequacy of the allowance for loan losses is based upon estimates using all the information previously discussed as well as current and known circumstances and events. There is no assurance that actual portfolio losses will not be substantially different than those that were estimated. Management believes that all known losses as of June 30, 2009, December 31, 2008 and December 31, 2007 have been recorded.
      Management utilizes a consistent methodology each period when analyzing the adequacy of the allowance for loan losses and the related provision for loan losses. As part of the analysis, management considered the deteriorating economic data in our markets such as the continued increases in unemployment and bankruptcies as well as the declines in real estate collateral values. In addition, management considered the negative trend in asset quality, loan charge-offs and the allowance for loan losses as a percentage of nonperforming loans. As a result, Northwest Bancorp increased the allowance for loan losses during the period by $11.9 million, or 21.6%, to $66.8 million, or 1.29% of total loans, at June 30, 2009 from $54.9 million, or 1.06% of total loans, at December 31, 2008. The increase in the allowance for loan losses and the related provision for loan losses is partially attributed to the deterioration of a loan to a moving and storage company/ new car dealer in our Pennsylvania market requiring an additional reserve of $1.8 million, deterioration of a loan secured by a strip mall in the state of Indiana requiring a reserve of $1.0 million, additional deterioration of loans secured by real estate located in Florida requiring additional reserves of $700,000 and deterioration in loans secured by real estate in Maryland requiring reserves of $1.4 million. In addition, management considered how the continued increase in nonperforming loans and historical charge-offs have influenced the amount of allowance for loan losses. Nonperforming loans of $122.6 million, or 2.38% of total loans, at June 30, 2009 increased by $23.4 million, or 23.6%, from $99.2 million, or 1.91% of total loans, at December 31, 2008 and increased $53.6 million, or 77.7%, from $69.0 million, or 1.37% of total loans, at June 30, 2008. As a percentage of average loans, annualized net charge-offs remained 0.19% for the quarter ended June 30, 2009 compared to the quarter ended June 30, 2008 and increased to 0.22% for the six-month period ended June 30, 2009 from 0.17% for the six-month period ended June 30, 2008.

     Analysis of the Allowance For Loan Losses. The following table sets forth the analysis of the allowance for loan losses for the periods indicated. Ratios for the six months ended June 30, 2009 and 2008 and December 31, 2005 have been annualized.

						Six Months
						Ended
	Six Months Ended June 30,		Years Ended December 31,			December 31,	Years Ended June 30,
	2009	2008	2008	2007	2006	2005	2005	2004
				(In Thousands)
Net loans receivable	$5,091,518	$4,997,910	$5,141,892	$4,795,622	$4,412,441	$4,622,269	$4,376,884	$4,053,941
Average loans outstanding	$5,194,221	$4,907,866	$5,016,694	$4,660,693	$4,395,274	$4,532,523	$4,234,241	$3,846,261

Allowance for loan losses
Balance at beginning of period	$54,929	$41,784	$41,784	$37,655	$33,411	$31,563	$30,670	$27,166
Provision for loan losses	17,517	5,689	22,851	8,743	8,480	4,722	9,566	6,860
Charge offs:
Real estate loans	(2,407)	—	(3,962)	(2,042)	(1,148)	(282)	(676)	(176)
Consumer loans	(2,770)	(4,996)	(6,290)	(5,175)	(5,543)	(3,314)	(5,726)	(5,113)
Commercial loans	(1,067)	—	(1,358)	(973)	(926)	(43)	(3,071)	(461)

Total charge-offs	(6,244)	(4,996)	(11,610)	(8,190)	(7,617)	(3,639)	(9,473)	(5,750)
Recoveries:
Real estate loans	22	—	140	250	123	4	1	—
Consumer loans	520	816	1,060	1,073	1,214	455	750	562
Commercial loans	33	—	704	134	62	51	49	502

Total recoveries	575	816	1,904	1,457	1,399	510	800	1,064
Acquired through acquisitions	—	—	—	2,119	1,982	255	—	1,330

Balance at end of period	$66,777	$43,293	$54,929	$41,784	$37,655	$33,411	$31,563	$30,670

Allowance for loan losses as a percentage of net loans receivable	1.31%	0.87%	1.07%	0.87%	0.85%	0.72%	0.72%	0.76%
Net charge-offs as a percentage of average loans outstanding	0.22%	0.17%	0.19%	0.14%	0.14%	0.14%	0.20%	0.12%
Allowance for loan losses as a percentage of nonperforming loans	54.49%	62.72%	55.37%	84.22%	92.92%	77.67%	93.91%	94.35%
Allowance for loan losses as a percentage of nonperforming loans and real estate owned	48.23%	55.91%	47.33%	71.70%	79.81%	69.77%	78.33%	84.13%

     Allocation of Allowance for Loan Losses. The following tables set forth the allocation of allowance for loan losses by loan category at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category. Effective January 1, 2008, we revised our methodology for calculating the allowance for loan losses. Prior to that date, we established the allowance for loan losses based on ranges applicable to various loan categories (as opposed to single amounts applicable to the loan categories), which resulted in our not having an unallocated component of the allowance prior to that date.

			At December 31,
	At June 30, 2009		2008		2007		2006
		% of Total		% of Total		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
	(Dollars in Thousands)
Balance at end of period applicable to:
Real estate loans	$36,082	87.5%	$29,115	87.6%	$28,854	87.2%	$17,936	88.8%
Consumer loans	6,210	4.9	6,125	5.1	6,645	5.4	16,500	6.0
Commercial business loans	20,290	7.6	15,044	7.3	6,285	7.4	3,219	5.2

Total allocated allowance	62,582		50,284		41,784		37,655
Unallocated	4,195	—	4,645	—	—	—	—	—

Total	$66,777	100.0%	$54,929	100.0%	$41,784	100.0%	$37,655	100.0%

	At December 31,		At June 30,
	2005		2005		2004
		% of Total		% of Total		% of Total
	Amount	Loans (1)	Amount	Loans (1)	Amount	Loans (1)
	(Dollars in Thousands)
Balance at end of period applicable to:
Real estate loans	$16,875	88.6%	$15,918	88.7%	$15,113	88.3%
Consumer loans	13,991	8.1	13,179	8.1	11,790	8.1
Commercial business loans	2,545	3.3	2,466	3.2	3,767	3.6

Total allocated allowance	33,411		31,563		30,670
Unallocated	—	—	—	—	—	—

Total	$33,411	100.0%	$31,563	100.0%	$30,670	100.0%

(1)	Represents percentage of loans in each category to total loans.
Liquidity and Capital Resources
     Northwest Savings Bank is required to maintain a sufficient level of liquid assets, as determined by management and defined and reviewed for adequacy by the Federal Deposit Insurance Corporation during their regular examinations. The Federal Deposit Insurance Corporation, however, does not prescribe by regulation a minimum amount or percentage of liquid assets. The Federal Deposit Insurance Corporation allows us to consider any marketable security, whose sale would not impair our capital adequacy, to be eligible for liquidity. Liquidity is quantified through the use of a standard liquidity ratio of liquid assets to borrowings plus deposits. Using this formula, Northwest Savings Bank’s liquidity ratio was 18.0% and 14.8% as of June 30, 2009 and December 31, 2008, respectively. We adjust our liquidity level in order to meet funding needs of deposit outflows, repayment of borrowings and loan commitments. We also adjust liquidity as appropriate to meet our asset and liability management objectives. As of June 30, 2009, Northwest Savings Bank had $1.9 billion of additional borrowing capacity available with the Federal Home Loan Bank of Pittsburgh, including a $150.0 million overnight line of credit, as well as a $169.3 million borrowing capacity available with the Federal Reserve Bank and $75.0 million with a correspondent bank.
     In addition to deposits, our primary sources of funds are the amortization and repayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rate levels, economic conditions, and competition. We manage the pricing of our deposits to maintain a desired deposit balance. In addition, we invest excess funds in short-term interest earning and other assets, which provide liquidity to meet lending requirements. Short-term interest-earning deposits amounted to $371.2 million and $24.1 million at June 30, 2009 and December 31, 2008, respectively. For additional information about our cash flows from operating, financing, and investing activities, see the Statements of Cash Flows included in the Consolidated Financial Statements.
     A portion of our liquidity consists of cash and cash equivalents, which are a product of its operating, investing, and financing activities. The primary sources of cash were net income, principal repayments on loans and mortgage-backed securities, and increases in deposit accounts.
     Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Pittsburgh, which provide an additional source of funds. At June 30, 2009 Northwest Savings Bank had advances of $817.3 million from the Federal Home Loan Bank of Pittsburgh. We borrow from the Federal Home Loan Bank of Pittsburgh to reduce interest rate risk and to provide liquidity when necessary.
     At June 30, 2009, our customers had $313.7 million of unused lines of credit available and $149.3 million in loan commitments. This amount does not include the unfunded portion of loans in process. Certificates of deposit scheduled to mature in less than one year at June 30, 2009, totaled $1.555 billion. Management believes that a significant portion of such deposits will remain with us.
     The major sources of our cash flows are in the areas of loans, marketable securities, deposits and borrowed funds.
     Deposits are our primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management’s control, such as the general level of short-term and long-term market interest rates, as well as higher alternative yields that investors may obtain on competing investments such as money market mutual funds. Financial institutions, such as Northwest Savings Bank, are also subject to deposit outflows. Our net deposits increased/(decreased) by $307.5 million, $(504.1) million, $9.7 million and $54.9 million for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, respectively.
     Similarly, the amount of principal repayments on loans and the amount of new loan originations is heavily influenced by the general level of market interest rates. Funds received from loan maturities and principal payments on loans for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 were $756.3 million, $1.284 billion, $1.235 billion and $1.118 billion, respectively. Loan originations for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 were $1.116 billion, $1.885 billion, $1.742 billion and $1.488 billion, respectively. We also sell a portion of the loans we originate, and the cash flows from such sales for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 were $388.8 million, $212.5 million, $250.3 million and $624.6 million, respectively.
     We experience significant cash flows from our portfolio of marketable securities as principal payments are received on mortgage-backed securities and as investment securities mature. Cash flow from the repayment of principal and the maturity of marketable securities for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 were $154.0 million, $319.1 million, $333.8 million and $254.2 million, respectively.

     When necessary, we utilize borrowings as a source of liquidity and as a source of funds for long-term investment when market conditions permit. The net cash flow from the receipt and repayment of borrowings was a net increase/(decrease) of $(170.8 million), $729.2 million, $(65.8) million and $(23.7) million for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, respectively.
     Other activity with respect to cash flow was the payment of cash dividends on common stock in the amount of $7.9 million, $15.8 million, $15.7 million and $13.7 million for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, respectively. Dividends waived by Northwest Bancorp, MHC during the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006 were $13.4 million, $26.9 million, $25.7 million and $21.4 million, respectively. In September 2005, we initiated the first of three common stock repurchase plans. Since that time, we have used $69.4 million to repurchase a total of 2,742,800 shares of common stock at an average price of $25.31 per share.
     At June 30, 2009, stockholders’ equity totaled $632.5 million. During 2008 our board of directors declared regular quarterly dividends totaling $0.88 per share of common stock that were paid with the proceeds of maturities and payments of available-for-sale securities. Net of dividends waived by Northwest Bancorp, MHC in the amount of $26.9 million, our equity was reduced by $15.8 million in 2008 for dividends paid.
     Management monitors the capital levels of Northwest Savings Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well capitalized” institutions. Northwest Savings Bank is required by the Pennsylvania State Department of Banking and the Office of Thrift Supervision to meet minimum capital adequacy requirements. At June 30, 2009, Northwest Savings Bank exceeded all regulatory minimum capital requirements and is considered to be “well capitalized.” In addition, as of June 30, 2009, management was not aware of any recommendation by a regulatory authority that, if it were implemented, would have a material effect on liquidity, capital resources or operations. See “Historical and Pro Forma Regulatory Capital Compliance” for information with respect to our regulatory capital position as of June 30, 2009.
Regulatory Capital Requirements.
     Northwest Savings Bank is subject to minimum capital requirements established by the Federal Deposit Insurance Corporation. See “Supervision and Regulation—Capital Requirements” and “—Prompt Corrective Action”. The following tables summarize Northwest Savings Bank’s total shareholders’ equity, regulatory capital, total risk-based assets, and leverage and risk-based regulatory ratios at the dates indicated.

	At June 30, 2009	At December 31, 2008	At December 31, 2007
	(Dollars in Thousands)
Total shareholders’ equity (GAAP capital)	$717,129	$706,610	$714,160
Less: accumulated other comprehensive (income)/loss	22,579	22,017	(931)
Less: nonqualifying intangible assets	(177,088)	(178,758)	(183,396)

Leverage capital	$562,620	$549,869	$529,833
Plus: Tier 2 capital (1)	56,749	54,198	41,952

Total risk-based capital	$619,369	$604,067	$571,785

Average total assets for leverage ratio	$6,904,293	$6,829,557	$6,454,343

Net risk-weighted assets including off-balance sheet items	$4,524,804	$4,329,431	$4,053,803

Leverage capital ratio	8.15%	8.05%	8.21%
Minimum requirement (2)	3.00% to 5.00%	3.00% to 5.00%	3.00% to 5.00%

Risk-based capital ratio	13.69%	13.95%	14.10%
Minimum requirement	8.00%	8.00%	8.00%
(footnotes on following page)

(1)	Tier 2 capital consist of the allowance for loan losses, which is limited to 1.25% of total risk-weighted assets as detailed under regulations of the FDIC, and 45% of pre-tax net unrealized gains on securities available-for-sale.

(2)	The FDIC has indicated that the most highly rated institutions which meet certain criteria will be required to maintain a ratio of 3.00%, and all other institutions will be required to maintain an additional cushion of 100 to 200 basis points.
     Northwest Savings Bank is also subject to capital guidelines of the Pennsylvania Department of Banking. Although not adopted in regulation form, the Department of Banking requires 6% leverage capital and 10% risk-based capital. See “Supervision and Regulation—Capital Requirements” and “—Prompt Corrective Action.”
Contractual Obligations
     We are obligated to make future payments according to various contracts. The following tables present the expected future payments of the contractual obligations aggregated by obligation type at June 30, 2009 and December 31, 2008.

	Payments Due
		One year to	Three years to
	Less than	less than three	less than five	Five years or
	one year	years	years	greater	Total
	(In Thousands)
Contractual Obligations at June 30, 2009
Long-term debt (1)	$116,316	$270,000	$285,095	$225,652	$897,063
Junior subordinated debentures (2)	5,155			103,094	108,249
Operating leases (3)	4,120	6,626	4,459	9,939	25,144

Total	$125,591	$276,626	$289,554	$338,685	$1,030,456

Commitments to extend credit	$149,272	$—	$—	$—	$149,272

(1)	See Note 11 to the consolidated financial statements, Borrowed Funds, for additional information.

(2)	See Note 22 to the consolidated financial statements, Junior Subordinated Debentures/Trust Preferred Securities, for additional information.

(3)	See Note 8 to the consolidated financial statements, Premises and Equipment, for additional information.

	Payments Due
		One year to	Three years to
	Less than one	less than three	less than five	Five years or
	year	years	years	greater	Total
	(In Thousands)
Contractual Obligations at December 31, 2008
Long-term debt (1)	$285,635	$196,532	$270,000	$315,778	$1,067,945
Junior subordinated debentures (2)	—	—	—	108,254	108,254
Operating leases (3)	4,280	6,931	4,366	10,310	25,887

Total	$289,915	$203,463	$274,366	$434,342	$1,202,086

Commitments to extend credit	$116,330	$—	$—	$—	$116,330

(1)	See Note 11 to the consolidated financial statements, Borrowed Funds, for additional information.

(2)	See Note 22 to the consolidated financial statements, Junior Subordinated Debentures/Trust Preferred Securities, for additional information.

(3)	See Note 8 to the consolidated financial statements, Premises and Equipment, for additional information.

Impact of Inflation and Changing Prices
     The Consolidated Financial Statements and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.
Market Risk Management
     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.
     We have an Asset/Liability Committee, consisting of several members of management, which meets monthly to review market interest rates, economic conditions, the pricing of interest earning assets and interest bearing liabilities and our balance sheet structure. On a quarterly basis, this committee also reviews our interest rate risk position and our cash flow projections.
     Our board of directors has a Risk Management Committee, which meets quarterly and reviews interest rate risks and trends, our interest sensitivity position, our liquidity position and the market risk inherent in our investment portfolio.
     In an effort to assess market risk, we use a simulation model to determine the effect of immediate incremental increases and decreases in interest rates on net income and the market value of our equity. Certain assumptions are made regarding loan prepayments and decay rates of passbook and NOW accounts. Because it is difficult to accurately project the market reaction of depositors and borrowers, the effect of actual changes in interest on these assumptions may differ from simulated results. We have established the following guidelines for assessing interest rate risk:
     Net income simulation. Given a non-parallel shift of 200 basis points in interest rates (a basis point equals one hundreds of one percent), the estimated net income may not decrease by more than 20% within a one-year period.
     Market value of equity simulation. The market value of our equity is the present value of our assets and liabilities. Given a non-parallel shift of 200 basis points in interest rates, the market value of equity may not decrease by more than 35% of total shareholders’ equity.

     The following tables illustrate the simulated impact of a non-parallel 1% or 2% upward or 1% or 2% downward movement in interest rates on net income, return on average equity, earnings per share and market value of equity. These analyses were prepared assuming that interest-earning asset levels at June 30, 2009 remain constant. The impact of the rate movements was computed by simulating the effect of an immediate and sustained shift in interest rates over a twelve-month period from June 30, 2009 levels.
Non-Parallel Shift in Interest Rates

	Increase		Decrease
Shift in interest rates over the next 12 months	1.0%	2.0%	1.0%	2.0%
Projected percentage increase/(decrease) in net income	14.9%	19.8%	0.9%	(5.0)%
Projected increase/(decrease) in return on average equity	1.0%	1.4%	0.1%	(0.3)%
Projected increase/(decrease) in earnings per share	$0.14	$0.18	$0.01	$(0.05)
Projected percentage increase/(decrease) in market value of equity	(2.9)%	(8.0)%	(4.5)%	(11.4)%
     The figures included in the tables above represent projections that were computed based upon certain assumptions including prepayment rates and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates. Actual results may differ significantly due to timing, magnitude and frequency of interest rate changes and changes in market conditions.
     When assessing our interest rate sensitivity, analysis of historical trends indicates that loans will prepay at various speeds (or annual rates) depending on the variance between the weighted average portfolio rates and the current market rates. In preparing the tables above, it has been assumed market rates will remain constant at current levels and as a result, our loans will be affected as follows: (i) adjustable-rate mortgage loans will prepay at an annual rate of 5% to 10%; (ii) fixed-rate mortgage loans will prepay at an annual rate of 7% to 10%, depending on the type of loan; (iii) commercial loans will prepay at an annual rate of 8% to 12%; (iv) consumer loans held by Northwest Savings Bank will prepay at an annual rate of 20%; and (v) consumer loans held by NCDC will prepay at an annual rate of 60% to 65%. In regards to our deposits, it has been assumed that (i) fixed maturity deposits will not be withdrawn prior to maturity; (ii) the significant majority of money market accounts will reprice immediately; (iii) savings accounts will gradually reprice over three years; and (iv) and checking accounts will reprice either when the rates on such accounts reprice as interest rate levels change, or when deposit holders withdraw funds from such accounts and select other types of deposit accounts, such as certificate accounts, which may have higher interest rates. For purposes of this analysis, management has estimated, based on historical trends, that $193.0 million of our checking accounts and $244.0 million of our savings accounts are interest sensitive and may reprice in one year or less, and that the remainder may reprice over longer time periods.
     The above assumptions used by management are annual percentages based on remaining balances and should not be regarded as indicative of the actual prepayments and withdrawals that we may experience. Moreover, certain shortcomings are inherent in the analysis presented by the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as some adjustable-rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

     In addition, we regularly measure and monitor the market value of our net assets and the changes therein. While fluctuations are expected because of changes in interest rates, we have established policy limits for various interest rate scenarios. Given interest rate shocks of +/-100 to +/-300 basis points the market value of net assets is not expected to decrease by more than -15% to -30%.
Off-Balance Sheet Arrangements
     As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we routinely enter into commitments to securitize and sell mortgage loans.

BUSINESS OF NORTHWEST BANCSHARES, INC.
     Northwest Bancshares, Inc. is a Maryland corporation, organized in September 2009. Upon completion of the conversion, Northwest Bancshares, Inc. will become the holding company of Northwest Savings Bank and will succeed to all of the business and operations of Northwest Bancorp, Inc. and each of Northwest Bancorp, Inc. and Northwest Bancorp, MHC will cease to exist.
     Initially following the completion of the conversion, Northwest Bancshares, Inc. will have no significant assets other than owning 100% of the outstanding common stock of Northwest Savings Bank, the net proceeds it retains from the offering, part of which will be used to make a loan to the Northwest Savings Bank Employee Stock Ownership Plan, and its ownership of wholly-owned statutory trust subsidiaries through which Northwest Bancorp, Inc. has issued trust preferred securities, and will have no significant liabilities. See “How We Intend to Use the Proceeds From the Offering.” Northwest Bancshares, Inc. intends to use the support staff and offices of Northwest Savings Bank and will pay Northwest Savings Bank for these services. If Northwest Bancshares, Inc. expands or changes its business in the future, it may hire its own employees.
     Northwest Bancshares, Inc. intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities except for a letter of intent with respect to the acquisition of an insurance agency with annual revenue of approximately $2.0 million.
BUSINESS OF NORTHWEST BANCORP, INC. AND NORTHWEST SAVINGS BANK
Northwest Bancorp, Inc.
     Northwest Bancorp, Inc. is a federal corporation that was formed in 2001 as the successor to a Pennsylvania corporation of the same name. Northwest Bancorp, Inc. became the stock holding company of Northwest Savings Bank in a reorganization transaction that was approved by Northwest Savings Bank’s stockholders in December 1997, and completed in February 1998. In the reorganization, each share of Northwest Savings Bank’s common stock was converted into and became a share of common stock of Northwest Bancorp, Inc., par value $0.10 per share, and Northwest Savings Bank became a wholly-owned subsidiary of Northwest Bancorp, Inc. Northwest Bancorp, MHC, which owned a majority of Northwest Savings Bank’s outstanding shares of common stock immediately prior to completion of the reorganization, became the owner of the same percentage of the outstanding shares of common stock of Northwest Bancorp, Inc. immediately following the completion of the reorganization. In August 2003, Northwest Bancorp, Inc. completed an incremental stock offering whereby it canceled 7,255,520 shares common stock owned by Northwest Bancorp, MHC and sold the same number of shares in a subscription offering. Northwest Bancorp, MHC owns approximately 63% of our outstanding shares. As of June 30, 2009, the primary activity of Northwest Bancorp, Inc was the ownership of all of the issued and outstanding common stock of Northwest Savings Bank. Northwest Bancorp, Inc. has also issued trust preferred securities through wholly-owned statutory trust subsidiaries.
     Northwest Bancorp, Inc.’s principal executive office is located at 100 Liberty Street, Warren, Pennsylvania, and its telephone number at that address is (814) 726-2140.
     Northwest Bancorp, Inc.’s website (www.northwestsavingsbank.com) contains a direct link to its filings with the Securities and Exchange Commission, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any.

Copies may also be obtained, without charge, by written request to Shareholder Relations, 100 Liberty Street, Warren, Pennsylvania 16365.
Northwest Savings Bank
     Northwest Savings Bank is a Pennsylvania-chartered stock savings bank headquartered in Warren, Pennsylvania, which is located in northwestern Pennsylvania. Northwest Savings Bank is a community-oriented financial institution offering traditional deposit and loan products, investment and trust services and through a wholly-owned subsidiary, Northwest Consumer Discount Company, it also offers consumer finance services. Northwest Savings Bank’s mutual savings bank predecessor was founded in 1896.
     As of June 30, 2009, Northwest Savings Bank operated 168 community-banking offices throughout its market area in northwest, southwest and central Pennsylvania, western New York, eastern Ohio, Maryland and southeastern Florida. On October 23, 2009, Northwest Savings Bank completed the acquisition of Keystone State Savings Bank, with one branch located in Sharpsburg, Pennsylvania. Northwest Savings Bank, through its wholly-owned subsidiary, Northwest Consumer Discount Company, also operates 49 consumer finance offices throughout Pennsylvania. Through wholly-owned subsidiaries, Northwest Savings Bank also offers investment management and trust services. Historically, we have focused our lending activities primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. In an effort to reduce interest rate risk and improve profit margins, we have made a strategic decision to also focus our lending efforts on shorter term consumer and commercial loans, while continuing to offer one- to four-family residential mortgage loans to customers in our market area. With the change in lending emphasis, we regularly sell a portion of the one- to four-family residential mortgage loans that we originate.
     Our principal sources of funds are deposits, borrowed funds and the principal and interest payments on loans and marketable securities. Our principal source of income is interest received on loans and marketable securities. Our principal expenses are the interest paid on deposits and the cost of employee compensation and benefits.
     Northwest Savings Bank’s principal executive office is located at 100 Liberty Street, Warren, Pennsylvania, and its telephone number at that address is (814) 726-2140.
Market Area and Competition
     We are headquartered in Warren, Pennsylvania, which is located in northwestern Pennsylvania, and have our highest concentration of deposits and loans in this area. Since the early 1990s, we have expanded, primarily through acquisitions, into the southwestern and central regions of Pennsylvania, as well as western New York, eastern Ohio, Maryland and southeastern Florida. As of June 30, 2009, we operate 141 community banking offices and 49 consumer finance offices located in Pennsylvania, five community banking offices located in Ohio, 14 community banking offices located in New York, five community banking offices in Maryland and three community banking offices in Broward County, Florida. All of the aforementioned market areas have a large concentration of financial institutions. As a result, we encounter strong competition both in attracting deposits and in originating retail and commercial loans. Our most direct competition for deposits has come historically from commercial banks, brokerage houses, other savings banks and credit unions in our market areas. We expect continued competition from these financial institutions in the foreseeable future. With the continued acceptance of Internet banking by our customers and consumers generally, competition for deposits has increased from institutions operating outside of our market area as well as from insurance companies.

     Pennsylvania and Western New York Market Area. Through our acquisitions and de novo branching strategy we have expanded our retail branch footprint throughout 30 counties in Pennsylvania and four counties in western New York. In addition, through our consumer finance offices we operate in 11 additional counties in Pennsylvania. Our northwestern and southwestern Pennsylvania and western New York markets are fueled by a diverse economy driven by service businesses, technology companies and small manufacturing companies. Our southeastern Pennsylvania market is primarily driven by service businesses and serves as a bedroom community to the cities of Baltimore, Maryland and Philadelphia. In view of the current economic downturn, our primary market area has remained a stable banking market. As of July 2009, the unemployment rates in Pennsylvania and New York were 8.5% and 8.6% compared to the national average of 9.7% according to the U.S. Bureau of Labor Statistics.
     In Pennsylvania, we ranked 6th in terms of deposit market share and total assets for institutions headquartered in Pennsylvania. Pennsylvania is a stable banking market with a total population of approximately 12.6 million and total households of approximately 4.9 million. The Pennsylvania markets in which we operate our retail branch and consumer financial offices contains more than half of Pennsylvania’s population and a similar percentage of households. Our western New York market area has a total population of approximately 1.9 million and total households of approximately 748,000 according to SNL Securities. Since 2000, many of the counties served in the Pennsylvania and western New York market area have had and are projected to have population declines with population growth rates increasing mainly in the central and southeastern portion of Pennsylvania. However, median household income has increased in all of the counties in which we conduct business in Pennsylvania since 2000 and generally decreased in our western New York markets. The median household income in Pennsylvania was stable at $53,225 as of June 30, 2009, compared to the nationwide median income level of $54,719 according to estimates from SNL Securities. The household income growth rate in Pennsylvania and our western New York market area is expected to increase above the expected national and state average growth rates over the next five years by approximately 4% according to estimates for SNL Securities.
     Maryland, Ohio and Florida Market Areas. In addition to operating in Pennsylvania and western New York, we also operate five community banking offices in Ashtabula, Lake and Geauga counties in Ohio, five community banking offices in Baltimore, Howard and Anne Arundel counties in Maryland and three community banking offices in Broward county in Florida. Our Maryland regional economy consists of service businesses, government as well as heath care services while our Florida market is primarily driven by the real estate sector. The major employment sectors in our Ohio market are similar to our northwestern Pennsylvania market. With the exception of Ashtabula county in Ohio, these markets have an expanding population base as well as higher median household income levels relative to the state and national averages. As of June 30, 2009, the median household income levels in these markets ranged from $55,150 to $101,954 according to estimates provided by SNL Securities. Over the next five years, the household income levels in each of these markets are expected to increase above state and national household income averages.
Lending Activities
     General. Historically, our principal lending activity has been the origination, for retention in our loan portfolio, of fixed-rate and, to a lesser extent, adjustable-rate mortgage loans collateralized by one- to four-family residential real estate located in our market area. We also originate loans collateralized by multi-family residential and commercial real estate, commercial business loans and consumer loans. Generally, we focus our lending activities in the geographic areas where we maintain offices.
     In an effort to manage interest rate risk, we have sought to make our interest-earning assets more interest rate sensitive by originating adjustable-rate loans, such as adjustable-rate residential mortgage loans and home equity loans, and by originating short-term and medium-term fixed-rate consumer loans. In recent years we have emphasized the origination of commercial real estate loans and commercial business loans, which generally have adjustable rates of interest and shorter maturities than one- to four-family residential real estate loans. We also purchase mortgage-backed securities and other types of investment securities that generally have short average lives and/or adjustable interest rates. Because we also originate a substantial amount of long-term fixed-rate mortgage loans collateralized by one- to four-family residential real estate, when possible, we originate and underwrite loans according to standards that allow us to sell them in the secondary mortgage market for purposes of managing interest-rate risk and liquidity. We currently sell in the secondary market a limited number of fixed-rate residential mortgage loans with maturities of more than 15 years, and generally retain all adjustable-rate mortgage loans and fixed-rate residential mortgage loans with maturities of 15 years or less. Although we are selling an increasing number of the mortgage loans that we originate, we continue to be a portfolio lender and at any one time we hold few loans identified as held-for-sale. We currently retain servicing on the mortgage loans we sell which generates monthly service fee income. We generally retain in our portfolio all consumer loans that we originate while we periodically sell participations in the multi-family residential, commercial real estate or commercial business loans that we originate in an effort to reduce the risk of certain individual credits and the risk associated with certain businesses or industries.
     One- to Four-Family Residential Mortgage Loans. We currently offer one- to four-family residential mortgage loans with terms typically ranging from 15 to 30 years, with either adjustable or fixed interest rates. Originations of fixed-rate mortgage loans versus adjustable-rate mortgage loans are monitored on an ongoing basis and affected significantly by such factors as the level of market interest rates, customer preference, our interest rate sensitivity position and loan products offered by our competitors. Therefore, even when management’s strategy is to increase the origination of adjustable-rate mortgage loans, market conditions may be such that there is greater demand for fixed-rate mortgage loans.
     Our fixed-rate loans, whenever possible, are originated and underwritten according to standards that permit sale into the secondary mortgage market. Whether we can or will sell fixed-rate loans into the secondary market, however, depends on a number of factors including the yield and the term of the loan, market conditions, and our current liquidity and interest rate sensitivity position. We historically have been primarily a portfolio lender and at any one time we have only a nominal amount of loans as held for sale. Our current strategy is to grow the consumer and commercial loan portfolios by more than we grow our portfolio of long-term fixed-rate residential mortgage loans. With this in mind, we generally retain in our portfolio fixed-rate loans with terms of 15 years or less, and sell a portion of fixed-rate loans (servicing retained) with terms of more than 15 years. Our one- to four-family residential real estate loans are amortized on a monthly basis with principal and interest each due monthly. These loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option, usually without a prepayment penalty.
     We currently offer adjustable-rate mortgage loans with initial interest rate adjustment periods of one, three and five years, based on changes in a designated market index. We determine whether a borrower qualifies for an adjustable-rate mortgage loan based on secondary market guidelines. One- to four-family adjustable-rate residential mortgage loans totaled $47.0 million, or 0.9% of our gross loan portfolio at June 30, 2009.
     Our one- to four-family residential mortgage loans customarily include due-on-sale clauses, which are provisions giving us the right to declare a loan immediately due and payable in the event, among other things, the borrower sells or otherwise disposes of the underlying real property serving as collateral for the loan. Due-on-sale clauses are an important means of adjusting the rates on our fixed-rate mortgage loan portfolio.

     Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Appraisals are either performed by our in-house appraisal staff or by an appraiser who has been deemed qualified by our chief appraiser. Such regulations permit a maximum loan-to-value ratio of 95% for residential property and 80% for all other real estate loans. We generally limit the maximum loan-to-value ratio on both fixed-rate and adjustable-rate mortgage loans without private mortgage insurance to 80% of the lesser of the appraised value or the purchase price of the real estate that serves as collateral for the loan. We originate a limited amount of one- to four-family residential mortgage loans with loan-to-value ratios in excess of 80%. For one- to four-family residential mortgage loans with loan-to-value ratios in excess of 80%, we generally require the borrower to obtain private mortgage insurance. We require fire and casualty insurance, as well as a title guaranty regarding good title, on all properties securing our real estate loans.
     Some financial institutions we have acquired have held loans that are serviced by others and are secured by one- to four-family residences. At June 30, 2009, our portfolio of one- to four-family loans serviced by others totaled $11.0 million. We currently have no formal plans to enter into new residential loan participations.
     Included in our $2.4 billion portfolio of one- to four-family residential real estate loans are construction loans of $10.7 million, or 0.4% of our total loan portfolio. We offer fixed-rate and adjustable-rate residential construction loans primarily for the construction of owner-occupied one- to four-family residences in our market area to builders or to owners who have a contract for construction. Construction loans are generally structured to become permanent loans, and are originated with terms of up to 30 years with an allowance of up to one year for construction. Advances are made as construction is completed. In addition, we originate loans within our market area that are secured by individual unimproved or improved lots. Land loans for the construction of owner-occupied residential real estate properties are currently offered with fixed-rates for terms of up to 10 years. The maximum loan-to-value ratio for these loans is 80% of the as-completed appraised value, and the maximum loan-to-value ratio for our construction loans is 95% of the lower of cost or as-completed appraised value.
     Construction lending generally involves a greater degree of credit risk than permanent one- to four-family residential mortgage lending. The repayment of the construction loan is often dependent upon the successful completion of the construction project. Construction delays or the inability of the borrower to sell the property once construction is completed may impair the borrower’s ability to repay the loan.
     Multi-family Residential and Commercial Real Estate Loans. Our multi-family residential real estate loans are secured by multi-family residences, such as rental properties. Our commercial real estate loans are secured by nonresidential properties such as hotels, church property, manufacturing facilities and retail establishments. At June 30, 2009, a significant portion of our multi-family residential and commercial real estate loans were secured by properties located within our market area. Our largest multi-family residential real estate loan relationship at June 30, 2009 had a principal balance of $9.6 million, and was collateralized by multiple residential real estate rental properties. These loans were performing in accordance with their terms as of June 30, 2009. Our largest commercial real estate loan relationship at June 30, 2009, had a principal balance of $36.8 million and was collateralized by a medical and health-related campus. These loans were performing in accordance with their terms as of June 30, 2009. Multi-family residential and commercial real estate loans are offered with both adjustable interest rates and fixed interest rates. The terms of each multi-family residential and commercial real estate loan are negotiated on a case-by-case basis. We generally originate multi-family residential and commercial real estate loans in amounts up to 80% of the appraised value of the property collateralizing the loan.

     Loans secured by multi-family residential and commercial real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential and commercial real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.
     Home Equity Loans and Lines of Credit. Generally, our home equity loans and home equity lines of credit are secured by the borrower’s principal residence with a maximum loan-to-value ratio, including the principal balances of both the first and second mortgage loans, of 90% or less. Home equity loans are offered on a fixed rate basis with terms of up to 20 years. Home equity lines of credit are offered on an adjustable-rate basis with terms of up to 25 years. At June 30, 2009, the disbursed portion of home equity lines of credit totaled $162.2 million, or 3.1% of our total loans, with $197.1 million remaining undisbursed, and our home equity loans totaled $876.1 million, or 16.6% of our total loans. We generally underwrite home equity loans and lines of credit in a manner similar to our underwriting of one- to four-family residential real estate loans.
     Consumer Loans. The principal types of consumer loans we offer are automobile loans, sales finance loans, unsecured personal loans, credit card loans, and loans secured by deposit accounts. Consumer loans are typically offered with maturities of ten years or less.
     The underwriting standards we employ for consumer loans include a determination of the applicant’s credit history and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.
     Consumer loans entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as automobiles, mobile homes, boats, recreation vehicles, appliances and furniture. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In particular, amounts realizable on the sale of repossessed automobiles may be significantly reduced based upon the condition of the automobiles and the lack of demand for used automobiles.
     Commercial Business Loans. We offer commercial business loans to finance various activities in our market area, some of which are secured in part by additional real estate collateral. At June 30, 2009 the largest commercial business loan relationship had a principal balance of $11.2 million, and was secured by all fixed assets of a diagnostic imaging center.
     Commercial business loans are offered with both fixed and adjustable interest rates. Underwriting standards we employ for commercial business loans include a determination of the applicant’s ability to meet existing obligations and payments on the proposed loan from normal cash flows generated by the applicant’s business. The financial strength of each applicant also is assessed through a review of financial statements provided by the applicant.
     Commercial business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business. We generally obtain personal guarantees from the borrower or a third party as a condition to originating commercial business loans.
     Loan Originations, Solicitation, Processing and Commitments. Loan originations are derived from a number of sources such as real estate broker referrals, existing customers, borrowers, builders, attorneys and walk-in customers. Historically all of our loan originators were salaried employees, and we did not pay commissions in connection with loan originations. Beginning in 2007, we implemented a program whereby certain commercial lenders are paid commissions based on predetermined goals. Upon receiving a retail loan application, we obtain a credit report and employment verification to verify specific information relating to the applicant’s employment, income, and credit standing. In the case of a real estate loan, an in-house appraiser or an appraiser we approve appraises the real estate intended to secure the proposed loan. A loan processor in our loan department checks the loan documents file for accuracy and completeness, and verifies the information provided.
     For our retail loans, including residential mortgage loans, home equity loans and lines of credit, automobile loans, credit cards, education loans and other unsecured loans, we have implemented a credit approval process based on a laddered individual loan authority system. Local loan officers are granted various levels of authority based on their lending experience and expertise. These authority levels are reviewed by the Credit Committee on at least an annual basis.
     Our commercial loan policy assigns lending limits for commercial loans for our various commercial loan officers. These individual authorities are established by the Credit Committee. Regional loan committees may approve extensions of credit above those that may be authorized by individual officers, and the Senior Loan Committee may approve extensions of credit in excess of those that may be approved by regional loan committees. The Credit Committee meets quarterly to review the assigned lending limits and to monitor our lending policies, loan activity, economic conditions and concentrations of credit.
     The board of directors must approve all loans where the total debt relationship exceeds $7.5 million ($5.0 million for loans exceeding the maximum loan-to-value ratio or not meeting minimum debt service coverage), or as may be required by Regulation O. Loans exceeding the limits established for the Senior Loan Committee must be approved by the Executive Committee of the board of directors or by the entire board of directors. Our general policy is to make no loans either individually or in the aggregate to one entity in excess of $15.0 million. Exceptions to this policy are permitted with the prior approval from the board of directors. Fire and casualty insurance is required at the time the loan is made and throughout the term of the loan, and flood insurance as required by regulation. After the loan is approved, a loan commitment letter is promptly issued to the borrower. At June 30, 2009, we had commitments to originate $149.3 million of loans.
     If the loan is approved, the commitment letter specifies the terms and conditions of the proposed loan including the amount of the loan, interest rate, amortization term, a description of the required collateral and required insurance coverage. The borrower must provide proof of fire and casualty insurance on the property (and, as required, flood insurance) serving as collateral, which insurance must be maintained during the full term of the loan. Property searches are requested, as needed, on all loans secured by real property.
     Loan Origination Fees. In addition to interest earned on loans, we generally receive loan origination fees. To the extent that loans are originated or acquired for our portfolio, Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS 91”), requires that we defer loan origination fees and costs and amortize such amounts as an adjustment of yield over the life of the loan by use of the level yield method. Fees deferred under SFAS 91 are recognized into income immediately upon prepayment or the sale of the related loan. At June 30, 2009, we had $6.0 million of net deferred loan origination fees. Loan origination fees are volatile sources of income. Such fees vary with the volume and type of loans and commitments originated and purchased, principal repayments, and competitive conditions in the marketplace.
     We recognized fees of $4.9 million, $7.4 million, $9.3 million and $8.8 million for the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, respectively.
     Sale of Education Loans. As a service to our customers, we originate education loans in our Pennsylvania markets. Because the profitability of these loans does not meet internal return expectations and because of the cumbersome servicing requirements, these loans are normally sold in the secondary market with loan servicing released. In 2008, the secondary market pricing for education loans turned unfavorable and we moved the education loan portfolio of approximately $25.0 million from loans held for sale to loans held for investment. Beginning in 2009, to provide liquidity for education loan originations, the Pennsylvania Department of Education agreed to purchase all newly originated education loans.
     Loans-to-One Borrower. Savings banks are subject to the same loans-to-one borrower limits as those applicable to national banks, which restrict loans to one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). We have established our own internal limit of loans to one borrower of $15.0 million, which may be exceeded only with the approval of the board of directors. At June 30, 2009, the largest aggregate amount loaned to one borrower totaled $36.8 million and was secured by various commercial real estate properties. Our second largest lending relationship totaled $36.1 million and was secured by several hotels and retail stores. Our third largest lending relationship totaled $16.7 million and was secured by a hotel. Our fourth largest lending relationship totaled $13.8 million and was secured by a hotel and retail stores. Our fifth largest lending relationship totaled $13.5 million and was secured by a hotel. These loans were performing in accordance with their terms at June 30, 2009.
Investment Activities
     Our board of directors has primary responsibility for establishing and overseeing our investment policy. The board of directors has delegated authority to implement the investment policy to our Chief Financial Officer. The investment policy is reviewed at least annually by the Chief Financial Officer, and any changes to the policy are subject to approval by the full board of directors. The overall objectives of the Investment Policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, and to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and potential returns. Either our Chief Financial Officer executes our securities portfolio transactions or our Treasurer executes transactions as directed by the Chief Financial Officer. All purchase and sale transactions are reported to the board of directors on a monthly basis.
     Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities. As of June 30, 2009, we held no asset-backed securities other than mortgage-backed securities.

     Statement of Financial Accounting Standards No. 115, “Investments in Debt and Equity Securities,” requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If impairment exists, credit related impairment losses are recorded in earnings while noncredit related impairment losses are recorded in accumulated comprehensive income. The fair values of our securities are based on published or securities dealers’ market values.
     We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Historically, we invested in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. However, in September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. These actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.
Sources of Funds
     General. Deposits are the major source of our funds for lending and other investment purposes. In addition to deposits, we derive funds from the amortization and prepayment of loans and mortgage-backed securities, the maturity of investment securities, operations and, if needed, borrowings from the Federal Home Loan Bank of Pittsburgh. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.
     Deposits. Consumer and commercial deposits are generated principally from our market area by offering a broad selection of deposit instruments including checking accounts, savings accounts, money market deposit accounts, term certificate accounts and individual retirement accounts. While we accept deposits of $100,000 or more, we do not offer substantial premium rates for such deposits. We accept brokered deposits through the CDARS program, but generally do not solicit funds outside our market area. Deposit account terms vary according to the minimum balance required, the period of time during which the funds must remain on deposit, and the interest rate, among other factors. We regularly execute changes in our deposit rates based upon cash flow requirements, general market interest rates, competition, and liquidity requirements.
Borrowings
     Deposits are the primary source of funds for our lending and investment activities and general business purposes. We also rely upon borrowings from the Federal Home Loan Bank of Pittsburgh to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Borrowings from the Federal Home Loan Bank of Pittsburgh typically are collateralized by our stock in the Federal Home Loan Bank of Pittsburgh and a portion of our real estate loans. In addition to the Federal Home Loan Bank of Pittsburgh, we have borrowing facilities with the Federal Reserve Bank and a correspondent bank.

     The Federal Home Loan Bank of Pittsburgh functions as a central reserve bank providing credit for Northwest Savings Bank and other member financial institutions. As a member, Northwest Savings Bank is required to own capital stock in the Federal Home Loan Bank of Pittsburgh and is authorized to apply for borrowings on the security of such stock and certain of its real estate loans, provided certain standards related to creditworthiness have been met. Borrowings are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of borrowings are based either on a fixed percentage of a member institution’s net worth or on the Federal Home Loan Bank of Pittsburgh’s assessment of the institution’s creditworthiness. All of our Federal Home Loan Bank of Pittsburgh borrowings currently have fixed interest rates and original maturities of between one day and ten years.
Subsidiary Activities
     Northwest Bancorp, Inc.’s sole consolidated subsidiary is Northwest Savings Bank. Northwest Bancorp, Inc. also owns all of the common stock of three statutory business trusts: Northwest Bancorp Capital Trust III, a Delaware statutory business trust, Northwest Bancorp Statutory Trust IV, a Connecticut statutory business trust and Penn Laurel Financial Corp. Trust I, a Delaware statutory business trust (the “Trusts”). Penn Laurel Financial Corp. Trust I was assumed with the acquisition of Penn Laurel Financial Corporation in June 2007. The Trusts have issued a total of $105 million of trust preferred securities. The Trusts are not consolidated with Northwest Bancorp, Inc. At June 30, 2009, Northwest Bancorp, Inc.’s investment in the Trusts totaled $3.3 million, and the Trusts had assets of $108.3 million at that date.
     Northwest Savings Bank has seven wholly-owned subsidiaries – Northwest Settlement Agency, LLC, Great Northwest Corporation, Northwest Financial Services, Inc., Northwest Consumer Discount Company, Inc., Allegheny Services, Inc., Boetger and Associates, Inc., and Northwest Capital Group, Inc. For financial reporting purposes all of these companies are included in the consolidated financial statements of Northwest Bancorp, Inc.
     Northwest Settlement Agency, LLC provides title insurance to borrowers of Northwest Savings Bank and other lenders. At June 30, 2009, Northwest Savings Bank had an equity investment in Northwest Settlement Agency, LLC of $1.3 million. For the six months ended June 30, 2009, Northwest Settlement Agency, LLC had net income of $302,000.
     Great Northwest’s sole activity is holding equity investments in government-assisted low-income housing projects in various locations in our market area. At June 30, 2009, Northwest Savings Bank had an equity investment in Great Northwest of $6.1 million. For the six months ended June 30, 2009, Great Northwest had net income of $67,000 generated primarily from federal low-income housing tax credits.
     Northwest Financial Services’ principal activity is the operation of retail brokerage activities. It also owns the common stock of several financial institutions. In addition, Northwest Financial Services holds an equity investment in one government assisted low-income housing project. At June 30, 2009, Northwest Savings Bank had an equity investment in Northwest Financial Services of $6.9 million, and for the six months ended June 30, 2009, Northwest Financial Services had a net loss of $78,000.
     Northwest Consumer Discount Company operates 49 consumer finance offices throughout Pennsylvania. At June 30, 2009, Northwest Savings Bank had an equity investment in Northwest Consumer Discount Company of $28.2 million and the net income of Northwest Consumer Discount Company for the six months ended June 30, 2009 was $1.2 million. Consumer loans entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as automobiles, mobile homes, boats, and recreation vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In particular, amounts realizable on the sale of repossessed automobiles may be significantly reduced based upon the condition of the automobiles and the lack of demand for used automobiles.
     Allegheny Services, Inc. is a Delaware investment company that holds mortgage loans originated through our wholesale lending operation as well as municipal bonds. In addition, Allegheny Services, Inc. has loans to both Northwest Savings Bank and Northwest Consumer Discount Company. At June 30, 2009, Northwest Savings Bank had an equity investment in Allegheny Services, Inc. of $643.7 million, and for the six months ended June 30, 2009, Allegheny Services, Inc. had net income of $9.5 million.
     Boetger and Associates, Inc. is an actuarial and employee benefits consulting firm that specializes in the design, implementation and administration of qualified retirement plan programs. At June 30, 2009, Northwest Savings Bank had an equity investment of $1.6 million in Boetger and Associates and for the six months ended June 30, 2009, Boetger and Associates had net income of $37,000.
     Northwest Capital Group’s principal activity is to own, operate and ultimately divest of properties that were acquired in foreclosure. At June 30, 2009, Northwest Savings Bank had an equity investment of $695,000 in Northwest Capital Group and reported a net loss of $7,000 for the six months ended June 30, 2009.
     Federal regulations require insured institutions to provide 30 days advance notice to the Federal Deposit Insurance Corporation before establishing or acquiring a subsidiary or conducting a new activity in a subsidiary. The insured institution must also provide the Federal Deposit Insurance Corporation such information as may be required by applicable regulations and must conduct the activity in accordance with the rules and orders of the Federal Deposit Insurance Corporation. In addition to other enforcement and supervision powers, the Federal Deposit Insurance Corporation may determine after notice and opportunity for a hearing that the continuation of a savings bank’s ownership of or relation to a subsidiary constitutes a serious risk to the safety, soundness or stability of the savings bank, or is inconsistent with the purposes of federal banking laws. Upon the making of such a determination, the Federal Deposit Insurance Corporation may order the savings bank to divest the subsidiary or take other actions.
Personnel
     As of June 30, 2009, we had 1,697 full-time and 316 part-time employees (including employees of our wholly-owned subsidiaries). None of our employees is represented by a collective bargaining group. We believe we have a good working relationship with our employees.
Legal Proceedings
     We and our subsidiaries are subject to various legal actions arising in the normal course of business. In the opinion of management, the resolution of these legal actions is not expected to have a material adverse effect on our financial position or results of operations.
Properties
     We conduct our business through our main office located in Warren, Pennsylvania, 132 other full-service offices and eight free-standing drive-up locations throughout our market area in northwest, southwest and central Pennsylvania, 14 offices in western New York, five offices in eastern Ohio, five offices in Maryland and three offices in south Florida. Northwest Savings Bank and its wholly-owned subsidiaries also operate 49 consumer finance offices located throughout Pennsylvania. At June 30, 2009, our premises and equipment had an aggregate net book value of approximately $119.9 million.
Expense Allocation
     Northwest Savings Bank has entered into an agreement with Northwest Bancorp, Inc. and Northwest Bancorp, MHC and any successor (Northwest Bancshares, Inc.) to provide it with certain administrative support services for compensation not less than the fair market value of the services provided.

SUPERVISION AND REGULATION
General
     Northwest Savings Bank is a Pennsylvania-chartered savings bank and our deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation under the Deposit Insurance Fund. Northwest Savings Bank is subject to extensive regulation by the Department of Banking of the Commonwealth of Pennsylvania (the “Department of Banking”), as its chartering agency, and by the Federal Deposit Insurance Corporation, as the insurer of its deposit accounts. Northwest Savings Bank must file reports with the Department of Banking and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions including, acquisitions of other financial institutions. Northwest Savings Bank is examined periodically by the Department of Banking and the Federal Deposit Insurance Corporation to test Northwest Savings Bank’s compliance with various laws and regulations. This regulation and supervision, as well as federal and state law, establishes a comprehensive framework of activities in which Northwest Savings Bank may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and with their examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.
     Any change in these laws or regulations, whether by the Department of Banking or the Federal Deposit Insurance Corporation, could have a material adverse impact on Northwest Bancshares, Inc., Northwest Savings Bank and their respective operations.
     As a savings and loan holding company following the conversion, Northwest Bancshares, Inc. will be required to comply with the rules and regulations of the Office of Thrift Supervision, and will be required to file certain reports with and will be subject to examination by, the Office of Thrift Supervision. Northwest Bancshares, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
     Set forth below is a brief description of certain regulatory requirements that are or will be applicable to Northwest Savings Bank and Northwest Bancshares, Inc. The description below is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Northwest Savings Bank and Northwest Bancshares, Inc.
Pennsylvania Savings Bank Law
     The Pennsylvania Banking Code of 1965, as amended (the “Banking Code”) contains detailed provisions governing the organization, operations, corporate powers, savings and investment authority, branching rights and responsibilities of directors, officers, employees of Pennsylvania savings banks. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in, or adjacent to, Pennsylvania, with the prior approval of the Department of Banking. The Banking Code delegates extensive rulemaking power and administrative discretion to the Department of Banking in its supervision and regulation of state-chartered savings banks.
     The Department of Banking generally examines each savings bank not less frequently than once every two years. Although the Department of Banking may accept the examinations and reports of the Federal Deposit Insurance Corporation in lieu of its own examination, the current practice is for the Department of Banking to conduct individual examinations. The Department of Banking may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, attorney, or employee of a savings bank engaged in an objectionable activity, after the Department of Banking has ordered the activity to be terminated, to show cause at a hearing before the Department of Banking why such person should not be removed.
Insurance of Deposit Accounts
     Deposit accounts at Northwest Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. Effective October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor through December 13, 2013.
     The Federal Deposit Insurance Corporation assesses insurance premiums on all depository institutions for federal deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009 ranged from five to 43 basis points of the institution’s deposits. On December 22, 2008 the Federal Deposit Insurance Corporation issued a final rule that raises the current deposit insurance assessment rates uniformly by seven basis points (to a range from 12 to 50 basis points) effective for the first quarter 2009. On February 27, 2009 the Federal Deposit Insurance Corporation issued a final rule that will alter the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009. Under the rule, the Federal Deposit Insurance Corporation first establishes an institution’s initial base assessment rate. This initial base assessment rate ranges, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation then adjusts the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustment to the initial base assessment rate is based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate ranges from seven to 77.5 basis points of the institution’s deposits.
     On May 22, 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $3.3 million during the quarter ended June 30, 2009 to reflect the special assessment. The final rule permits the Federal Deposit Insurance Corporation’s board of directors to levy up to two additional special assessments of up to five basis points each during 2009 if the Federal Deposit Insurance Corporation estimates that the Deposit Insurance Fund reserve ratio will fall to a level that the Federal Deposit Insurance Corporation’s board of directors believes would adversely affect public confidence or to a level that will be close to or below zero. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation materially increased the general assessment rate and, therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase substantially compared to prior periods.
     On September 29, 2009, the Federal Deposit Insurance Corporation issued a proposed rule pursuant to which all insured depository institutions would be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the proposed rule, this pre-payment would be due on December 30, 2009. Under the proposed rule, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. If the proposed rule is passed, we would be required to make a payment of approximately $32.0 million to the Federal Deposit Insurance Corporation on December 30, 2009, and to record the payment as a prepaid expense, which will be amortized to expense over three years.
     In addition to Federal Deposit Insurance Corporation premiums, the Financing Corporation is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance cost and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the Financing Corporation are due to mature in 2017 through 2019. For the quarter ended December 31, 2008, the annualized Financing Corporation assessment was equal to 1.14% for each $100 of domestic deposits maintained at an institution.
     Temporary Liquidity Guarantee Program. The Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program has two components. One guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on a Federal Deposit Insurance Corporation-guaranteed debt instrument upon the failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. Northwest Savings Bank has opted not to participate in this component of the Temporary Liquidity Guarantee Program.
     The other component of the program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. Northwest Savings Bank has opted to participate in this component of the Temporary Liquidity Guarantee Program.
Capital Requirements
     Any savings institution that fails any of the Federal Deposit Insurance Corporation capital requirements is subject to enforcement action by the Federal Deposit Insurance Corporation. Such action may include a capital directive, a cease and desist order, civil money penalties, restrictions on an institution’s operations, termination of federal deposit insurance, and the appointment of a conservator or receiver. Certain enforcement actions are required by law. The Federal Deposit Insurance Corporation’s capital regulation provides that such action, through enforcement proceedings or otherwise, may require a variety of corrective actions.
     Northwest Savings Bank is also subject to capital guidelines of the Department of Banking. Although not adopted in regulation form, the Department of Banking requires 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the Federal Deposit Insurance Corporation.

Prompt Corrective Action
     Under federal regulations, a bank is considered to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, Tier 1 risk-based capital of 6.0% or more, Tier I leverage capital of 5.0% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has total risk-based capital of 8.0% or more, Tier I risk-based capital of 4.0% or more and Tier I leverage capital of 4.0% or more (3.0% under certain circumstances), and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has total risk-based capital of less than 8.0%, Tier I risk-based capital of less than 4.0% or Tier I leverage capital of less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has total risk-based capital of less than 6.0%, Tier I risk-based capital less than 3.0%, or Tier I leverage capital of less than 3.0%; and (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2.0%. Federal regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized, and may require an adequately capitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized). As of June 30, 2009, Northwest Savings Bank was “well-capitalized” for this purpose. See “Historical and Pro Forma Regulatory Capital Compliance.”
Loans-to-One Borrower Limitation
     Under federal regulations, with certain limited exceptions, a Pennsylvania chartered savings bank may lend to a single or related group of borrowers on an “unsecured” basis an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Our internal policy, however, is to make no loans either individually or in the aggregate to one entity in excess of $15.0 million. However, in special circumstances this limit may be exceeded subject to the approval of the board of directors.
Activities and Investments of Insured State-Chartered Banks
     Federal law generally limits the activities and equity investments of state-chartered banks insured by the Federal Deposit Insurance Corporation to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not, directly or indirectly, acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things: (i) acquiring or retaining a majority interest in a subsidiary; (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation, or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets; (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures liability insurance for directors, trustees or officers, or blanket bond group insurance coverage for insured depository institutions; and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met.
The USA PATRIOT Act
     The USA Patriot Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA Patriot Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money-laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if we engage in a merger or other acquisition, our controls designed to combat money laundering would be considered as part of the application process. We have established policies, procedures and systems designed to comply with these regulations.
Holding Company Regulation
     General. Federal law allows a state savings bank, such as Northwest Savings Bank, that qualifies as a “Qualified Thrift Lender,” as discussed below, to elect to be treated as a savings association for purposes of the savings and loan company provisions of the Home Owners’ Loan Act of 1933, as amended. Such election results in its holding company being regulated as a savings and loan holding company by the Office of Thrift Supervision rather than as a bank holding company by the Federal Reserve Board. In 2001, Northwest Bancorp, Inc. and Northwest Bancorp, MHC made such election by converting from a Pennsylvania corporation and a Pennsylvania mutual holding company to a Federal corporation and Federal mutual holding company, respectively. In connection with the conversion, Northwest Bancshares, Inc. is making a similar election. Therefore, upon completion of the conversion, Northwest Bancshares, Inc. will be a savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933, as amended. As such, Northwest Bancshares, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Northwest Bancshares, Inc. and any nonsavings institution subsidiaries of Northwest Bancshares, Inc. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.
     Permissible Activities. The business activities of Northwest Bancshares, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to financial activities. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.
     Federal law prohibits a savings and loan holding company, including Northwest Bancshares, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.
     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:
(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.
     The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
     Qualified Thrift Lender Test. To be regulated as a savings and loan holding company by the Office of Thrift Supervision (rather than as a bank holding company by the Federal Reserve Board), Northwest Savings Bank must qualify as a Qualified Thrift Lender. To qualify as a Qualified Thrift Lender, Northwest Savings Bank must be a “domestic building and loan association,” as defined in the Internal Revenue Code, or comply with the Qualified Thrift Lender test. Under the Qualified Thrift Lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12-month period. As of June 30, 2009 Northwest Savings Bank met the Qualified Thrift Lender test.
Federal Securities Laws
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering and in connection with the conversion. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
     The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.
Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the Audit Committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Regulatory Enforcement Authority
     Federal law provides federal banking regulators with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.
FEDERAL AND STATE TAXATION
     Federal Taxation. For federal income tax purposes, Northwest Bancshares, Inc. will file a consolidated federal income tax return with its wholly-owned subsidiaries on a calendar year basis. The applicable federal income tax expense or benefit will be properly allocated to each subsidiary based upon taxable income or loss calculated on a separate company basis.
     We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The asset and liability method accounts for deferred income taxes by applying the enacted statutory rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.
     Northwest Bancorp, Inc. is currently under examination by the Internal Revenue Service for the December 31, 2007 tax period. The statute of limitations is open for examinations by the Internal Revenue Service for the tax years ended December 31, 2007 and 2008.
     State Taxation. Northwest Bancshares, Inc. will be subject to Pennsylvania’s corporate net income tax and capital stock tax. Dividends received from Northwest Savings Bank qualify for a 100% dividends received deduction and are not subject to corporate net income tax. In addition, our investments in our subsidiaries will qualify as exempt intangible assets and will reduce the amount of capital stock tax assessed.
     Northwest Savings Bank is subject to a Pennsylvania mutual thrift institutions tax based on Northwest Savings Bank’s financial net income determined in accordance with generally accepted accounting principles, with certain adjustments. The tax rate under the mutual thrift institutions tax is 11.5%. Interest on Pennsylvania and federal obligations is excluded from net income. An allocable portion of interest expense incurred to carry the obligations is disallowed as a deduction. Northwest Savings Bank is also subject to taxes in the other states in which it conducts business. These taxes are apportioned based upon the volume of business conducted in those states as a percentage of the whole. Because a majority of Northwest Savings Bank’s affairs are conducted in, or adjacent to, Pennsylvania, taxes paid to other states are not material.
     The subsidiaries of Northwest Savings Bank are subject to a Pennsylvania corporate net income tax and a capital stock tax, and are also subject to other applicable taxes in the states where they conduct business.
     As a Maryland business corporation, Northwest Bancshares, Inc. will be required to file annual tax returns with the State of Maryland.

MANAGEMENT
     The board of directors of Northwest Bancshares, Inc. will consist of nine individuals who currently serve as directors of Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank. The board of directors of Northwest Bancshares, Inc. will be divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year. The directors will be elected by the stockholders of Northwest Bancshares, Inc. for three-year terms, and until their successors are elected and have qualified. The terms of the directors of each of Northwest Bancshares, Inc. and Northwest Savings Bank are identical. The executive officers of Northwest Bancshares, Inc. are also executive officers of Northwest Bancorp, Inc. We expect that Northwest Bancshares, Inc. and Northwest Savings Bank will continue to have common directors until there is a business reason to establish separate management structures.
     The following individuals will serve as the executive officers of Northwest Bancshares, Inc. and hold the offices set forth below opposite their name.

Name	Positions Held
William J. Wagner	President and Chief Executive Officer
William W. Harvey, Jr.	Executive Vice President and Chief Financial Officer
Gregory C. LaRocca	Executive Vice President and Corporate Secretary
Steven G. Fisher	Executive Vice President – Banking Services
Gerald J. Ritzert	Senior Vice President and Controller
     Executive officers of Northwest Bancshares, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

     The following table provides the positions, ages and terms of office as applicable to our directors and executive officers, along with the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, as of November 6, 2009. Percentages are based on 48,607,046 shares outstanding.

					Shares of Common
		Positions Held in Northwest	Director	Current Term	Stock Beneficially		Percent
Name (1)	Age	Bancorp, Inc.	Since (2)	to Expire	Owned (3)		of Class
DIRECTORS

John M. Bauer	67	Director	1999	2009	33,788	(5)	*
Richard L. Carr	67	Director	1982	2009	59,174	(4)	*
Thomas K. Creal, III	70	Director	1982	2011	9,284	(11)	*
Robert G. Ferrier	69	Director	1980	2010	33,375	(7)	*
A. Paul King	65	Director	2001	2011	36,664	(12)	*
Joseph F. Long	67	Director	2001	2010	50,260	(9)	*
Richard E. McDowell	65	Director	1972	2010	76,158	(8)	*
Philip M. Tredway	60	Director	2007	2009	2,986	(6)	*
William J. Wagner	56	Chairman of the Board, President and Chief Executive Officer	1994	2011	232,935	(10)	*

NAMED EXECUTIVE OFFICERS

Gregory C. LaRocca	58	Executive Vice President and Corporate Secretary	N/A	N/A	115,495	(13)	*
William W. Harvey, Jr.	42	Executive Vice President- Finance and Chief Financial Officer	N/A	N/A	52,660	(14)	*
Steven G. Fisher	52	Executive Vice President-Banking Services	N/A	N/A	88,871	(15)	*

All Directors and Executive Officers as a Group (13 persons)					802,601		1.6%

*	Less than 1%.

(1)	The mailing address for each person listed is 100 Liberty Street, P.O. Box 128, Warren, Pennsylvania 16365-2353.

(2)	Reflects initial appointment to the board of directors of Northwest Savings Bank for directors elected prior to 1998. Each director of Northwest Bancorp, Inc. is also a trustee of Northwest Bancorp, MHC, which owns the majority of the issued and outstanding shares of common stock.

(3)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(4)	Includes options to purchase 18,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(5)	Includes options to purchase 15,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(6)	Includes options to purchase 829 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(7)	Includes options to purchase 18,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(8)	Includes options to purchase 18,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(9)	Includes options to purchase 20,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(10)	Includes options to purchase 62,500 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(11)	Includes options to purchase 8,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(12)	Includes options to purchase 20,429 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(13)	Includes options to purchase 30,171 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(14)	Includes options to purchase 31,921 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(15)	Includes options to purchase 25,871 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
The Business Background of Our Directors and Executive Officers.
     The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.
Directors
     The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated.
     William J. Wagner was named President and Chief Executive Officer of Northwest Savings Bank in August 1998, President and Chief Executive Officer of Northwest Bancorp, Inc. in June 2001 and Chairman of the Board of Northwest Savings Bank and Northwest Bancorp, Inc. in July 2003. Mr. Wagner was the Chief Financial Officer of Northwest Savings Bank since 1984 and was named Chief Operating Officer in 1996. Mr. Wagner was appointed Executive Vice President in 1992 and was elected to the board of directors in 1994. Mr. Wagner is a certified public accountant.
     John M. Bauer is co-founder and partner of Contact Technologies, Inc., an electrical component manufacturer in St. Marys, Pennsylvania, where he also served as President from 1989 through 2008. In 2008 he assumed the role of Co-Chairman of the company.
     Richard L. Carr served as Superintendent of the Titusville Area School District, Titusville, Pennsylvania from 1986 until his retirement in 1996. Mr. Carr was appointed Lead Director of Northwest Bancorp, Inc. in 2003.
     Thomas K. Creal, III is a self employed architectural consultant. He previously served as an architect in the architectural firm of Habiterra Architecture & Landscape Architecture, in Warren, Pennsylvania from 2003 until his retirement in December 2007, and was an owner/partner in the firm’s predecessor from 1970 to 2003.
     Robert G. Ferrier has been President of Ferrier’s True Value Hardware, Erie, Pennsylvania since 1957.
     A. Paul King has been President of Oral Surgery of Erie, Pennsylvania since 1999, and was Vice President from 1974 through 1999. Dr. King was previously a Director of The Heritage Trust Company, which was acquired by Northwest Savings Bank in 2000.
     Joseph F. Long has served as President of the Passavant Hospital Foundation in Pittsburgh, Pennsylvania since January 2000. Mr. Long is a certified public accountant, and retired as a partner of KPMG LLP in January 2000. During Mr. Long’s 36 years at KPMG LLP he held positions including Regional Partner in charge of thrift practice for the third Federal Home Loan Bank District and partner in charge of financial service assurance based consulting services for KPMG LLP’s mid-Atlantic area. He was also a member of the KPMG LLP firm-wide Audit Committee.
     Richard E. McDowell is President Emeritus of the University of Pittsburgh at Bradford, Bradford, Pennsylvania. He served as President of the University from 1970 until August 2002.

     Philip M. Tredway has been President and Chief Executive Officer of Erie Molded Plastics, Inc., Erie, Pennsylvania since 1982.
Executive Officers who are not Directors
     The principal occupation during the past five years of each of our executive officers, other than Mr. Wagner, is set forth below. All executive officers have held their present positions for five years unless otherwise stated.
     Gregory C. LaRocca was employed by Northwest Savings Bank beginning in 1992, and currently serves as Executive Vice President of the Investment and Trust Services Group and the Deposit Administration Department, and as Corporate Secretary for Northwest Savings Bank and Northwest Bancorp, Inc. He was previously Chief Executive Officer of American Federal Savings, which merged with Northwest Savings Bank in March 1992.
     William W. Harvey, Jr. has been employed by Northwest Savings Bank since 1996 and currently serves as Executive Vice President, Finance and Chief Financial Officer for Northwest Savings Bank and Northwest Bancorp, Inc. Mr. Harvey is a certified public accountant.
     Steven G. Fisher has been employed by Northwest Savings Bank since 1983, most recently as Executive Vice President of the Banking Services Group. He was formerly Senior Vice President of Operations of Northwest Savings Bank.
     Gerald J. Ritzert has been employed by Northwest Savings Bank since 2002, and currently serves as Senior Vice President, Finance and Controller, in which capacity he also serves as the principal accounting officer of Northwest Bancorp, Inc. He was formerly Vice President, Finance and Controller. Mr. Ritzert, age 40, is a certified public accountant.
Board Independence
     The board of directors has determined that Directors Bauer, Carr, Creal, Ferrier, King, Long, McDowell, and Tredway are each “independent” within the meaning of the Nasdaq corporate governance listing standards. Mr. Wagner is not independent by virtue of being an employee of Northwest Savings Bank. In addition, the board of directors has appointed Mr. Carr as Lead Director. In this capacity, Mr. Carr chairs the meetings of the independent directors and other meetings of the Board when the Chairman is excused or absent. Mr. Carr also acts as liaison between the Chairman and the independent directors.
     In determining the independence of the directors listed above, the board of directors reviewed the following transactions, none of which are required to be reported under “—Transactions with Certain Related Persons.” Directors Carr and McDowell each have a Northwest Savings Bank credit card. Directors Carr, King and McDowell have a home equity line of credit with Northwest Savings Bank. Director Ferrier has a mortgage loan and a home equity line of credit with Northwest Savings Bank. Director Bauer has a credit card and a commercial line of credit with Northwest Savings Bank. Additional loans (including mortgage loans, lines of credit, credit cards and automobile loans) have been made to related persons of Directors Carr, Bauer, King, Creal, Ferrier, Long and McDowell.

Compensation Committee Interlocks and Insider Participation
     Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Carr, who serves as Chairman, Bauer, Creal, Ferrier, King, Long, McDowell and Tredway. None of these individuals was an officer or employee of Northwest Bancorp, Inc. during the year ended December 31, 2008, or is a former officer of Northwest Bancorp, Inc.
     The following table sets forth information with respect to loans made by Northwest Savings Bank to Director Ferrier, pursuant to which Director Ferrier received interest rate discounts available to employees of Northwest Savings Bank, as described in “—Transactions with Certain Related Persons.” These loans have otherwise been made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Savings Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

			Largest Aggregate
		Nature	Balance from		Principal	Principal Paid	Interest Paid
		of	01/01/08 to	Interest	Balance	01/01/08 to	01/01/09 to
Name	Position	Transaction	06/30/09	Rate	06/30/09	06/30/09	06/30/09
Robert G. Ferrier	Director	Mortgage Fixed Term	$319,925	4.875% Fixed	$278,180	$41,751	$22,145
		Home Equity Line of Credit	$46,586	Prime + 2.50% Variable	$28,375	$59,000	$3,931
     During the year ended December 31, 2008, (i) no executive of Northwest Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Northwest Bancorp, Inc.; (ii) no executive officer of Northwest Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Northwest Bancorp, Inc.; and (iii) no executive officer of Northwest Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Northwest Bancorp, Inc.
Compensation Discussion and Analysis
     Compensation Philosophy. The Compensation Committee has the responsibility for establishing, implementing and monitoring adherence with our overall corporate compensation philosophy. The Compensation Committee’s goal is to ensure that the total compensation paid to all employees, including executive officers, is fair, reasonable and competitive. In that regard, the Compensation Committee has adopted a framework for our compensation program that is intended to:
•	provide a total compensation program that is aligned with the interests of our stockholders;

•	attract and retain talent needed in a competitive market environment;

•	assist in balancing the sometimes competing needs of external competitiveness, internal consistency, organizational economics, management flexibility, ease of understanding and simplicity of administration;

•	ensure all employees (including executive officers) receive rewards based on performance and value added to the organization in an environment built on shared leadership; and

•	use long-term equity programs to motivate and reward performance that increases our market value over time, align senior management interests with the organization’s strategic business objectives and to provide a retention incentive.
     At least four times a year, the Compensation Committee meets to review various aspects of our programs with the assistance of our Senior Vice President of Human Resources. These reviews are intended to assure:
•	the framework for executive officer compensation supports our business strategy and corporate compensation philosophy;

•	the overall compensation package is competitive, including the mix of base salary, annual cash bonuses and equity awards; and

•	the overall program is aligned with stockholders’ interests.
     The senior management compensation program utilizes competitive peer group information to determine base salary and annual cash bonus levels. We establish compensation levels for all positions with a goal that the total compensation paid for that position will approximate the market median (50th percentile). Market compensation is developed using national and/or regional financial industry data for executives and other management-level employees, and regional and/or local pay practices for other employees. See “—Market Comparisons.”
     Compensation Program. Compensation paid to our executive officers for 2008 consisted primarily of performance-based salary, annual cash bonuses and stock option awards. An annual cash bonus may be paid to management personnel and is directly related to our performance, with consideration given to our return on average equity, return on average tangible equity, return on average assets, growth in earnings per share, retail asset growth as well as the performance of the individual employee. In addition, all of our employees, including executive officers, generally receive a holiday bonus ranging from 2% of base compensation for employees with one year of service to 5% of base compensation for those with five or more years of service. Stock options are granted to motivate and reward individual performance that increases the long-term value of our franchise and provides an incentive for our key employees to remain employed with us. Approximately 350, or 17%, of our employees have received stock options. Executive officers participate in the same employee benefit programs generally available to all employees. In addition, the executive officers participate in a senior management life insurance plan and the Chief Executive Officer participates in a supplemental executive retirement plan.
     Please refer to the “Summary Compensation Table” for compensation information regarding these benefits for 2008. These benefits are aligned with our objective of attracting and retaining highly qualified management for the benefit of our stockholders and are considered by the Compensation Committee to be reasonable when compared to industry averages.
     The Compensation Committee reviewed 2008 compensation for the Named Executive Officers relative to the competitive market and relative to results delivered on established objectives and performance criteria. The Compensation Committee concluded that the executives’ compensation is consistent with market practice and is reasonable based on performance.
     Market Comparisons. In determining executive officer compensation, we use market information that is provided by our Senior Vice President of Human Resources, which is supported by survey data from a compensation consultant and peer groups. We establish compensation targets for all of our employees so that their total compensation opportunity would approximate the market median (50th percentile). For the year ended December 31, 2008, our Senior Vice President of Human Resources used financial services survey data from Watson Wyatt, a nationally recognized compensation consulting firm, in reviewing compensation for our executive officers. The Watson Wyatt survey data is based on the following group of companies in the financial services industry:

1st Source Bank	Addison Avenue Federal Credit Union	Affinity Bank
Affinity Plus Federal Credit Union	Amalgamated Bank of Chicago	American Bank
American Chartered Bank	American Marine Bank	American National Bank
American National Bank of Texas	American Savings Bank	AmTrust Bank
Anchor Bank N.A.	Arvest Bank Group	Bank Mutual
Bank of Blue Valley	Bank of Hawaii	Bank of Nevada
The Bank of Tampa	Bank of the West	BankAtlantic
Bankers Bank	Boeing Employees Credit Union	Canandaigua National Bank
Capital City Bank	Celtic Insurance	Centris Federal Credit Union
City National Bank	Colonial Bank	Columbia Bank
Comerica Bank	De Lage Landen Financial Services	Deere & Company Canada
Dort Federal Credit Union	Eastern Bank	Educational Employees Credit Union–
Edward Jones & Company	Elevations Credit Union	Ft. Worth
EverBank	The Farmers Bank	ESL Federal Credit Union
Federal Reserve Bank of Boston	Federal Reserve Bank of Chicago	Federal Reserve Bank of Atlanta
Federal Reserve Bank of Minneapolis	Federal Reserve Bank of Philadelphia	Federal Reserve Bank of Dallas
First Bank	First Banks, Inc.	Federal Reserve Bank of St. Louis
First Citizens Bank of South Carolina	First Community Bank	First Citizens Bank
First Hawaiian Bank	First Midwest Bank	First Federal S&L Association
First National Bank of Alaska	First State Bank & Trust	First National Bank in Sioux Falls
Fulton Financial Corporation	Hancock Bank	Frost National Bank
Johnson Financial Group	Lockheed Federal Credit Union	Hillcrest Bank
Mid-Wisconsin Bank	Moneygram International, Inc.	Marshall & Ilsley Corporation
Mutual Federal Savings Bank	National Penn Bank	Mountain American Credit Union
Nordstrom	Old Second National Bank	NBT Bancorp
Ocean First Bank	Peoples Bank	NRUCFC
Park Bank	Principal Financial Group	Pacific Continental Bank
Portage Community Bank	Rockland Trust Company	Plains Capital Corporation
Provident Bank	SCCU	Progressive Bank
Sandy Spring Bank	Star Financial Bank	SAC Federal Credit Union
The South Financial Group	Sterling Bank	Simmons First National Corp
State Farm Insurance	Technology Credit Union	StarOne Credit Union
TD Banknorth	Tri Counties Bank	Sterling Savings Bank
TierOne Bank	University Federal Credit Union	Thrivent Financial for Lutherans
United Bank	Virginia Credit Union	Trust Company of America
Valley National Bank	Westerra Credit Union	UW Credit Union
Washington Trust Company	Washington Trust Bank	Wright-Patt Credit Union, Inc.

     We also used the following peer group in determining market compensation for our executive officers:
First Commonwealth Financial Corporation
First Niagara Financial Group, Inc.
F.N.B. Corporation
National Penn Bancshares, Inc.
Provident Bancshares Corporation
S&T Bancorp, Inc.
Susquehanna Bancshares, Inc.
     Compensation data for our peer group is reviewed for reasonableness. In addition to this review, we rely primarily on certified market data for each job classification and responsibilities.
     Base Salary. Members of senior management, and all other employees, receive base salaries determined by the responsibilities, skills, performance, growth and experience related to their respective positions. Other factors considered in base salary determination are the competitiveness of total compensation and our ability to pay an appropriate and competitive salary. Base salaries are targeted consistent with our goal that our employees total compensation opportunity would approximate the market median (50th percentile). Specifically, base salaries range between 80% and 120% of the midpoint of the base salary established for each salary range. Base salaries above target (midpoint) will be limited to those whose performance clearly exceeds expectations. Performance expectations include measures of results and how results are achieved. Employees are eligible for periodic (normally annual) merit increases in their base salary as a result of individual performance and salary adjustments for significant changes in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary relative to the midpoint, the time interval since the last increase and any added responsibilities since the last salary increase. The Compensation Committee reviews and approves any salary increases for executive officers. The base salary for each of the Named Executive Officers is reflected in the “Summary Compensation Table.”
     Annual Cash Incentive. We provide performance-based cash incentive awards to over 350 eligible management personnel, including executive officers, under the Management Bonus Plan. Cash incentives are used to motivate and reward achievement of corporate and individual performance objectives, while allowing us to control fixed compensation expense. Funding for the Management Bonus Plan is based on an assessment of our actual financial performance relative to the Compensation Committee’s pre-established financial performance levels based on a combination of financial factors. Cash incentives are paid no later than March 15 of each year. For the year ended December 31, 2008, these factors were: return on average assets, return on average equity, return on average tangible equity, growth in earnings per share and retail asset growth. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Compensation Committee consider additional adjustments to discretionary cash incentive awards that fall in line with the long-term advancement as set forth in our strategic initiatives. Furthermore, in a business environment where people make the difference, we may consider industry trends for recruitment and retention in determining the level of cash incentives for our professional personnel.
     The Management Bonus Plan sets forth eight levels of corporate performance targets, with the lowest level (Level 1) resulting in no cash incentive payments to the Named Executive Officers, and for 2008, the highest level (Level 8) resulting in cash incentive payments up to 35% of base salary. The performance targets for Levels 2, 5 and 8, which would result in cash incentive payments of 10%, 23% and 35% of base salary, respectively, are as follows:

Bonus Level Under Management Bonus Plan
	Level 2	Level 5	Level 8
	(10% of	(23% of	(35% of
	Base Salary)	Base Salary)	Base Salary)
Performance Measure
Return on Average Assets	0.75% to 0.79%	0.90% to 0.94%	Greater than 1.10%
Return on Average Equity	9.00% to 9.99%	12.00% to 12.99%	Greater than 15.00%
Return on Average Tangible Equity	12.00% to 12.99%	15.00% to 16.99%	Greater than 18.00%
Percentage Growth in Earnings Per Share	9.00% to 9.99%	12.00% to 12.99%	Greater than 15.00%
Retail Asset Growth	4.00% to 5.99%	10.00% to 11.99%	Greater than 15.00%
     The Compensation Committee has discretion under the Management Bonus Plan to make adjustments to the overall performance level achieved to include or exclude the effect of extraordinary, unusual or non-recurring items, changes in tax or accounting rules or the effect of mergers or acquisitions. For the year ended December 31, 2008, the Compensation Committee considered certain gains and losses in determining our performance under the Management Bonus Plan. The Committee excluded from operating results income resulting from Visa’s initial public offering, gains on the sale of investment securities and gains from the reversal of tax reserves. The Committee also excluded from operating results losses resulting from the impairment write-down on investment securities, a prepayment penalty on Federal Home Loan Bank borrowings, loan loss provisions in amounts that exceeded net loan charge-offs and a valuation adjustment on the value of mortgage servicing rights.
     Long-Term Stock-Based Compensation. The purpose of our 2004 Stock Option Plan and our 2008 Stock Option Plan is to advance the interests of Northwest Bancorp, Inc. and its stockholders by providing key employees and outside directors, upon whose judgment, initiative and efforts the successful conduct of our business largely depends, with an additional incentive to perform in a superior manner. The plans were also designed to reward seniority as well as longevity and to attract and retain people of experience and ability.
     Each of our stock option plans was approved by our stockholders. The intention of the Compensation Committee with respect to the 2004 Stock Option Plan was to distribute a total of 655,552 options to key employees in four distributions, and with respect to the 2008 Stock Option Plan to distribute a total of 1,750,000 options to key employees and directors in up to seven distributions, with all grants based upon the level of responsibility of those eligible. The Compensation Committee determines which executives will receive awards as well as type, size and restrictions on the awards.
     Grants of stock options to an individual are based primarily on the individual’s level of responsibility and performance. Individual performance is evaluated using certain general elements applicable to all employees, including problem solving, communication, leadership and teamwork, as well as job specific elements. Job specific elements for measuring the individual performance of our Named Executive Officers include the individual’s contributions to our operations and performance in the following areas: Mr. Wagner – strategic and operational considerations and profitability; Mr. LaRocca – strategic and administrative considerations, trust and financial services performance and profitability; Mr. Ordiway – strategic and administrative considerations and business development; Mr. Fisher – strategic, tactical and administrative considerations and profitability; and Mr. Harvey – strategic, financial records/reporting and administrative considerations and profitability.
     During the year ended December 31, 2008, for each of the 2004 and 2008 stock option plans, the Chief Executive Officer was eligible to receive 9,500 stock options if he exceeded individual performance expectations, and 4,750 stock options if he met individual performance goals. Similarly, the other Named Executive Officers were eligible to receive 5,750 stock options if individual performance goals were exceeded, and 2,875 stock options if individual performance goals were met. For the year ended

December 31, 2008, each Named Executive Officer received stock options based upon their exceeding individual performance expectations.
     In addition to stock options, Named Executive Officers also received grants of restricted stock during the year ended December 31, 2005 under the Northwest Bancorp, Inc. 2004 Recognition and Retention Plan. No grants were made under this plan to the Named Executive Officers during the year ended December 31, 2008.
     Employment Agreements. We have entered into employment agreements with certain executive officers, including each of our Named Executive Officers. These agreements are designed to give us the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to our operations. The agreements are for a three-year period, are reviewed for renewal annually by the Compensation Committee and provide for salary and bonus payments as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements. The employment agreements were negotiated directly with and recommended for approval by, the Compensation Committee. The Compensation Committee believes such agreements are common and necessary to retain executive talent. For the payments that would be received by the Named Executive Officers under certain scenarios with respect to these agreements, see “—Executive Compensation” and “—Potential Payments to Named Executive Officers.”
     Retirement Plans. All of our employees, including our Named Executive Officers, are eligible to participate in our tax-qualified defined benefit plan, which is intended to provide an annual retirement benefit. See “Defined Benefit Plan.” We have also adopted a non-qualified supplemental executive retirement plan for the benefit of those individuals whose benefits under the defined benefit plan are limited by restrictions contained in the Internal Revenue Code. See “—Supplemental Executive Retirement Plan.” All of our employees who have attained age 21, completed six or more months of continuous service and have worked 1,000 hours or more are eligible to participate in our 401(k) plan. The 401(k) plan was modified as of January 1, 2008 to allow for immediate participation in the plan after age 21. The one year of service and 1,000 hour eligibility requirements still must be met before becoming eligible for the company match. Additionally, the plan was changed to allow for the company match to be made in Northwest Bancorp stock. Employees may elect to diversify their portion of matching funds in other investment options. We provide matching contributions equal to 50% of an eligible employee’s (an employee with one year of continuous service) 401(k) plan contributions, up to 3% of the employee’s eligible compensation. All of our employees who have attained age 21 and have completed 12 months of service during which they have worked at least 1,000 hours are also eligible to participate in our employee stock ownership plan. Allocations under the plan are based upon an employee’s salary in relation to the salary of all other qualified employees. Annual contributions to this plan are discretionary and no contributions were made during 2008.
     Tax and Accounting Implications. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Executive Compensation
     The following table sets forth for the years ended December 31, 2008, 2007 and 2006 certain information as to the total remuneration we paid to Mr. Wagner, who serves as President and Chief Executive Officer, Mr. Harvey, who serves as Chief Financial Officer, and the three most highly compensated executive officers of Northwest Bancorp, Inc. or Northwest Savings Bank other than Messrs. Wagner and Harvey (“Named Executive Officers”).
SUMMARY COMPENSATION TABLE

						Change in
						pension value
						and
						nonqualified
						deferred	All other
Name and principal				Stock awards	Option	compensation	compensation
position	Year	Salary ($)	Bonus ($)	($)(1)	awards ($)(2)	earnings ($)(3)	($)(4)	Total ($)
William J. Wagner,	2008	473,322	110,466	65,117	166,245	160,039	27,303	1,002,492
Chairman of the Board,	2007	457,190	69,359	65,117	52,964	76,415	33,956	755,001
President and	2006	441,741	66,987	65,117	45,862	161,926	32,402	814,035
Chief Executive Officer

William W. Harvey, Jr.	2008	209,769	50,988	51,408	30,172	24,790	11,328	378,455
Executive Vice	2007	180,388	28,519	51,408	28,955	9,407	13,232	308,009
President-Finance and	2006	152,900	20,945	51,408	23,066	14,862	13,093	276,274
Chief Financial Officer

Gregory C. LaRocca,	2008	212,307	51,115	30,845	35,248	61,764	15,953	407,232
Executive Vice President	2007	190,527	29,526	30,845	29,383	33,102	16,652	326,035
and Corporate Secretary	2006	176,867	23,343	30,845	42,766	52,169	16,365	342,355

Robert A. Ordiway,	2008	216,166	51,308	30,845	35,248	71,712	16,793	422,072
Executive Vice	2007	203,116	30,956	30,845	29,383	48,952	14,968	354,020
President, Marketing	2006	193,913	25,596	30,845	42,766	91,729	15,124	399,973
and Facilities (5)

Steven G. Fisher,	2008	209,769	50,988	30,845	91,419	68,005	13,229	464,255
Executive Vice	2007	180,388	35,111	30,845	26,092	32,178	12,392	306,514
President, Banking	2006	152,900	20,945	30,845	21,391	43,904	11,860	281,845
Services
(footnotes on following page)

(footnotes from previous page)

(1)	Reflects the value of all stock awards that vested during the applicable year that were granted on March 16, 2005 under the Northwest Bancorp, Inc. 2004 Recognition and Retention Plan. The value is the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The assumptions used in the valuation of these awards for 2008, 2007 and 2006 are included in Notes 1(o) and 15(d) to our audited financial statements for the years ended December 31, 2008, 2007 and 2006 included in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, respectively, as filed with the Securities and Exchange Commission.

(2)	Reflects the value of option awards that had been granted under the Northwest Bancorp, Inc. 2000, 2004 and 2008 Stock Option Plans. The value is the amount recognized for financial statement reporting purposes in accordance with SFAS 123(R), including the immediate expense for those executive officers that qualify for normal retirement (all Named Executive Officers except for Mr. Harvey). The assumptions used in the valuation of these awards for 2008, 2007 and 2006 are included in Notes 1(o) and 15(e) to our audited financial statements for the years ended December 31, 2008, 2007 and 2006 included in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, respectively, as filed with the Securities and Exchange Commission.

(3)	Reflects change in pension value only.

(4)	The compensation represented by the amounts for 2008 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

	Company
	Contributions to	Company
	Qualified Defined	Paid Life	Restricted
	Contribution	Insurance	Stock	Total All Other
Name	Plan (a)	Premiums (b)	Dividends (c)	Compensation
William J. Wagner	$5,125	$17,496	$4,682	$27,303

William W. Harvey, Jr.	$6,293	$1,339	$3,696	$11,328

Gregory C. LaRocca	$6,110	$7,625	$2,218	$15,953

Robert A. Ordiway	$6,485	$8,090	$2,218	$16,793

Steven G. Fisher	$6,293	$4,718	$2,218	$13,229

	(a)	Reflects contributions by Northwest Savings Bank to qualified defined contribution plans. Northwest Savings Bank makes matching contributions equal to 50% of the employee’s 401(k) contributions, up to 3% of the employee’s eligible compensation. For the year ended December 31, 2008, Northwest Savings Bank did not make a discretionary contribution to the employee stock ownership plan.

	(b)	Reflects excess premiums and/or payments for life insurance reported as taxable compensation on the Named Executive Officer’s Form W-2.

	(c)	Reflects dividends on shares of unvested restricted common stock, which are reported as taxable compensation on the Named Executive Officer’s Form W-2.

(5)		Mr. Ordiway retired as an executive officer effective January 30, 2009.
     Amounts listed above in the “Salary” column are paid pursuant to employment agreements with the Named Executive Officers. See “—Employment Agreements.” Amounts listed in the “Bonus” column reflect a discretionary bonus approved by the Compensation Committee and distributed to all employees calculated on a five-year vesting schedule. Distribution ranges vary from 0% to 5% of base pay. Named Executive Officers received bonuses equal to 5% of base pay for the year ended December 31, 2008. Amounts listed in the “Bonus” column also reflect discretionary bonuses paid by the Compensation Committee under the Management Bonus Plan. See “Compensation Discussion and Analysis—Annual Cash Incentive.” Amounts listed in the “Change in pension value and nonqualified deferred compensation earnings” column reflect the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for Statement of Financial Accounting Standards No. 87, “Employers’, Accounting for Pensions” (“SFAS 87”) accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the SFAS 87 discount rate as well as changes due to the accrual of plan benefits

     Plan-Based Awards. The following table sets forth for the year ended December 31, 2008 certain information as to grants of plan-based awards for the Named Executive Officers.
GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2008

						All other
					All other	option	Exercise		Grant
					stock	awards:	or base	Closing	Date Fair
		Estimated future payouts under equity-			awards:	number of	price of	Market	Value of
		incentive plan awards			number of	securities	option	Price on	Stock and
		Threshold		Maximum	shares or	underlying	awards	Date of	Option
Name	Grant date	(#)	Target (#)	(#)	units (#)	options (#)	($/Sh)	Grant	Awards ($)
William J. Wagner	(1)	4,750	9,500	9,500	—	—	16.84	16.50	13,870

William W. Harvey, Jr.	(1)	2,875	5,750	5,750	—	—	16.84	16.50	8,395

Gregory C. LaRocca	(1)	2,875	5,750	5,750	—	—	16.84	16.50	8,395

Robert A. Ordiway	(1)	2,875	5,750	5,750	—	—	16.84	16.50	8,395

Steven G. Fisher	(1)	2,875	5,750	5,750	—	—	16.84	16.50	8,395

(1)	On an annual basis, Named Executive Officers are eligible to receive stock options under our stock option plans. Equity incentive plan awards for the year ended December 31, 2008 were made pursuant to the Northwest Bancorp, Inc. 2008 Stock Option Plan.
     Grants of stock options reflected in the above table were made pursuant to the Northwest Bancorp, Inc. 2008 Stock Option Plan. For the year ended December 31, 2008, options were awarded in February 2009 to each Named Executive Officer in the amounts listed in the “Target” column. Stock options vest over seven years beginning one year from the date of grant, but vesting is accelerated in the event of a change in control of Northwest Savings Bank or Northwest Bancorp, Inc., or in the event of the recipient’s death, disability or normal retirement (generally, the attainment of age 65, or the attainment of age 55 having completed 15 years of service, or retiring at any age having completed at least 25 years of service). The exercise price of stock options is the closing price of our shares of common stock on the day before the date of grant. For a further discussion of grants made pursuant to this plan for the year ended December 31, 2008, see “—Compensation Discussion and Analysis—Long-Term Stock-Based Compensation.”

     Outstanding Equity Awards at Year End. The following tables set forth information with respect to outstanding equity awards as of December 31, 2008 for the Named Executive Officers.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option awards						Stock awards
				Equity incentive						Equity incentive
				plan awards:					Equity incentive	plan awards:
	Number of	Number of		number of					plan awards:	market or
	securities	securities		securities			Number of	Market value of	number of	payout value of
	underlying	underlying		underlying			shares or units	shares or units	unearned shares,	unearned shares,
	unexercised	unexercised		unexercised	Option		of stock that	of stock that	units or other	units or other
	options (#)	options (#)		unearned options	exercise price	Option	have not vested	have not vested	rights that have	rights that have
Name	exercisable	unexercisable		(#)	($)	expiration date	(#)	($)	not vested (#)	not vested ($)
William J. Wagner	8,600	—		—	9.780	10/17/11	6,080 (6)	129,990	—	—
	11,000	—		—	13.302	08/21/12
	11,000	—		—	16.590	08/20/13
	11,000	—		—	25.490	12/15/14
	5,700	3,800	(1)	—	22.930	01/19/15
	3,800	5,700	(2)	—	22.180	01/18/16
	1,900	7,600	(3)	—	25.890	01/17/17
	—	9,500	(4)	—	25.030	01/16/18
	—	9,500	(5)	—	22.030	11/19/18

William W. Harvey, Jr.	4,300	—		—	9.780	10/17/11	4,800 (6)	102,624	—	—
	5,100	—		—	13.302	08/21/12
	5,100	—		—	16.590	08/20/13
	5,100	—		—	25.490	12/15/14
	3,450	2,300	(1)	—	22.930	01/19/15
	2,300	3,450	(2)	—	22.180	01/18/16
	1,150	4,600	(3)	—	25.890	01/17/17
	—	5,750	(4)	—	25.030	01/16/18
	—	5,750	(5)	—	22.030	11/19/18

Gregory C. LaRocca	4,300	—		—	9.780	10/17/11	2,880 (6)	61,574	—	—
	5,100	—		—	13.302	08/21/12
	5,100	—		—	16.590	08/20/13
	5,100	—		—	25.490	12/15/14
	2,700	1,800	(1)	—	22.930	01/19/15
	1,800	2,700	(2)	—	22.180	01/18/16
	1,150	4,600	(3)	—	25.890	01/17/17
	—	5,750	(4)	—	25.030	01/16/18
	—	5,750	(5)	—	22.030	11/19/18

Robert A. Ordiway	4,300	—		—	9.780	10/17/11	2,880 (6)	61,574	—	—
	5,100	—		—	13.302	08/21/12
	5,100	—		—	16.590	08/20/13
	5,100	—		—	25.490	12/15/14
	2,700	1,800	(1)	—	22.930	01/19/15
	1,800	2,700	(2)	—	22.180	01/18/16
	1,150	4,600	(3)	—	25.890	01/17/17
	—	5,750	(4)	—	25.030	01/16/18
	—	5,750	(5)	—	22.030	11/19/18

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option awards					Stock awards
								Equity
			Equity incentive					incentive plan	Equity incentive
			plan awards:					awards:	plan awards:
	Number of	Number of	number of					number of	market or
	securities	securities	securities			Number of		unearned	payout value of
	underlying	underlying	underlying			shares or units	Market value of	shares, units or	unearned shares,
	unexercised	unexercised	unexercised	Option		of stock that	shares or units of	other rights	units or other
	options (#)	options (#)	unearned options	exercise price	Option	have not vested	stock that have	that have not	rights that have
Name	exercisable	unexercisable	(#)	($)	expiration date	(#)	not vested ($)	vested (#)	not vested ($)
Steven G. Fisher	4,300	—	—	9.780	10/17/11	2,880 (6)	61,574	—	—
	5,100	—	—	13.302	08/21/12
	5,100	—	—	16.590	08/20/13
	5,100	—	—	25.490	12/15/14
	2,700	1,800 (1)	—	22.930	01/19/15
	1,800	2,700 (2)	—	22.180	01/18/16
	1,150	4,600 (3)	—	25.890	01/17/17
	—	5,750 (4)	—	25.030	01/16/18
	—	5,750 (5)	—	22.030	11/19/18

(1)	Remaining unexercisable options will vest equally on January 19, 2009 and 2010.

(2)	Remaining unexercisable options will vest equally on January 18, 2009, 2010 and 2011.

(3)	Remaining unexercisable options will vest equally on January 17, 2009, 2010, 2011 and 2012.

(4)	Remaining unexercisable options will vest equally over a seven-year period beginning January 16, 2009.

(5)	Remaining unexercisable options will vest equally over a seven-year period beginning November 19, 2009.

(6)	Unvested 2004 Recognition and Retention Plan shares will vest equally on March 16, 2009 and 2010.

     Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended December 31, 2008 for the Named Executive Officers.
OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2008

	Option awards		Stock awards
	Number of shares		Number of shares
	acquired on exercise	Value realized on	acquired on vesting	Value realized on
Name	(#)	exercise ($)	(#)	vesting ($)(2)
William J. Wagner	—	—	3,040	82,749

William W. Harvey, Jr.	2,500	41,400 (1)	2,400	65,328

Gregory C. LaRocca	—	—	1,440	39,197

Robert A. Ordiway	—	—	1,440	39,197

Steven G. Fisher	—	—	1,440	39,197

(1)	Based on the difference between the $24.27 per share trading price on May 20, 2008 and the exercise price of $7.81.

(2)	Based on the $27.22 per share trading price of our common stock on March 16, 2008.
     Pension Benefits. The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2008 for the Named Executive Officers. See “—Defined Benefit Plan” and “—Supplemental Executive Retirement Plan” for a discussion of the plans referenced in this table.
PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2008

		Number of	Present value of
		years credited	accumulated benefit	Payments during last
Name	Plan name	service (#)	($)	fiscal year ($)
William J. Wagner	Northwest Savings Bank Pension Plan	25	581,691	—

	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	25	644,456	—

William W. Harvey, Jr.	Northwest Savings Bank Pension Plan	13	93,924	—

Gregory C. LaRocca	Northwest Savings Bank Pension Plan	23	415,381	—

Robert A. Ordiway	Northwest Savings Bank Pension Plan	34	781,097	—

Steven G. Fisher	Northwest Savings Bank Pension Plan	25	316,598	—

     Nonqualified Deferred Compensation. The following table sets forth information with respect to defined contribution and other nonqualified deferred compensation plans at and for the year ended December 31, 2008 for the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION AT AND FOR THE YEAR ENDED DECEMBER 31, 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate balance
	contributions in	contributions in	earnings in last	withdrawals/	at last fiscal year
Name	last fiscal year ($)	last fiscal year ($)	fiscal year ($)	distributions ($)	end ($)
William J. Wagner	—	—	613 (1)	—	17,520 (1)

William W. Harvey, Jr.	—	—	—	—	—

Gregory C. LaRocca	—	—	—	—	—

Robert A. Ordiway	—	—	—	—	—

Steven G. Fisher	—	—	—	—	—

(1)	Amounts listed as earnings and included in the aggregate balance at last fiscal year end have not been reported as compensation in Summary Compensation Tables because the earnings are not “above market.”
     Effective December 31, 2005, Northwest Savings Bank suspended the Northwest Savings Bank and Affiliates Upper Managers’ Bonus Deferred Compensation Plan. Under this plan, certain employees of Northwest Savings Bank were eligible to defer all or part of their annual management incentive bonus. Interest is credited to a participant’s deferred compensation account at the annual earnings rate paid on Northwest Savings Bank’s five-year certificates of deposit, calculated as of the end of the preceding fiscal year. The interest rate paid for 2008 was 3.58%. Under this plan, participants could elect to receive either a lump-sum payment or approximately equal monthly installments over a period of up to 10 years, with payment commencing upon the earlier of specified events selected by the participant, including retirement, voluntary resignation, involuntary termination, death, disability, reaching a certain age or on a date selected by the participant. Mr. Wagner is the only Named Executive Officer who participated in this plan.
Employment Agreements
     Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank are parties to a three-year employment agreement with William J. Wagner under which Mr. Wagner serves as President and Chief Executive Officer and as a director or trustee of Northwest Bancorp, MHC, Northwest Savings Bank and Northwest Bancorp, Inc. On each anniversary date, the agreement is renewable for an additional year, and if it is not renewed it expires 36 months following the anniversary date. Under the agreement, Mr. Wagner’s base salary ($481,800, effective July 1, 2008) is reviewed annually and may be increased but not decreased. In the event Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank terminates Mr. Wagner’s employment for reasons other than for “cause” (as defined below), or if Mr. Wagner resigns following a “change of control” (as defined below), or if Mr. Wagner resigns due to “good reason” (as defined below), Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank will:
(i)	pay Mr. Wagner severance pay equal to three times the sum of his highest rate of base salary, plus his highest rate of cash bonus paid during the prior three years; and

(ii)	continue life, health and dental coverage for 36 months from the date of termination, unless Mr. Wagner obtains similar benefits from a new employer.
To the extent necessary in order to avoid penalties under Section 409A of the Internal Revenue Code, the base salary and bonus amount shall be paid in a lump sum on the first day of the seventh month following the date of termination and no contributions shall be made by Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank to the life, health and dental coverage until the first day of the seventh month following termination of employment. The agreement contains a one-year non-compete provision which restricts Mr. Wagner from competing with Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank following a termination of employment (other than due to a change in control) within 100 miles of any existing office or branch of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank or location for which regulatory approval is pending for an office or branch.
     Each of Messrs. LaRocca, Ordiway, Harvey and Fisher (the “executives”) have entered into three-year employment agreements with Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank. Each agreement is renewable for an additional year on each anniversary date of the agreement unless notice of nonrenewal is provided to the executive, in which case the agreement expires 36 months following such anniversary date. Under each agreement, the executive’s current base salary is reviewed annually and may be increased but not decreased. As of July 1, 2008, Mr. LaRocca’s base salary was $225,000; Mr. Ordiway’s base salary was $225,000; Mr. Harvey’s base salary was $225,000 and Mr. Fisher’s base salary was $225,000. In the event Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank terminates the executive’s employment for reasons other than for “cause” (as defined below), or if the executive resigns following a “change of control” (as defined below), or if the executive resigns due to “good reason” (as defined below), Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank will pay the executive severance pay equal to three times the executive’s highest rate of base salary paid to him during the prior three years and a pro rata distribution under any incentive compensation or bonus plan for the year in which the executive’s employment is terminated for reasons other than for “cause” (as defined below). Northwest Savings Bank would also continue the executive’s life, medical and dental coverage for 18 months from the date of termination, unless the executive obtains similar benefits from a new employer. To the extent necessary in order to avoid penalties under Internal Revenue Code Section 409A, the base salary and bonus amount will be paid in a lump sum on the first day of the seventh month following the date of termination and no contributions will be made by Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank to the life, health and dental coverage until the first day of the seventh month following termination of employment. Each employment agreement contains a two-year non-compete provision which restricts the executives from competing with Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank following termination of employment (other than due to a change in control) within 100 miles of any existing office or branch of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank or location for which regulatory approval is pending for an office or branch.
     The following provisions apply to all of the employment agreements. If the executive’s employment is terminated for “cause” (as defined below), no further compensation or benefits would be paid and all unvested stock options awarded to the executive would be immediately forfeited. Any payments to the executive would be reduced, if necessary, so as not to be an “excess parachute payment” as defined by Internal Revenue Code Section 280G (relating to payments made in connection with a change in control). If the executive becomes disabled (within the meaning of Internal Revenue Code Section 409A), Northwest Savings Bank may terminate the employment agreement but would pay the executive his then-current base salary for the longer of the remaining term of the agreement or one year, reduced by the amount of any disability insurance, workers’ compensation or social security benefits paid to the executive. If the executive dies during the term of the agreement, Northwest Savings Bank will continue to pay his then-current base salary for one year and will provide life, medical and dental benefits for the executive’s family for three years after the executive’s death, at generally the same level as Northwest Savings Bank was providing such benefits at the time of the executive’s death. During the employment term and thereafter, the executive is entitled to coverage under a standard directors’ and officers’ liability insurance policy provided by Northwest Bancorp, Inc., Northwest Bancorp, MHC or

Northwest Savings Bank against all expenses and liabilities reasonably incurred in connection with or arising out of any action in which the executive may be involved by reason of his having been a director or officer of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank, including judgments, court costs, attorneys fees and settlements approved by the board of directors. However, such indemnification does not apply to matters where the executive is adjudged liable for willful misconduct in performing his duties. All payments under any of the employment agreements will be made by Northwest Savings Bank, but if not timely paid, Northwest Bancorp, MHC or Northwest Bancorp, Inc. is obligated to make such payments. The employment agreements are binding on successors to Northwest Bancorp, Inc. and Northwest Savings Bank.
     The following definitions apply to all of the employment agreements.
     Termination for “cause” means termination because of the executive’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or other material breach of any provision of the employment agreement. In determining incompetence, the acts or omissions are measured against standards generally prevailing in the savings institutions industry. No act or failure to act will be considered “willful” unless done or omitted to be done by the executive not in good faith and without reasonable belief that the executive’s action or omission was in the best interest of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank.
     Termination for “good reason” means an executive’s voluntary resignation, upon not less than 30 days advance written notice given no later than 90 days after the occurrence of any of the following events:
(i)	reduction in the executive’s base salary or benefits and perquisites, other than a general reduction that applies to all executives, unless such reduction is coincident with or following a “change in control” (as defined below);

(ii)	in the case of Mr. Wagner, failure to re-elect, re-appoint or re-nominate him to his position as President and Chief Executive Officer and as director or trustee of Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank or a change in Mr. Wagner’s functions, duties or responsibilities that would cause his position to become one of lesser responsibility, importance or scope;

(iii)	in the case of the other executives, reduction in their duties, responsibilities or status, such that there is a reduction in the executive’s pay grade level in effect on the date of the employment agreement of more than three levels (in accordance with Northwest Savings Bank’s normal personnel practices, as circulated annually to officers of Northwest Savings Bank);

(iv)	a relocation of the executive’s principal place of employment by more than 30 miles;

(v)	liquidation or dissolution of Northwest Bancorp, Inc. or Northwest Savings Bank other than reorganizations that do not affect the status of the executive; or

(vi)	breach of the employment agreement by Northwest Bancorp, Inc. or Northwest Savings Bank.
     “Change in control” means a change in control of a nature that:

(i)	would be required to be reported in response to Item 1(a) of Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(ii)	results in a change in control of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank within the meaning of the Bank Holding Company Act, as amended, and the applicable rules and regulations thereunder; or

(iii)	a change in control shall be deemed to have occurred at such time as:
(a)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than Northwest Bancorp, MHC is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Northwest Bancorp, Inc. representing 25% or more of the combined voting power of Northwest Bancorp, Inc.’s outstanding securities except for any securities purchased by Northwest Savings Bank’s employee stock ownership plan or trust;

(b)	individuals who constitute the board of directors on the effective date of the employment agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the employment agreement whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by Northwest Bancorp, Inc.’s stockholders was approved by the same nominating committee serving under the Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board;

(c)	a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank or similar transaction in which Northwest Bancorp, Inc. or Northwest Savings Bank is not the surviving institution occurs;

(d)	a proxy statement soliciting proxies from stockholders of Northwest Bancorp, Inc., by someone other than the current management of Northwest Bancorp, Inc., seeking stockholder approval of a plan of reorganization, merger or consolidation of Northwest Bancorp, Inc. or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger or consolidation or similar transaction involving Northwest Bancorp, Inc. is approved by Northwest Bancorp, Inc.’s board of directors or the requisite vote of Northwest Bancorp, Inc.’s stockholders; or

(e)	a tender offer is made for 25% or more of the voting securities of Northwest Bancorp, Inc. and the shareholders owning beneficially or of record 25% or more of the outstanding securities of Northwest Bancorp, Inc. have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.
     Each of the executives has acknowledged that mutual-to-stock conversion and the second step stock offering will not be treated as a change in control under the agreements.

Potential Payments to Named Executive Officers
     The following tables show potential payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2008, pursuant to each individual’s employment agreement, pursuant to stock options that have been granted under our stock option plans and pursuant to our policies with respect to health care and other benefits continuation. The amounts presented do not reflect any reductions that would be required under the agreements to comply with Section 280G of the Internal Revenue Code. For a discussion of additional benefits that would be paid to the Named Executive Officers upon various termination scenarios, see “—Defined Benefit Plan,” “—Supplemental Executive Retirement Plan,” and “—Life Insurance Coverage.”
William J. Wagner

	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$1,445,400	—	—	$481,800	$905,400	—

Bonus payment	$210,498	$70,166	—	$70,166	$70,166	$70,166

Stock option vesting acceleration	—	—	—	—	—	—

Health care and other benefits continuation	$43,073	—	—	$38,789	—	—
William W. Harvey, Jr.

	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$675,000	—	—	$225,000	$270,000	—

Bonus payment	$29,988	$29,988	—	$29,988	$29,988	$29,988

Stock option vesting acceleration	—	—	—	—	—	—

Health care and other benefits continuation	$21,536	—	—	$38,789	—	—

Gregory C. LaRocca

	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$675,000	—	—	$225,000	$270,000	—

Bonus payment	$30,615	$30,615	—	$30,615	$30,615	$30,615
Stock option vesting acceleration	—	—	—	—	—	—
Health care and other benefits continuation	$21,536	—	—	$14,113	—	—
Robert A. Ordiway

	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$675,000	—	—	$225,000	$270,000	—

Bonus payment	$31,608	$31,608	—	$31,608	$31,608	$31,608
Stock option vesting acceleration	—	—	—	—	—	—
Health care and other benefits continuation	$21,536	—	—	$38,789	—	—
Steven G. Fisher

	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$675,000	—	—	$225,000	$270,000	—

Bonus payment	$29,988	$29,988	—	$29,988	$29,988	$29,988
Stock option vesting acceleration	—	—	—	—	—	—
Health care and other benefits continuation	$21,536	—	—	$38,789	—	—
Defined Benefit Plan
     Northwest Savings Bank maintains the Northwest Savings Bank Pension Plan, which is a noncontributory defined benefit plan (“Retirement Plan”). All employees age 21 or older who have worked at Northwest Savings Bank for a period of one year and have been credited with 1,000 or more hours of employment with Northwest Savings Bank during the year are eligible to accrue benefits under the Retirement Plan. Northwest Savings Bank annually contributes an amount to the Retirement Plan necessary to at least satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). At December 31, 2008, the Retirement Plan fully met its funding requirements under Section 412 of the Internal Revenue Code.
     At the normal retirement age of 65, the plan is designed to provide a single life annuity benefit. The retirement benefits for employees hired or acquired prior to January 1, 2008 is an amount equal to

1.6% of a participant’s average monthly base salary based on the average of the five consecutive years of the last ten calendar years providing the highest monthly average multiplied by the participant’s years of service to the normal retirement date (up to a maximum of 25 years) plus: (i) 0.6% of such average monthly compensation in excess of one-twelfth of covered compensation (as defined in the plan) multiplied by the participant’s total number of years of service up to a maximum of 25 years; and (ii) for participants who retire on or after June 1, 1995, 0.6% of such participant’s average monthly compensation multiplied by the participant’s number of years of service between 25 years and 35 years. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of five years of service with us (or after 25 years of service and no minimum age). Upon termination of employment other than as specified above, a participant who was employed by us for a minimum of five years is eligible to receive his or her accrued benefit commencing, generally, on such participant’s normal retirement date. Benefits under the Retirement Plan are payable in various annuity forms. For the plan year ended December 31, 2008, we made contributions to the Retirement Plan of $6.0 million.
     Effective January 1, 2008, several changes were made to the Retirement Plan. The definition of normal retirement was changed from age 65 to age 65 with five years of service for all employees hired on or after January 1, 2008. Benefits for all employees hired or acquired on or after January 1, 2008 will be calculated using a benefit calculation of 1% of a participant’s average monthly base salary based on the average of the five consecutive years of the last ten calendar years providing the highest monthly average multiplied by the participant’s years of service to the normal retirement date (up to a maximum of 35 years).
     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2008, expressed in the form of a single life annuity, for the final average salary and benefit service classifications specified below.

Average		Years of Service and Annual Benefit Payable at Retirement
Compensation		15	20	25	30	35	40
$25,000		$6,000	$8,000	$10,000	$10,750	$11,500	$11,500
$50,000		$12,000	$16,000	$20,000	$21,500	$23,000	$23,000
$75,000		$18,000	$24,000	$30,000	$32,250	$34,500	$34,500
$100,000		$25,051	$33,402	$41,752	$44,752	$47,752	$47,752
$125,000		$33,301	$44,402	$55,502	$59,252	$63,002	$63,002
$150,000		$41,551	$55,402	$69,252	$73,752	$78,252	$78,252
$175,000		$49,801	$66,402	$83,002	$88,252	$93,502	$93,502
$200,000		$58,051	$77,402	$96,752	$102,752	$108,752	$108,752
$230,000	plus	$67,951	$90,602	$113,252	$120,152	$127,052	$127,052
     As of the plan year ended December 31, 2008, Messrs. Wagner, LaRocca, Ordiway, Harvey and Fisher had 25, 23, 34, 13 and 25 years of credited service (i.e., benefit service), respectively.
     The accrued annual pension benefit as of December 31, 2008 for each of Messrs. Wagner, LaRocca, Ordiway, Harvey and Fisher is $108,119, $64,016, $105,939, $38,218 and $75,132, respectively. As of December 31, 2008, Messrs. Wagner, LaRocca, Ordiway and Fisher qualified for early retirement under the Retirement Plan. If Messrs. Wagner, LaRocca, Ordiway and Fisher had retired on December 31, 2008, and began receiving benefit payments immediately upon retirement, their annual pension benefit would have been $54,665, $38,762, $74,729 and $29,844, respectively.
Supplemental Executive Retirement Plan
     Northwest Savings Bank has adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain participants in Northwest Savings Bank’s Retirement Plan whose benefits are limited by Section 415(b) of the Internal Revenue Code (which limits the amount of annual benefits that may be accrued to fund future benefit payments) or Section 401(a)(17) of the Internal Revenue Code (which places a limitation on compensation taken into account for tax-qualified plan purposes—which limit was $230,000 in 2008). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Retirement Plan but for the limitations imposed by Internal Revenue Code Sections 401(a)(17) and 415(b) and the benefit that is actually funded under the Retirement Plan as a result of the limitations.
     Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the participant’s accrued benefit under the SERP. Pre-retirement benefits are payable in 120 equal monthly installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of Northwest Savings Bank.
     The benefits paid under the SERP supplement the benefits paid by the Retirement Plan. The following table indicates the expected aggregate annual retirement benefit payable from the Retirement Plan and SERP to SERP participants, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

Average	Years of Service and Annual Benefit Payable at Retirement
Compensation	15	20	25	30	35	40
$100,000	$25,051	$33,402	$41,752	$44,752	$47,752	$47,752
$125,000	$33,301	$44,402	$55,502	$59,252	$63,002	$63,002
$150,000	$41,551	$55,402	$69,252	$73,752	$78,252	$78,252
$175,000	$49,801	$66,402	$83,002	$88,252	$93,502	$93,502
$200,000	$58,051	$77,402	$96,752	$102,752	$108,752	$108,752
$250,000	$74,551	$99,402	$124,252	$131,752	$139,252	$139,252
$300,000	$91,051	$121,402	$151,752	$160,752	$169,752	$169,752
$350,000	$107,551	$143,402	$179,252	$189,752	$200,252	$200,252
$400,000	$124,051	$165,402	$206,752	$218,752	$230,752	$230,752
     At December 31, 2008, Mr. Wagner was the only Named Executive Officer participant in the SERP and he had 25 years of credited service under the SERP. Northwest Savings Bank’s pension cost attributable to the SERP for all participants was approximately $184,000 for the year ended December 31, 2008.
Life Insurance Coverage
     Northwest Savings Bank generally provides group term life insurance to its employees based on a multiple of their base salary up to a maximum of $700,000 of coverage. Pay grade level determines the multiple used. The first $50,000 of group term life insurance coverage is a non-taxable benefit each year.
     Certain select senior officers are eligible to participate in a Senior Managers’ Life Insurance Plan. This plan is designed to allow the participant to waive an equal amount of coverage in the group term life insurance plan in order to purchase a whole life insurance plan using the individual’s own funds in conjunction with the amount Northwest Savings Bank would have spent for the individual’s group term premium expense. The benefit then becomes a split dollar arrangement. The officer’s coverage is provided through two sources: the group term life insurance plan, which has a carve-out provision funded by bank-owned life insurance, and an individual policy owned by the executive. The Senior Managers’ Life Insurance Plan thus offers participants a way to obtain post-retirement life insurance that is not available through the group term life plan.
     Under Northwest Savings Bank’s life insurance plans, the pre-retirement death benefit amount is determined as a multiple of the employee’s annual base salary rounded up to the next $1,000. Multiples range from 150% to 500% based on pay grade levels. The Named Executives Officers are all in the highest multiple of 500%. The group term life insurance plan does not have a post-retirement death benefit provision. However, four of the five Named Executive Officers participate in the Senior Managers’ Life Insurance Plan, giving them the option to continue their individual policies into retirement. Through a special agreement in the group plan carve out provision, Mr. Ordiway will be provided with a post-retirement insurance benefit equal to 50% of his coverage in effect at the time of retirement. As of December 31, 2008, the pre-retirement death benefit amounts from the Northwest Savings Bank plan were as follows: $50,000 for Mr. Wagner; $150,000 for Mr. Harvey; $50,000 for Mr. LaRocca; $700,000 for Mr. Ordiway; and $50,000 for Mr. Fisher. As of December 31, 2008, the post-retirement death benefit for Mr. Ordiway was $563,000.
     The federal income tax treatment and the annual economic benefit realized by each Named Executive Officer vary depending on the amount of life insurance in the Northwest Savings Bank plan and the Senior Managers’ Life Insurance Plan. The specific arrangement with each Named Executive Officer is discussed below.
     The premiums paid by Northwest Savings Bank for the Named Executive Officers for life insurance coverage during 2008 totaled $39,778, consisting of the following premiums: $17,598 for Mr. Wagner; $1,441 for Mr. Harvey; $7,727 for Mr. LaRocca; $8,192 for Mr. Ordiway; and $4,820 for Mr. Fisher. However, the imputed economic benefit for this life insurance coverage during 2008 was as follows: $17,496 for Mr. Wagner; $1,339 for Mr. Harvey; $7,625 for Mr. LaRocca; $8,090 for Mr. Ordiway; and $4,718 for Mr. Fisher. The imputed economic benefit to the Named Executive Officers of the 2008 premium payments is included in the “All Other Compensation” column of the Summary Compensation Table and is described in a footnote to that column for each Named Executive Officer. The amount of such economic benefit was determined using the amount imputed to the individual under applicable tables published by the Internal Revenue Service multiplied by the aggregate death benefit payable to the individual’s beneficiary.

Directors’ Compensation
     The following table sets forth for the year ended December 31, 2008 certain information as to the total remuneration we paid to Northwest Bancorp, Inc.’s directors. Mr. Wagner does not receive separate compensation for his service as a director.
Director Compensation Table For the Year Ended December 31, 2008

						Non-equity	Change in pension value
	Fees earned or					incentive plan	and nonqualified	All other
	paid in cash	Stock awards		Option		compensation	deferred compensation	compensation
Name	($)	($)(1)		awards ($)(2)		($)	earnings ($)(3)	($)(4)	Total ($)
John M. Bauer	56,400	17,136	(5)	35,350	(5)	—	23,573	1,584	134,043
Richard L. Carr	69,500	17,136	(6)	35,350	(6)	—	21,976	1,584	145,546
Thomas K. Creal, III	62,700	17,136	(7)	35,350	(7)	—	27,354	1,584	144,124
Robert G. Ferrier	54,800	17,136	(8)	35,350	(8)	—	27,305	1,584	136,175
A. Paul King	53,400	17,136	(9)	35,350	(9)	—	19,258	1,584	126,728
Joseph F. Long	61,300	17,136	(10)	35,350	(10)	—	21,057	1,584	136,427
Richard E. McDowell	57,600	17,136	(11)	35,350	(11)	—	23,369	1,584	135,039
Philip M. Tredway	56,100	4,494	(12)(13)	2,587	(12)(14)	—	8,548	634	72,363

(1)	For all directors other than Mr. Tredway, reflects expense related to an award of 4,000 shares of restricted stock granted to each director on March 16, 2005 with a grant date fair value of $85,680 (based on a grant date fair value of $21.42 per share). This award vests equally over a five-year period beginning March 16, 2006. All values listed (including the value for Mr. Tredway) are the amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R). The assumptions used in the valuation of these awards are included in Notes 1(o) and 15(d) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission.

(2)	Reflects expense related to an award of 3,000 stock options granted to each director on November 19, 2008 with a grant date fair value of $8,550 (based on a grant date fair value of $2.85 per stock option). This award vests equally over a seven-year period beginning November 19, 2009. These options have an exercise price of $22.03 per option. In addition, for all directors other than Mr. Tredway, reflects expense related to an award of 10,000 stock options granted to each director on January 19, 2005 with a grant date fair value of $67,000 (based on a grant date fair value of $6.70 per stock option). This award vests equally over a five-year period beginning January 19, 2006. Options have an exercise price of $22.93 per option. All values listed are the amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R), including the immediate expense for those directors that qualify for normal retirement, which includes all directors except Mr. Tredway. The assumptions used in the valuation of these awards are included in Notes 1(o) and 15(e) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission.

(3)	Reflects change in pension value and nonqualified deferred compensation for each director as follows: Mr. Bauer, $20,323 and $3,250; Mr. Carr. $20,206 and $1,770; Mr. Creal, $24,347 and $3,007; Mr. Ferrier, $22,426 and $4,879; Mr. King, $17,034 and $2,224; Mr. Long $20,166 and $891; Mr. McDowell, $17,046 and $6,323; and Mr. Tredway, $8,312 and $236.

(4)	Reflects dividends on unvested restricted stock awards.

(5)	At December 31, 2008, Mr. Bauer had 20,000 stock options outstanding and 1,600 unvested shares of restricted common stock.

(6)	At December 31, 2008, Mr. Carr had 23,000 stock options outstanding and 1,600 unvested shares of restricted common stock.

(7)	At December 31, 2008, Mr. Creal had 13,000 stock options outstanding and 1,600 unvested shares of restricted common stock.

(8)	At December 31, 2008, Mr. Ferrier had 23,000 stock options outstanding and 1,600 unvested shares of restricted common stock.

(9)	At December 31, 2008, Mr. King had 25,000 stock options outstanding and 1,600 unvested shares of restricted common stock.

(10)	At December 31, 2008, Mr. Long had 25,000 stock options outstanding and 1,600 unvested shares of restricted common stock

(11)	At December 31, 2008, Mr. McDowell had 23,000 stock options outstanding and 1,600 unvested shares of restricted common stock.

(12)	At December 31, 2008, Mr. Tredway had 5,000 stock options outstanding and 640 unvested shares of restricted stock.

(13)	Reflects expense related to an award of 800 shares of restricted stock granted on June 20, 2007 with a grant date fair value of $22,472 (based on a grant date fair value of $28.09 per share). This award vests equally over a five-year period beginning June 20, 2008.

(14)	In addition to the 3,000 options granted on November 19, 2008 as described in footnote (2) above, reflects expense related to an award of 2,000 stock options granted on June 20, 2007 with a grant date fair value of $11,600 (based on a grant date fair value of $5.80 per option). This award vests equally over a five-year period beginning June 20, 2008. Options have an exercise price of $28.09 per option.

     The full board of directors determines director compensation. In determining director compensation, we utilize peer group data that is provided by our President, Chief Executive Officer and Chairman of the Board, which is supported by survey data from compensation consultants.
     For the year ended December 31, 2008, nonemployee directors of Northwest Bancorp, Inc. and Northwest Savings Bank were paid a retainer of $16,200 per year plus $812.50 for each board meeting of Northwest Savings Bank and Northwest Bancorp, Inc. attended. Non-employee members of the Executive, Compensation, Trust, Audit, Risk Management, Nominating and Governance Committees were paid a total of $700 for attendance at committee meetings for both Northwest Bancorp, Inc. and Northwest Savings Bank. The chairman of the Compensation, Trust, Audit and Risk Management committees were paid an additional $750 per quarter as a retainer for their service as chairman with the chairman of the Nominating Committee receiving $500 per year and the chairman of the Governance Committee receiving $1,000 per year. Director Carr also received a fee of $1,500 per quarter as a retainer for his service as Lead Director for Northwest Bancorp, Inc. and Northwest Savings Bank. In addition, each member of the Board of Trustees of Northwest Bancorp, MHC was paid a retainer of $3,600 per year plus a fee of $200 for each board meeting attended. As of December 31, 2008, all directors of Northwest Bancorp, Inc. and Northwest Savings Bank were trustees of Northwest Bancorp, MHC.
     We sponsor a non-qualified deferred compensation plan for directors (the “Deferred Compensation Plan”) that enables a director to elect to defer all or a portion of his directors’ fees. The amounts deferred are credited with interest at the taxable equivalent rate received by Northwest Bancorp, Inc. on its bank owned life insurance policies that insure the directors’ lives. Deferred amounts are payable upon retirement of a director on or after attaining age 59-1/2 but no later than age 72, in the form of a lump sum or in five or ten equal annual installments. Payments to a director, or to his designated beneficiary, may also be made from the Deferred Compensation Plan upon the director’s death, total and permanent disability, or termination of service from the Board. Participants in the Deferred Compensation Plan would not recognize taxable income with respect to the Deferred Compensation Plan benefits until the assets are actually distributed. In the event a director dies before reaching normal retirement age, his estate will be paid a lump sum payment equal to the deferred amount plus the present value of the payments the director would have deferred had he continued to defer payments equal to his current deferrals until his normal retirement date.
     We maintain a retirement plan for outside directors (the “Directors Plan”). Directors who have served on the Board for five years or more and are not Bank employees are eligible to receive benefits under the Directors Plan. Upon a director’s retirement from the Board on or after five years of service and the attainment of age 60, the director is entitled to receive a retirement benefit equal to 60% of the annual retainer paid immediately prior to retirement plus 60% of the board meeting fees paid for the director’s attendance at board meetings at the annual rate which was in effect immediately prior to his retirement. If a director retires after five years or more of service but before attaining age 60, the director is entitled to one-half of the benefits otherwise available to him. Retirement benefits commence on the first day of the calendar quarter following a director’s attainment of age 65, or if retirement occurs later, on the first day of the calendar quarter following retirement. Such retirement benefits are paid for a period equal to the lesser of the number of a director’s completed full years of service, his life, or ten years. In the event a director dies before normal retirement age or after normal retirement age but before all retirement benefits to which he is entitled have been received, the director’s estate shall be paid a lump sum equal to the present value of the benefits that would have been paid had the director lived until all accrued retirement benefits had been paid. During the year ended December 31, 2008, the expense to Northwest Savings Bank of the Directors Plan was $194,000.
     Options granted under our 2004 and 2008 Stock Option Plans, which grants are described in the footnotes to the table above, vest over a five-year and seven-year period, respectively. All nonstatutory options granted under the 2004 and 2008 Stock Option Plans expire upon the earlier of ten years from the date of grant or one year following the date the optionee ceases to be a director. However, in the event of termination of service or employment due to death, disability, normal retirement or a change of control of Northwest Bancorp, Inc., nonstatutory options may be exercised for up to five years.
     Restricted shares granted under our 2004 Recognition and Retention Plan, which grants are described in the footnotes to the Summary Compensation Table, vest over a five-year period. Dividends are paid on the restricted stock and participants can vote the restricted stock pursuant to the 2004 Recognition and Retention Plan.
Benefits to be Considered Following Completion of the Conversion
     Following the offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. If the stock-based incentive plan is adopted within one year following the conversion, the number of shares of common stock reserved for issuance pursuant to option grants or restricted stock awards under the plan may not exceed 10% and 4%, respectively, of the shares sold in the offering and issued to the charitable foundation, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect any stock options or restricted stock granted by Northwest Bancorp, Inc. or Northwest Savings Bank. In addition, the number of shares that may be issued pursuant to restricted stock awards under the stock-based incentive plan will be reduced by the number of shares of common stock purchased by our 401(k) plan using its purchase priority in this stock offering.
     We may fund our plans through open market purchases, as opposed to issuing common stock; however, if any options previously granted under our existing stock option plans are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test. The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Northwest Bancshares, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:
•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	any tax-qualified employee stock benefit plans and management stock award plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Northwest Savings Bank has tangible capital of 10% or more, in which case any tax-

qualified employee stock benefit plans and management stock award plans, may be increased to up to 12% of the shares sold in the offering;

•	stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Northwest Savings Bank or Northwest Bancshares, Inc.; and

•	our executive officers or directors must exercise or forfeit their options in the event that Northwest Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.
     In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
Transactions With Certain Related Persons
     Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Northwest Savings Bank offers its employees interest rate discounts of generally up to 50 basis points on loans made by Northwest Savings Bank to such persons for personal use. Our policy is that loans made to a director in excess of $100,000 for non-residential purposes must be approved in advance by a majority of the disinterested members of the board of directors. Loans to executive officers must be approved by the full board of directors regardless of amounts. Except for the interest rate discount described above, loans to our current directors, principal officers, nominees for election as directors, securityholders known by us to own more than 5% of the outstanding shares of common stock, or associates of such persons (together, “specified persons”), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Savings Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.
     The following table sets forth loans made by Northwest Savings Bank to its directors and executive officers where the largest amount of all indebtedness outstanding during the year ended December 31, 2008 and all amounts of interest payable during the year ended December 31, 2008 exceeded $120,000, and where the borrowers received interest rate discounts, as described above. These loans have otherwise been made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Savings Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

			Largest Aggregate
		Nature	Balance from		Principal	Principal Paid	Interest Paid
		Of	01/01/08 to	Interest	Balance	01/01/08 to	01/01/09 to
Name	Position	Transaction	06/30/09	Rate	06/30/09	06/30/09	06/30/09
Robert G. Ferrier	Director	Mortgage Fixed Term	$319,925	4.875% Fixed	$278,180	$41,751	$22,145
		Home Equity Line of Credit	$46,586	Prime + 2.50% Variable	$28,375	$59,000	$3,931

Robert A. Ordiway	EVP	Mortgage Fixed Term	$177,580	4.875% Fixed	$169,130	$8,450	$14,726
		Visa Platinum Credit Card	$7,624	Prime + 2.50% Variable	$7,624	50,905	$25
     We intend that, except as described above, all transactions between us and our executive officers, directors, holders of 10% or more of the shares of common stock, and affiliates thereof, will contain terms no less favorable to us than could have been obtained through arms-length negotiations with unaffiliated persons and will be approved by a majority of our Audit Committee not having any interest in the transaction.
     Pursuant to the Audit Committee charter, the Audit Committee oversees transactions with related persons and reviews such transactions for potential conflicts of interest on an on-going basis. Pursuant to the Company’s Code of Ethics for Directors, Officers and Employees, executive officers and directors of the Company must disclose any existing or emerging conflicts of interest. Conflicts of interest are presented to the Audit Committee for approval only after full disclosure of the conflict of interest by the executive officer or director who shall thereafter recuse himself/herself from the decision making process and abstain from voting on the matter. In addition, the board of directors reviews all loans made to directors and executive officers as described above.
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
     The table below sets forth, for each of Northwest Bancshares, Inc.’s directors and executive officers and for all of the directors and executive officers as a group, the following information:
(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Northwest Bancorp, Inc. common stock as of November 6, 2009;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total amount of Northwest Bancshares, Inc. common stock to be held upon consummation of the conversion.

     In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase. Subscriptions by management through our 401(k) plan will be counted as part of the maximum number of shares such individuals may subscribe for in the stock offering.

		Proposed Purchases of Stock in the
		Offering (1)		Total Common Stock to be Held
	Number of				Percentage of
	Exchange Shares to	Number of		Number of	Total
Name of Beneficial Owner	be Held (2)	Shares	Amount	Shares	Outstanding (2)
Directors:
William J. Wagner	483,177	15,000	$150,000	498,177	*
John M. Bauer	70,086	500	5,000	70,586	*
Richard L. Carr	122,745	2,000	20,000	124,745	*
Thomas K. Creal, III	19,154	1,000	10,000	20,154	*
Robert G. Ferrier	69,230	4,000	40,000	73,230	*
A. Paul King	76,052	5,000	50,000	81,052	*
Joseph F. Long	104,254	1,000	10,000	105,254	*
Richard E. McDowell	157,975	5,000	50,000	162,975	*
Philip M. Tredway	6,194	500	5,000	6,694	*

Total	1,108,867	34,000	$340,000	1,142,867	1.1%

Executive Officers:
Gregory C. LaRocca	239,571	10,000	$100,000	249,571	*
William W. Harvey	109,233	1,000	10,000	110,233	*
Steven G. Fisher	184,345	10,000	100,000	194,345	*
Gerald J. Ritzert	22,819	500	5,000	23,319	*

Total	555,968	21,500	$215,000	577,468	0.6%

Total for Directors and Executive Officers	1,664,835	55,500	$555,000	1,720,335	1.7%

*	Less than 1%.

(1)	Includes proposed subscriptions, if any, through the director or officer’s 401(k) account and by associates.

(2)	Based on information presented in “Beneficial Ownership of Common Stock” and assumes an exchange ratio of 2.0743 shares for each share of Northwest Bancorp, Inc. and that 101,996,168 shares are outstanding after the conversion. Includes shares that may be acquired upon the exercise of stock options.
THE CONVERSION AND OFFERING
     The board of directors of Northwest Bancorp, Inc. and the board of trustees of Northwest Bancorp, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Northwest Bancorp, MHC (depositors of Northwest Savings Bank) and the stockholders of Northwest Bancorp, Inc. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.
General
     Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Northwest Bancorp, MHC, the mutual holding company parent of Northwest Bancorp, Inc., will be merged into Northwest Savings

Bank, and Northwest Bancorp, MHC will no longer exist. Northwest Bancorp, Inc., which owns 100% of Northwest Savings Bank, will be succeeded by a new Maryland corporation named Northwest Bancshares, Inc. As part of the conversion, the ownership interest of Northwest Bancorp, MHC in Northwest Bancorp, Inc. will be offered for sale in the offering by Northwest Bancshares, Inc. When the conversion is completed, all of the outstanding common stock of Northwest Savings Bank will be owned by Northwest Bancshares, Inc., and all of the outstanding common stock of Northwest Bancshares, Inc. will be owned by public stockholders (including the charitable foundation we intend to establish in connection with the conversion). A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.
     Under the plan of conversion and reorganization, at the completion of the conversion, each share of Northwest Bancorp, Inc. common stock owned by persons other than Northwest Bancorp, MHC will be canceled and converted automatically into new shares of Northwest Bancshares, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Northwest Bancorp, Inc. for new shares, the public stockholders will own the same percentage of shares of common stock of Northwest Bancshares, Inc. that they owned in Northwest Bancorp, Inc. immediately prior to the conversion, excluding any shares they purchased in the offering, cash paid in lieu of fractional shares and the effect of shares issued to the charitable foundation.
     Northwest Bancshares, Inc. intends to contribute between $257.8 million and $349.6 million of net proceeds, or $402.3 million if the offering range is increased by 15%, to Northwest Savings Bank and to retain between $234.8 million and $318.8 million of the net proceeds, or $367.1 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan and the cash contribution to the charitable foundation). The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.
     The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:
(i)	First, to depositors with accounts at Northwest Savings Bank or Keystone State Savings Bank (which was recently merged with Northwest Savings Bank) with aggregate balances of at least $50.00 at the close of business on June 30, 2008.

(ii)	Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation.

(iii)	Third, to depositors with accounts at Northwest Savings Bank or Keystone State Savings Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2009.

(iv)	Fourth, to depositors of Northwest Savings Bank at the close of business on October 26, 2009.
     If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula; and

(ii)	Northwest Bancorp, Inc.’s public stockholders as of October 30, 2009.
     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”
     The shares of common stock not purchased in the subscription offering or community offering will be offered to the general public on a best efforts basis by Stifel, Nicolaus & Company, Incorporated, acting as sole book-running manager, and Janney Montgomery Scott, LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P., and Sterne Agee & Leach, Inc., as co-managers, in a syndicated community offering through a syndicate of selected dealers.
     We have the right to accept or reject orders received in the syndicated community offering at our sole discretion. The syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the Office of Thrift Supervision. Alternatively, we may sell any remaining shares in an underwritten public offering, which would be conducted on a firm commitment basis. See “—Syndicated Community Offering.”
     We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Northwest Bancshares, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each banking office of Northwest Savings Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Northwest Bancorp, MHC’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The plan of conversion and reorganization is also an exhibit to Northwest Bancshares, Inc.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.” In addition, photocopies of the non-confidential portion of the application filed by Northwest Savings Bank with the Federal Deposit Insurance Corporation, including the plan of conversion and reorganization, are available from the Federal Deposit Insurance Corporation upon request.

Reasons for the Conversion and Offering
     Our board of directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position. Completing the offering is necessary for us to continue to grow and execute our business strategy.
     Our primary reasons for converting and raising additional capital through the offering are:
•	to finance the acquisition of financial institutions or other financial service companies primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although we do not currently have any understandings or agreements regarding any specific acquisition transaction except for an executed letter of intent with respect to the acquisition of an insurance agency with annual revenue of approximately $2.0 million;

•	to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of June 30, 2009, Northwest Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or recommendation from the Federal Deposit Insurance Corporation or the Pennsylvania Department of Banking to raise capital);

•	to support internal growth through lending in the communities we serve;

•	to finance the acquisition of branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, Pennsylvania, New York, Ohio, Maryland and Florida, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

•	to improve the liquidity of our shares of common stock and stockholder returns through higher earnings and more flexible capital management strategies;

•	to form a charitable foundation to benefit the communities we serve; and

•	to use the additional capital for other general corporate purposes.
     As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Northwest Bancorp, MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Approvals Required — Plan of Conversion and Reorganization — Interim Bank Mergers
     The affirmative vote of a majority of the total eligible votes of the members of Northwest Bancorp, MHC as of October 26, 2009 is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Northwest Bancorp, MHC (comprised of depositors of Northwest Savings Bank) will also be approving the merger of Northwest Bancorp, MHC into Northwest Savings Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Northwest Bancorp, Inc., including shares held by Northwest Bancorp, MHC, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Northwest Bancorp, Inc. held by the public stockholders of Northwest Bancorp, Inc. as of October 30, 2009 are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency. The merger of interim savings banks into Northwest Savings Bank as part of the conversion also must be approved by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, each of which has given its conditional approval, in order to complete the conversion; however, such approvals do not constitute recommendations or endorsements of the plan of conversion and reorganization by those agencies.
Share Exchange Ratio for Current Stockholders
     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Northwest Bancorp, Inc. common stock will, be automatically converted into the right to receive a number of shares of Northwest Bancshares, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Northwest Bancshares, Inc. after the conversion as they held in Northwest Bancorp, Inc. immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the effect of shares issued to the charitable foundation. The exchange ratio is not dependent on the market value of our currently outstanding Northwest Bancorp, Inc. common stock. The exchange ratio is based on the percentage of Northwest Bancorp, Inc. common stock held by the public, the independent valuation of Northwest Bancshares, Inc. prepared by RP Financial, LC. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.7632 exchange shares for each publicly held share of Northwest Bancorp, Inc. at the minimum of the offering range to 2.7433 exchange shares for each publicly held share of Northwest Bancorp, Inc. at the adjusted maximum of the offering range.
     If you are a stockholder of Northwest Bancorp, Inc., at the conclusion of the conversion, your shares will be exchanged for shares of Northwest Bancshares, Inc. The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.
     The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of common stock issued and outstanding on the date of this prospectus. The table also shows how many whole shares of Northwest Bancshares, Inc. a hypothetical owner of Northwest Bancorp, Inc. common stock would receive in the exchange for 100 shares of Northwest Bancorp, Inc. common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

										New
										Shares
										That
							Total Shares			Would
			New Shares to be				of Common		Equivalent	be
			Exchanged for				Stock to be		Per Share	Received
			Existing Shares of				Outstanding		Current	for 100
	New Shares to be Sold		Northwest Bancorp,		Shares to be issued to		After the	Exchange	Market	Existing
	in This Offering		Inc.		the Foundation		Offering	Ratio	Price (1)	Shares
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	53,975,000	62.27%	31,727,243	36.60%	979,500	1.13%	86,681,743	1.7632	$17.63	176
Midpoint	63,500,000	62.25%	37,326,168	36.60%	1,170,000	1.15%	101,996,168	2.0743	$20.74	207
Maximum	73,025,000	62.25%	42,925,093	36.59%	1,360,500	1.16%	117,310,593	2.3855	$23.85	238
Adjusted Maximum	83,978,750	62.24%	49,363,857	36.59%	1,579,575	1.17%	134,922,182	2.7433	$27.43	274

(1)	Represents the value of shares of Northwest Bancshares, Inc. received in the conversion by a holder of one share of Northwest Bancorp, Inc. at the exchange ratio, assuming the market price of $10.00 per share.
     Options to purchase shares of Northwest Bancorp, Inc. common stock which are outstanding immediately prior to the consummation of the conversion will be converted into options to purchase shares of Northwest Bancshares, Inc. common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.
Exchange of Existing Stockholders’ Stock Certificates
     The conversion of existing outstanding shares of Northwest Bancorp, Inc. common stock into the right to receive shares of Northwest Bancshares, Inc. common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public stockholder of Northwest Bancorp, Inc. who holds stock certificates. The transmittal forms will contain instructions on how to exchange stock certificates of Northwest Bancorp, Inc. common stock for stock certificates of Northwest Bancshares, Inc. common stock. We expect that stock certificates evidencing shares of Northwest Bancshares, Inc. common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Northwest Bancorp, Inc. stock certificates and other required documents. You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. Shares held by public stockholders through a brokerage or other account in “street name”, and shares held in an account with the Northwest Bancorp, Inc. Dividend Reinvestment and Cash Investment Plan, will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.
     No fractional shares of Northwest Bancshares, Inc. common stock will be issued to any public stockholder of Northwest Bancorp, Inc. when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of a properly executed transmittal form, stock certificates and other required documents. If your shares of common stock are held in street name (such as in a brokerage account), or in an account with the Northwest Bancorp, Inc. Dividend Reinvestment and Cash Investment Plan, you will automatically receive cash in lieu of fractional shares in your account.

     After the conversion, Northwest Bancorp, Inc. stockholders who hold stock certificates will not receive shares of Northwest Bancshares, Inc. common stock and will not be paid dividends on the shares of Northwest Bancshares, Inc. common stock until existing certificates representing shares of Northwest Bancorp, Inc. common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Northwest Bancorp, Inc. common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Northwest Bancshares, Inc. common stock into which those shares have been converted by virtue of the conversion.
     If a certificate for Northwest Bancorp, Inc. common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.
     All shares of Northwest Bancshares, Inc. common stock that we issue in exchange for existing shares of Northwest Bancorp, Inc. common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.
Effects of Conversion on Depositors, Borrowers and Members
     Continuity. While the conversion is being accomplished, the normal business of Northwest Savings Bank of accepting deposits and making loans will continue without interruption. Northwest Savings Bank will continue to be a state-chartered savings bank and will continue to be regulated by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. After the conversion, Northwest Savings Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Northwest Bancorp, Inc. at the time of the conversion will be the directors of Northwest Bancshares, Inc. after the conversion.
     Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Northwest Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.
     Effect on Loans. No loan outstanding from Northwest Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.
     Effect on Voting Rights of Members. At present, all depositors of Northwest Savings Bank are members of, and have voting rights in, Northwest Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Northwest Bancorp, MHC and will no longer have voting rights, unless they purchase shares of Northwest Bancshares, Inc.’s common stock. Upon completion of the conversion, all voting rights in Northwest Savings Bank will be vested in Northwest Bancshares, Inc. as the sole stockholder of Northwest Savings Bank. The stockholders of Northwest Bancshares, Inc. will possess exclusive voting rights with respect to Northwest Bancshares, Inc. common stock.
     Tax Effects. We will receive an opinion of counsel or tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Northwest Bancorp, MHC, Northwest Bancorp, Inc., the public stockholders of Northwest Bancorp, Inc. (except for cash paid for fractional shares), members of Northwest Bancorp, MHC, eligible account holders, supplemental eligible account holders, or Northwest Savings Bank. See “—Material Income Tax Consequences.”
     Effect on Liquidation Rights. Each depositor in Northwest Savings Bank has both a deposit account in Northwest Savings Bank and a pro rata ownership interest in the net worth of Northwest Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Northwest Bancorp, MHC and Northwest Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Northwest Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Northwest Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.
     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Northwest Bancorp, MHC and Northwest Savings Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Northwest Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits and payments to certain depositors of Northwest Savings Bank under liquidation accounts that have been established for the benefit of such depositors, are paid.
     In the unlikely event that Northwest Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of June 30, 2008 and September 30, 2009 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Northwest Bancshares, Inc. as the holder of Northwest Savings Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”
Stock Pricing and Number of Shares to be Issued
     The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Northwest Savings Bank and Northwest Bancorp, MHC have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $230,000 and $10,000 for expenses and an additional $15,000 for each valuation update, as necessary. Northwest Savings Bank and Northwest Bancorp, MHC have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

     The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between Northwest Bancorp, Inc. and the peer group. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.
     The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Northwest Bancorp, Inc. RP Financial, LC. also considered the following factors, among others:
•	the present results and financial condition of Northwest Bancorp, Inc. and the projected results and financial condition of Northwest Bancshares, Inc.;

•	the economic and demographic conditions in Northwest Bancorp, Inc.’s existing market area;

•	certain historical, financial and other information relating to Northwest Bancorp, Inc.;

•	the impact of the offering on Northwest Bancshares, Inc.’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Northwest Bancshares, Inc.;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the charitable foundation.
     Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Northwest Bancshares, Inc. after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.98% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
     The independent valuation states that as of August 28, 2009, the estimated pro forma market value, or valuation range, of Northwest Bancshares, Inc. ranged from a minimum of $866.8 million to a maximum of $1,173.1 million, with a midpoint of $1,020.0 million and an adjusted maximum of $1,349.2 million. The board of directors of Northwest Bancshares, Inc. decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of Northwest Bancorp, Inc. common stock owned by Northwest Bancorp, MHC. The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share. Based on the valuation range, the 63.0% of Northwest Bancorp, Inc. common stock owned by Northwest Bancorp, MHC and the $10.00 price per share, the minimum of the offering range will be 53,975,000 shares, the midpoint of the offering range will be 63,500,000 shares and the maximum of the offering range will be 73,025,000 shares of common stock, with an adjusted maximum of 83,978,750 shares.
     The board of directors of Northwest Bancshares, Inc. reviewed the independent valuation and, in particular, considered the following:
•	Northwest Bancorp, Inc.’s financial condition and results of operations;

•	comparison of financial performance ratios of Northwest Bancorp, Inc. to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Northwest Bancorp, Inc. common stock.
     All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Northwest Bancorp, Inc. or Northwest Savings Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Northwest Bancshares, Inc. to less than $866.8 million or more than $1,349.2 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Northwest Bancshares, Inc.’s registration statement.
     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Northwest Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Northwest Savings Bank. Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.
     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $1,349.2 million, without resoliciting purchasers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 83,978,750 shares, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of purchasers. The subscription price of $10.00 per share of common stock will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range of up to 83,978,750 shares.
     If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $1,349.2 million and a corresponding increase in the offering range to more than 83,978,750 shares, or a decrease in the minimum of the valuation range to less than $866.8 million and a corresponding decrease in the offering range to fewer than 53,975,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Northwest Savings Bank’s passbook savings rate. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of Thrift Supervision in order to complete the offering. In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest at Northwest Savings Bank’s passbook savings rate, and deposit account withdrawal authorizations will be canceled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond December 15, 2011, which is two years after the special meeting of members to vote on the conversion.
     An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Northwest Bancshares, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Northwest Bancshares, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”
     Copies of the independent valuation appraisal report prepared by RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Northwest Savings Bank and as specified under “Where You Can Find Additional Information.”
Subscription Offering and Subscription Rights
     In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”
     Priority 1: Eligible Account Holders. Each Northwest Savings Bank and Keystone State Savings Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on June 30, 2008 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $1.5 million (150,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying

Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
     To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Northwest Bancorp, Inc. or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding June 30, 2008.
     Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, consisting of our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation, although our employee stock ownership plan intends to purchase 4% of the shares of common stock sold in the offering and issued to the foundation. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.
     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Northwest Savings Bank and Keystone State Savings Bank depositor, other than directors and executive officers of Northwest Bancorp, Inc., with a Qualifying Deposit at the close of business on September 30, 2009 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $1.5 million (150,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.
     To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Northwest Savings Bank as of the close of business on the voting record date of October 26, 2009 who is not an Eligible Account Holder or

Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $1.5 million (150,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Any remaining shares will be allocated among Other Depositors in the proportion that the amount of the subscription of each Other Depositor whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Depositors whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Depositor must list on the stock order form all deposit accounts in which he or she had an ownership interest at October 26, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on December 3, 2009, unless extended by us for up to 45 days. Such extension may be made without notice to you, except that extensions beyond January 17, 2010 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void. Subscription rights will expire whether or not each eligible depositor can be located.
Community Offering
     To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Depositors, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares will be offered with the following preferences:
(i)	Natural persons residing in Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula;

(ii)	Northwest Bancorp, Inc.’s public stockholders as of October 30, 2009; and

(iii)	Other members of the general public.
     Purchasers in the community offering may purchase up to $1.5 million (150,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.
     If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore and Howard, as well as Baltimore City, Maryland; the New York counties of

Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Northwest Bancorp, Inc. as of October 30, 2009, the allocation procedures described above will apply to the stock orders of such persons. In the event of an oversubscription among members of the general public, these same allocation procedures will also apply. In connection with the allocation process, unless the Office of Thrift Supervision permits otherwise, orders received for Northwest Bancshares, Inc. common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.
     The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore, and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula; and has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
     Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. Northwest Bancshares, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond January 17, 2010, in which case we will resolicit purchasers in the offering.
Syndicated Community Offering
     If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. In the syndicated community offering, any person may purchase up to $1.5 million (150,000 shares) of common stock, subject to the overall purchase and ownership limitations. We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Office of Thrift Supervision permits otherwise, accepted orders for Northwest Bancshares, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.
     If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and Sterne Agee & Leach, Inc. will serve as co-managers, and each firm will assist us in selling our common stock on a best efforts basis. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Stifel, Nicolaus & Company, Incorporated, a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account at a bank other than Northwest Savings Bank. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank on one hand and Stifel, Nicolaus & Company, Incorporated on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.
     In the event that we sell common stock in a “stand by” underwritten public offering, we have agreed that Stifel, Nicolaus & Company, Incorporated will have the right to serve as sole book-running manager. Any underwritten public offering will be conducted on a firm commitment basis. In such case, the underwriters will purchase all shares of common stock not sold in the subscription offering or the community offering, if any such shares are purchased. The aggregate price paid to us by or through the underwriters for the shares of common stock will be the number of shares sold multiplied by the $10.00 price per share, less the amount of an underwriting discount as negotiated between us and the underwriters and approved by the Office of Thrift Supervision and the Financial Industry Regulatory Authority. If we determine to sell stock in an underwritten public offering, the terms of such offering, including the names of the underwriters participating in such offering, will be described in a supplement to this prospectus.
     If for any reason we cannot effect a syndicated community offering or underwritten public offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.
Additional Limitations on Common Stock Purchases
     The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:
(i)	No person may purchase fewer than 25 shares of common stock;

(ii)	The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 150,000 shares;

(iii)	Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering and issued to the charitable foundation, including shares sold and issued in the event of an increase in the offering range of up to 15%;

(iv)	Except for the tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $6.0 million (600,000 shares) of common stock in all categories of the offering combined;

(v)	Current stockholders of Northwest Bancorp, Inc. are subject to an ownership limitation. As previously described, current stockholders of Northwest Bancorp, Inc. will receive shares of Northwest Bancshares, Inc. common stock in exchange for their existing shares of Northwest Bancorp, Inc. common stock at the conclusion of the offering. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Northwest Bancorp, Inc. common stock, may not exceed 5% of the shares of common stock of Northwest Bancshares, Inc. to be issued and outstanding at the completion of the conversion; and

(vi)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Northwest Savings Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares of Northwest Bancshares, Inc. common stock outstanding upon completion of the conversion.
     Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of members of Northwest Bancorp, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for Northwest Bancshares, Inc. common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.
     In the event of an increase in the offering range of up to 83,978,750 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:
(i)	to fill subscriptions by the tax-qualified employee stock benefit plans, including the employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering and issued to the charitable foundation;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula; then to Northwest Bancorp, Inc.’s public stockholders as of October 30, 2009, and then to members of the general public.

The term “associate” of a person means:
(i)	any corporation or organization, other than Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank or a majority-owned subsidiary of Northwest Bancorp, Inc. or Northwest Savings Bank, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term “associate” does not include a person who has a substantial beneficial interest in an employee stock benefit plan of Northwest Savings Bank, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers, trustees and directors of Northwest Bancorp, MHC, Northwest Bancorp, Inc. or Northwest Savings Bank the term “associate” does not include any tax-qualified employee stock benefit plan of Northwest Savings Bank; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director, trustee or officer of Northwest Bancorp, MHC, Northwest Bancorp, Inc. or Northwest Savings Bank.
The term “acting in concert” means:
(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
     A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
     We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.
     Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Northwest Bancshares, Inc. or Northwest Savings Bank and except as described below. Any purchases made by any associate of Northwest Bancshares, Inc. or Northwest Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Northwest Bancshares, Inc.”
Marketing Arrangements
     To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:
(i)	acting as our conversion advisor for the offering;

(ii)	providing administrative services and managing the Stock Information Center;

(iii)	educating our employees regarding the offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)	soliciting orders for common stock.
     For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $50,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 5% in the aggregate. Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and Sterne Agee & Leach, Inc. will serve as co-managers. Alternatively, in the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a “stand-by” firm commitment underwritten public offering (for which Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager), the underwriters will be paid a fee which shall not exceed 6% of the dollar amount of total shares sold in such offering. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amount not to exceed $50,000 for the subscription offering and community offering and $100,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $175,000.
     In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $75,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $50,000 and additional reimbursable attorney’s fees not to exceed $50,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $425,000.

     We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.
     Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Northwest Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a Northwest Savings Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.
     In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our information agent in connection with the conversion and offering. In its role as information agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidation of deposit accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interface with our financial printer; and (4) record stock order information. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $160,000 (which may be negotiated in the event unexpected circumstances arise), and we will have made an advance payment of $25,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.
Lock-up Agreements.
     We and our directors and executive officers have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock during the period commencing with the filing of the registration statement for the offering and conversion and ending 90 days after completion of the offering and conversion without the prior written consent of Stifel, Nicolaus & Company, Incorporated. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by us, we have agreed not to issue, offer to sell or sell any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after completion of the offering and conversion.
Offering Deadline
     The subscription and community offerings will expire at 4:00 p.m., Eastern Time, on December 3, 2009, unless extended, without notice to you, for up to 45 days. Any extension of the subscription and/or community offering beyond January 17, 2010 would require the Office of Thrift Supervision’s approval. In such event, we would conduct a resolicitation. Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at Northwest Savings Bank’s passbook savings rate, and deposit account withdrawal authorizations will be canceled. We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond December 15, 2011, which is two years after the special meeting of members to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Northwest Savings Bank’s passbook savings rate from the date of receipt.
Prospectus Delivery
     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.
     In the syndicated community offering or any “stand by” underwritten public offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.
     Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.
Procedure for Purchasing Shares in the Subscription and Community Offerings
     Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 4:00 p.m. Eastern Time, on December 3, 2009 at our Stock Information Center. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Our Stock Information Center is located at 100 Liberty Street, Warren, Pennsylvania 16365. Stock order forms may not be delivered to Northwest Savings Bank banking or other offices. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.
     If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.
     By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Northwest Savings Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.
     Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:
(i)	personal check, bank check or money order, made payable to Northwest Bancshares, Inc.; or

(ii)	authorization of withdrawal from the types of Northwest Savings Bank deposit accounts designated on the stock order form.
     Appropriate means for designating withdrawals from deposit accounts at Northwest Savings Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Northwest Savings Bank or another depository institution and will earn interest calculated at Northwest Savings Bank’s passbook savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.
     You may not remit Northwest Savings Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Northwest Bancshares, Inc. You may not designate on your stock order form a direct withdrawal from a Northwest Savings Bank, Northwest Financial Services or Northwest Savings Bank Trust Department retirement account. See “—Using

Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Northwest Savings Bank deposit accounts with check-writing privileges. Please provide a check instead. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 17, 2010, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.
     Regulations prohibit Northwest Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.
     We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.
     If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Northwest Bancshares, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.
Using Retirement Account Funds to Purchase Shares
     Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through Northwest Savings Bank or elsewhere, should contact our Stock Information Center for guidance. Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the December 3, 2009 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held. Additionally, if such funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.
     If you wish to use some or all of your funds that are currently held in a Northwest Savings Bank, Northwest Financial Services or Northwest Savings Bank Trust Department IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock. Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.
Delivery of Stock Certificates
     Certificates representing shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.
     If you are currently a stockholder of Northwest Bancorp, Inc., see “—Exchange of Existing Stockholders’ Stock Certificates.”
Other Restrictions
     Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.
Restrictions on Transfer of Subscription Rights and Shares
     Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.
     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
     Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at 100 Liberty Street, Warren, Pennsylvania 16365. The toll-free telephone number is 1-800-697-2126. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays. Northwest Savings Bank offices will not have offering materials and will not accept stock order forms or proxy cards.

Liquidation Rights
     In the unlikely event of a complete liquidation of Northwest Bancorp, MHC prior to the conversion, all claims of creditors of Northwest Bancorp, MHC would be paid first. Thereafter, if there were any assets of Northwest Bancorp, MHC remaining, these assets would first be distributed to certain depositors of Northwest Savings Bank under liquidation accounts that have been established for the benefit of such depositors. The amount received by such depositors would be equal to their pro rata interest in the remaining value of the respective liquidation account relating to their deposit. Any assets of Northwest Bancorp, MHC remaining after distributions under the liquidation accounts would be distributed to the depositors of Northwest Savings Bank pro rata, based on the relative size of their deposit accounts.
     In the unlikely event that Northwest Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except as described below with respect to the liquidation account to be established in Northwest Savings Bank, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors would not have an interest in the value of the assets of Northwest Savings Bank or Northwest Bancshares, Inc. above that amount.
     The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal Northwest Bancorp, MHC’s ownership interest in the total stockholders’ equity of Northwest Bancorp, Inc. as of the date of its latest balance sheet contained in this prospectus for the offering.
     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Northwest Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Northwest Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at Northwest Savings Bank would be entitled, on a complete liquidation of Northwest Savings Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Northwest Bancshares, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Northwest Savings Bank on June 30, 2008, or September 30, 2009. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2008, or September 30, 2009 bears to the balance of all deposit accounts in Northwest Savings Bank on such dates.
     If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2008 or September 30, 2009 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and

Supplemental Eligible Account Holders are satisfied would be distributed to Northwest Bancshares, Inc. as the sole stockholder of Northwest Savings Bank.
Material Income Tax Consequences
     Although the conversion may be effected in any manner approved by the Office of Thrift Supervision, that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or tax advisor with respect to federal and Pennsylvania tax laws to the effect that no gain or loss will be recognized by Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank or Northwest Bancshares, Inc. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We have received an opinion from Luse Gorman Pomerenk & Schick, P.C. as to the federal tax consequences of the conversion. KPMG LLP is expected to issue an opinion to us to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the offering are not materially different than for federal income tax purposes.
     Luse Gorman Pomerenk & Schick, P.C., has issued an opinion to Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank and Northwest Bancshares, Inc. that for federal income tax purposes:
1.	The conversion of Northwest Bancorp, Inc. to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	The merger of Northwest Bancorp, Inc. with and into Northwest Savings Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Neither Northwest Bancorp, Inc. nor Northwest Savings Bank will recognize gain or loss as a result of such merger. (Sections 361(a) and 1032(a) of the Internal Revenue Code).

3.	The basis of the assets of Northwest Bancorp, Inc. and the holding period of such assets to be received by Northwest Savings Bank will be the same as the basis and holding period in such assets in the hands of Northwest Bancorp, Inc. immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of Northwest Bancorp, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

5.	The merger of Northwest Bancorp, MHC with and into Northwest Savings Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

6.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in Northwest Bancorp, MHC for interests in a liquidation account established in Northwest Savings Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax regulations.

7.	None of Northwest Bancorp, MHC, Northwest Savings Bank, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of Northwest Bancorp, MHC to Northwest Savings Bank in exchange for an interest in a liquidation account established in Northwest Savings Bank for the benefit of such persons who remain depositors of Northwest Savings Bank.

8.	The basis of the assets of Northwest Bancorp, MHC and the holding period of such assets to be received by Northwest Savings Bank will be the same as the basis and holding period of such assets in the hands of Northwest Bancorp, MHC immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code.)

9.	Current stockholders of Northwest Bancorp, Inc. will not recognize any gain or loss upon their constructive exchange of Northwest Bancorp, Inc. common stock for shares of Northwest Savings Bank which will in turn be exchanged for new shares of Northwest Bancshares, Inc. common stock.

10.	Each stockholder’s aggregate basis in shares of Northwest Bancshares, Inc. common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Northwest Bancorp, Inc. common stock surrendered in the exchange.

11.	Each stockholder’s holding period in his or her Northwest Bancshares, Inc. common stock received in the exchange will include the period during which the Northwest Bancorp, Inc. common stock surrendered was held, provided that the Northwest Bancorp, Inc. common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

12.	Cash received by any current stockholder of Northwest Bancorp, Inc. in lieu of a fractional share interest in shares of Northwest Bancshares, Inc. common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Northwest Bancshares, Inc. common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Northwest Bancshares, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Northwest Bancshares, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the basis of the shares of Northwest Bancshares, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Northwest Bancshares, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

15.	No gain or loss will be recognized by Northwest Bancshares, Inc. on the receipt of money in exchange for Northwest Bancshares, Inc. common stock sold in the offering.
     We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank, Northwest Bancshares, Inc., persons receiving subscription rights and shareholders of Northwest Bancorp, Inc. The tax opinion as to items 13 and 14 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
     We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.
     We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.
     The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Northwest Bancshares, Inc.’s registration statement. Advice regarding the Pennsylvania income tax consequences consistent with the federal tax opinion is expected to be issued by KPMG LLP, tax advisors to Northwest Bancorp, MHC and Northwest Bancorp, Inc.
Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion
     All shares of common stock purchased in the offering by a director or an executive officer of Northwest Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Northwest Bancshares, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.
     Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.
     Office of Thrift Supervision regulations prohibit Northwest Bancshares, Inc. from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.
NORTHWEST CHARITABLE FOUNDATION
General
     In furtherance of our commitment to our local community, the plan of conversion and reorganization provides that we may establish a new charitable foundation, the Northwest Charitable Foundation, as a non-stock, nonprofit Delaware corporation in connection with the stock offering. Northwest Bancshares, Inc. will fund the charitable foundation with cash and shares of common stock, as further described below. We will form a new foundation rather than making this contribution to our existing charitable foundation based on certain Internal Revenue Service regulations that may limit our ability to make a contribution of Northwest Bancshares, Inc. common stock to an existing foundation.
     By further enhancing our visibility and reputation in our local community, we believe that the new charitable foundation will enhance the long-term value of our community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Northwest Charitable Foundation.
Purpose of the Charitable Foundation
     In connection with the conversion, Northwest Bancshares, Inc. intends to contribute to Northwest Charitable Foundation $1.0 million in cash and a number of shares of common stock with an aggregate value of cash and stock equal to 2% of the shares sold in the stock offering, for a maximum contribution of $16.8 million of cash and shares of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Northwest Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Northwest Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Northwest Savings Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the Federal Deposit Insurance Corporation.
     Funding Northwest Charitable Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because Northwest Charitable Foundation will benefit directly from any increases in the value of our common stock. In addition, Northwest Charitable Foundation will maintain close ties with Northwest Savings Bank, thereby forming a partnership within the communities in which Northwest Savings Bank operates.
Structure of the Charitable Foundation
     Northwest Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Northwest Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Northwest Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.
     The charitable foundation will be governed by a board of directors, initially consisting of William J. Wagner, Philip M. Tredway and Richard E. McDowell, who are three of our current directors, and one individual who is not affiliated with us. Office of Thrift Supervision regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Sonia M. Probst as a director to satisfy these requirements. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one director from Northwest Savings Bank’s board of directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Northwest Savings Bank. Except as described below in “—Regulatory Requirements Imposed on the Charitable Foundation,” on an annual basis, directors of the charitable foundation elect one third of the board to serve for three-year terms.
     The business experience of our current directors is described in “Management.”
     Ms. Probst served as chief executive officer of Rouse Estate, a non-profit senior living community qualified under 501(c)(3) of the Internal Revenue Code, from 2000 to December 2008. From 1995 to 2000, Ms. Probst managed nursing facility operations at Rouse Home. Ms. Probst has also managed social service and volunteer programs, served as a social services case worker, provided individual and group counseling for teens and adults, and has been responsible for grant research and writing. While serving with the Rouse Estate, Ms. Probst developed experience working with numerous charitable organizations to obtain funding, including the Community Foundation of Warren, the PNC Foundation, the McKinney Foundation and The Rothschild Foundation. Ms. Probst has served on the United Fund’s Allocation Committee where she interviewed and determined charitable allocations to United Fund grantees. She has also worked with the Henry Rouse trust, where she helped establish investment policy and oversaw the management of the investments.
     Ms. Probst’s education includes a Master of Social Work from West Virginia University and a Bachelor of Arts from Lebanon Valley College. Ms. Probst is currently involved with several professional and community groups, including the Warren County Chamber of Business and Industry Board of Directors, the Leadership Warren County Steering Committee, the Warren County Planning and Zoning Commission, the Revitalization of Youngsville Committee, and the United Methodist Church. In the past, Ms. Probst has also served with the Pennsylvania Association of County Affiliated Homes, the

Warren County Career Center/School-to-Work Partnership, the Hospice of Warren County Board, and the Warren Rotary Club.
     The board of directors of Northwest Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Northwest Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Northwest Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by Northwest Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.
     Northwest Charitable Foundation’s initial place of business will be located at our administrative offices. The board of directors of Northwest Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Northwest Savings Bank and the Northwest Charitable Foundation.
     Northwest Charitable Foundation will receive working capital from the initial cash contribution and:
(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.
     As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Northwest Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.
Tax Considerations
     We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Northwest Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Northwest Charitable Foundation files its application for tax-exempt status within 27 months after the date it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Northwest Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Northwest Charitable Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.
     Northwest Financial, Inc. and Northwest Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Northwest Charitable Foundation. We believe that the contribution to Northwest Charitable Foundation of an amount of common stock and cash that may be in excess of the 10% annual limitation on charitable deductions described below is justified given Northwest Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Northwest Charitable Foundation to our community. See “Capitalization,” “Historical and Pro Forma Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
     We believe that our contribution of shares of our common stock to Northwest Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal or state tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Northwest Charitable Foundation. We estimate that all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Northwest Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Northwest Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.
     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. Northwest Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Northwest Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.
Regulatory Requirements Imposed on the Charitable Foundation
     Office of Thrift Supervision regulations require that, before our board of directors adopted the plan of stock issuance, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of stock issuance.
     Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Northwest Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

     Office of Thrift Supervision regulations impose the following requirements on the establishment of the charitable foundation:
•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.
     Within six months of completing the stock offering, Northwest Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.
COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING
STOCKHOLDERS OF NORTHWEST BANCORP, INC.
     General. As a result of the conversion, existing stockholders of Northwest Bancorp, Inc. will become stockholders of Northwest Bancshares, Inc. There are differences in the rights of stockholders of Northwest Bancorp, Inc. and stockholders of Northwest Bancshares, Inc. caused by differences between federal and Maryland law and regulations and differences in Northwest Bancorp, Inc.’s federal stock charter and bylaws and Northwest Bancshares, Inc.’s Maryland articles of incorporation and bylaws.
     This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Northwest Bancshares, Inc.’s articles of incorporation and bylaws.
     Authorized Capital Stock. The authorized capital stock of Northwest Bancorp, Inc. consists of 500,000,000 shares of common stock, $0.10 par value per share, and 50,000,000 shares of preferred stock, par value $0.10 per share.
     The authorized capital stock of Northwest Bancshares, Inc. consists of 500,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.
     Under the Maryland General Corporation Law and Northwest Bancshares, Inc.’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Northwest Bancorp, Inc.

     Northwest Bancorp, Inc.’s charter and Northwest Bancshares, Inc.’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.
     Issuance of Capital Stock. Pursuant to applicable laws and regulations, Northwest Bancorp, MHC is required to own not less than a majority of the outstanding shares of Northwest Bancorp, Inc. common stock. Northwest Bancorp, MHC will no longer exist following consummation of the conversion.
     Northwest Bancshares, Inc.’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Northwest Bancorp, Inc.’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Northwest Bancshares, Inc. stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment.
     Voting Rights. Neither Northwest Bancorp, Inc.’s stock charter or bylaws nor Northwest Bancshares, Inc.’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.
     Payment of Dividends. Northwest Bancorp, Inc.’s ability to pay dividends depends, to a large extent, upon Northwest Savings Bank’s ability to pay dividends to Northwest Bancorp, Inc. The Pennsylvania Banking Code states, in part, that dividends may be declared and paid by Northwest Savings Bank only out of accumulated net earnings. A dividend may not be declared or paid unless the surplus, prior to the transfer of net earnings, would not be reduced by the payment of such dividend. Dividends may also not be declared or paid if Northwest Savings Bank is in default in payment of any assessment due to the Federal Deposit Insurance Corporation.
     The same restrictions will apply to Northwest Savings Bank’s payment of dividends to Northwest Bancshares, Inc. In addition, Maryland law generally provides that Northwest Bancshares, Inc. is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.
     Board of Directors. Northwest Bancorp, Inc.’s bylaws and Northwest Bancshares, Inc.’s articles of incorporation and bylaws require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.
     Under Northwest Bancorp, Inc.’s bylaws, any vacancies on the board of directors of Northwest Bancorp, Inc. may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of Northwest Bancorp, Inc. to fill vacancies may only serve until the next annual meeting of stockholders. Under Northwest

Bancshares, Inc.’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.
     Under Northwest Bancorp, Inc.’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Northwest Bancshares, Inc.’s articles of incorporation provide that any director may be removed for cause by the holders of at least a majority of the outstanding voting shares of Northwest Bancshares, Inc.
     Limitations on Liability. The charter and bylaws of Northwest Bancorp, Inc. do not limit the personal liability of directors.
     Northwest Bancshares, Inc.’s articles of incorporation provide that directors will not be personally liable for monetary damages to Northwest Bancshares, Inc. for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Northwest Bancshares, Inc.
     Indemnification of Directors, Officers, Employees and Agents. Under current Office of Thrift Supervision regulations, Northwest Bancorp, Inc. shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Northwest Bancorp, Inc. or its stockholders. Northwest Bancorp, Inc. also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Northwest Bancorp, Inc. is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.
     The articles of incorporation of Northwest Bancshares, Inc. provide that it shall indemnify its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses. Maryland law allows Northwest Bancshares, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Northwest Bancshares, Inc. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.
     Special Meetings of Stockholders. Northwest Bancorp, Inc.’s bylaws provide that special meetings of Northwest Bancorp, Inc.’s stockholders may be called by the Chairman, the president, a majority of the members of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of Northwest Bancorp, Inc. entitled to vote at the meeting. Northwest

Bancshares, Inc.’s bylaws provide that special meetings of the stockholders of Northwest Bancshares, Inc. may be called by the president, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
     Stockholder Nominations and Proposals. Northwest Bancorp, Inc.’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Northwest Bancorp, Inc. at least five days before the date of any such meeting.
     Northwest Bancshares, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Northwest Bancshares, Inc. at least 80 days prior and not earlier than 90 days prior to such meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice must be submitted by a stockholder not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.
     Management believes that it is in the best interests of Northwest Bancshares, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.
     Stockholder Action Without a Meeting. The bylaws of Northwest Bancorp, Inc. provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The bylaws of Northwest Bancshares, Inc. do not provide for action to be taken by stockholders without a meeting. Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.
     Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Northwest Bancorp, Inc., provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.
     Limitations on Voting Rights of Greater-than-10% Stockholders. Northwest Bancshares, Inc.’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Northwest Bancorp, Inc.’s charter does not provide such a limit on voting common stock. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

     In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Northwest Bancshares, Inc.’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of Northwest Bancshares, Inc.’s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.
     Mergers, Consolidations and Sales of Assets. A federal regulation applicable to Northwest Bancorp, Inc. generally requires the approval of two-thirds of the board of directors of Northwest Bancorp, Inc. and the holders of two-thirds of the outstanding stock of Northwest Bancorp, Inc. entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Northwest Bancorp, Inc.’s assets. Such regulation permits Northwest Bancorp, Inc. to merge with another corporation without obtaining the approval of its stockholders if:
(i)	it does not involve an interim savings institution;

(ii)	Northwest Bancorp, Inc.’s federal stock charter is not changed;

(iii)	each share of Northwest Bancorp, Inc.’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Northwest Bancorp, Inc. after such effective date; and

(iv)	either:
(a)	no shares of voting stock of Northwest Bancorp, Inc. and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)	the authorized but unissued shares or the treasury shares of voting stock of Northwest Bancorp, Inc. to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Northwest Bancorp, Inc. outstanding immediately prior to the effective date of the transaction.
     Under Maryland law, “business combinations” between Northwest Bancshares, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Northwest Bancshares, Inc.’s voting stock after the date on which Northwest Bancshares, Inc. had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Northwest Bancshares, Inc. at any time after the date on which Northwest Bancshares, Inc. had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Northwest Bancshares, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
     After the five-year prohibition, any business combination between Northwest Bancshares, Inc. and an interested stockholder generally must be recommended by the board of directors of Northwest Bancshares, Inc. and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Northwest Bancshares, Inc., and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Northwest Bancshares, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Northwest Bancshares, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
     Evaluation of Offers. The articles of incorporation of Northwest Bancshares, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Northwest Bancshares, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Northwest Bancshares, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:
•	the economic effect, both immediate and long-term, upon Northwest Bancshares, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Northwest Bancshares, Inc. and its subsidiaries and on the communities in which Northwest Bancshares, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Northwest Bancshares, Inc.;

•	whether a more favorable price could be obtained for Northwest Bancshares, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Northwest Bancshares, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Northwest Bancshares, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Northwest Bancshares, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.
     If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.
     Northwest Bancorp, Inc.’s charter and bylaws do not contain a similar provision.
     Dissenters’ Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. The regulations also provide, however, that a stockholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.
     Under Maryland law, stockholders of Northwest Bancshares, Inc. will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Northwest Bancshares, Inc. is a party as long as the common stock of Northwest Bancshares, Inc. trades on the Nasdaq Global Select Market.
     Amendment of Governing Instruments. No amendment of Northwest Bancorp, Inc.’s stock charter may be made unless it is first proposed by the board of directors of Northwest Bancorp, Inc., then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.
     Northwest Bancshares, Inc.’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the votes eligible to be cast by stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Northwest Bancshares, Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Northwest Bancshares, Inc.;

(xi)	The limitation of liability of officers and directors to Northwest Bancshares, Inc. for money damages;

(xii)	The inability of stockholders to cumulate their votes in the election of directors;

(xiii)	The advance notice requirements for stockholder proposals and nominations; and

(xiv)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.
     The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.
     The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the articles of incorporation of Northwest Bancshares, Inc. in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

RESTRICTIONS ON ACQUISITION OF NORTHWEST BANCSHARES, INC.
     Although the board of directors of Northwest Bancshares, Inc. is not aware of any effort that might be made to obtain control of Northwest Bancshares, Inc. after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Northwest Bancshares, Inc.’s articles of incorporation to protect the interests of Northwest Bancshares, Inc. and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Northwest Savings Bank, Northwest Bancshares, Inc. or Northwest Bancshares, Inc.’s stockholders.
     The following discussion is a general summary of the material provisions of Northwest Bancshares, Inc.’s articles of incorporation and bylaws, Northwest Savings Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Northwest Bancshares, Inc.’s articles of incorporation and bylaws are included as part of Northwest Bancorp, MHC’s application for conversion filed with the Office of Thrift Supervision and Northwest Bancshares, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
Articles of Incorporation and Bylaws of Northwest Bancshares, Inc.
     Northwest Bancshares, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Northwest Bancshares, Inc. more difficult.
     Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
     Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
     Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.
     Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.
     Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)
     Authorized but Unissued Shares. After the conversion, Northwest Bancshares, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Northwest Bancshares, Inc. Following the Conversion.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Northwest Bancshares, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Northwest Bancshares, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Northwest Bancshares, Inc. The board of directors has no present plan or understanding to issue any preferred stock.
     Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our board of directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of Northwest Bancorp, Inc.—Amendment of Governing Instruments” above.
     The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Northwest Bancshares, Inc.’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.
     The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the articles of incorporation of Northwest Bancshares, Inc. in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.
     Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Northwest Bancshares, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Northwest Bancshares, Inc.’s voting stock after the date on which Northwest Bancshares, Inc. had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Northwest Bancshares, Inc. at any time after the date on which Northwest Bancshares, Inc. had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Northwest Bancshares, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
     After the five-year prohibition, any business combination between Northwest Bancshares, Inc. and an interested stockholder generally must be recommended by the board of directors of Northwest Bancshares, Inc. and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Northwest Bancshares, Inc. and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Northwest Bancshares, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Northwest Bancshares, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
     Evaluation of Offers. The articles of incorporation of Northwest Bancshares, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Northwest Bancshares, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Northwest Bancshares, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:
•	the economic effect, both immediate and long-term, upon Northwest Bancshares, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Northwest Bancshares, Inc. and its subsidiaries and on the communities in which Northwest Bancshares, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Northwest Bancshares, Inc.;

•	whether a more favorable price could be obtained for Northwest Bancshares, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Northwest Bancshares, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Northwest Bancshares, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Northwest Bancshares, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.
     If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.
     Purpose and Anti-Takeover Effects of Northwest Bancshares, Inc.’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our board of directors believes these provisions are in the best interests of Northwest Bancshares, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Northwest Bancshares, Inc. and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our board of directors believes that it is in the best interests of Northwest Bancshares, Inc. and its stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Northwest Bancshares, Inc. and that is in the best interests of all stockholders.
     Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Northwest Bancshares, Inc. for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Northwest Bancshares, Inc.’s assets.
     Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.
     Despite our belief as to the benefits to stockholders of these provisions of Northwest Bancshares, Inc.’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.
     Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

     The cumulative effect of the restrictions on acquisition of Northwest Bancshares, Inc. contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Northwest Bancshares, Inc. may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.
Articles of Incorporation of Northwest Savings Bank
     The articles of incorporation of Northwest Savings Bank provide that for a period of five years from the closing of the conversion and offering, no person other than Northwest Bancshares, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Northwest Savings Bank. This provision does not apply to any tax-qualified employee benefit plan of Northwest Savings Bank or Northwest Bancshares, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Northwest Bancshares, Inc. or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Northwest Savings Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.
Conversion Regulations
     Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of an Office of Thrift Supervision regulated holding company of a converted institution for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Change in Control Regulations
     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”
     The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:
(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.
DESCRIPTION OF CAPITAL STOCK OF NORTHWEST BANCSHARES, INC. FOLLOWING THE CONVERSION
General
     Northwest Bancshares, Inc. is authorized to issue 500,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Northwest Bancshares, Inc. currently expects to issue in the offering up to 73,025,000 shares of common stock, subject to adjustment, and up to 83,978,750 shares, subject to adjustment, in exchange for the publicly held shares of Northwest Bancorp, Inc. Northwest Bancshares, Inc. will not issue shares of preferred stock in the conversion. Each share of Northwest Bancshares, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
     The shares of common stock of Northwest Bancshares, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock
     Dividends. Northwest Bancshares, Inc. may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by Northwest Bancshares, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Northwest Bancshares, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Northwest Bancshares, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
     Voting Rights. Upon consummation of the conversion, the holders of common stock of Northwest Bancshares, Inc. will have exclusive voting rights in Northwest Bancshares, Inc. They will elect Northwest Bancshares, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Northwest Bancshares, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Northwest Bancshares, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.
     As a Pennsylvania stock savings bank, corporate powers and control of Northwest Savings Bank are vested in its board of directors, who elect the officers of Northwest Savings Bank and who fill any vacancies on the board of directors. Voting rights of Northwest Savings Bank are vested exclusively in the owners of the shares of capital stock of Northwest Savings Bank, which will be Northwest Bancshares, Inc., and voted at the direction of Northwest Bancshares, Inc.’s board of directors. Consequently, the holders of the common stock of Northwest Bancshares, Inc. will not have direct control of Northwest Savings Bank.
     Liquidation. In the event of any liquidation, dissolution or winding up of Northwest Savings Bank, Northwest Bancshares, Inc., as the holder of 100% of Northwest Savings Bank’s capital stock, would be entitled to receive all assets of Northwest Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Northwest Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Northwest Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Northwest Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
     Preemptive Rights. Holders of the common stock of Northwest Bancshares, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Preferred Stock
     None of the shares of Northwest Bancshares, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
TRANSFER AGENT
     The transfer agent and registrar for Northwest Bancshares, Inc.’s common stock is American Stock Transfer & Trust Company, Brooklyn, New York.
EXPERTS
     The consolidated financial statements of Northwest Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph that states that the Company adopted a new framework for measuring fair value effective January 1, 2008 in accordance with FASB No. 157, Fair Value Measurements.
     The discussions related to state income taxes included under “Material Income Tax Consequences” heading of the Conversion and Offering Section, were prepared for the Company by KPMG LLP, independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.
     RP Financial, LC. has consented to the publication herein of the summary of its report to Northwest Bancshares, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the offering and its letter with respect to subscription rights.
LEGAL MATTERS
     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Northwest Bancshares, Inc., Northwest Bancorp, MHC, Northwest Bancorp, Inc. and Northwest Savings Bank, will issue to Northwest Bancshares, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion and its opinion regarding the contribution to the charitable foundation. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Sonnenschein Nath & Rosenthal LLP, Washington, D.C.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     Northwest Bancshares, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including

Northwest Bancshares, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     Northwest Bancorp, MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311. Our plan of conversion and reorganization is available, upon request, at each of our banking offices.
     In connection with the offering, Northwest Bancshares, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Northwest Bancshares, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Northwest Bancshares, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
NORTHWEST BANCORP, INC. AND ITS SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statement of Financial Condition at June 30, 2009 (unaudited) and December 31, 2008 and 2007	F-3

Consolidated Statements of Income for the six months ended June 30, 2009 and 2008 (unaudited) and for the years ended December 31, 2008, 2007 and 2006	F-4

Consolidated Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2009 (unaudited) and for the years ended December 31, 2008, 2007 and 2006	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008 (unaudited) and for the years ended December 31, 2008, 2007 and 2006	F-6

Notes to Consolidated Financial Statements	F-8
***
All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

KPMG LLP Suite 2500 One Mellon Center Pittsburgh, PA 15219-2598
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Northwest Bancorp, Inc.:
We have audited the accompanying consolidated statements of financial condition of Northwest Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northwest Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted a new framework for measuring fair value effective January 1, 2008 in accordance with FASB No. 157, Fair Value Measurements.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northwest Bancorp, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 4, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
March 4, 2009
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

(Amounts in thousands, excluding share data)

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Assets
Cash and cash equivalents	$43,841	55,815	75,905
Interest-earning deposits in other financial institutions	369,840	16,795	153,160
Federal funds sold and other short-term investments	1,385	7,312	1,551
Marketable securities available-for-sale (amortized cost of $1,015,733, $1,144,435 and $1,123,526)	1,009,382	1,139,170	1,133,367
Loans receivable, net of allowance for loan losses of $66,777, $54,929 and $41,784	5,091,518	5,141,892	4,795,622
Accrued interest receivable	25,852	27,252	27,084
Real estate owned, net	15,890	16,844	8,667
Federal Home Loan Bank stock, at cost	63,143	63,143	31,304
Premises and equipment, net	119,943	115,842	110,894
Bank owned life insurance	125,867	123,479	118,682
Goodwill	171,363	171,363	171,614
Other intangible assets	5,725	7,395	11,782
Mortgage servicing rights	7,917	6,280	8,955
Other assets	40,625	37,659	14,929

Total assets	$7,092,291	6,930,241	6,663,516

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$5,345,739	5,038,211	5,542,334
Borrowed funds	897,063	1,067,945	339,115
Advances by borrowers for taxes and insurance	30,268	26,190	24,159
Accrued interest payable	4,955	5,194	4,356
Other liabilities	73,482	70,663	32,354
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	108,249	108,254	108,320

Total liabilities	6,459,756	6,316,457	6,050,638

Commitments and contingent liabilities:

Shareholders’ equity:
Preferred stock, $0.10 par value. 50,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.10 par value. 500,000,000 shares authorized; shares issued 51,259,687, 51,244,974 and 51,191,109, respectively	5,126	5,124	5,119
Paid-in capital	219,335	218,332	214,606
Retained earnings, substantially restricted	503,692	490,326	458,425
Accumulated other comprehensive (loss)/ income, net	(26,195)	(30,575)	816
Treasury stock of 2,742,800, 2,742,800 and 2,610,800 shares, respectively, at cost	(69,423)	(69,423)	(66,088)

Total shareholders’ equity	632,535	613,784	612,878

Total liabilities and shareholders’ equity	$7,092,291	6,930,241	6,663,516

See accompanying notes to consolidated financial statements.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income

(Amounts in thousands, excluding share data)

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Interest income:
Loans receivable	$160,763	161,409	327,128	315,570	286,316
Mortgage-backed securities	14,278	16,684	34,694	29,385	31,523
Taxable investment securities	2,896	7,066	11,828	30,583	31,164
Tax-free investment securities	5,660	6,021	12,253	12,626	12,986
Interest-earning deposits	162	2,506	2,756	7,867	6,584

Total interest income	183,759	193,686	388,659	396,031	368,573

Interest expense:
Deposits	49,083	79,281	137,061	186,540	156,985
Borrowed funds	20,304	12,529	32,232	24,475	34,124

Total interest expense	69,387	91,810	169,293	211,015	191,109

Net interest income	114,372	101,876	219,366	185,016	177,464
Provision for loan losses	17,517	5,689	22,851	8,743	8,480

Net interest income after provision for loan losses	96,855	96,187	196,515	176,273	168,984

Noninterest income:

Impairment losses on securities	(8,690)	(1,472)	(16,004)	(8,412)	—

Noncredit related losses on securities not expected to be sold (recognized in other comprehensive income)	4,400	—	—	—	—

Net impairment losses	(4,290)	(1,472)	(16,004)	(8,412)	—

Gain on sale of investments, net	280	971	6,037	4,958	368
Service charges and fees	15,984	15,791	32,432	27,754	24,459
Trust and other financial services income	2,853	3,531	6,718	6,223	5,321
Insurance commission income	1,308	1,163	2,376	2,705	2,550
Gain on sale of loans, net	—	—	—	728	4,832
(Loss)/ gain on sale of real estate owned, net	(3,872)	(341)	(428)	(83)	735
Income from bank owned life insurance	2,388	2,369	4,797	4,460	4,344
Mortgage banking income	3,724	671	665	1,578	684
Non-cash (impairment)/ recovery of mortgage servicing asset	1,390	—	(2,165)	65	(205)
Other operating income	1,691	2,139	4,324	3,046	2,938

Total noninterest income	21,456	24,822	38,752	43,022	46,026

Noninterest expense:
Compensation and employee benefits	46,665	44,966	91,129	84,217	78,611
Premises and occupancy costs	11,202	11,043	21,924	21,375	20,368
Office operations	6,305	6,520	13,237	12,788	12,411
Processing expenses	10,262	8,919	18,652	15,019	12,051
Professional services	1,231	1,330	2,582	2,778	2,877
Amortization of intangible assets	1,670	2,586	4,387	4,499	3,876
Advertising	2,944	2,409	5,500	3,742	2,818
Federal deposit insurance premiums	3,780	1,844	3,884	663	685
FDIC special assessment	3,288	—	—	—	—
Loss on early extinguishment of debt	—	705	705	—	3,124
Other expenses	3,923	3,593	8,128	7,661	6,861

Total noninterest expense	91,270	83,915	170,128	152,742	143,682

Income before income taxes	27,041	37,094	65,139	66,553	71,328

Provision for income taxes:
Federal	6,327	8,555	14,739	15,597	16,840
State	1,121	1,475	2,229	1,859	2,952

Total provision for income taxes	7,448	10,030	16,968	17,456	19,792

Net income	$19,593	27,064	48,171	49,097	51,536

Basic earnings per share	$0.40	0.56	1.00	1.00	1.03

Diluted earnings per share	$0.40	0.56	0.99	0.99	1.03

See accompanying notes to consolidated financial statements.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
For the six months ended June 30, 2009 (Unaudited) and the years ended December 31, 2008, 2007 and 2006
(Amounts in thousands, excluding share data)

				Accumulated
				other		Total
	Common	Paid-in	Retained	comprehensive	Treasury	shareholders’
	stock	capital	earnings	income (loss), net	stock	equity
Balance at December 31, 2005	$5,108	208,132	389,985	(384)	(17,183)	$585,658
Comprehensive income:
Net income	—	—	51,536	—	—	51,536
Other comprehensive loss, net of tax of $561	—	—	—	(859)	—	(859)

Total comprehensive income	—	—	51,536	(859)	—	50,677
Treasury stock repurchases	—	—	—	—	(8,080)	(8,080)
Prior period adjustments — adoption of SAB 108	—	—	(2,770)	—	—	(2,770)
Exercise of stock options	6	867	—	—	—	873
Stock compensation	—	2,296	—	—	—	2,296
Adjustment for adoption of revised pension accounting rules	—	—	—	(10,366)	—	(10,366)
Dividends paid ($0.70 per share)	—	—	(13,727)	—	—	(13,727)

Balance at December 31, 2006	5,114	211,295	425,024	(11,609)	(25,263)	604,561
Comprehensive income:
Net income	—	—	49,097	—	—	49,097
Other comprehensive income, net of tax of ($7,915)	—	—	—	12,425	—	12,425

Total comprehensive income	—	—	49,097	12,425	—	61,522
Treasury stock repurchases	—	—	—	—	(40,825)	(40,825)
Exercise of stock options	5	857	—	—	—	862
Stock compensation	—	2,454	—	—	—	2,454
Dividends paid ($0.84 per share)	—	—	(15,696)	—	—	(15,696)

Balance at December 31, 2007	5,119	214,606	458,425	816	(66,088)	612,878
Effect of adoption of pension accounting rules, net of tax of ($319) and $361, respectively	—	—	(499)	572	—	73

Beginning balance as adjusted	5,119	214,606	457,926	1,388	(66,088)	612,951
Comprehensive income:
Net income	—	—	48,171	—	—	48,171
Other comprehensive loss, net of tax of $19,575	—	—	—	(31,963)	—	(31,963)

Total comprehensive income	—	—	48,171	(31,963)	—	16,208
Treasury stock repurchases	—	—	—	—	(3,335)	(3,335)
Exercise of stock options	5	995	—	—	—	1,000
Stock compensation	—	2,731	—	—	—	2,731
Dividends paid ($0.88 per share)	—	—	(15,771)	—	—	(15,771)

Balance at December 31, 2008	5,124	218,332	490,326	(30,575)	(69,423)	613,784
Effect of adoption of investment impairment accounting rules, net of tax of $903	—	—	1,676	(1,676)	—	—
Comprehensive income:
Net income	—	—	19,593	—	—	19,593
Other comprehensive income, net of tax of ($3,261)	—	—	—	6,056	—	6,056

Total comprehensive income	—	—	19,593	6,056	—	25,649
Exercise of stock options	2	114	—	—	—	116
Stock compensation	—	889	—	—	—	889
Dividends paid ($0.44 per share)	—	—	(7,903)	—	—	(7,903)

Balance at June 30, 2009	$5,126	219,335	503,692	(26,195)	(69,423)	$632,535

See accompanying notes to consolidated financial statements.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Operating activities:
Net income	$19,593	27,064	48,171	49,097	51,536
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	17,517	5,689	22,851	8,743	8,480
Net (gain)/ loss on sales of assets	(4,769)	54	(3,468)	(4,638)	(4,550)
Loss on early extinguishment of debt	—	—	—	—	3,124
Net depreciation, amortization, and accretion	8,797	7,667	16,222	14,572	10,828
(Increase)/ decrease in other assets	(6,645)	2,627	(2,007)	(11,119)	(10,945)
Increase in other liabilities	10,342	5,553	3,997	3,799	5,353
Net amortization of discounts/premiums on marketable securities	(1,939)	(3,626)	(6,382)	(4,396)	(1,334)
Noncash compensation expense related to stock benefit plans	889	1,295	2,731	2,454	2,296
Noncash other-than-temporary impairment of investment securities	4,290	1,472	16,004	8,412	—
Noncash impairment of real estate owned	3,862	—	—	—	—
Noncash impairment/ (recovery) of mortgage servicing rights	—	—	2,165	(65)	205
Deferred income tax expense/ (benefit)	(585)	(141)	(6,480)	(750)	8,775
Origination of loans held for sale	(383,800)	(108,030)	(234,973)	(252,810)	(153,354)
Proceeds from loan sales	388,843	105,228	212,535	250,295	143,340

Net cash provided by operating activities	56,395	44,852	71,366	63,594	63,754
Investing activities:
Purchase of marketable securities held-to-maturity	—	—	—	—	(201,912)
Purchase of marketable securities available-for-sale	(24,838)	(406,697)	(457,776)	(49,102)	(280,459)
Proceeds from maturities and principal reductions of marketable securities held-to-maturity	—	—	—	151,374	115,550
Proceeds from maturities and principal reductions of marketable securities available-for-sale	154,048	240,755	319,051	182,454	138,640
Proceeds from sales of marketable securities available-for-sale	—	1,042	113,484	105,361	5,333
Proceeds from sales of marketable securities held-to-maturity	—	—	—	15,652	—
Loan originations	(732,247)	(883,700)	(1,649,652)	(1,489,646)	(1,334,596)
Proceeds from loan maturities and principal reductions	756,254	673,198	1,283,980	1,234,511	1,118,372
Proceeds from sale of portfolio loans	—	—	—	—	481,301
Redemption/(purchase) of Federal Home Loan Bank stock	—	(18,764)	(31,839)	3,715	(979)
Proceeds from sale of real estate owned	2,639	3,822	7,176	5,316	6,771
Sale/(purchase) of real estate owned for investment	77	77	155	(101)	66
Purchase of premises and equipment	(10,232)	(8,765)	(15,655)	(11,411)	(13,071)
Acquisitions, net of cash received	—	—	—	(25,150)	(2,605)

Net cash (used in)/ provided by investing activities	145,701	(399,032)	(431,076)	122,973	32,411

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Financing activities:
(Decrease)/ increase in deposits, net	$307,528	(155,987)	(504,123)	9,737	54,948
Proceeds from long-term borrowings	—	460,000	645,000	—	—
Repayments of long-term borrowings	(4,566)	(84,134)	(84,270)	(75,180)	(47,759)
Net increase in short-term borrowings	(166,205)	9,476	168,484	9,342	24,025
Increase/ (decrease) in advances by borrowers for taxes and insurance	4,078	9,540	2,031	1,476	(2,142)
Treasury stock repurchases	—	(3,335)	(3,335)	(40,825)	(8,080)
Repayment of junior subordinated debentures	—	—	—	—	(102,062)
Cash dividends paid	(7,903)	(7,880)	(15,771)	(15,696)	(13,727)
Proceeds from options exercised, including tax benefit realized	116	243	1,000	862	873

Net cash provided by/ (used in) financing activities	133,048	227,923	209,016	(110,284)	(93,924)

Net (decrease)/ increase in cash and cash equivalents	$335,144	(126,257)	(150,694)	76,283	2,241

Cash and cash equivalents at beginning of period	$79,922	230,616	230,616	154,333	152,092
Net (decrease)/ increase in cash and cash equivalents	335,144	(126,257)	(150,694)	76,283	2,241

Cash and cash equivalents at end of period	$415,066	104,359	79,922	230,616	154,333

Cash paid during the period for:
Interest on deposits and borrowings (including interest credited to deposit accounts of $41,429, $69,036, $129,275, $160,291 and $136,319, respectively)	$69,626	91,636	168,455	210,697	191,458
Income taxes	13,299	6,155	22,541	16,684	6,940
Noncash activities:
Business acquisitions:
Fair value of assets acquired	$—	—	—	211,846	86,673
Net cash paid	—	—	—	(25,150)	(2,605)

Liabilities assumed	$—	—	—	186,696	84,068

Loan foreclosures and repossessions	$5,557	3,903	15,780	6,975	7,817
Loans transferred to held for investment from loans held for sale	—	—	24,827	—	—
Sale of real estate owned financed by the Company	232	260	614	1,013	768
See accompanying notes to consolidated financial statements.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(1)	Summary of Significant Accounting Policies
(a)	Nature of Operations
The Northwest group of companies is organized in a two-tier holding company structure. Northwest Bancorp, MHC (MHC) is a federal mutual holding company and, at June 30, 2009 and December 31, 2008 and 2007, owned approximately 63% of the outstanding shares of common stock of Northwest Bancorp, Inc. (the Company). Annually, the MHC applies for and, for the past three years, has received approval from the Office of Thrift Supervision to waive its right to receive dividends from the Company. Dividends paid to minority shareholders for the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 were $7,903,000, $7,880,000, $15,771,000, $15,696,000 and $13,727,000, respectively. Dividends waived by the MHC during the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 were $13,436,000, $13,436,000, $26,872,000, $25,651,000, and $21,376,000, respectively.
Northwest Bancorp, Inc., which is headquartered in Warren, Pennsylvania, is a federal savings and loan holding company for its wholly owned subsidiary, Northwest Savings Bank (Northwest). Northwest offers traditional deposit and loan products through its 168 banking locations in Pennsylvania, New York, Ohio, Maryland, and Florida. Northwest, through its subsidiary Northwest Consumer Discount Company, also offers loan products through 49 consumer finance offices in Pennsylvania.
In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included. All significant inter-company transactions have been eliminated in consolidation.
(b)	Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all intercompany accounts and transactions.
(c)	Cash and Cash Equivalents
For purposes of the statement of cash flows, cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in other financial institutions, federal funds sold, and other short-term investments.
(d)	Investment Securities
The Company classifies marketable securities at the time of purchase as available-for-sale, or trading securities. If it is management’s intent at the time of purchase to hold securities for an indefinite period of time and/or to use such securities as part of its asset/liability management strategy, the securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses excluded from net earnings and reported as accumulated other comprehensive income, a separate component of shareholders’ equity, net of tax. Securities classified as available-for-sale include securities that may be sold in response to changes in interest rates, resultant prepayment risk, or other market factors. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and are reported at fair value, with unrealized gains and losses included in earnings. The cost of securities sold is determined on a specific identification basis. The Company held no securities classified as trading at or for the years ended December 31, 2008 and 2007 or at or for the six months ended June 30, 2009.
The Company regularly reviews its investment securities for declines in value below amortized cost that might be considered “other than temporary.” If a decline in value is considered other than temporary, an impairment charge is recorded in the income statement.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Federal law requires a member institution of the Federal Home Loan Bank (FHLB) system to hold stock of its district FHLB according to a predetermined formula. This stock is recorded at cost and may be pledged to secure FHLB advances.
(e)	Loans Receivable
Loans are stated at their unpaid principal balance net of any deferred origination fees or costs and the allowance for estimated loan losses. Interest income on loans is credited to income as earned. Interest earned on loans for which no payments were received during the month is accrued at month end. Interest accrued on loans more than 90 days delinquent is reversed, and such loans are placed on nonaccrual status.
The Company has identified certain residential loans which will be sold prior to maturity. These loans are recorded at the lower of amortized cost or fair value and at June 30, 2009 and December 31, 2008 and 2007 were $25,042,000, $18,738,000 and $28,412,000, respectively.
Loan fees and certain direct loan origination costs are deferred, and the net deferred fee or cost is then recognized using the level-yield method over the contractual life of the loan as an adjustment to interest income.
(f)	Allowance for Loan Losses and Provision for Loan Losses
Provisions for estimated loan losses and the amount of the allowance for loan losses are based on losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. Management believes, to the best of their knowledge, that all known losses as of the statement of condition dates have been recorded.
Management considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Nonaccrual loans are deemed to be impaired unless fully secured with liquid collateral. In evaluating whether a loan is impaired, management considers not only the amount that the Company expects to collect but also the timing of collection. Generally, if a delay in payment is insignificant (e.g., less than 30 days), a loan is not deemed to be impaired.
When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or at the loan’s market price or fair value of the collateral if the loan is collateral dependent. Larger loans are evaluated individually for impairment. Smaller balance, homogeneous loans (e.g., primarily consumer and residential mortgages) are evaluated collectively for impairment. Impairment losses are included in the allowance for loan losses. Impaired loans are charged off when management believes that the ultimate collectibility of a loan is not likely.
Interest income on impaired loans is recognized using the cash basis method. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectibility of principal. Interest that has been accrued on impaired loans that are contractually past due 90 days and over is reversed.
(g)	Real Estate Owned
Real estate owned is comprised of property acquired through foreclosure or voluntarily conveyed by delinquent borrowers. These assets are recorded on the date acquired at the lower of the related loan balance or market value of the collateral less disposition cost with the market value being determined by an appraisal. Subsequently, foreclosed assets are valued at the lower of the amount recorded at acquisition date or the current market value, less estimated disposition costs. Gains or losses realized from the disposition of such property are credited or charged to noninterest income.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(h) Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives range from three to thirty years. Amortization of leasehold improvements is accumulated on a straight-line basis over the terms of the related leases or the useful lives of the related assets, whichever is shorter.
(i) Goodwill
In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill is allocated to various reporting units, which are either the Company’s reportable segments or one level below. Goodwill is no longer amortized but is tested for impairment on an annual basis and between annual tests if events occur, or if circumstances change, that would more likely than not reduce the fair value below its carrying amount. The annual impairment test is based on discounted cash flow models that incorporate variables including growth in net income, discount rates, and terminal values. If the carrying amount of goodwill exceeds its fair value, an impairment loss is recognized as a non-cash charge. We have performed the required goodwill impairment tests and have determined that goodwill is not impaired as of June 30, 2009.
(j) Core Deposit Intangibles
The Company engages an independent third party expert to analyze and prepare a core deposit study for all acquisitions. This study reflects the cumulative present value benefit of acquiring deposits versus an alternative source of funding. Based upon this analysis, the amount of the premium related to the core deposits of the business purchased is calculated along with the estimated life of the acquired deposits. The core deposit intangible, which is recorded in other intangible assets, is then amortized to expense on an accelerated basis over an approximate life of seven years.
(k) Bank-Owned Life Insurance
The Company owns insurance on the lives of a certain group of key employees and directors. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare as well as the directors deferred compensation plan. The cash surrender value of these policies is included as an asset on the consolidated statements of financial condition, and any increases in the cash surrender value are recorded as noninterest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, after distribution to the insured’s beneficiaries the Company would receive a death benefit, which would be recorded as noninterest income.
(l) Deposits
Interest on deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the accounts.
(m) Pension Plans
The Company has noncontributory defined benefit pension plans. The net periodic pension cost has been calculated in accordance with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions. In conjunction with the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, the Company changed its measurement date to December 31 from October 31 for its defined benefit pension plans effective December 31, 2008.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(n) Income Taxes
The Company joins with its wholly owned subsidiaries in filing a consolidated federal income tax return. In accordance with an intercompany tax allocation agreement, the applicable federal income tax expense or benefit is properly allocated to each subsidiary based upon taxable income or loss calculated on a separate company basis. Each subsidiary is responsible for payment of its own federal income tax liability or receives reimbursement of federal income tax benefit. In addition, deferred taxes are calculated and maintained on a separate company basis.
The Company accounts for income taxes using the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities based on the tax rates expected to be in effect when such amounts are realized or settled.
(o) Stock Related Compensation
The Company accounts for its stock-based compensation plans under the provisions of Statement of Financial Accounting Standards No. 123 (revised 2005), Share-Based Payments (“SFAS 123(r)”). The Black-Scholes-Merton option-pricing model was used to determine the fair value of each option award, estimated on the grant date. During the six-month periods ended June 30, 2009 and 2008 the Company awarded 195,759 stock options to employees and 24,000 stock options to directors and 202,068 stock options to employees and 24,000 stock options to directors, respectively. During the year ended December 31, 2008 the Company awarded 393,777 stock options to employees and 24,000 stock options to directors. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the grant date and options generally vest over a five-year to seven-year period from the grant date. Expected volatilities are based on historical volatility of the Company’s stock. The expected term of options is based upon previous option grants. The risk-free rate is based on yields on U.S. Treasury securities of a similar maturity to the expected term of the options. New shares are issued when options granted from the 1995, 2000 and 2005 Stock Options Plans are exercised and treasury shares will be issued when options granted from the 2008 Stock Option Plan are exercised.
Stock-based employee compensation expense related to the Company’s recognition and retention plan of $889,000, $1,300,000, $1,092,000, $1,251,000 and $1,176,000 was included in income before income taxes during the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006, respectively. The effect on net income for the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 was a reduction of $578,000, $845,000, $710,000, $813,000 and $765,000, respectively. The Company will recognize the remaining expense of $1,124,000 over the next three years. Total compensation expense for unvested stock options of $1,500,000 and $1,455,000 has yet to be recognized as of June 30, 2009 and December 31, 2008. The weighted average period over which this remaining stock option expense will be recognized is approximately 2.25 years.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions: (1) dividend yields ranging from 1.6% to 3.9% based on historical dividends and market prices; (2) expected volatility of 17% to 33% based on historical volatility; (3) risk-free interest rates ranging from 2.8% to 6.5%; and (4) expected lives of seven to eight years based on previous grants.
(p) Segment Reporting
Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that public business enterprises report financial and descriptive information about their

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
reportable operating segments. Based on the guidance provided by this statement, the Company has identified two reportable segments, Community Banks and Consumer Finance. See note 21 for related disclosures.
(q) Derivative financial instruments – interest rate swaps
The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS 133, the accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. An entity that elects to use hedge accounting is required, at inception, to establish the method it will use for assessing the effectiveness of hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the Company’s approach to managing risk.
The Company utilizes interest rate swap agreements as part of the management of interest rate risk to hedge the interest rate risk on the Company’s Trust Preferred Debentures. Amounts receivable or payable are recognized as accrued under the terms of the agreements and the differential is recorded as an adjustment to interest expense. The interest rate swaps are designated as cash flow hedges, with the effective portion of the derivative’s unrealized gain or loss is recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, would be recorded in other expense. See note 22 for related disclosures.
(r) Off-Balance-Sheet Instruments
In the normal course of business, the Company extends credit in the form of loan commitments, undisbursed lines of credit, and standby letters of credit. These off-balance-sheet instruments involve, to various degrees, elements of credit and interest rate risk not reported in the consolidated statement of financial condition.
(s) Use of Estimates
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. The estimates and assumptions that we deem important to our financial statements relate to the allowance for loan losses, the accounting treatment and valuation of our investment securities portfolio, the analysis of the carrying value of goodwill and income taxes. These estimates and assumptions are based on management’s best estimates and judgment and we evaluate them using historical experience and other factors, including the current economic environment. We adjust our estimates and assumptions when facts and circumstances dictate. Illiquid credit markets and current economic conditions have increased the uncertainty inherent in our estimates and assumptions. As future events cannot be determined, actual results could differ significantly from our estimates.
(t) Reclassification of Prior Years’ Statements
Certain items previously reported have been reclassified to conform with the current year’s reporting format.
(2) Recent Accounting Pronouncements
In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. SFAS 141R applies to all business entities, including mutual entities that previously used the pooling-of-interest method

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
of accounting for some business combinations. The objective of SFAS 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R establishes principles and requirements for how the acquirer recognizes and measures the identifiable assets acquired and the liabilities assumed, recognizes and measures the goodwill acquired, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effect of the business combination. SFAS 141R does not apply to the acquisition of an asset or a group of assets that does not constitute a business or a combination between entities under common control. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date.
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS 159 became effective January 1, 2008. The Company has not elected to value any assets or liabilities (not otherwise measured at fair value) under SFAS 159. The Company continues to evaluate the impact of SFAS 159 should we elect fair value measurement for any asset or liability purchased or assumed in the future.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”). The Company adopted the measurement date change provision of SFAS 158 effective January 1, 2008. The measurement date change did not have a material impact on the financial condition or operations of the Company.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which upon adoption will replace various definitions of fair value in existing accounting literature with a single definition, will establish a framework for measuring fair value, and will require additional disclosures about fair value measurements. SFAS 157 clarifies that fair value is the price that would be received to sell an asset or the price paid to transfer a liability in the most advantageous market available to the Company and emphasizes that fair value is a market-based measurement and should be based on the assumptions market participants would use. SFAS 157 also creates a three-level hierarchy under which individual fair value estimates are ranked based on the relative reliability of the inputs used in the valuation. This hierarchy is the basis for the disclosure requirements, with fair value estimates based on the least reliable inputs requiring more extensive disclosures about the valuation method used. SFAS 157 is required to be applied whenever another financial accounting standard requires or permits an asset or liability to be measured at fair value. SFAS 157 does not expand the use of fair value to any new circumstances. SFAS 157 is effective for years beginning after November 15, 2007 and interim periods within those fiscal years.
In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), which delayed the effective date of SFAS 157 for non-recurring, non-financial instruments to fiscal years beginning after November 15, 2008. On October 10, 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”), which clarifies the application of SFAS 157 in a market that is not active. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of these standards did not have a material impact on the financial condition or operations of the Company.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (an amendment to FASB Statement No. 133) (“SFAS 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and related Interpretations, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The required disclosures include the fair value of derivative instruments and their gains and losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty credit risk and a company’s strategies and objectives for using derivative financial instruments. SFAS 161 also requires entities to disclose information that would enable users of its financial statements to understand the volume of its derivative activity. SFAS 161 became effective for the Company beginning January 1, 2009. The Company adopted the disclosure requirements effective January 1, 2009.
In January 2009, the FASB issued FASB Staff Position (“FSP”) No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. Effective for interim and annual reporting periods ending after December 15, 2008, FSP EITF 99-20-1 amended EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve a more consistent evaluation of whether there is other-than-temporary impairment for the debt securities under the scope of EITF 99-20 and the debt securities not within the scope of EITF 99-20 that would fall under the scope of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of FSP EITF 99-20-1 did not have a material impact of the financial condition or operations of the Company.
In December 2008, the FASB issued FSP No. 132(R)-1, Employers’ Disclosures about Pensions and Other Postretirement Benefits (“FSP 132(R)-1”). This position requires more detailed disclosures about employers’ pension plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. FSP 132(R)-1 is effective for fiscal years ending after December 15, 2009 and the Company will adopt the disclosure requirements at that time.
In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value when the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”), FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP 115-2 and 124-2”) and FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1”). FSP 157-4 clarifies that the measurement objective in determining fair value when the volume and level of activity for the asset or liability have significantly decreased, is the price that would be received to sell the asset in an orderly transaction between willing market participants under current market conditions and not the value in a hypothetical active market. FSP 157-4 includes additional factors for determining whether there has been a significant decrease in the volume and level of activity for an asset or liability compared to normal activity for that asset or liability (or similar assets or liabilities) and provides additional guidance in estimating fair value in those instances. An entity is required to base its conclusion about whether a transaction was not orderly on the weight of the evidence. FSP 157-4 requires an entity to disclose any change in valuation techniques, the related inputs and the effect resulting from the application of the FSP. FSP 115-2 and 124-2 replaces the existing requirement for debt securities, that in order for an entity to conclude impairment is not other-than-temporary, it must have the intent and ability to hold an impaired security for a period sufficient to allow for recovery in value of the investment. To conclude impairment is not other-than-temporary, FSP 115-2 and 124-2 requires management assert that it does not have the intent to sell the security and that it is more likely than not it will not have to sell the security before recovery of its cost basis. FSP 115-2 and 124-2 also changes the presentation in the financial statements of non-credit related impairment amounts for instruments within its scope. When an entity asserts it does not have the intent to sell the security and it is more likely than not it will not have to

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
sell the security before recovery of its cost basis, only the credit related impairment losses are to be recorded in earnings, non-credit losses are to be recorded in accumulated other comprehensive income. FSP 115-2 and 124-2 also expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. FSP 107-1 amends FASB Statement No. 107 to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies that were previously only required in annual financial statements. These FSPs are effective for interim and annual reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company adopted these FSPs for the interim period ending on June 30, 2009. The impact of the adoption of FSP 115-2 is summarized in Note 3, including the required disclosures.
In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events (“SFAS 165”). SFAS 165 sets forth general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for periods ending after June 15, 2009. The Company considered subsequent events through October 26, 2009, for inclusion in these financial statements.
In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 specifies that the codification will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this statement, the Codification will supersede al then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(3)	Marketable Securities

Marketable securities at June 30, 2009 (unaudited) are as follows:

		Gross	Gross
		unrealized	unrealized
	Amortized	holding	holding	Market
	cost	gains	losses	value
Available-for-sale:
U.S. government and agencies:
Due in one year or less	$80	—	(3)	77
Government sponsored enterprises:
Due in one year or less	995	13	—	1,008
Due in one year – five years	1,972	172	—	2,144
Due in five years – ten years	22,613	1,553	—	24,166
Due after ten years	51,991	2,043	(107)	53,927
Equity securities	954	211	(81)	1,084
Municipal securities:
Due in one year – five years	913	18	—	931
Due in five years – ten years	39,929	739	(1)	40,667
Due after ten years	199,416	1,930	(5,961)	195,385
Corporate debt issues:
Due in one year – five years	500	—	—	500
Due after ten years	27,673	117	(13,386)	14,404
Mortgage-backed securities:
Fixed rate pass-through	160,821	5,458	(11)	166,268
Variable rate pass-through	250,939	6,651	(139)	257,451
Fixed rate non-agency CMO	22,329	—	(3,035)	19,294
Fixed rate agency CMO	25,836	639	(394)	26,081
Variable rate non-agency CMO	11,833	—	(2,964)	8,869
Variable rate agency CMO	196,939	985	(798)	197,126

Total mortgage- backed securities	668,697	13,733	(7,341)	675,089

Total securities available-for-sale	$1,015,733	20,529	(26,880)	1,009,382

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Marketable securities at December 31, 2008 are as follows:

		Gross	Gross
		unrealized	unrealized
	Amortized	holding	holding	Market
	cost	gains	losses	value
Available-for-sale:
U.S. government and agencies:
Due in one year or less	$91	—	(3)	88
Government sponsored enterprises:
Due in one year or less	2,985	50	—	3,035
Due in one year – five years	2,962	208	—	3,170
Due in five years – ten years	30,352	2,066	—	32,418
Due after ten years	61,494	8,712	(9)	70,197
Equity securities	954	160	—	1,114
Municipal securities:
Due in one year – five years	460	1	—	461
Due in five years – ten years	43,160	822	(86)	43,896
Due after ten years	224,996	2,707	(4,512)	223,191
Corporate debt issues:
Due after ten years	25,165	214	(9,418)	15,961
Mortgage-backed securities:
Fixed rate pass-through	186,659	6,447	(7)	193,099
Variable rate pass-through	276,121	3,136	(2,074)	277,183
Fixed rate CMO	60,119	445	(3,084)	57,480
Variable rate CMO	228,917	48	(11,088)	217,877

Total mortgage- backed securities	751,816	10,076	(16,253)	745,639

Total securities available-for-sale	$1,144,435	25,016	(30,281)	1,139,170

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Marketable securities at December 31, 2007 are as follows:

		Gross	Gross
		unrealized	unrealized
	Amortized	holding	holding	Market
	cost	gains	losses	value
Available-for-sale:
U.S. government and agencies:
Due in one year or less	$368	—	(3)	365
Government sponsored enterprises:
Due in one year or less	6,959	35	—	6,994
Due in one year – five years	42,352	259	—	42,611
Due in five years – ten years	56,406	194	(50)	56,550
Due after ten years	180,274	5,945	(193)	186,026
Equity securities	6,478	401	—	6,879
Municipal securities:
Due in one year – five years	816	1	—	817
Due in five years – ten years	33,217	388	(63)	33,542
Due after ten years	228,862	4,019	(120)	232,761
Corporate debt issues:
Due after ten years	37,225	546	(2,696)	35,075
Mortgage-backed securities:
Fixed rate pass-through	73,284	998	(290)	73,992
Variable rate pass-through	306,885	2,263	(494)	309,054
Fixed rate CMO	73,514	248	(1,969)	71,793
Variable rate CMO	76,886	416	(394)	76,908

Total mortgage- backed securities	530,569	4,325	(3,147)	531,747

Total securities available-for-sale	$1,123,526	16,113	(6,272)	1,133,367

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table presents information regarding the issuers and the carrying value of the Company’s mortgage-backed securities at June 30, 2009 and December 31, 2008 and 2007:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Mortgage-backed securities:
FNMA	$256,344	288,082	165,391
GNMA	87,622	99,354	88,428
FHLMC	302,176	320,297	229,960
Other (nonagency)	28,947	37,906	47,968

Total mortgage-backed securities	$675,089	745,639	531,747

Marketable securities having a carrying value of $571,231,000 and $388,599,000 at June 30, 2009 and December 31, 2008, respectively, were pledged under collateral agreements. During the six-month periods ended June 30, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006 the Company sold marketable securities classified as available-for-sale for $0, $1,042,000, $113,484,000, $105,361,000 and $5,333,000, respectively. The gross realized gains on these sales were $0, $0, $6,037,000, $7,397,000 and $368,000, respectively. The gross realized losses on the sales for the six-month periods ended June 30, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006 were $0, $0, $0, $2,439,000 and $0, respectively. During 2007, due to deterioration in the credit markets, the Company sold the majority of its non-agency corporate debt portfolio. Included therein was $15,277,000 of securities classified as held-to-maturity. The held-to-maturity securities were sold for a net gain of $375,000. In conjunction with the sale of held-to-maturity securities, the Company was required under generally accepted accounting principles to transfer the remaining held-to-maturity portfolio of $649,658,000 to available-for-sale. At the time of transfer, the transferred securities had an unrealized gain of $4,690,000. During the six-month periods ended June 30, 2009 and 2008 and years ended December 31, 2008 and 2007 the Company recognized noncash other-than-temporary impairment in its investment portfolio resulting in write-downs of $4,290,000, $1,472,000, $16,004,000 and $8,412,000, respectively.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table shows the fair value and gross unrealized losses on investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at June 30, 2009 (unaudited):

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. government and agencies	$7,967	(97)	188	(10)	$8,155	(107)
Municipal securities	64,183	(2,339)	52,613	(3,623)	116,796	(5,962)
Corporate issues	8,073	(7,545)	1,964	(5,841)	10,037	(13,386)
Equities	298	(81)	—	—	298	(81)
Residential mortgage-backed securities — non-agency	—	—	28,163	(5,999)	28,163	(5,999)
Residential mortgage-backed securities — agency	42,718	(296)	73,271	(1,049)	115,989	(1,345)

Total temporarily impaired securities	$123,239	(10,358)	156,199	(16,522)	$279,438	(26,880)

The decline in the fair value of securities primarily resulted from changes in the levels of interest rates and the illiquidity in the marketplace. Regularly, the Company performs an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired other-than-temporarily. The assessment considers many factors including the severity and duration of the impairment; recent events specific to the issuer or industry; and for debt securities, external credit ratings, underlying collateral position and recent downgrades. For asset backed securities, the Company evaluates current characteristics of each security such as delinquency and foreclosure levels, credit enhancement and projected losses and coverage. It is possible that the underlying collateral of these securities will perform worse than current expectations, which may lead to adverse changes in cash flows on these securities and potential future other-than-temporary impairment losses. Events that may trigger material declines in fair values for these securities in the future would be, but are not limited to; deterioration of credit metrics, significantly higher levels of default and severity of loss on the underlying collateral, deteriorating credit enhancement and loss coverage ratios, or further illiquidity. For debt securities, credit related other-than-temporary impairment is recognized in earnings, while noncredit related other-than-temporary impairment on securities not expected to be sold is recognized in other comprehensive income. The Company asserts that it does not have the intent to sell these securities and it is more likely than not that it will not have to sell these securities before a recovery of its cost basis. For these reasons, the Company considers the unrealized losses to be temporary impairment losses. There are approximately 256 positions that are temporarily impaired at June 30, 2009. The aggregate carrying amount of cost-method investments, included in available-for-sale, at June 30, 2009 was $1,009,382,000 of which all were evaluated for impairment.
As of June 30, 2009, we had seven investments in corporate issues with total book value of $7,805,000 and total fair value of $1,964,000, where book value exceeded carrying value for more than 12 months. These investments were three single issuer trust preferred investments and four pooled trust preferred investments. The single issuer trust preferred investments were evaluated for other-than-temporary impairment by determining the strength of the underlying issuer. In each case, the underlying issuer was “well-capitalized” for regulatory purposes and was a participant in the U.S. governments Troubled Asset Relief Program. None of the issuers have deferred interest payments or announced the intention to defer interest payments, nor have any been downgraded. We believe the decline in fair value is related to the

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
spread over three-month LIBOR, on which the quarterly interest payments are based, as the spread over LIBOR is significantly lower than current market spreads. We concluded the impairment of these investments was considered temporary. In making that determination, we also considered the duration and the severity of the losses. The pooled trust preferred investments were evaluated for other-than-temporary impairment considering duration and severity of losses, actual cash flows, projected cash flows, performing collateral, the class of securities we owned and the amount of additional defaults the structure could withstand prior to the security experiencing a disruption in cash flows. None of these investments are projecting a cash flow disruption, nor have any of the investments experienced a cash flow disruption.

As of June 30, 2009, we had three investments with a total book value of $15,618,000 and total fair value of $8,073,000, where the book value exceeded the carrying value for less than 12 months. One investment, a single issuer trust preferred investment, was evaluated for other-than-temporary impairment by determining the strength of the underlying issuer. The underlying issuer was “well-capitalized” for regulatory purposes and was a participant in the government’s TARP program. The issuer has not deferred interest payments or announced the intention to defer interest payments. The Company concluded that the decline in fair value was related to the spread over three month LIBOR, on which the quarterly interest payments are based. The spread over LIBOR is significantly lower than current market spreads. The other two investments were pooled trust preferred investments. These securities were evaluated for other-than-temporary impairment considering duration and severity of the losses, actual cash flows, projected cash flows, performing collateral, the class of securities owned by the Company and the amount of additional defaults the structure could withstand prior to the security experiencing a disruption in cash flows. Neither of these securities project cash flow disruption, nor have they experienced a cash flow disruption. None of the three investments were downgraded during the quarter ended June 30, 2009.

We concluded, based on all facts evaluated, the impairment of these investments was considered temporary and management asserts that we do not have the intent to sell these investments and that it is more likely than not we will not have to sell the investments before recovery of their cost basis.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table provides class, book value and ratings information for our portfolio of corporate investments that had an unrealized loss as of June 30, 2009 (unaudited):

		Total
		Book	Fair	Unrealized	Moody’s/ Fitch
Description	Class	Value	Value	Losses	Ratings

North Fork Capital (1)	N/A	$1,009	416	(593)	Baa1/ BBB+
Bank Boston Capital Trust (2)	N/A	988	484	(504)	A2/ BB
Reliance Capital Trust	N/A	1,000	835	(165)	Not rated
Huntington Capital Trust	N/A	1,419	597	(822)	Baa3/ BBB
MM Community Funding I	Mezzanine	1,000	74	(926)	Caa2/ CCC
MM Community Funding II	Mezzanine	389	42	(347)	Baa2/ BBB
I-PreTSL I	Mezzanine	1,500	168	(1,332)	Not rated/ A-
I-PreTSL II	Mezzanine	1,500	183	(1,317)	Not rated/ A-
PreTSL XIX	Senior A-1	8,954	4,323	(4,631)	A3/ AAA
PreTSL XX	Senior A-1	5,664	2,915	(2,749)	Baa1/ AAA

		$23,423	10,037	(13,386)

(1)	North Fork Bank was acquired by Capital One Financial Corporation

(2)	Bank Boston was acquired by Bank of America
The following table provides collateral information on pooled trust preferred investments included in the previous table as of June 30, 2009 (unaudited):

				Additional
				Immediate
				defaults before
		Current		causing an
	Total	deferrals	Performing	interest
Description	Collateral	and defaults	Collateral	shortfall

I-PreTSL I	$211,000	35,000	176,000	50,500
I-PreTSL II	378,000	—	378,000	137,500
PreTSL XIX	700,535	96,000	604,535	259,500
PreTSL XX	604,154	83,000	521,154	243,500
Mortgage-backed securities include agency (Fannie Mae, Freddie Mac and Ginnie Mae) mortgage-backed securities and non-agency collateralized mortgage obligations. We review our portfolio of agency backed mortgage-backed securities quarterly for impairment. As of June 30, 2009, we believe that the small amount of impairment within our portfolio of agency mortgage-backed securities is temporary. As of June 30, 2009, we had 12 non-agency collateralized mortgage obligations with total book value of $34,162,000 and total fair value of $28,163,000. During the six months ended June 30, 2009, we recognized other-than-temporary impairment of $4,290,000 related to three of these investments. After recognizing the other-than-temporary impairment, our book value on these three investments was $12,573,000, with a fair value of $8,172,000. We determined how much of the impairment was credit related and noncredit related by analyzing

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
cash flow estimates, estimated prepayment speeds, loss severity and conditional default rates. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit related other-than-temporary impairment exists. The impairment on the other nine collateralized mortgage obligations, with book value of $21,589,000 and fair value of $19,991,000, were also reviewed considering the severity and length of impairment. After this review, we determined that the impairment on these none securities was temporary.
The following table shows issuer specific information, book value, fair value, unrealized losses and other-than-temporary impairment recorded in earnings for our portfolio on non-agency collateralized mortgage obligations as of June 30, 2009 (unaudited):

	Total			Impairment
	Book	Fair	Unrealized	recorded in
Description	Value	Value	Losses	earnings

AMAC 2003-6 2A2	$1,194	1,180	(14)	—
AMAC 2003-6 2A8	2,471	2,449	(22)	—
AMAC 2003-7 A3	1,415	1,385	(30)	—
BOAMS 2005-11 1A8	6,497	5,690	(807)	—
CWALT 2005-J14 A3	7,147	5,038	(2,109)	(59)
CFSB 2003-17 2A2	2,008	1,965	(43)	—
WAMU 2003-S2 A4	1,596	1,586	(10)	—
CMLTI 2005-10 1A5B	2,659	1,233	(1,426)	(2,007)
CSFB 2003-21 1A13	250	238	(12)	—
FHASI 2003-8 1A24	4,401	4,022	(379)	—
SARM 2005-21 4A2	2,767	1,901	(866)	(2,224)
WFMBS 2003-B A2	1,757	1,476	(281)	—

	$34,162	28,163	(5,999)	(4,290)
The follow table sets forth the categories of investment securities held by the Company at June 30, 2009 (unaudited) on which other-than-temporary impairment charges have been recorded in earnings:

	Total			Accumulated
	Book	Fair	Unrealized	impairment
Category	Value	Value	Gain/ (Loss)	charges

Freddie Mac preferred shares	$76	183	107	(7,424)
Trust preferred investments	16,131	8,825	(7,306)	(7,902)
Non-agency CMOs	12,573	8,172	(4,401)	(4,290)

	$28,780	17,180	(11,600)	(19,616)

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Effective April 1, 2009, we adopted FSP FAS 115-2 and FAS 124-2 which requires that credit related other-than-temporary impairment on debt securities be recognized in earnings while noncredit related other-than-temporary impairment on debt securities, not expected to be sold, be recognized in other comprehensive income.
The following table shows the effect of adopting FSP FAS 115-2 and FAS 124-2 on the financial statements as of June 30, 2009 (unaudited):

	Prior to	After	Effect of
	Adoption	Adoption	Adoption
Impairment losses on securities	$(8,690)	(4,290)	4,400
Noncredit related losses on securities not expected to be sold (recognized in other comprehensive income)	—	4,400	4,400
Net income	4,431	7,291	2,860
Basic earnings per share	0.35	0.40	0.05
Diluted earnings per share	0.34	0.40	0.06
Accumulated other comprehensive loss	(23,335)	(26,195)	(2,860)
In accordance with the adoption, noncredit related other-than-temporary impairment losses recognized in prior periods have been reclassified as a cumulative effect adjustment that increased retained earnings and increased accumulated other comprehensive loss as of April 1, 2009. In 2008, $16.0 million in other-than-temporary impairment charges were recognized, of which $2.6 million related to noncredit impairment on debt securities. Therefore, the cumulative effect adjustment to retained earnings totaled $1.7 million after tax.
The table below shows a cumulative roll forward of credit losses recognized in earnings for debt securities held as of June 30, 2009 (unaudited) and not intended to be sold:

Beginning balance as of January 1, 2009 (a)	$7,902
Credit losses on debt securities for which other-than-temporary impairment was not perviously recognized	4,290
Additional credit losses on debt securities for which other-than-temporary impairment was previously recognized	—

Ending balance as of June 30, 2009	$12,192

(a)	The beginning balance represents credit losses included in other-than-temporary impairment charges recognized on debt securities in prior periods.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table shows the fair value and gross unrealized losses on investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2008:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. government and agencies	$—	—	1,094	(12)	$1,094	(12)
Municipal securities	109,255	(4,598)	—	—	109,255	(4,598)
Corporate issues	8,618	(7,055)	2,573	(2,363)	11,191	(9,418)
Mortgage-backed securities	285,087	(11,625)	80,104	(4,628)	365,191	(16,253)

Total temporarily impaired securities	$402,960	(23,278)	83,771	(7,003)	$486,731	(30,281)

Percentage of total	83%		17%		100%

The following table shows the fair value and gross unrealized losses on investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2007:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. government and agencies	$—	—	30,225	(246)	$30,225	(246)
Municipal securities	24,775	(96)	5,928	(87)	30,703	(183)
Corporate issues	24,533	(2,551)	847	(145)	25,380	(2,696)
Mortgage-backed securities	59,032	(495)	130,731	(2,652)	189,763	(3,147)

Total temporarily impaired securities	$108,340	(3,142)	167,731	(3,130)	$276,071	(6,272)

Percentage of total	39%		61%		100%

The decline in the fair value of securities primarily resulted from changes in the levels of interest rates and the illiquidity in the marketplace. Regularly, the Company performs an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired other-than-temporarily. The assessment considers many factors including the severity and duration of the impairment; the Company’s intent and ability to hold the security for a period of time sufficient for recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings, underlying collateral position and recent downgrades. For asset backed securities, the Company evaluates current characteristics of each security such as delinquency and foreclosure

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
levels, credit enhancement and projected losses and coverage. It is possible that the underlying collateral of these securities will perform worse than current expectations, which may lead to adverse changes in cash flows on these securities and potential future other-than-temporary impairment losses. Events that may trigger material declines in fair values for these securities in the future would be, but are not limited to; deterioration of credit metrics, significantly higher levels of default and severity of loss on the underlying collateral, deteriorating credit enhancement and loss coverage ratios, or further illiquidity. Securities on which there is an unrealized loss that is deemed to the other than temporary are written down to fair value with the write-down recorded separately in the income statement. The Company has the ability and intent to hold these securities until the market value recovers or maturity and the Company believes the collection of the contractual principal and interest is probable. For these reasons, the Company considers the unrealized losses to be temporary impairment losses. There are approximately 355 positions that are temporarily impaired at December 31, 2008. The aggregate carrying amount of cost-method investments at December 31, 2008 was $1,139,170,000 of which all were evaluated for impairment.
(4)	Loans Receivable

Loans receivable at June 30, 2009 and December 31, 2008 and 2007 are summarized in the table below:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Real estate loans:
One-to-four family	$2,396,623	2,492,940	2,430,117
Home equity	1,038,323	1,035,954	992,335
Multi-family and commercial	1,191,107	1,100,218	906,594

Total real estate loans	4,626,053	4,629,112	4,329,046

Consumer loans:
Automobile	102,519	102,267	125,298
Education	25,807	38,152	14,551
Loans on savings accounts	11,576	11,191	10,563
Other	116,852	115,913	117,831

Total consumer loans	256,754	267,523	268,243

Commercial loans	400,926	387,145	367,459

Total loans receivable, gross	5,283,733	5,283,780	4,964,748

Deferred loan fees	(5,978)	(5,041)	(4,179)
Allowance for loan losses	(66,777)	(54,929)	(41,784)
Undisbursed loan proceeds (real estate loans)	(119,460)	(81,918)	(123,163)

Total Loans receivable, net	$5,091,518	5,141,892	4,795,622

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
At June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006, the Company serviced loans for others approximating $1,294,802,000, $1,042,121,000, $1,099,949,000, $998,285,000 and $849,247,000, respectively. These loans serviced for others are not assets of the Company and are excluded from the Company’s financial statements.
At June 30, 2009 and December 31, 2008 and 2007, approximately 72%, 79% and 77%, respectively, of the Company’s loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.
Loans receivable at June 30, 2009 and December 31, 2008 and 2007 include $1,401,079,000, $1,300,990,000 and $1,042,691,000 of adjustable rate loans and $3,882,654,000, $3,982,790,000 and $3,922,057,000, respectively, of fixed rate loans.
The Company’s exposure to credit loss in the event of nonperformance by the other party to off-balance-sheet financial instruments is represented by the contract amount of the financial instrument. The Company uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet instruments. Financial instruments with off-balance-sheet risk as of June 30, 2009 and December 31, 2008 and 2007 are presented in the following table:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Loan commitments	$149,272	116,330	69,851
Undisbursed lines of credit	313,679	273,670	328,373
Standby letters of credit	17,663	15,821	14,955

	$480,614	405,821	413,179

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but generally may include cash, marketable securities, and property.
Outstanding loan commitments at June 30, 2009 and December 31, 2008, for fixed rate loans, were $84,427,000 and $56,442,000, respectively. The interest rates on these commitments approximate market rates at June 30, 2009 and December 31, 2008, respectively. Outstanding loan commitments at June 30, 2009 and December 31, 2008 for adjustable rate loans were $64,844,000 and $59,888,000, respectively. The fair values of these commitments are affected by fluctuations in market rates of interest.
The Company issues standby letters of credit in the normal course of business. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party. The Company is required to perform under a standby letter of credit when drawn upon by the guaranteed third party in the case of nonperformance by the Company’s customer. The credit risk associated with standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to normal credit policies. Collateral may be obtained based on management’s credit assessment of the customer. As of June 30, 2009, the maximum potential amount of future payments the Company could be required to make under these standby letters of credit is $17,663,000, of which $15,127,000 is fully collateralized. A liability (which represents deferred income) of $191,000, $136,000, $162,000

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
and $104,000 has been recognized by the Company for the obligations as of June 30, 2009 and 2008 and December 31, 2008 and 2007, respectively, and there are no recourse provisions that would enable the Company to recover any amounts from third parties.
The Company automatically places loans on nonaccrual status when they become more than 90 days contractually delinquent or when the paying capacity of the obligor becomes inadequate to meet the requirements of the contract. When a loan is placed on nonaccrual, all previously accrued and uncollected interest is reversed against current period interest income. Nonaccrual loans at June 30, 2009 and December 31, 2008, 2007 and 2006 were $122,557,000, $99,203,000, $49,610,000, and $40,525,000, respectively.
A loan is considered to be impaired, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement including both contractual principal and interest payments. The amount of impairment is required to be measured using one of the three methods prescribed by SFAS 114: (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price; or (3) the fair value of collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, a specific allowance is allocated for the impairment. Impaired loans at June 30, 2009 and December 31, 2008, 2007 and 2006 were $122,557,000, $99,203,000, $49,610,000 and $40,525,000, respectively. Average impaired loans during the years ended December 31, 2008, 2007 and 2006 were $72,434,000, $41,179,000 and $41,625,000, respectively. Specific allowances allocated to impaired loans were $23,397,000 and $17,262,000 at June 30, 2009 and December 31, 2008, respectively.
There were no commitments to lend additional funds to debtors on nonaccrual status.
Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through loan originations when the underlying loan is sold. Upon sale, the mortgage servicing right (“MSR”) is established, which represents the then fair value of future net cash flows expected to be realized for performing the servicing activities. The fair value of the MSRs are estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs and other economic factors , which are determined based on current market conditions. In determining the fair value of the MSRs, mortgage interest rates, which are used to determine prepayment rates and discount rates, are held constant over the estimated life of the portfolio. MSRs are amortized into mortgage banking income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans.
Capitalized MSRs are evaluated for impairment based on the estimated fair value of those rights. The MSRs are stratified by certain risk characteristics, primarily loan term and note rate. If temporary impairment exists within a risk stratification tranche, a valuation allowance is established through a charge to income equal to the amount by which the carrying value exceeds the fair value. If it is later determined all or a portion of the temporary impairment no longer exists for a particular tranche, the valuation allowance is reduced.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table shows changes in MSRs as of and for the six months ended June 30, 2009 (unaudited):

			Net
			Carrying
	Servicing	Valuation	Value and
	Rights	Allowance	Fair Value
Balance at December 31, 2008	$8,660	(2,380)	6,280
Additions/ (reductions)	2,904	1,390	4,294
Amortization	(2,657)	—	(2,657)

Balance at June 30, 2009	$8,907	(990)	7,917

(5)	Accrued Interest Receivable

Accrued interest receivable as of June 30, 2009 and December 31, 2008 and 2007 is presented in the following table:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Investment securities	$2,874	3,672	5,455
Mortgage-backed securities	2,536	2,997	2,818
Loans receivable	20,442	20,583	18,811

	$25,852	27,252	27,084

(6)	Allowance for Loan Losses
Changes in the allowance for losses on loans receivable for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 are presented in the following table:

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Balance, beginning of period	$54,929	41,784	41,784	37,655	33,411
Provision	17,517	5,689	22,851	8,743	8,480
Charge-offs	(6,244)	(4,996)	(11,610)	(8,190)	(7,617)
Acquisitions	—	—	—	2,119	1,982
Recoveries	575	816	1,904	1,457	1,399

Balance, end of period	$66,777	43,293	54,929	41,784	37,655

While management uses available information to provide for losses, future additions to the allowance may be necessary based on changes in economic conditions. Current economic conditions have increased the uncertainty inherent in our estimates and assumptions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
additions to the allowance based on their judgments about information available to them at the time of their examination. Management believes, to the best of their knowledge, that all known losses as of the balance sheet dates have been recorded.
(7)	Federal Home Loan Bank Stock

The Company’s banking subsidiary is a member of the Federal Home Loan Bank system. As a member, Northwest maintains an investment in the capital stock of the FHLB, at cost, in an amount not less than 4.75% of borrowings outstanding plus 0.75% of unused FHLB borrowing capacity. During the quarter ended December 31, 2008, the FHLB suspended paying dividends on its capital stock. Published reports indicate that the FHLB may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capitalization of the FHLB could be substantially diminished or reduced to zero. Consequently, there is a risk that our investment in the FHLB common stock could be deemed other-than-temporarily impaired in the future.

(8)	Premises and Equipment

Premises and equipment at June 30, 2009 and December 31, 2008 and 2007 are summarized by major classification in the following table:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Land and land improvements	$16,232	14,292	14,139
Office buildings and improvements	111,662	106,561	99,438
Furniture, fixtures, and equipment	85,834	82,574	74,013
Leasehold improvements	10,920	10,990	11,186

Total, at cost	224,648	214,417	198,776
Less accumulated depreciation and amortization	(104,705)	(98,575)	(87,882)

Premises and equipment, net	$119,943	115,842	110,894

Depreciation and amortization expense for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 was $6,192,000, $5,393,000, $11,984,000, $9,264,000, and $8,706,000, respectively.
Premises used by certain of the Company’s branches and offices are occupied under formal operating lease arrangements. The leases expire on various dates through 2027. Minimum annual rentals by fiscal year are summarized in the following table:

2009	$4,280
2010	3,678
2011	3,253
2012	2,438
2013	1,928
Thereafter	10,310

$25,887

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Rental expense for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 was $2,446,000, $2,495,0000, $5,017,000, $4,555,000 and $4,142,000, respectively.

(9)	Goodwill and Other Intangible Assets

The following table provides information for intangible assets subject to amortization for the six-month period ended June 30, 2009 and years ended December 31, 2008 and 2007:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Amortized intangible assets:
Core deposit intangibles — gross	$30,275	30,275	24,475
Acquisitions	—	—	5,800
Less accumulated amortization	(24,800)	(23,172)	(19,318)

Core deposit intangibles — net	$5,475	7,103	10,957

Customer contract intangible assets — gross	$1,731	1,731	831
Acquisitions	—	—	900
Less accumulated amortization	(1,481)	(1,439)	(906)

Customer contract intangible assets — net	$250	292	825

The following information shows the actual aggregate amortization expense for the current and prior six month periods (unaudited) and the current and prior years as well as the estimated aggregate amortization expense, based upon current levels of intangible assets, for each of the five succeeding fiscal years:

For the six months ended 6/30/09	$1,670
For the six months ended 6/30/08	2,586
For the year ended 12/31/06	3,876
For the year ended 12/31/07	4,499
For the year ended 12/31/08	4,387
For the year ending 12/31/09	2,847
For the year ending 12/31/10	1,896
For the year ending 12/31/11	1,445
For the year ending 12/31/12	693
For the year ending 12/31/13	355
For the year ending 12/31/14	104

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table provides information for the changes in the carrying amount of goodwill:

	Community	Consumer
	banks	finance	Total
Balance at December 31, 2006	$154,458	1,313	155,770
Goodwill acquired	15,843	—	15,844
Impairment losses	—	—	—

Balance at December 31, 2007	170,301	1,313	171,614
Goodwill acquired	—	—	—
Tax adjustment	(251)	—	(251)
Impairment losses	—	—	—

Balance at December 31, 2008	170,050	1,313	171,363
Goodwill acquired	—	—	—

Balance at June 30, 2009 (unaudited)	$170,050	1,313	171,363

We have performed the required goodwill impairment tests and have determined that goodwill is not impaired as of June 30, 2009, December 31, 2008 and 2007.

(10)	Deposits

Deposit balances at June 30, 2009 and December 31, 2008 and 2007 are shown in the table below:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Savings accounts	$841,868	760,245	745,430
Interest-bearing checking accounts	745,440	706,120	717,991
Noninterest-bearing checking accounts	433,176	394,011	361,102
Money market deposit accounts	744,132	720,375	681,115
Certificates of deposit	2,581,123	2,457,460	3,036,696

	$5,345,739	5,038,211	5,542,334

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 at June 30, 2009 and December 31, 2008 and 2007 was $587,368,000, $533,404,000 and $681,695,000, respectively. Generally, deposits in excess of $250,000 are not federally insured.
The Company has a minimal amount of brokered deposit obtained from acquisitions in prior years. It is not a practice of the Company to solicit brokered deposits. The Company is a registered participant in the CDARS program and has one customer currently participating.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table summarizes the contractual maturity of the certificate accounts at June 30, 2009 and December 31, 2008 and 2007:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Due within 12 months	$1,555,170	1,285,695	2,541,053
Due between 12 and 24 months	272,957	590,849	253,957
Due between 24 and 36 months	511,156	238,927	125,226
Due between 36 and 48 months	205,643	289,001	50,759
Due between 48 and 60 months	21,422	37,905	44,959
After 60 months	14,775	15,083	20,742

	$2,581,123	2,457,460	3,036,696

The following table summarizes the interest expense incurred on the respective deposits for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006:

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Savings accounts	$3,058	4,529	9,159	10,908	12,619
Interest-bearing checking accounts	1,547	3,714	6,434	11,038	9,396
Money market deposit accounts	4,795	8,628	14,726	23,551	19,446
Certificate accounts	39,683	62,410	106,742	141,043	115,524

	$49,083	79,281	137,061	186,540	156,985

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(11)	Borrowed Funds

Borrowed funds at June 30, 2009 and December 31, 2008 and 2007 are presented in the following table:

	(Unaudited)
	June 30,		December 31
	2009		2008		2007
		Avg.		Avg.		Avg.
	Amount	rate	Amount	rate	Amount	rate
Term notes payable to the FHLB of Pittsburgh:
Due within one year	$36,585	4.45%	43,708	3.87%	84,031	5.00%
Due between one and two years	135,000	4.17%	36,532	4.36%	35,588	4.63%
Due between two and three years	135,000	3.78%	160,000	4.11%	36,567	4.36%
Due between three and four years	160,000	3.96%	145,000	3.90%	65,000	5.02%
Due between four and five years	125,095	3.98%	125,000	3.85%	35,000	4.55%
Due between five and ten years	225,652	4.21%	315,778	4.11%	839	2.81%

	817,332		826,018		257,025

Revolving line of credit, Federal Home Loan Bank of Pittsburgh	—	0.00%	146,000	0.59%	—	—
Investor notes payable, due various dates in 2009	—	0.00%	4,491	4.99%	4,638	4.99%
Securities sold under agreement to repurchase, due within one year	79,731	1.38%	91,436	1.02%	77,452	3.25%

Total borrowed funds	$897,063		1,067,945		339,115

Borrowings from the Federal Home Loan Bank of Pittsburgh are secured by the Company’s mortgage-backed securities and qualifying residential first mortgage loans. Certain of these borrowings are subject to restrictions or penalties in the event of prepayment.
The revolving line of credit with the Federal Home Loan Bank of Pittsburgh carries a commitment of $150,000,000 maturing on December 7, 2011. The rate is adjusted daily by the Federal Home Loan Bank, and any borrowings on this line may be repaid at any time without penalty.
The securities sold under agreements to repurchase are collateralized by various securities held in safekeeping by the Federal Home Loan Bank of Pittsburgh. The market value of such securities exceeds the value of the securities sold under agreements to repurchase. The average amount of agreements outstanding in the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 was $82,257,000, $83,715,000, $88,349,000, $70,875,000 and $44,860,000, respectively. The maximum amount of security repurchase agreements outstanding during the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 was $87,615,000, $87,447,000, $98,108,000, $83,432,000 and $55,705,000, respectively.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(12)	Income Taxes

Total income tax was allocated for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 as follows:

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Income before income taxes	$7,448	10,030	16,968	17,456	19,792
Goodwill for prior acquisition	—	—	(251)	—	—
Shareholders’ equity for unrealized (loss)/gain on securities available-for-sale	(422)	(4,844)	(5,916)	4,672	(627)
Shareholders’ equity for tax benefit for excess of fair value above cost of stock benefit plans	—	—	(349)	(300)	(305)
Shareholders’ equity for pension adjustment	—	365	(9,099)	3,311	(6,628)
Shareholders’ equity for swap fair value adjustment	(1,781)	—	(4,590)	—	—
Shareholders’ equity for prior period adjustments	—	—	—	—	(1,492)

	$5,245	5,551	(3,237)	25,139	10,740

Income tax expense (benefit) applicable to income before taxes for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 consists of:

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Current	$10,477	10,170	23,448	18,206	11,017
Deferred	(3,029)	(140)	(6,480)	(750)	8,775

	$7,448	10,030	16,968	17,456	19,792

A reconciliation from the expected federal statutory income tax rate to the effective rate, expressed as a percentage of pretax income for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006, is as follows:

	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Expected tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
Tax-exempt interest income	(8.4)%	(7.1)%	(7.4)%	(7.3)%	(7.0)%
State income tax, net of federal benefit	2.7%	2.6%	2.2%	1.9%	2.6%
Bank-owned life insurance	(3.1)%	(2.2)%	(2.6)%	(2.3)%	(2.1)%
Other	1.3%	(1.3)%	(1.2)%	(1.1)%	(0.8)%

Effective tax rate	27.5%	27.0%	26.0%	26.2%	27.7%

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2009 and December 31, 2008 and 2007 are presented below:

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Deferred tax assets:
Deferred fee income	$537	527	499
Deferred compensation expense	3,031	2,980	1,719
Net operating loss carryforwards	1,352	1,352	3,716
Bad debts	16,166	14,002	10,438
Accrued postretirement benefit cost	710	682	698
Stock benefit plans	392	375	375
Marketable securities available for sale	2,495	2,078	—
Writedown of investment securities	5,340	6,243	665
Reserve for uncollected interest	3,159	1,894	844
Pension expense	2,253	559	1,013
Pension and postretirement benefits	12,060	12,060	3,317
Alternative minimum tax credit carryforwards	—	371	1,950
Unrealized loss on the fair value of derivatives	1,780	4,590	—
Other	471	379	142

	49,746	48,092	25,376

Deferred tax liabilities:
Marketable securities available for sale	—	—	3,838
Purchase accounting	2,032	2,487	3,451
Intangible asset	11,819	10,952	9,228
Mortgage servicing rights	2,770	2,198	3,134
Fixed assets	6,521	6,630	5,993
Other	591	621	613

	23,733	22,888	26,257

Net deferred tax asset/ (liability)	$26,013	25,204	(881)

The Company has determined that no valuation allowance is necessary for the deferred tax assets because it is more likely than not that these assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences, and through future taxable income. Net deferred tax assets of $877,000 were recorded in 2007 related to the acquisition of CSB Bank. The Company will continue to review the criteria related to the recognition of deferred tax assets on a regular basis.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Under provisions of the Internal Revenue Code (“IRC”), Northwest has approximately $3,863,000 of federal net operating losses, which expire in years 2009 through 2027. These net operating losses, which were acquired as part of the First Carnegie and Maryland Permanent acquisitions, are subject to annual carryforward limitations imposed by IRC code section 382. The Company believes the limitations will not prevent the carryforward benefits from being utilized. In addition, the Company has approximately $371,000 of alternative minimum tax credit carryforwards, which can be carried forward indefinitely.
The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 also provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption did not require us to recognize any increase or decrease in our liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$967
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(967)
Settlements	—

Balance at December 31, 2008	$—

     The balance at June 30, 2009 and December 31, 2008 reflects no unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate. The Company recognizes interest accrued and penalties (if any) related to unrecognized tax benefits in income tax expense. During the six-month period ended June 30, 2009 and the year ended December 31, 2008, the Company did not accrue any interest. At June 30, 2009 and December 31, 2008 the Company had no amount accrued for interest or the payment of penalties.

     The Company is subject to routine audits of our tax returns by the Internal Revenue Service as well as all states in which the Company conducts business. The Internal Revenue Service commenced an examination of our federal income tax returns for the year ended June 30, 2005, the six-month period ended December 31, 2005 and the years ended December 31, 2006 and 2007 in January of 2008 that was completed during 2009. There was no material change to our financial position due to the settlement of this audit. The Company is subject to audit by any state in which we conduct business for the tax periods ended June 30, 2005, December 31, 2005, December 31, 2006 and December 31, 2007.

(13)	Shareholders’ Equity

     Retained earnings are partially restricted in connection with regulations related to the insurance of savings accounts, which requires Northwest to maintain certain statutory reserves. Northwest may not pay dividends on or repurchase any of their common stock if the effect thereof would reduce retained earnings below the level of adequate capitalization as defined by federal and state regulators.

     In tax years prior to fiscal 1997, Northwest was permitted, under the Internal Revenue Code (the Code), to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because Northwest does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided prior to fiscal 1987. Retained earnings at June 30, 2009 and December 31, 2008 and 2007 include approximately $39,107,000 representing such bad debt deductions for which no deferred income taxes have been provided.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(14)	Earnings Per Share

Basic earnings per common share (“EPS”) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period, without considering any dilutive items. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. For the six months ended June 30, 2009, 1,189,999 options with a weighted average strike price of $23.91 per share were outstanding but were excluded from the calculation of earnings per share because they were anti-dilutive. For the six months ended June 30, 2008, 587,673 options with a weighted average strike price of $25.47 per share were outstanding but were excluded from the calculation of earnings per share because they were anti-dilutive. For the year ended December 31, 2008, 213,686 options with a strike price of $25.49 per share, 179,806 options with a strike price of $25.89 per share, 2,000 options with a strike price of $28.09 per share and 191,709 options with a strike price of $25.03 per share were excluded from the calculation of earnings per share because they were anti-dilutive. There were no anti-dilutive options during 2007 or 2006. The computation of basic and diluted earnings per share for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 follows:

	(Unaudited)
	Six months ended
	June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Net income available to common shareholders	$19,593	27,064	48,171	49,097	51,536

Weighted average common shares outstanding	48,437	48,345	48,363	49,041	49,879
Dilutive potential shares due to effect of stock options	120	238	235	313	257

Total weighted average common shares and dilutive potential shares	48,557	48,583	48,598	49,354	50,136

Basic earnings per share	$0.40	0.56	1.00	1.00	1.03

Diluted earnings per share	$0.40	0.56	0.99	0.99	1.03

(15)	Employee Benefit Plans
(a)	Pension Plans

The Company maintains noncontributory defined benefit pension plans covering substantially all employees and the members of its board of directors. Retirement benefits are based on certain compensation levels, age, and length of service. Contributions are based on an actuarially determined amount to fund not only benefits attributed to service to date but also for those expected to be earned in the future. In addition, the Company has an unfunded Supplemental Executive Retirement Plan (“SERP”) to compensate those executive participants eligible for the Company’s defined benefit pension plan whose benefits are limited by Section 415 of the Internal Revenue Code.

The Company also sponsors a retirement savings plan in which substantially all employees participate. The Company provides a matching contribution of 50% of each employee’s contribution to a maximum of 6% of the employee’s compensation.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Total expense for all retirement plans, including defined benefit pension plans, was approximately $5,957,000, $6,639,000 and $6,310,000, for the years ended December 31, 2008, 2007 and 2006, respectively.

Components of net periodic pension cost and other amounts recognized in other comprehensive income:

The following tables set forth the net periodic pension cost for the Company’s defined benefit pension plans for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006:

	(Unaudited)
	Six months ended
	June 30,
	2009	2008
Service cost	$2,646	2,510
Interest cost	2,396	2,280
Expected return on plan assets	(1,934)	(2,494)
Net amortization and deferral	838	88

Net periodic pension cost	$3,946	2,384

	Years ended December 31,
	2008	2007	2006
Service cost	$5,022	4,958	4,555
Interest cost	4,559	4,094	3,492
Expected return on plan assets	(4,988)	(4,409)	(3,601)
Net amortization and deferral	175	825	793

Net periodic pension cost	$4,768	5,468	5,239

The following table sets forth other changes in the Company’s defined benefit pension plans’ plan assets and benefit obligations recognized in other comprehensive income:

	Years ended December 31,
	2008	2007	2006
Net loss (gain)	$25,675	(8,391)	—
Prior service cost (credit)	(2,184)	—	—
Amortization of prior sevice cost	(51)	(77)	—

Total recognized in other comprehensive income	$23,440	(8,468)	—

Total recognized in net periodic pension cost and other comprehensive income/ (loss)	$28,208	(3,000)	5,239

The estimated net loss and prior service cost for the Company’s defined benefit pension plan that will be amortized

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
from accumulated other comprehensive income into net periodic cost over the next year are $1,677,000 and $125,000, respectively.
The following table sets forth information for the Company’s defined benefit pension plans’ funded status at December 31, 2008 and 2007:

	December 31
	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$73,708	71,891
Service cost	5,022	4,958
Interest cost	4,559	4,094
Actuarial (gain) loss	(675)	(5,630)
Benefits paid	(1,845)	(1,605)

Benefit obligation at end of year	$80,769	73,708

Change in plan assets:
Fair value of plan assets at beginning of year	$62,943	55,622
Actual return on plan assets	(18,394)	6,461
Employer contributions	6,332	2,465
Benefits paid	(1,845)	(1,605)

Fair value of plan assets at end of period	$49,036	62,943

Funded status at end of year	$(31,733)	(10,765)

The following table sets forth the assumptions used to develop the net periodic pension cost:

	Years ended December 31,
	2008	2007	2006
Discount rate	6.25%	5.75%	5.75%
Expected long-term rate of return on assets	8.00%	8.00%	8.00%
Rate of increase in compensation levels	4.00%	4.00%	4.00%

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table sets forth the assumptions used to determine benefit obligations at the end of each period:

	Years ended December 31,
	2008	2007	2006
Discount rate	6.00%	6.25%	5.75%
Expected long-term rate of return on assets	8.00%	8.00%	8.00%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
The expected long-term rate of return on assets is based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each category.
The accumulated benefit obligation for the funded defined benefit pension plan was $57,146,000, $51,010,000 and $48,325,000 at December 31, 2008, 2007 and 2006, respectively. The accumulated benefit obligation for all unfunded defined benefit plans was $3,844,000, $3,659,000 and $4,014,000 at December 31, 2008, 2007 and 2006, respectively.
The following table sets forth information for pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2008	2007
Projected benefit obligation	$80,769	73,708
Accumulated benefit obligation	$60,990	54,668
Fair value of plan assets	$49,036	62,943
The Company anticipates making contributions to its defined benefit pension plan between $2 million and $8 million during the fiscal year ending December 31, 2009.
The investment policy as established by the Plan Administrative Committee, to be followed by the Trustee, is to invest assets based on the target allocations shown in the table below. To meet target allocation ranges set forth by the Plan Administrative Committee, periodically, the assets are reallocated by the Trustee. The investment policy is reviewed periodically to determine if the policy should be changed. Pension assets are conservatively invested with the goal of providing market or better returns with below market risks. Assets are invested in a balanced portfolio composed primarily of equities, fixed income, and cash or cash equivalent investments. The Trustee tries to maintain an approximate asset mix position of 30% to 60% equities and 20% to 50% bonds.
A maximum of 10% may be invested in any one stock, including the stock of Northwest Bancorp, Inc. The objective of holding equity securities is to provide capital appreciation consistent with the ownership of the common stocks of medium to large companies. Acceptable bond investments are direct or agency obligations of the U.S. Government or investment grade corporate bonds. The average maturity of the bond portfolio shall not exceed 10 years.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table sets forth the weighted average asset allocation of defined benefit plans:

	Target	December 31
Asset category	allocation	2008	2007
Debt securities	20 – 50%	38%	39%
Equity securities	30 – 60%	60%	58%
Other	5 – 50%	2%	3%

Total		100%	100%

The benefits expected to be paid in each year from 2009 to 2013 are $1,959,000, $2,144,000, $2,286,000, $2,517,000, and $2,933,000, respectively. The aggregate benefits expected to be paid in the five years from 2014 to 2018 are $19,823,000. The expected benefits to be paid are based on the same assumptions used to measure the Company’s benefit obligations at December 31, 2008 and include estimated future employee service.

(b)	Postretirement Healthcare Plan

In addition to pension benefits, the Company provides postretirement healthcare benefits for certain employees who were employed by the Company as of October 1, 1993 and were at least 55 years of age on that date. The Company accounts for these benefits in accordance with Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (SFAS 106). SFAS 106 requires the accrual method of accounting for postretirement benefits other than pensions.

Components of net periodic benefit cost and other amounts recognized in other comprehensive income:

The following tables set forth the net periodic benefit cost for the Company’s postretirement healthcare benefits plan for the six-month periods ended June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006:

	(Unaudited)
	Six months ended
	June 30,
	2009	2008
Service cost	$—	—
Interest cost	50	48
Amortization of net loss	28	22

Net periodic benefit cost	$78	70

	Years ended December 31,
	2008	2007	2006
Service cost	$—	—	—
Interest cost	98	93	91
Recognized actuarial gain	43	42	34

Net periodic benefit cost	$141	135	125

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table sets forth other changes in the Company’s postretirement healthcare plan’s plan assets and benefit obligations recognized in other comprehensive income:

	Years ended December 31,
	2008	2007	2006
Net loss (gain)	$204	(22)	—

Total recognized in other comprehensive income	$204	(22)	—

Total recognized in net periodic benefit cost and other comprehensive income	$345	113	125

The estimated net loss for the postretirement healthcare benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next year is $57,000.
The following table sets forth the funded status of the Company’s postretirement healthcare benefit plan at December 31, 2008 and 2007:

	December 31
	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$1,637	1,701
Service cost	—	—
Interest cost	98	93
Actuarial (gain) loss	218	20
Benefits paid	(186)	(177)

Benefit obligation at end of year	1,767	1,637

Change in plan assets:
Fair value of plan assets at beginning of year	$—	—
Employer contributions	186	177
Benefits paid	(186)	(177)

Fair value of plan assets at end of year	$—	—

Funded status at year end	$(1,767)	(1,637)

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The assumptions used to develop the preceding information for postretirement healthcare benefits are as follows:

	Years ended December 31,
	2008	2007	2006
Discount rate	6.00%	5.75%	5.75%
Monthly cost of healthcare insurance per beneficiary (1)	$305	274	257
Annual rate of increase in healthcare costs	4.00%	4.00%	4.00%

(1)	Not in thousands
If the assumed rate of increase in healthcare costs was increased by one percentage point to 5% from the level of 4% presented above, the service and interest cost components of net periodic postretirement healthcare benefit cost would increase by $12,000, in the aggregate, and the accumulated postretirement benefit obligation for healthcare benefits would increase by $80,000.
The following table sets forth amounts recognized in accumulated other comprehensive income:

	Years ended December 31,
	2008	2007	2006
Net loss/ (gain)	$204	634	656

The accumulated benefit obligation for the Company’s postretirement healthcare benefit plan at December 31, 2008 and 2007 was $1,767,000 and $1,637,000, respectively.
The following table sets forth information for plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2008	2007
Projected benefit obligation	$1,767	1,637
Accumulated benefit obligation	$1,767	1,637
Fair value of plan assets	$—	—
(c)	Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees who have attained age 21 and who have completed a 12-month period of employment with the Company during which they worked at least 1,000 hours. The Company can make contributions to the ESOP at the board’s discretion. Company shares would then be purchased periodically in the open market and allocated to employee accounts based on each employee’s relative portion of the Company’s total eligible compensation recorded during the year.

No contributions were made and no expense was recognized during the six-months ended June 30, 2009 or the years ended December 31, 2008, 2007 and 2006.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(d)	Recognition and Retention Plan

On November 17, 2004, the Company established a Recognition and Retention Plan for Employees and Outside Directors (RRP) with 290,220 shares authorized. The objective of the RRP is to enable the Company to provide directors, officers, and employees with a proprietary interest in the Company. On March 16, 2005, 278,231 shares were issued with a weighted average grant date fair value per share of $21.42 (total market value of $5,959,000 at issuance). Total common shares forfeited were 8,322, of which, 685, 3,058 and 1,644 shares were forfeited during the years ended December 31, 2008, 2007, and 2006, respectively. During 2007, 4,300 shares were issued with a weighted average grant date fair value per share of $27.04 (total market value of $116,000 at issuance). Shares of common stock granted pursuant to the RRP were in the form of restricted stock and generally vest over a five-year period at the rate of 20% per year, commencing one year after the award date. As of June 30, 2009, 80% of the March 16, 2005 issuance vested and 40% of the 2007 issuances have vested. As of December 31, 2008, 60% of the March 16, 2005 issuance vested and 20% of the 2007 issuances have vested. Once shares have vested, they are no longer restricted. Compensation expense, in the amount of the fair market value of the common stock at the date of the grant, will be recognized pro rata over the five years during which the shares are payable. While restricted, the recipients are entitled to all voting and other shareholder rights, except that the shares may not be sold, pledged, or otherwise disposed of and are required to be held in a trust.

(e)	Stock Option Plans

On November 21, 1995, the Company adopted the 1995 Stock Option Plan. The objective of the Stock Option Plan is to provide an additional performance incentive to the Company’s employees and outside directors. The Stock Option Plan authorized the grant of stock options and limited stock appreciation rights for 1,380,000 shares of the Company’s common stock. On December 20, 1995, the Company granted 242,000 nonstatutory stock options to its outside directors at an exercise price of $5.58 per share (95% of the Company’s common stock fair market value per share at grant date) and 923,200 incentive stock options to employees at an exercise price of $5.875 per share. On March 22, 1996, the Company granted 122,800 incentive stock options to employees at an exercise price of $5.625 per share. On December 16, 1998, the Company granted 15,086 incentive stock options to employees at an exercise price of $9.875 per share. On October 20, 1999, the Company granted 2,000 nonstatutory stock options to an outside director and 57,700 incentive stock options to employees at an exercise price of $7.812 per share. On June 21, 2000, the Company granted the remaining 17,214 incentive stock options as well as 786 previously forfeited options at an exercise price of $6.875 per share. These options are exercisable for a period of ten years from the grant date with each recipient vesting at the rate of 20% per year commencing with the grant date.

On November 17, 2000, the Company adopted the 2000 Stock Option Plan. This Plan authorized the grant of stock options and limited stock rights for 800,000 shares of the Company’s common stock. On October 17, 2001, the Company granted 84,000 nonstatutory stock options to its outside directors and 143,845 incentive stock options to employees at an exercise price of $9.780 per share. On August 21, 2002, the Company granted 162,940 incentive stock options to employees at an exercise price of $13.30 per share. On August 20, 2003, the Company granted 182,000 incentive stock options to employees at an exercise price of $16.59 per share. On December 15, 2004, the Company granted 220,780 incentive stock options to employees at an exercise price of $25.49 per share. These options are exercisable for a period of ten years from the grant date with each recipient vesting at the rate of 20% per year commencing with the grant date.

On November 17, 2005, the Company adopted the 2005 Stock Option Plan. This Plan authorizes the grant of stock options and limited stock rights for 725,552 shares of the Company’s common stock. On January 19, 2005, the Company granted 70,000 nonstatutory stock options to its outside directors and 154,546 incentive stock options to employees at an exercise price of $22.93 per share. On January 18, 2006 the Company granted 158,333 incentive stock options to employees at an exercise price of $22.18 per share. On January 17, 2007 the Company granted 179,806 stock options to employees at an exercise price of $25.89 per share. On June 20, 2007 the Company

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
granted 2,000 stock options to a new director at an exercise price of $28.09 per share. On January 16, 2008 the Company granted the remaining 160,867 incentive stock options as well as 30,842 previously forfeited incentive stock options to employees at an exercise price of $25.03 per share. These options are exercisable for a period of ten years from the grant date with each recipient vesting at the rate of 20% per year commencing one year from the grant date.
On May 21, 2008, the Company adopted the 2008 Stock Option Plan. This Plan authorized the grant of stock options and limited stock rights for 1,750,000 shares of the Company’s common stock. On November 19, 2008 the Company granted 24,000 nonstatutory stock options to its outside directors and 202,068 incentive stock options to employees at an exercise price of $22.03 per share. On February 19, 2009 the Company granted 24,000 nonstatutory stock options to its outside directors and 195,759 incentive stock options to employees at an exercise price of $16.84 per share. These options are exercisable for a period of ten years from the grant date with each recipient vesting over a seven year period commencing one year from the grant date.
The following table summarizes the activity in the Company’s option plans during the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008		2007		2006
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Number	price	Number	price	Number	price
Balance at beginning of year	1,236,358	$19.96	1,112,858	$18.65	1,019,189	$17.55
Granted	417,777	23.41 (a)	181,806	25.91 (a)	158,333	22.18 (a)
Exercised	(54,367)	12.20 (b)	(52,572)	12.66 (b)	(63,064)	10.14 (b)
Forfeited	—	0.00	(5,734)	22.14	(1,600)	5.63

Balance at end of year	1,599,768	21.12	1,236,358	19.96	1,112,858	18.65

Exercisable at end of year	853,167	18.88	796,270	17.61	651,415	15.78

(a)	Weighted average fair value of options at grant date: $3.05, $5.12, and $4.75, respectively.

(b)	The total intrinsic value of options exercised was $692,000, $773,000 and $898,000, respectively.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table summarizes the number of options outstanding, number of options exercisable, and weighted average remaining life of all option grants as of June 30, 2009 (unaudited):

	Exercise	Exercise	Exercise	Exercise	Exercise	Exercise	Exercise
	Price	Price	Price	Price	Price	Price	Price
	$6.875	$ 7.812	$ 9.780	$ 13.302	$ 16.590	$ 16.840	$ 22.030
Options outstanding:
Number of options	4,800	11,200	123,976	108,004	144,314	219,759	226,068
Weighted average remaining contract life (years)	1.00	0.50	2.25	3.50	4.50	9.50	9.25
Options exercisable:
Number of options	4,800	11,200	123,976	108,004	144,314	—	—
Weighted average remaining term — vested (years)	1.00	0.50	2.25	3.50	4.50	9.50	9.25

	Exercise	Exercise	Exercise	Exercise	Exercise	Exercise
	Price	Price	Price	Price	Price	Price	Total
	$ 22.180	$ 22.930	$ 25.030	$ 25.490	$ 25.890	$28.090	$ 20.710
Options outstanding:
Number of options	155,801	220,929	191,709	213,686	179,806	2,000	1,802,052
Weighted average remaining contract life (years)	6.50	5.50	8.50	5.50	7.50	7.50	6.60
Options exercisable:
Number of options	93,069	176,288	38,342	213,686	71,922	400	986,002
Weighted average remaining term — vested (years)	6.50	5.50	8.50	5.50	7.50	7.50	3.38

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The aggregate intrinsic value of all options expected to vest and fully vested options at December 31, 2008 is $0 and $3,429,000, respectively. The following table summarizes the number of options outstanding, number of options exercisable, and weighted average remaining life of all option grants as of December 31, 2008:

	Exercise	Exercise	Exercise	Exercise	Exercise	Exercise
	Price	Price	Price	Price	Price	Price
	$6.875	$ 7.812	$ 9.780	$ 13.302	$ 16.590	$ 22.030
Options outstanding:
Number of options	4,800	16,400	134,201	110,054	144,314	226,068
Weighted average remaining contract life (years)	1.50	1.00	2.75	4.00	5.00	9.75
Options exercisable:
Number of options	4,800	16,400	134,201	110,054	144,314	—
Weighted average remaining term — vested (years)	1.50	1.00	2.75	4.00	5.00	9.75

	Exercise	Exercise	Exercise	Exercise	Exercise	Exercise
	Price	Price	Price	Price	Price	Price	Total
	$ 22.180	$ 22.930	$ 25.030	$ 25.490	$ 25.890	$28.090	$ 21.120
Options outstanding:
Number of options	155,801	220,929	191,709	213,686	179,806	2,000	1,599,768
Weighted average remaining contract life (years)	7.00	6.00	9.00	6.00	8.00	8.00	6.65
Options exercisable:
Number of options	61,703	131,648	—	213,686	35,961	400	853,167
Weighted average remaining term — vested (years)	7.00	6.00	9.00	6.00	8.00	8.00	4.19

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(16)	Disclosures About Fair Value of Financial Instruments
SFAS No. 107, Disclosure about Fair Value of Financial Instruments (SFAS 107), requires disclosure of fair value information about financial instruments whether or not recognized in the consolidated statement of financial condition. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the consolidated statement of financial condition approximate fair value for the following financial instruments: cash on hand, interest-earning deposits in other institutions, federal funds sold and other short-term investments, accrued interest receivable, accrued interest payable, and marketable securities available-for-sale.
The following table sets forth the carrying amount and estimated fair value of the Company’s financial instruments included in the consolidated statement of financial condition as of June 30, 2009 and December 31, 2008 and 2007:

	(Unaudited)
	June 30,		December 31
	2009		2008		2007
	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value	amount	fair value
Financial assets:
Cash and equivalents	$415,066	415,066	79,922	79,922	230,616	230,616
Securities available-for-sale	1,009,382	1,009,382	1,139,170	1,139,170	1,133,367	1,133,367
Loans receivable, net	5,091,518	5,347,557	5,141,892	5,446,835	4,795,622	4,941,215
Accrued interest receivable	25,852	25,852	27,252	27,252	27,084	27,084
FHLB stock	63,143	63,143	63,143	63,143	31,304	31,304

Total financial assets	$6,604,961	6,861,000	6,451,379	6,756,322	6,217,993	6,363,586

Financial liabilities:
Savings and checking	$2,764,616	2,764,616	2,580,751	2,580,751	2,505,638	2,505,638
Time deposits	2,581,123	2,645,965	2,457,460	2,500,410	3,036,696	3,071,514
Borrowed funds	897,063	886,354	1,067,945	1,049,399	339,115	338,671
Trust-preferred securities	108,249	113,603	108,254	116,783	108,320	108,320
Cash flow hedges — swaps	5,352	5,352	13,114	13,114	—	—
Accrued interest payable	4,955	4,955	5,194	5,194	4,356	4,356

Total financial liabilities	$6,361,358	6,420,845	6,232,718	6,265,651	5,994,125	6,028,499

Fair value estimates are made at a point-in-time, based on relevant market data and information about the instrument. The following methods and assumptions were used in estimating the fair value of financial instruments at June 30, 2009 and December 31, 2008 and 2007.
Marketable Securities
Where available, market values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. See the SFAS 157 section of this footnote for further detail on how fair values of marketable securities are determined. Refer to note 3 for the detail of the type of investment securities.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Loans Receivable
Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest, and estimated prepayment speeds. Delinquent loans were evaluated separately, given the impact delinquency has on the projected future cash flow of the loan and the approximate discount or market rate.
Deposit Liabilities
SFAS 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits, money market, and other savings accounts, to be the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, SFAS 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value estimates of deposit liabilities do not include the benefit that results from the low-cost funding provided by these deposits compared to the cost of borrowing funds in the market. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being offered in the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities. The valuation adjustment for the portfolio consists of the present value of the difference of these two cash flows, discounted at the assumed market rate of the corresponding maturity.
Borrowed Funds
The fixed rate advances were valued by comparing their contractual cost to the prevailing market cost.
Trust-Preferred Securities
The fair value of the trust-preferred securities are calculated using the discounted cash flows at the prevailing rate of interest.
Cash flow hedges — Interest rate swap agreements (“swaps”)
The fair values of the swaps is the amount the Company would have expected to pay to terminate the agreements and is based upon the present value of the expected future cash flows using the LIBOR swap curve, the basis for the underlying interest rate.
Off-Balance Sheet Financial Instruments
These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. Commitments to extend credit issued by the Company are generally short-term in nature and, if drawn upon, are issued under current market terms. At June 30, 2009 and December 31, 2008 and 2007, there was no significant unrealized appreciation or depreciation on these financial instruments.
SFAS No. 157 — Fair Value Measurements
Effective January 1, 2008, the Company adopted the provisions of SFAS 157 for all financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities on a non-recurring basis. SFAS 157 establishes a three-level hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. The fair value hierarchy gives the highest priority to quoted prices with readily

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3). When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.
Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:
•	Level 1 — Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•	Level 2 — Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded. Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•	Level 3 — Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Level 3 inputs include the following:
o	Quotes from brokers or other external sources that are not considered binding;

o	Quotes from brokers or other external sources where it can not be determined that market participants would in fact transact for the asset or liability at the quoted price;

o	Quotes and other information from brokers or other external sources where the inputs are not deemed observable.
The Company is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. The Company performs due diligence to understand the inputs used or how the data was calculated or derived. The Company corroborates the reasonableness of external inputs in the valuation process.
The following table represents assets measured at fair value on a recurring basis as of June 30, 2009 (unaudited):

				Total assets at
	Level 1	Level 2	Level 3	fair value
Equity securities — available for sale	$864	—	220	1,084

Debt securities — available for sale	—	1,001,060	7,238	1,008,298

Derivative fair value of interest rate swap	—	(5,352)	—	(5,352)

Total assets	$864	995,708	7,458	1,004,030

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The following table represents assets measured at fair value on a recurring basis as of December 31, 2008:

				Total assets at
	Level 1	Level 2	Level 3	fair value
Equity securities — available for sale	$894	—	220	1,114

Debt securities — available for sale	—	1,132,119	5,937	1,138,056

Derivative fair value of interest rate swap	—	(13,114)	—	(13,114)

Total assets	$894	1,119,005	6,157	1,126,056

Debt securities — available for sale — Generally, debt securities are valued using pricing for similar securities, recently executed transactions and other pricing models utilizing observable inputs. The valuation for most debt securities is classified as Level 2. Securities within Level 2 include corporate bonds, municipal bonds, mortgage-backed securities and US government obligations. Certain debt securities which were AAA rated at purchase do not have an active market and as such the Company has used an alternative method to determine the fair value of these securities. The fair value has been determined using a discounted cash flow model using market assumptions, which generally include cash flow, collateral and other market assumptions. As such, securities which otherwise would have been classified as level 2 securities if an active market for those assets or similar assets existed are included herein as level 3 assets. Other debt securities, pooled trust preferred securities rated below AA at purchase, have a fair value based on a discounted cash flow model using similar assumptions to those noted above and accordingly are classified as level 3 assets.
Equity securities — available for sale — Level 1 securities include publicly traded securities valued using quoted market prices. Level 3 securities include investments in two financial institutions that provide financial services only to investor banks received as part of previous acquisitions without observable market data to determine the investments fair values. These securities can only be sold back to the issuing financial institution at cost.
Interest rate swap agreements (Swaps) — The fair value of the swaps was the amount the Company would have expected to pay to terminate the agreements and is based upon the present value of the expected future cash flows using the LIBOR swap curve, the basis for the underlying interest rate.
The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six-month period ended June 30, 2009 (unaudited):

	Equity
	securities	Debt securities
Balance at December 31, 2008	$220	5,937

Total net realized investment gains/(losses) and net change in unrealized appreciation/(depreciation):
Included in net income as OTTI	—	—
Included in other comprehensive income	—	801

Purchases and sales	—	500
Net transfers in (out) of Level 3	—	—

Balance at June 30, 2009	$220	7,238

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

	Equity
	securities	Debt securities
Balance at January 1, 2008	$220	22,369

Total net realized investment gains/(losses) and net change in unrealized appreciation/(depreciation):
Included in net income as OTTI	—	(9,522)
Included in other comprehensive income	—	(1,234)

Purchases and sales	—	—
Net transfers in (out) of Level 3	—	(5,676)

Balance at December 31, 2008	$220	5,937

Certain assets and liabilities are measured at fair value on a nonrecurring basis after initial recognition such as loans held for sale, loans measured for impairment and mortgage servicing rights. The following table represents the fair market measurement for nonrecurring assets as of June 30, 2009 (unaudited):

				Total assets
	Level 1	Level 2	Level 3	at fair value
Loans held for sale	$25,042	—	—	25,042

Loans measured for impairment	—	—	55,808	55,808

Real estate owned	—	—	15,890	15,890

Mortgage servicing rights	—	—	3,532	3,532

Total assets	$25,042	—	75,230	100,272

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Certain assets and liabilities are measured at fair value on a nonrecurring basis after initial recognition such as loans held for sale, loans measured for impairment and mortgage servicing rights. The following table represents the fair market measurement for nonrecurring assets as of December 31, 2008:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Loans held for sale	$18,738	—	—	18,738

Loans measured for impairment	—	—	9,130	9,130

Mortgage servicing rights	—	—	5,481	5,481

Total assets	$18,738	—	14,611	33,349

Loans held for sale — Mortgage loans held for sale are recorded at the lower of carrying value or market value. The fair value of mortgage loans held for sale is based on what secondary markets are currently offering. As the fair value is determined by a quoted price from Freddie Mac, and the Company has open delivery contracts with Freddie Mac, the Company classifies loans held for sale as nonrecurring Level 1.
Impaired loans — A loan is considered to be impaired when it is probable that all of the principle and interest due under the original terms of the loan may not be collected. Impairment is measured based on the fair value of the underlying collateral or discounted cash flows when collateral does not exist. The Company measures impairment on all nonaccrual commercial and commercial real estate loans for which it has established specific reserves as part of the specific allocated allowance component of the allowance for loan losses. The Company classifies impaired loans as nonrecurring Level 3.
Mortgage servicing rights — Mortgage servicing rights represent the value associated with servicing residential mortgage loans, when the mortgage loans have been sold into the secondary market and the related servicing has been retained by the Company. The value is determined through a discounted cash flow analysis, which uses interest rates, prepayment speeds and delinquency rate assumptions as inputs. All of these assumptions require a significant degree of management judgment. Servicing rights and the related mortgage loans are segregated into categories or homogeneous pools based upon common characteristics. Adjustments are made when the estimated discounted future cash flows are less than the carrying value, as determined by individual pool. As such, mortgage servicing rights are classified as nonrecurring Level 3.
(17)	Regulatory Capital Requirements
The Company’s banking subsidiary is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by the regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company’s banking subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). At June 30, 2009 and December 31, 2008 and 2007, the Company’s banking subsidiary exceeded all capital adequacy requirements to which

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
they were subject. At June 30, 2009 and December 31, 2008, the maximum amount available for dividend payments by Northwest to the Company, while maintaining its “well capitalized” status, was approximately $108,683,000 and $99,600,000, respectively.
As of June 15, 2009 and December 15, 2008, the most recent notification from the FDIC categorized Northwest as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the bank’s categories.
The actual, required, and well capitalized levels as of June 30, 2009 and December 31, 2008 and 2007 were as follows:

	June 30, 2009 (Unaudited)
			Minimum capital		Well capitalized
	Actual		requirements		requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets):	$619,369	13.69%	$361,992	8.00%	$452,490	10.00%
Tier I capital (to risk weighted assets):	562,620	12.43%	180,996	4.00%	271,494	6.00%
Tier I capital (leverage) (to average assets):	562,620	8.15%	207,129	3.00%*	345,215	5.00%

	December 31, 2008
			Minimum capital		Well capitalized
	Actual		requirements		requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets):	$604,067	13.95%	$346,354	8.00%	$432,943	10.00%
Tier I capital (to risk weighted assets):	549,869	12.70%	173,177	4.00%	259,766	6.00%
Tier I capital (leverage) (to average assets):	549,869	8.05%	204,887	3.00%*	341,478	5.00%

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

	December 31, 2007
			Minimum capital		Well capitalized
	Actual		requirements		requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets):	$571,785	14.10%	$324,304	8.00%	$405,380	10.00%
Tier I capital (to risk weighted assets):	529,833	13.07%	162,152	4.00%	243,228	6.00%
Tier I capital (leverage) (to average assets):	529,833	8.21%	193,630	3.00%*	322,717	5.00%

*	The FDIC has indicated that the most highly rated institutions, which meet certain criteria, will be required to maintain a ratio of 3%, and all other institutions will be required to maintain an additional capital cushion of 100 to 200 basis points. As of June 30, 2009 and December 31, 2008, the Company had not been advised of any additional requirements in this regard.
(18)	Contingent Liabilities
The Company and its subsidiaries are subject to a number of asserted and unasserted claims encountered in the normal course of business. Management believes that the aggregate liability, if any, that may result from such potential litigation will not have a material adverse effect on the Company’s financial statements.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(19)	Components of Comprehensive Income
The following table sets forth changes in the components of comprehensive income for the six-month periods ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006:

	(Unaudited)
	Six months ended
	June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Unrealized (loss) gain on marketable securities available-for-sale, net of tax of $(658), $4,850, $3,809, $(6,511) and $298, respectively	$1,222	(7,817)	(5,957)	10,184	(466)
Reclassification adjustment for gains included in net income, net of tax of $(1,426), $(147), $2,035 $1,877 and $263, respectively	2,649	230	(3,183)	(2,938)	(393)
Change in fair value of interest rate swaps, net of tax of $(2,717), $0, $4,590 $0 and $0, respectively	5,045	—	(8,524)	—	—
Other-than-temporary impairment on securities recorded in other comprehensive income, net of tax of $1,540, $0, $0, $0 and $0, respectively	(2,860)	—	—	—	—
Defined benefit plans:
Net (loss)/ gain, net of tax of $0, $0, $9,161, $(3,281) and $0, respectively	—	—	(14,330)	5,132	—
Amortization of prior service costs, net of tax of $0, $0, $(20), $(30) and $0, respectively	—	—	31	47	—

Other comprehensive income	$6,056	(7,587)	(31,963)	12,425	(859)

The following table sets forth the components of accumulated other comprehensive income as of June 30, 2009 and December 31, 2008 and 2007:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Unrealized (loss) gain on marketable securities available-for-sale	(3,854)	(3,189)	6,003
Fair value of interest rate swaps	(3,479)	(8,524)	—
Defined benefit pension plans	(18,862)	(18,862)	(5,187)

Other comprehensive income	$(26,195)	(30,575)	816

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(20)	Northwest Bancorp, Inc. (Parent Company Only)
Statements of Financial Condition

	(Unaudited)
	June 30,	December 31
	2009	2008	2007
Assets
Cash and cash equivalents	$21,875	20,695	3,618
Marketable securities available-for-sale	62	73	96
Investment in bank subsidiary	717,129	706,610	714,160
Other assets	7,231	8,021	3,582

Total assets	$746,297	735,399	721,456

Liabilities and Shareholders’ Equity
Liabilities:
Debentures payable	$108,249	108,249	108,249
Other liabilities	5,513	13,366	329

Total liabilities	113,762	121,615	108,578
Shareholders’ equity	632,535	613,784	612,878

Total liabilities and shareholders’ equity	$746,297	735,399	721,456

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

	Statements of Income
	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Income:
Interest income	$88	182	359	480	3,891
Dividends from bank subsidiary	13,000	26,000	39,000	49,000	45,000
Undistributed earnings from equity investment in bank subsidiary	8,612	2,934	12,722	4,838	16,551

Total income	21,700	29,116	52,081	54,318	65,442
Expense:
Compensation and benefits	207	185	380	366	378
Other expense	40	87	105	159	182
Loss on early extinquishment of debt	—	—	—	—	3,124
Interest expense	2,948	2,789	5,339	7,250	15,616

Total expense	3,195	3,061	5,824	7,775	19,300

Income before income taxes	18,505	26,055	46,257	46,543	46,142
Federal and state income taxes	(1,088)	(1,009)	(1,914)	(2,554)	(5,394)

Net income	$19,593	27,064	48,171	49,097	51,536

	Statements of Cash Flows
	(Unaudited)
	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006
Operating activities:
Net income	$19,593	27,064	48,171	49,097	51,536
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary	(8,612)	(2,934)	(12,722)	(4,838)	(16,551)
Loss on early extinguishment	—	—	—	—	3,124
Noncash stock benfit plan expense	889	1,295	2,731	2,454	2,296
Net change in other assets/ liabilities	(2,903)	(1,515)	(2,997)	1,636	(3,242)

Net cash provided by operating activities	8,967	23,910	35,183	48,349	37,163
Investing activities:
Acquisitions, net of cash received	—	—	—	5,048	—
Financing activities:
Cash dividends paid	(7,903)	(7,880)	(15,771)	(15,696)	(13,727)
Treasury stock repurchases	—	(3,335)	(3,335)	(40,825)	(8,080)
Redemption of trust preferred stock	—	—	—	—	(102,062)
Proceeds from options exercised	116	243	1,000	862	873

Net cash used in financing activities	(7,787)	(10,972)	(18,106)	(55,659)	(122,996)

Net increase/ (decrease) in cash	$1,180	12,938	17,077	(2,262)	(85,833)

Cash at beginning of year	20,695	3,618	3,618	5,880	91,713
Net increase/ (decrease) in cash	$1,180	12,938	17,077	(2,262)	(85,833)

Cash at end of year	$21,875	16,556	20,695	3,618	5,880

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
(21)	Business Segments

The Company has identified two reportable business segments based upon the operating approach currently used by management. The Community Banking segment includes the savings bank subsidiary of the Company, Northwest Savings Bank, as well as the subsidiaries of the savings bank that provide similar products and services. The savings bank is a community-oriented institution that offers a full array of traditional deposit and loan products, including mortgage, consumer, and commercial loans as well as trust, investment management, actuarial and benefit plan administration, and brokerage services typically offered by a full service financial institution. The Consumer Finance segment is comprised of Northwest Consumer Discount Company, a subsidiary of Northwest Savings Bank, which operates offices in Pennsylvania and New York. This subsidiary compliments the services of the bank by offering personal installment loans for a variety of consumer and real estate products. This activity is funded primarily through its intercompany borrowing relationship with Allegheny Services, Inc. Net income is primarily used by management to measure segment performance. The following tables provide financial information for these segments. The All Other column represents the parent company, other nonbank subsidiaries, and elimination entries necessary to reconcile to the consolidated amounts presented in the financial statements.

At or for the six months	Community	Consumer	All
ended June 30, 2009 (unaudited)	banking	finance	other*	Consolidated
External interest income	$173,668	10,080	11	$183,759
Intersegment interest income	1,551	—	(1,551)	—
Interest expense	66,395	1,626	1,366	69,387
Provision for loan losses	16,000	1,517	—	17,517
Noninterest income	20,311	1,097	48	21,456
Noninterest expense	85,152	5,871	247	91,270
Income tax expense (benefit)	7,638	898	(1,088)	7,448

Net income	$20,345	1,265	(2,017)	$19,593

Total assets	$6,963,326	115,381	13,584	$7,092,291

At or for the six months	Community	Consumer	All
ended June 30, 2008 (unaudited)	banking	finance	other*	Consolidated
External interest income	$183,460	10,224	2	$193,686
Intersegment interest income	2,781	—	(2,781)	—
Interest expense	89,004	2,895	(89)	91,810
Provision for loan losses	4,000	1,689	—	5,689
Noninterest income	23,646	1,091	85	24,822
Noninterest expense	78,219	5,423	273	83,915
Income tax expense (benefit)	10,586	453	(1,009)	10,030

Net income	$28,078	855	(1,869)	$27,064

Total assets	$6,795,617	116,949	3,767	$6,916,333

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

At or for the year ended	Community	Consumer	All
December 31, 2008	banking	finance	other*	Consolidated
External interest income	$368,201	20,452	6	$388,659
Intersegment interest income	4,959	—	(4,959)	—
Interest expense	163,922	5,186	185	169,293
Provision for loan losses	19,500	3,351	—	22,851
Noninterest income	36,324	2,269	159	38,752
Noninterest expense	158,652	10,990	486	170,128
Income tax expense (benefit)	17,646	1,236	(1,914)	16,968

Net income	$49,764	1,958	(3,551)	$48,171

Total assets	$6,792,735	115,463	22,043	$6,930,241

At or for the year ended	Community	Consumer	All
December 31, 2007	banking	finance	other*	Consolidated
External interest income	$375,761	20,266	4	$396,031
Intersegment interest income	7,991	—	(7,991)	—
Interest expense	195,533	8,232	7,250	211,015
Provision for loan losses	6,000	2,743	—	8,743
Noninterest income	40,250	2,552	220	43,022
Noninterest expense	143,878	8,339	525	152,742
Income tax expense (benefit)	18,607	1,403	(2,554)	17,456

Net income	$59,984	2,101	(12,988)	$49,097

Total assets	$6,629,725	122,657	(88,866)	$6,663,516

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

At or for the year ended	Community	Consumer	All
December 31, 2006	banking	finance	other*	Consolidated
External interest income	$349,964	18,605	4	$368,573
Intersegment interest income	8,234	—	(8,234)	—
Interest expense	178,634	8,494	3,981	191,109
Provision for loan losses	6,000	2,480	—	8,480
Noninterest income	42,988	2,515	523	46,026
Noninterest expense	131,847	8,150	3,685	143,682
Income tax expense (benefit)	24,435	751	(5,394)	19,792

Net income	$60,270	1,245	(9,979)	$51,536

Total assets	$6,493,770	124,993	(90,948)	$6,527,815

*	Eliminations consist of intercompany interest income and interest expense.
(22)	Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Deferrable Interest Debentures (Trust-Preferred Securities) and Interest Rate Swap Agreements

The Company has three statutory business trusts: Northwest Bancorp Capital Trust III, a Delaware statutory business trust, and Northwest Bancorp Statutory Trust IV, a Connecticut statutory business trust and Penn Laurel Financial Corp. Trust I, a Delaware statutory business trust (the Trusts). The Penn Laurel Financial Corp, Trust I was assumed with the acquisition of Penn Laurel Financial Corporation in June 2007. These trusts exist solely to issue preferred securities to third parties for cash, issue common securities to the Company in exchange for capitalization of the Trusts, invest the proceeds from the sale of trust securities in an equivalent amount of debentures of the Company, and engage in other activities that are incidental to those previously listed. The aforementioned trusts are not consolidated in accordance with FIN 46 (R), Consolidation of Variable Interest Entities and Interpretation of ARB No. 51. Northwest Bancorp Capital Trust III issued 50,000 cumulative trust preferred securities in a private transaction to a pooled investment vehicle on December 5, 2006 (liquidation value of $1,000 per preferred security or $50,000,000) with a stated maturity of December 30, 2035 and a floating rate of interest, which is reset quarterly, equal to three-month LIBOR plus 1.38%. Northwest Bancorp Statutory Trust IV issued 50,000 cumulative trust preferred securities in a private transaction to a pooled investment vehicle on December 15, 2006 (liquidation value of $1,000 per preferred security or $50,000,000) with a stated maturity of December 15, 2035 and a floating rate of interest, which is reset quarterly, equal to three-month LIBOR plus 1.38%. Penn Laurel Financial Corp. Trust I issued 5,000 cumulative trust preferred securities in a private transaction to a pooled investment vehicle on January 23, 2004 (liquidation value of $1,000 per preferred security or $5,000,000) with a stated maturity of January 23, 2034 and floating rate of interest, which is reset quarterly, equal to three-month LIBOR plus 2.80%.

The Trusts have invested the proceeds of the offerings in junior subordinated deferrable interest debentures issued by the Company. The structure of these debentures mirrors the structure of the trust-preferred securities. Northwest Bancorp Statutory Trust III holds $51,547,000 of the Company’s junior subordinated debentures due December 30, 2035 with a floating rate of interest, reset quarterly, of three-month LIBOR plus 1.38%. The rate in effect at December 31, 2008 was 2.85%. Northwest Bancorp Statutory Trust IV holds $51,547,000 of the Company’s junior subordinated debentures due December 15, 2035 with a floating rate of interest, reset quarterly, of three-month LIBOR plus 1.38%. The rate in effect at December 31, 2008 was 3.38%. Penn Laurel Financial Corp. Trust I holds $5,155,000 of the Company’s junior subordinated debentures due January 23, 2034 with a floating rate of interest, reset quarterly, of three-month LIBOR plus

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
2.80%. The rate in effect at December 31, 2008 was 6.27%. These subordinated debentures are the sole assets of the Trusts. The Company called the Penn Laurel Financial Corp. Trust I, at par, on July 23, 2009.

Cash distributions on the trust securities are made on a quarterly basis to the extent interest on the debentures is received by the Trusts. The Company has the right to defer payment of interest on the subordinated debentures at any time, or from time-to-time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust securities also are deferred. Interest on the subordinated debentures and distributions on the trust securities is cumulative. The Company obligation constitutes a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the trust under the preferred securities.

The Trusts must redeem the preferred securities when the debentures are paid at maturity or upon an earlier redemption of the debentures to the extent the debentures are redeemed. All or part of the debentures may be redeemed at any time on or after December 31, 2010. Also, the debentures may be redeemed at any time if existing laws or regulations, or the interpretation or application of these laws or regulations, change causing:
•	the interest on the debentures to no longer be deductible by the Company for federal income tax purposes;

•	the trust to become subject to federal income tax or to certain other taxes or governmental charges;

•	the trust to register as an investment company; and

•	the Company to become subject to capital requirements and the preferred securities do not qualify as Tier I capital.
The Company may, at any time, dissolve any of the Trusts and distribute the debentures to the trust security holders, subject to receipt of any required regulatory approval(s).

During the quarter ended September 30, 2008, the Company entered into four interest rate swap agreements (swaps). The Company designated the swaps as a cash flow hedge and they are intended to protect against the variability of cash flows associated with Trust III and Trust IV. The first two swaps hedge the interest rate risk of Trust III, wherein the Company receives interest of LIBOR from a counterparty and pays a fixed rate of 4.20% to the same counterparty calculated on a notional amount of $25.0 million and the Company receives interest of LIBOR from a counterparty and pays a fixed rate of 4.61% to the same counterparty calculated on a notional amount of $25.0 million. The terms of these two swaps are five years and ten years, respectively. The second two swaps hedge the interest rate risk of Trust IV, wherein the Company receives interest of LIBOR from a counterparty and pays a fixed rate of 3.85% to the same counterparty calculated on a notional amount of $25.0 million and the Company receives interest of LIBOR from a counterparty and pays a fixed rate of 4.09% to the same counterparty calculated on a notional amount of $25.0 million. The terms of these two swaps are seven years and ten years, respectively. The swap agreements were entered into with a counterparty that met the Company’s credit standards and the agreements contain collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in the contracts is not significant.

At June 30, 2009 and December 31, 2008, the fair value of the swap agreements was $(5,352,000) and $(13,114,000) and was the amount the Company would have expected to pay if the contracts were terminated. There was no material hedge ineffectiveness for this swap.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

	Liability derivatives
	(included in Other liabilites)
	June 30,	December 31,
	2009 (unaudited)	2008
Cash flow hedges — swaps
Fair value	$5,352	13,114
Notional amount	100,000	100,000
Collateral posted	5,352	13,114
The following table sets forth a summary of guaranteed capital debt securities and junior subordinated deferrable interest debentures held by the trusts’ as of June 30, 2009 and December 31, 2008 and 2007

	Capital	(Unaudited)
	Debt	June 30,	December 31,
	Securities	2009	2008	2007
Northwest Bancorp Capital Trust III	$50,000	51,547	51,547	51,547
Northwest Bancorp Statutory Trust IV	50,000	51,547	51,547	51,547
Penn Laurel Financial Corp, Trust I	5,000	5,155	5,160	5,226

Total	$105,000	108,249	108,254	108,320

(23)	Selected Quarterly Financial Data (Unaudited)

	Three months ended
	March 31	June 30
	(In thousands, except per share data)
2009:
Interest income	$92,793	90,966
Interest expense	34,826	34,561

Net interest income	57,967	56,405
Provision for loan losses	5,781	11,736
Noninterest income	9,474	11,982
Noninterest expenses	44,266	47,004

Income before income taxes	17,394	9,647
Income taxes	5,092	2,356

Net income	$12,302	7,291

Basic earnings per share	$0.25	0.15
Diluted earnings per share	$0.25	0.15

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

	Three months ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2008:
Interest income	$96,821	97,152	97,519	97,167
Interest expense	48,387	43,423	39,819	37,664

Net interest income	48,434	53,729	57,700	59,503
Provision for loan losses	2,294	3,395	6,950	10,212
Noninterest income	12,891	11,644	4,952	9,265
Noninterest expenses	42,427	41,488	42,739	43,474

Income before income taxes	16,604	20,490	12,963	15,082
Income taxes	3,982	6,048	3,140	3,798

Net income	$12,622	14,442	9,823	11,284

Basic earnings per share	$0.26	0.30	0.20	0.23
Diluted earnings per share	$0.26	0.30	0.20	0.23

	Three months ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
2007:
Interest income	$95,592	98,827	101,558	100,054
Interest expense	50,857	53,458	54,468	52,232

Net interest income	44,735	45,369	47,090	47,822
Provision for loan losses	2,006	2,066	2,149	2,522
Noninterest income	10,489	11,366	5,247	15,920
Noninterest expenses	37,876	37,777	38,481	38,608

Income before income taxes	15,342	16,892	11,707	22,612
Income taxes	4,045	4,592	2,121	6,698

Net income	$11,297	12,300	9,586	15,914

Basic earnings per share	$0.23	0.25	0.20	0.33
Diluted earnings per share	$0.23	0.25	0.20	0.33

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)

	Three months ended
	March 31	June 30	September 30	December 31
		(In thousands, except per share data)
2006:
Interest income	$89,402	91,316	93,365	94,490
Interest expense	43,542	46,532	49,404	51,631

Net interest income	45,860	44,784	43,961	42,859
Provision for loan losses	2,099	2,067	2,237	2,077
Noninterest income	13,965	10,207	11,372	10,482
Noninterest expenses	35,203	34,897	35,278	38,304

Income before income taxes	22,523	18,027	17,818	12,960
Income taxes	6,711	5,000	4,961	3,120

Net income	$15,812	13,027	12,857	9,840

Basic earnings per share	$0.32	0.26	0.26	0.20
Diluted earnings per share	$0.32	0.26	0.26	0.20
(24)	Subsequent events — Plan of Conversion and Reorganization — (Unaudited)

The Board of Directors of the MHC, the Company and the Northwest adopted a Plan of Conversion and Reorganization (the “Plan”) on August 27, 2009. Pursuant to the Plan, the MHC will convert from the mutual holding company form of organization to the fully public form. The MHC will be merged into Northwest, and the MHC will no longer exist. Pursuant to the Plan, the Company, which owns 100% of Northwest, also will be succeeded by a new Maryland corporation, named Northwest Bancshares, Inc. As part of the conversion, the MHC’s ownership interest of the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represents the remaining ownership interest in the Company, will be exchanged for new shares of common stock of Northwest Bancshares, Inc., the new Maryland corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public shareholders of the Company will own the same aggregate percentage of Northwest Bancshares, Inc. common stock that they owned immediately prior to that time. When the conversion and public offering are completed, all of the capital stock of Northwest will be owned by Northwest Bancshares, Inc.

The Plan provides for the establishment, upon the completion of the reorganization, of a special “liquidation account” for the benefit of certain depositors of Northwest in an amount equal to the greater of the MHC’s ownership interest in the retained earnings of the Company as of the date of the latest balance sheet contained in the prospectus or the retained earnings of Northwest at the time it reorganized into the MHC in 1994. Following the completion of the reorganization, under the rules of the Office of Thrift Supervision, Northwest will not be permitted to pay dividends on its capital stock to Northwest Bancshares, Inc., its sole shareholder, if Northwest’s shareholders’ equity would be reduced below the amount of the liquidation account.

In addition, Northwest Bancshares, Inc. intends to establish a charitable foundation in connection with the conversion and contribute to it $1.0 million in cash and a number of shares of common stock with an aggregate value of cash and stock equal to 2% of the shares sold in the offering.

NORTHWEST BANCORP, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006
(All dollar amounts presented in tables are in thousands)
Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering. If the conversion and public offering are not completed, all costs will be charged to expense in the period in which the public offering is terminated. No costs have been incurred related to the conversion as of June 30, 2009.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Northwest Bancshares, Inc. or Northwest Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Northwest Bancshares, Inc. or Northwest Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 73,025,000 Shares

(Subject to Increase to up to 83,978,750 Shares)

(Proposed Holding Company for
Northwest Savings Bank)

COMMON STOCK
par value $0.01 per share

PROSPECTUS

Sole Book-Running Manager

Stifel Nicolaus

Co-Managers

Janney Montgomery Scott
RBC Capital Markets
Sandler O’Neill + Partners, L.P.
Sterne Agee

The date of this prospectus is November 9, 2009.

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until December 26, 2009, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.